Form 10KSB, Exhibit 13
period 2003-12-31
SURREY BANCORP
filed 2004-03-24
CIK 1229146

Exhibit 13.1

2003 Annual Report

Post Office Box 1227 Mount Airy, North Carolina 27030 (336) 719-2310 FAX (336) 789-3687

Dear Shareholder:

It is my pleasure to present you with the 2003 financial report for Surrey Bancorp. The report reflects our seventh full year of operations. The Board of Directors, management and employees of the Company and its subsidiary operations are committed to building a strong organization focused on supporting the financial needs of the community and increasing shareholder value. This report reflects our efforts.

Growth rates in 2003 again exceeded expectations. Total assets at year-end 2003 were $135,077,005, a 27% increase over 2002 year-end assets of $106,544,532. The Company experienced strong loan demand in 2003. Net loans at year-end totaled $117,362,619 versus $85,852,019 in 2002, a 37% increase. Asset quality for the Company is strong considering the current economic environment. Non-performing loans at year-end totaled $236,457, which equates to .2% of gross loans outstanding. Surrey Bancorp made contributions of $378,401 to loan loss reserves during the year due to loan growth. The provision for loan loss reserves totaled $2,109,820 or 1.77% of gross loans at the end of the year. Deposits increased in 2003 to $111,277,876, a 28% increase over 2002 year-end deposits of $86,898,873.

Surrey Bancorp posted a record year in earnings. Profits in 2003 were $1,261,385 compared to 2002 profits of $1,047,308, a 20% increase. Net interest income after provisions for loan losses totaled $5,040,639 in 2003. This equates to a 28% increase over the previous year. This significant improvement was due to loan growth and a decline in interest expense as deposit rates fell in response to continued economic conditions. Non-interest income was $2,088,585 in 2003, a 42% increase over the previous year. The improvement was the result of increases in fees related to deposit operations, revenues from insurance, investment services activities and mortgage loan operations. Mortgage loan operations were the biggest contributor to the increase in non-interest income. Our success in this area was attributable to a favorable interest rate environment. Non-interest expense for the Company was $5,109,727, a 42% increase over the previous year. This increase was attributable to the expansion of our branch network and certain costs associated with our mortgage lending operation.

In 2003, the Company made several strategic decisions necessary to support continued growth. Surrey Bancorp was formed in May 2003 to provide the bank greater flexibility in obtaining capital. A private placement of non-cumulative convertible preferred stock totaling $2,650,325 was completed in August. Additionally, full service branch offices were opened during the year at 2050 Rockford Street in Mount Airy and a temporary location at 108 Heatherly Creek Drive in Pilot Mountain. These new branch locations will have a negative effect on profitability in 2004 but support our goal to increase customer base and market share in our service area. Our objective for 2004 is to focus on growing the bank within our existing branch network and improving our operating procedures and efficiencies inside the bank and in our subsidiary operations. This will provide us with a solid foundation for future growth and profitability.

On behalf of the Board of Directors, management and employees of your Company, thank you for your support.

Edward C. Ashby, III

President / CEO

Financial Highlights Summary1

	2003	2002	2001	2000	1999
Summary of Operations
Interest income	$7,384	$6,676	$6,405	$5,289	$3,409
Interest expense	1,965	2,096	2,963	2,569	1,570

Net interest income	5,419	4,580	3,442	2,720	1,839
Provision for credit losses	378	651	450	212	151
Other income	2,088	1,471	1,083	499	392
Other expense	5,110	3,604	3,055	2,264	1,637
Income taxes	758	640	340	203	—
Minority interest	—	(109)	(163)	(53)	—

Net income	1,261	1,047	517	487	443
Preferred stock dividends declared	(66)	—	—	—	—

Net income available to Common stockholders	$1,195	$1,047	$517	$487	$443

Per Common Share Data[2]

Net income:
Basic	$1.04	$0.91	$0.45	$0.48	$0.45
Diluted	0.93	0.84	0.44	0.47	0.43
Cash dividends declared	n/a	n/a	n/a	n/a	n/a
Book value per common share	8.93	7.83	7.06	6.58	5.71

Balance Sheet

Loans, net	$117,363	$85,852	$72,619	$52,538	$39,708
Investment securities	5,426	4,167	4,436	3,374	6,494
Total assets	135,077	106,545	86,824	69,296	53,486
Deposits	111,278	86,899	69,562	54,806	42,299
Stockholders’ equity	13,073	9,164	8,099	7,477	5,623
Interest-earning assets	129,411	102,227	82,940	65,548	48,625
Interest-bearing liabilities	105,183	82,552	67,055	51,386	40,622

Selected Ratios

Return on average assets	1.06%	1.10%	0.65%	0.80%	0.99%
Return on average equity	12.23%	11.85%	6.59%	8.28%	8.53%
Dividends declared on common stock as a percent of net income	n/a	n/a	n/a	n/a	n/a

1.	In thousands of dollars, except per share data.
2.	Adjusted for the effects of 20% common stock dividend in 1999 and 2000, and a 10% common stock dividend in 2001, and a 6 for 5 common stock exchange on May 1, 2003.

Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets
Cash and due from banks	$1,956,473	$1,409,407
Interest-bearing deposits with banks	4,068,017	10,096,703
Investment securities available for sale	5,425,973	4,166,680
Federal Home Loan Bank stock, at cost	445,000	280,000
Loans, net of allowance for loan losses of $2,109,820 in 2003 and $1,831,167 in 2002, respectively	117,362,619	81,378,106
Loans available for sale	—	4,473,913
Property and equipment, net	4,281,770	3,507,978
Accrued income	585,608	550,409
Intangible assets	120,000	122,465
Other assets	831,545	558,871

Total assets	$135,077,005	$106,544,532

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$16,159,584	$13,071,285
Interest-bearing	95,118,292	73,827,588

Total deposits	111,277,876	86,898,873

Federal funds purchased and securities sold under agreements to repurchase	3,418,635	1,285,400
Short-term debt	1,400,000	1,500,000
Long-term debt	5,246,080	5,938,629
Dividends payable on preferred stock	30,070	—
Accrued interest payable	129,193	136,990
Other liabilities	501,685	895,568

Total liabilities	122,003,539	96,655,460

Minority interest in subsidiary	—	724,686

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, 1,000,000 shares authorized, 189,356 shares of Series A, issued and outstanding with no par value, 4.5% convertible non-cumulative, perpetual; with a liquidation value of $14 per share in 2003, and no shares issued or outstanding in 2002	2,620,325	—
Common stock, 5,000,000 shares authorized; 1,170,189 shares issued in 2003 at no par value and 958,376 shares issued in 2002 at $4 par value	7,822,387	3,833,504
Surplus	—	3,879,760
Retained earnings	2,627,529	1,432,493
Accumulated other comprehensive income	3,225	18,629

Total stockholders’ equity	13,073,466	9,164,386

Total liabilities and stockholders’ equity	$135,077,005	$106,544,532

See Notes to Consolidated Financial Statements

Consolidated Statements of Income

For the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Interest income
Loans and fees on loans	$7,270,034	$6,488,555	$5,984,707
Federal funds sold	—	1,005	9,446
Investment securities, taxable	84,892	129,494	200,458
Investment securities, nontaxable	2,717	3,615	890
Deposits with banks	25,860	52,881	209,898

Total interest income	7,383,503	6,675,550	6,405,399

Interest expense
Deposits	1,761,300	1,813,628	2,587,376
Federal funds purchased and securities sold under agreements to repurchase	24,130	17,002	53,469
Short-term debt	17,449	46,734	87,852
Long-term debt	161,584	218,194	234,636

Total interest expense	1,964,463	2,095,558	2,963,333

Net interest income	5,419,040	4,579,992	3,442,066

Provision for loan losses	378,401	651,005	450,003

Net interest income after provision for loan losses	5,040,639	3,928,987	2,992,063

Noninterest income
Service charges on deposit accounts	805,609	619,456	536,485
Gain on sale of loans	411,289	182,735	—
Fees on mortgage loans delivered to correspondents	74,618	112,855	261,491
Other service charges and fees	214,792	100,815	62,282
Other operating income	582,277	454,743	222,561

Total noninterest income	2,088,585	1,470,604	1,082,819

Noninterest expense
Salaries and employee benefits	2,329,385	1,896,237	1,558,143
Occupancy expense	283,557	203,132	206,069
Equipment expense	434,493	328,762	301,449
Data processing	291,204	237,226	235,824
Lower of cost or market adjustment on loans transferred from available for sale to portfolio loans	213,581	—	—
Foreclosed assets, net	—	(3,395)	(860)
Other expense	1,557,507	941,727	754,681

Total noninterest expense	5,109,727	3,603,689	3,055,306

Net income before income taxes	2,019,497	1,795,902	1,019,576

Income tax expense	758,112	640,026	339,636
Minority interest in subsidiary earnings	—	(108,568)	(162,796)

Net income	$1,261,385	$1,047,308	$517,144
Preferred stock dividends	(66,349)	—	—

Net income available to common stockholders	$1,195,036	$1,047,308	$517,144

Basic earnings per share	$1.04	$0.91	$0.45

Diluted earnings per share	$0.93	$0.84	$0.44

Basic weighted average shares outstanding	1,153,172	1,149,882	1,147,239

Diluted weighted average shares outstanding	1,355,034	1,247,360	1,185,902

See Notes to Consolidated Financial Statements

Consolidated Statements of Stockholders’ Equity

For the years ended December 31, 2003, 2002 and 2001

	Convertible Preferred Stock		Common Stock		Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2000	—	$—	860,139	$4,300,695	$2,490,821	$671,977	$13,338	$7,476,831

Comprehensive income
Net income	—	—	—	—	—	517,144	—	517,144
Net change in unrealized appreciation on investment securities available for sale, net of income taxes of $2,838	—	—	—	—	—	—	5,509	5,509

Total comprehensive income								522,653

Stock issued pursuant to secondary stock offering	—	—	8,982	44,910	67,365	—	—	112,275
Stock offering expense	—	—	—	—	(12,459)	—	—	(12,459)
Stock dividend, 10%	—	—	86,912	434,560	369,376	(803,936)	—	—

Balance, December 31, 2001	—	—	956,033	4,780,165	2,915,103	385,185	18,847	8,099,300

Comprehensive income
Net income	—	—	—	—	—	1,047,308	—	1,047,308
Net change in unrealized appreciation (depreciation) on investment securities available for sale, net of income taxes of $(112)	—	—	—	—	—	—	(218)	(218)

Total comprehensive income								1,047,090

Change par value of common stock from $5 to $4	—	—	—	(958,376)	958,376	—	—	—
Fractional shares purchased	—	—	(426)	(1,704)	(2,238)	—	—	(3,942)
Common stock reissued	—	—	426	1,704	2,938	—	—	4,642
Stock options exercised	—	—	2,343	11,715	5,581	—	—	17,296

Balance, December 31, 2002	—	—	958,376	3,833,504	3,879,760	1,432,493	18,629	9,164,386

Continued

Consolidated Statements of Stockholders’ Equity, continued

For the years ended December 31, 2003, 2002 and 2001

	Convertible Preferred Stock		Common Stock		Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2002, forward	—	—	958,376	3,833,504	3,879,760	1,432,493	18,629	9,164,386
Comprehensive income
Net income	—	—	—	—	—	1,261,385	—	1,261,385
Net change in unrealized appreciation (depreciation) on investment securities available for sale, net of income taxes of $(9,698)	—	—	—	—	—	—	(15,404)	(15,404)

Total comprehensive income								1,245,981
6 for 5 common stock exchange pursuant to plan of reorganization and share exchange	—	—	191,675	3,879,760	(3,879,760)	—	—	—
Common stock options exercised	—	—	20,928	121,174	—	—	—	121,174
Fractional shares purchased	—	—	(790)	(12,051)	—	—	—	(12,051)
Issuance of convertible preferred stock	189,356	2,620,325	—	—	—	—	—	2,620,325
Dividends declared on convertible preferred stock ($.35 per share)	—	—	—	—	—	(66,349)	—	(66,349)

Balance, December 31, 2003	189,356	$2,620,325	1,170,189	$7,822,387	$—	$2,627,529	$3,225	$13,073,466

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

For the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Cash flows from operating activities
Net income	$1,261,385	$1,047,308	$517,144
Adjustments to reconcile net income to net cash provided by operations:
Minority interest in subsidiary earnings	—	108,568	162,796
Depreciation and amortization	369,476	333,865	309,133
Provision for loan losses	378,401	651,005	450,003
Lower of cost or market adjustment on loans transferred from available for sale to portfolio loans	213,581	—	—
Gain on sale of fixed assets	(125)	—	—
Deferred income taxes	(180,746)	(134,727)	(41,769)
Accretion of discount on securities, net of amortization of premiums	21,578	(4,551)	(40,689)
Changes in assets and liabilities:
Accrued income	(48,662)	(169,091)	(22,750)
Loans held for sale	(14,272,620)	(2,746,457)	(746,928)
Other assets	(82,264)	41,324	(59,317)
Accrued interest payable	(7,797)	(57,889)	(42,304)
Other liabilities	(393,883)	471,768	51,712

Net cash provided (used) by operating activities	(12,741,676)	(458,877)	537,031

Cash flows from investing activities
Net decrease (increase) in interest-bearing deposits with banks	6,028,686	(5,924,892)	4,141,823
Net decrease (increase) in federal funds sold	—	250,000	—
Purchases of investment securities	(6,987,095)	(8,383,284)	(12,650,707)
Maturities of investment securities	5,681,156	8,656,345	11,639,253
Purchase of Federal Home Loan Bank stock	(165,000)	(67,700)	—
Net increase in loans	(18,541,185)	(11,137,466)	(19,784,137)
Increase in goodwill	—	—	(73,000)
Proceeds from the sale of property and equipment	8,900	—	7,296
Purchases of property and equipment	(1,149,578)	(1,025,031)	(564,245)

Net cash used in investing activities	(15,124,116)	(17,632,028)	(17,283,717)

Cash flows from financing activities
Net increase in deposits	24,379,003	17,336,669	14,755,833
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	2,133,235	(884,089)	244,045
Net increase (decrease) in short-term debt	(100,000)	(887,500)	487,500
Net increase in long-term debt	(692,548)	2,568,028	1,245,601
Dividends paid on preferred stock	(36,279)	—	—
Preferred stock issued, net	2,620,325	—	—
Fractions purchased	(12,051)	(3,942)	—
Common stock reissued	—	4,642	—
Stock options exercised	121,173	17,296	—
Common stock issued, net of cost	—	—	99,816

Net cash provided by financing activities	28,412,858	18,151,104	16,832,795

Net increase (decrease) in cash and cash equivalents	547,066	60,199	86,109
Cash and cash equivalents, beginning	1,409,407	1,349,208	1,263,099

Cash and cash equivalents, ending	$1,956,473	$1,409,407	$1,349,208

(Continued)

Consolidated Statements of Cash Flows (continued)

	2003	2002	2001
Supplemental disclosures of cash flow information
Interest paid	$1,972,260	$2,153,447	$3,005,637

Income taxes paid	$1,350,135	$507,663	$298,809

Supplemental disclosure of non-cash transactions
Non-cash transactions related to acquisition of minority interest in subsidiary:
Cancellation of loan and interest receivable	422,984	—	—
Cancellation of loans receivable from recourse obligations	243,850	—	—
Addition to allowance for loans losses	57,852	—	—

Total transaction	$724,686	$—	$—

Transfer of loans held for sale to loan portfolio	$18,746,533	$—	$—

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Surrey Bancorp (the “Company”) began operation on May 1, 2003 and was created for the purpose of acquiring all the outstanding shares of common stock of Surrey Bank & Trust. Shareholders of the Bank received six shares of Surrey Bancorp common shares for every five shares of Surrey Bank & Trust common shares owned. The Company is subject to regulation by the Federal Reserve.

Surrey Bank & Trust (the “Bank”) was organized and incorporated under the laws of the State of North Carolina on July 15, 1996 and commenced operations on July 22, 1996. The Bank currently serves Surry County, North Carolina and Patrick County, Virginia and surrounding areas through five banking offices. As a state chartered bank which is not a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation.

Surrey Investment Services, Inc. (Subsidiary) was organized and incorporated under the laws of the State of North Carolina on February 10, 1998. The subsidiary provides insurance services through SB&T Insurance and investment advice and brokerage services through U-VEST.

On July 31, 2000, Surrey Bank & Trust formed Friendly Finance, LLC, a subsidiary operation specializing in the purchase of sales finance contracts from local automobile dealers. The Bank originally had a 60% majority interest in the company. On March 1, 2003 the Bank acquired the minority interest in Friendly Finance, LLC in exchange for the satisfaction of other commitments of the holder of the minority interest.

The accounting and reporting policies of the Company and subsidiaries follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical Accounting Policies

The notes to our audited consolidated financial statements for the year ended December 31, 2003 contain a summary of our significant accounting policies. We believe our policies with respect to the methodology for our determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and our Board of Directors.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the Bank, and Subsidiaries. All significant, intercompany transactions and balances have been eliminated in consolidation.

Business Segments

The Company reports its activities in two business segments. In determining the appropriateness of segment definition, the Company considers the materiality of potential business segments and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Use of Estimates, continued

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

Substantially all of the Company’s loan portfolio consists of loans in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but influenced to an extent by the manufacturing and agricultural segments.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Company’s allowances for loan and foreclosed real estate losses. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks.”

Trading Securities

The Company does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities Held to Maturity

Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. All securities held by the Company at December 31, 2003 and 2002 were classified as available-for-sale.

Securities Available for Sale

Available for sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held to maturity securities.

Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of stockholders’ equity. Realized gains and losses on the sale of available for sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held to maturity and available for sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status. Past due loans are determined on the basis of contractual terms.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Property and Equipment

Land is carried at cost. Premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	5-40
Furniture and equipment	3-7

Foreclosed Properties

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate. The historical average holding period for such properties is less than six months.

Intangible assets

Intangible assets consist of premiums paid on acquisitions of insurance agencies. This intangible asset is evaluated for impairment on an annual basis. Any impairment is charged against income in the period of impairment.

Stock-based Compensation

The Company accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, Accounting for Stock-Based Compensation (issued in October 1995), but complies with the disclosure requirements set forth in the Statement, which includes disclosing pro forma net income as if the fair value based method of accounting had been applied.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Basic Earnings per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Share

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Comprehensive Income

Annual comprehensive income reflects the change in the Company’s equity during the year arising from transactions and events other than investments by and distributions to shareholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of shareholders’ equity rather than as income or expense.

Financial Instruments

Credit related financial instruments: In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit, standby letters of credit and forward sales commitments to various credit card trusts. Such financial instruments are recorded when they are funded.

Derivative financial instruments designated as hedges: As part of the Company’s asset/liability management, the Company uses interest rate contracts, which include, swaps, futures, forwards and option agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts.

Derivatives that are used as part of the asset/liability management process are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. In addition, forwards and option contracts must reduce an exposure’s risk, and for hedges of anticipatory transactions, the significant terms and characteristics of the transaction must be identified and the transactions must be probable of occurring.

The derivative instruments that meet the preceding qualifications are accounted for as follows:

•	Swaps and options are accounted for on the “accrual” method. Under that method, the interest component associated with the contract is recognized over the life of the contract in net interest income. Except for contracts designated as a hedge of an available for sale security, swaps and options are not carried at fair value. For contracts that are designated as a hedge of an available for sale security, in addition to the accrual method of accounting, these contracts are carried at fair value with the resulting gain or loss recognized in other comprehensive income. Option premiums paid are amortized to net interest income over the life of the contract.

•	Futures and forwards are carried at fair value with the resulting gain or loss deferred and recognized in net interest income in a manner consistent with the objectives of the use of the instrument.

•	When a contract is terminated the resulting gain or loss is deferred and amortized into net interest income based upon the shorter of the contract’s life or the underlying hedged item. If the underlying hedged item is disposed, the deferred gain or loss is immediately recognized as part of the gain or loss on the disposed item.

Other derivative financial instruments: Those contracts that do not meet the hedging criteria above are classified as trading activities and are recorded at fair value with changes in fair value recorded in earnings.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Interest-bearing deposits with banks: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Available-for-sale and held-to-maturity securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Short-term debt: The carrying amounts of short-term debt approximate their fair values.

Long-term debt: The fair value of long-term debt is estimated using a discounted cash flow calculation that applies interest rates currently available on similar instruments.

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximates fair value.

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current year. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Notes to Consolidated Financial Statements

Note 2. Restrictions on Cash

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $545,000 and $65,000 for the periods including December 31, 2003 and 2002, respectively.

Note 3. Securities

Debt and equity securities have been classified in the balance sheets according to management’s intent. The carrying amounts of securities and their approximate fair values at December 31, 2003 and 2002 follow:

2003	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available for sale
U.S. Government agency securities	$4,998,923	$1,839	$1,812	$4,998,950
Mortgage-backed securities	321,674	4,961	—	326,635
State and municipal	100,127	261	—	100,388

	$5,420,724	$7,061	$1,812	$5,425,973

2002	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available for sale
U.S. Government agency securities	$3,535,557	$16,024	$239	$3,551,342
Mortgage-backed securities	499,896	13,000	—	512,896
State and municipal	100,910	1,532	—	102,442

	$4,136,363	$30,556	$239	$4,166,680

Restricted equity securities were $445,000 and $280,000 at December 31, 2003 and 2002. Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”), which is carried at cost. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Company is required to hold that stock so long as it borrows from the FHLB.

Investment securities with amortized cost of approximately $5,321,000 and $4,036,000 at December 31, 2003 and 2002, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Maturities of mortgage-backed bonds are stated based on contractual maturities. Actual maturities of these bonds may vary as the underlying mortgages are prepaid. The scheduled maturities of securities (all available for sale) at December 31, 2003 were as follows:

	Amortized Cost	Fair Value
Due in one year or less	$4,099,671	$4,101,213
Due after one year through five years	999,379	998,125
Due after five years through ten years	—	—
Due after ten years	321,674	326,635

	$5,420,724	$5,425,973

Notes to Consolidated Financial Statements

Note 3. Securities, continued

The following table details unrealized losses and related fair values in the Company’s and available for sale investment securities portfolio. All unrealized loss positions at December 31, 2003 have been for less than twelve months.

	Fair Value	Unrealized Losses
U.S. Treasury securities	$—	$—
U.S. Government agency securities	1,746,489	1,812
State and municipal securities	—	—
Mortgage backed securities	—	—
Other securities	—	—

Total temporarily impaired securities	$1,746,489	$1,812

Management considers the nature of the investment, the underlying causes of the decline in market value, the severity and duration of the decline in market value and other evidence, on a security by security basis, in determining if the decline in market value is other than temporary. Management believes all unrealized losses presented in the table above to be temporary in nature.

Note 4. Loans Receivable

The major components of loans in the balance sheets at December 31, 2003 and 2002 are as follows:

	2003	2002
Commercial	$66,675,083	$48,285,949
Real estate:
Construction and land development	5,799,087	5,921,098
Residential, 1-4 families	38,499,158	18,094,720
Residential, 5 or more families	—	322,243
Farmland	127,277	198,336
Nonfarm, nonresidential	879,280	1,027,211
Agricultural	107,685	148,659
Consumer	7,595,515	8,880,464
Other	78,178	481,762

	119,761,263	83,360,442

Unearned loan origination fees, net of costs	(288,824)	(151,169)

	119,472,439	83,209,273

Allowance for loan losses	(2,109,820)	(1,831,167)

	$117,362,619	$81,378,106

Note 5. Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

	2003	2002	2001
Balance, beginning	$1,831,167	$1,251,496	$859,403

Provision charged to expense	378,401	651,005	450,003
Recoveries of amounts charged off	42,487	8,589	6,567
Amounts charged off	(142,235)	(79,923)	(64,477)

Balance, ending	$2,109,820	$1,831,167	$1,251,496

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

The following is a summary of information pertaining to impaired loans at December 31:

	2003	2002

Impaired loans without a valuation allowance	$45,600	$250,300
Impaired loans with a valuation allowance	190,900	188,100

Total impaired loans	$236,500	$438,400

Valuation allowance related to impaired loans	$135,100	$72,655

Nonaccrual loans were $236,500 and $438,400 at December 31, 2003 and December 31, 2002, respectively. There were no other loans past due 90 days or more at December 31, 2003 or December 31, 2002.

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the years ended December 31, 2003, 2002, and 2001 (all approximate) are summarized below:

	2003	2002	2000
Average investment in impaired loans	$95,100	$308,300	$138,400

Interest income recognized on impaired loans	$25,000	$31,100	$31,800

Interest income recognized on a cash basis on impaired loans	$17,000	$27,800	$24,900

No additional funds are committed to be advanced in connection with impaired loans.

Note 6. Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $44,982,897 and $23,180,689 at December 31, 2003 and 2002, respectively.

Note 7. Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2003 and 2002 are as follows:

	2003	2002
Land and improvements	$950,732	$822,848
Buildings and improvements	2,704,182	2,226,512
Furniture and equipment	2,091,782	1,567,257

	5,746,696	4,616,617

Less accumulated depreciation	(1,464,926)	(1,108,639)

	$4,281,770	$3,507,978

At December 31, 2003, Company premises with a carrying value of $121,351 were pledged as collateral for a mortgage loan.

Notes to Consolidated Financial Statements

Note 7. Property and Equipment, continued

The Company’s West Pine Street branch, Stuart branch (land only) and Pilot Mountain branch are leased under operating leases at a monthly rental of $1,750, $1,428 and $1,741, respectively. The West Pine Street lease is for a five-year term, which expires March 31, 2005. The Company has the option to renew the lease for four additional five-year terms. The Stuart, Virginia branch land lease is for a term of one year, which expires in 2004. The Company has the option to renew the lease for three additional one-year terms. The Pilot Mountain lease is for a term of one year, which expiries in 2004. Rental expense was $43,379, $37,800 and $38,800 for 2003, 2002 and 2001, respectively.

Pursuant to the terms of noncancelable lease agreements in effect at December 31, 2003, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

2004	$55,546
2005	5,250
2006	—
2007	—
2008	—
thereafter	—

$60,796

Note 8. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 was $19,798,705 and $20,621,907, respectively.

At December 31, 2003, the scheduled maturities of time deposits are as follows:

2004	$58,654,474
2005	2,717,998
2006	986,345
2007	1,752,316
thereafter	797,290

$64,908,423

Note 9. Short-Term Debt

Short-term debt consists of federal funds purchased and securities sold under agreements to repurchase, which generally mature within one to four days from the transaction date, and other short-term borrowings. Additional information at December 31, 2003 and 2002 and for the periods then ended is summarized below:

	2003	2002
Outstanding balance at December 31	$4,818,635	$2,785,400

Year-end weighted average rate	0.74%	0.90%

Daily average outstanding during the year	$4,488,100	$3,710,414

Average rate for the period	0.92%	1.72%

Maximum outstanding at any month-end during the year	$7,259,156	$4,044,998

Lines of Credit

The Company has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $10,000,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $20,798,000. At December 31, 2003 and 2002 there were outstanding balances of $6,400,000 and $5,000,000, respectively, under credit arrangements with correspondent banks.

Notes to Consolidated Financial Statements

Note 10. Long-Term Debt

The Company’s long-term debt includes instruments bearing fixed rates ranging from 1.80% to 8.0%. The weighted average rate at December 31, 2003 was 3.18%. Collateral consists of real estate, certain residential real estate loans and certain investment securities. The contractual maturities of long-term debt are as follows:

2004	$1,008,176
2005	1,648,855
2006	1,009,589
2007	10,385
2008	1,511,247
thereafter	57,828

$5,246,080

Note 11. Fair Value of Financial Instruments

Fair Values

The estimated fair values of the Bank’s financial instruments are as follows (dollars in thousands):

	December 31, 2003		December 31, 2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$1,956	$1,956	$1,409	$1,409
Interest-bearing deposits with banks	4,068	4,068	10,097	10,097
Securities, available for sale	5,426	5,426	4,167	4,167
Federal Home Loan Bank stock	445	445	280	280
Loans, net of allowance for loan losses	117,363	120,976	85,852	88,741

Financial liabilities
Deposits	111,278	111,782	86,899	87,573
Short-term debt	4,819	4,827	2,785	2,785
Long-term debt	5,246	5,281	5,939	5,979

Derivative Financial Instruments

In order to better manage interest rate risk, the Company entered into a forward contract with Compass Bank on November 6, 2003. The face amount of the contract was $8,000,000 for a 69 day term. The company terminated the contract on December 3, 2003 for a loss of $52,500 which is classified in other expenses.

Note 12. Stockholders’ Equity

On May 1, 2003, Surrey Bancorp exchanged six shares of its no par value common stock for every five shares of $4.00 par value common stock of Surrey Bank & Trust. Fractional shares resulting from the transaction were paid in cash.

On June 12, 2003, the Company issued 189,356 shares of Series A, 4.5% Convertible Non-Cumulative Perpetual Preferred Stock at a liquidation value of $14.00 per share. The issue was a private placement of which the net proceeds amounted to $2,620,325. The shares are convertible into .8695 shares of common stock.

On May 22, 2002, the stockholders of Surrey Bank & Trust approved an amendment to the Articles of Incorporation changing the par value of the Company’s common stock from $5.00 per share to $4.00 per share. The effect of the change is reflected in the consolidated statements of changes in stockholders’ equity for the year ended December 31, 2002.

Notes to Consolidated Financial Statements

Note 13. Earnings Per Share

The following table details the computation of basic and diluted earnings per share for each year ended December 31.

	2003	2002	2001
Net income	$1,261,385	$1,047,308	$517,144
Preferred stock dividends	(66,349)	—	—

Net income (income available to common shareholders)	$1,195,036	$1,047,308	$517,144

Weighted average common shares outstanding	1,153,172	1,149,882	1,147,239
Effect of dilutive securities:
Options	110,292	97,478	38,663
Convertible preferred stock	91,570	—	—

Weighted average common shares outstanding, diluted	1,355,034	1,247,360	1,185,902

Basic earnings per share	$1.04	$.91	$.45

Diluted earnings per share	$.93	$.84	$.44

Notes to Consolidated Financial Statements

Note 14. Stock Options

The Company has adopted a qualified incentive stock option plan, which reserves 103,422 shares (adjusted for stock exchange and dividends) for purchase by eligible employees. Options granted under this plan vest at the rate of 20% per year, expire not more than ten years from the date of grant, and are exercisable at not less than the fair market value of the stock at the date grant. On February 15, 2001, the Company amended the Qualified Incentive Stock Plan to increase the shares available under the ISO plan.

The Company also adopted a non-qualified stock option plan, which reserves 101,912 shares (adjusted for stock exchange and dividends) for purchase by non-employee directors. Options granted under this plan are exercisable after six months from the date of grant at not less than the fair market value of the stock at the date of grant. The life of such options shall not extend more than ten years from the date of grant. On February 15, 2001, the Company amended the Non-qualified Stock Option Plan increasing the shares available under the plan.

Activity under Company plans during the years ended December 31, 2003, 2002 and 2001 is summarized below:

	Qualified Plan		Non-Qualified Plan
	Available For Grant	Granted	Available For Grant	Granted
Balance, December 31, 2000	16,326	55,392	—	72,000

Plan amendment	14,912	—	14,912	—
Stock dividend	1,466	7,197	—	8,691
Granted	(16,600)	16,600	(14,910)	14,910
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—

Balance, December 31, 2001	16,104	79,189	2	95,601

Granted	—	—	—	—
Exercised	—	—	—	(2,343)
Forfeited	—	—	—	—
Expired	—	—	—	—

Balance, December 31, 2002	16,104	79,189	2	93,258

Surrey Bancorp conversion/exchange	3,440	15,617	1	18,651
Granted	(4,800)	4,800	—	—
Exercised	—	(10,928)	—	(10,000)
Forfeited	2,420	(2,420)	—	—
Expired	—	—	—	—

Balance, December 31, 2003	17,164	86,258	3	101,909

Notes to Consolidated Financial Statements

Note 14. Stock Options, continued

Additional information related to Company plans is detailed below: (3)

	2003	2002	2001
Outstanding options:
Exercise price, beginning of the year(1)	$6.10	$6.10	$5.93
Exercise price, end of the year(1)	$6.27	$6.10	$6.10
Range of exercise prices:
From	$5.79	$5.78	$5.78
To	$12.71	$9.47	$9.47
Remaining contractual life in months(1)	55	65	77

Exercisable options outstanding at December 31:
Number	169,597	189,304	150,619
Exercise price(1)	$6.27	$6.08	$5.95

Weighted average exercise price of options:
Granted during the year	$12.71	$—	$6.87
Exercised during the year	$5.79	$6.77	$—
Forfeited during the year	$8.52	$—	$—
Expired during the year	$—	$—	$—

Grant-date fair value:
Options granted during the year	$31,423	$—	$153,700

Significant assumptions used in determining fair value of options granted:
Risk-free interest rate	4.06%	n/a	5.25%
Expected life in years	10	n/a	10
Expected dividends	—	n/a	—
Expected volatility	10.22%	n/a	.80%

Results of operations:
Compensation cost recognized in income for all stock-based compensation awards	$—	$—	$—

Pro forma net income (2)	$1,172,763	$1,033,088	$426,788

Basic pro forma earnings per share (2)	$1.02	$0.90	$0.37

Diluted pro forma earnings per share (2)	$0.91	$0.83	$0.36

(1)	Weighted average
(2)	As if the fair value based method prescribed by SFAS No. 123 had been applied
(3)	Adjustment for the effects of a 20% common stock dividend in 1999, a 20% common stock dividend in January 2000, and a 10% common stock dividend in 2001, and a 6 for 5 common stock exchange on May 1, 2003.

Note 15. Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense are as follows:

	2003	2002	2001
Current	$938,858	$774,753	$381,405
Deferred	(180,746)	(134,727)	(41,769)

	$758,112	$640,026	$339,636

Notes to Consolidated Financial Statements

Note 15. Income Taxes, continued

Rate Reconciliation

A reconciliation of expected income tax expense (benefit) computed at the statutory federal income tax rate to income tax expense included in the statements of income is as follows:

	2003	2002	2001
Expected tax expense	$686,629	$610,607	$346,656
Other	71,483	29,419	(7,020)

	$758,112	$640,026	$339,636

Deferred Income Tax Analysis

The significant components of net deferred tax assets (primary Federal) at December 31, 2003 and 2002 are summarized as follows:

	2003	2002
Deferred tax assets
Allowance for loan losses	$660,941	$477,636
Investee timing differences	42,078	123,881
Lower of cost or market adjustment on loans transferred from available for sale to portfolio	80,502	—

	783,521	601,517

Deferred tax liabilities
Net unrealized appreciation on securities available for sale	2,023	11,688
Depreciation	191,987	182,679
Other	20	12

	194,030	194,379

Net deferred tax asset	$589,491	$407,138

Note 16. Commitments and Contingencies

Litigation

In the normal course of business the Company is involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the financial statements.

Financial Instruments with Off-Balance-Sheet Risk

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets.

Notes to Consolidated Financial Statements

Note 16. Commitments and Contingencies, continued

Financial Instruments with Off-Balance-Sheet Risk, continued

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Company’s commitments at December 31, 2003 and 2002 is as follows:

	2003	2002
Commitments to extend credit, including unused lines of credit	$20,186,000	$17,533,000
Standby letters of credit	938,000	301,000

	$21,124,000	$17,834,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

Concentrations of Credit Risk

Substantially all of the Company’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company’s market area and such customers are generally depositors of the Company. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of approximately $1,900,000 unless guaranteed by SBA or USDA Rural Development Corporation. Although the Company has a reasonably diversified loan portfolio, the following industries are considered to be concentrations: medical offices and related, trucking, used car dealers, and non-residential building operators.

Other Commitments

The Company has entered into employment agreements with certain of its key officers covering duties, salary, benefits, provisions for termination and Company obligations in the event of merger or acquisition.

Note 17. Regulatory Restrictions

Dividends

The Company’s dividend payments are made from dividends received from the Bank. The Bank, as a North Carolina banking corporation, may pay dividends only out of its retained earnings. However, regulatory authorities may limit payment of dividends by an bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

Notes to Consolidated Financial Statements

Note 17. Regulatory Restrictions, continued

Dividends, continued

The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits (retained earnings) as determined pursuant to North Carolina General Statutes Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the bank.

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $870,000 at December 31, 2003. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2003.

Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Company’s and Bank’s actual capital amounts (in thousands) and ratios are also presented in the following table.

Notes to Consolidated Financial Statements

Note 17. Regulatory Restrictions, continued

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2003:
Total Capital (to Risk-Weighted Assets)
Consolidated	$13,874	11.52%	$9,636	8.0%	$12,045	10.0%
Surrey Bank & Trust	$12,201	10.13%	$9,636	8.0%	$12,045	10.0%
Tier I Capital (to Risk-Weighted Assets)
Consolidated	$12,361	10.26%	$4,818	4.0%	$7,227	6.0%
Surrey Bank & Trust	$10,687	8.87%	$4,818	4.0%	$7,227	6.0%
Tier I Capital (to Average Assets)
Consolidated	$12,361	10.50%	$4,709	4.0%	$5,886	5.0%
Surrey Bank & Trust	$10,687	8.13%	$5,259	4.0%	$6,574	5.0%

December 31, 2002:
Total Capital (to Risk-Weighted Assets)	$10,530	11.15%	$7,556	8.0%	$9,445	10.0%
Tier I Capital (to Risk-Weighted Assets)	$9,341	9.89%	$3,778	4.0%	$5,667	6.0%
Tier I Capital (to Average Assets)	$9,341	8.97%	$4,165	4.0%	$5,206	5.0%

Note 18. Transactions with Related Parties

The Company has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate loan transactions with related parties were as follows:

	2003	2002
Balance, beginning	$1,661,882	$2,146,283

New loans	1,455,880	1,390,201
Repayments	(1,082,276)	(1,874,602)

Balance, ending	$2,035,486	$1,661,882

Notes to Consolidated Financial Statements

Note 19. Investment in Limited Liability Company

Prior to March 1, 2003, the Company participated in a limited liability company with Friendly Auto Finance, Inc. (Friendly Finance, LLC). On March 1, 2003, the Company acquired the minority interest in exchange for the satisfaction of other commitments of the holder of the minority interest. Friendly Finance, LLC purchases sales finance contracts from automobile dealers in the Company’s trade area. As of December 31, 2003 and 2002, the LLC’s summarized unaudited balance sheet and for each of the three years in the period ended December 31, 2003 the statements of income and cash flows were as follows:

Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets
Cash and due from banks	$52,167	$201,851
Interest-bearing deposits with banks	63,279	137,913
Loans, net of allowance for loan losses of $324,964 and $539,162 in 2003 and 2002, respectively	1,515,953	3,906,047
Property and equipment, net	12,527	14,355
Other assets	39,797	18,528

	$1,683,723	$4,278,694

Liabilities and Capital
Liabilities
Long-term debt	$140,000	$2,325,000
Other liabilities	68,373	141,977

	208,373	2,466,977

Capital
Equity	600,000	1,000,000
Retained earnings	875,350	811,717

	1,475,350	1,811,717

	$1,683,723	$4,278,694

Statements of Income

For the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Income
Interest income	$525,512	$955,577	$998,558
Other income	41,938	27,169	24,981

Total income	567,450	982,746	1,023,539

Expenses
Interest expense	50,311	141,201	215,553
Provision for loan losses (recovery)	(168,601)	307,753	174,126
Salaries and employee benefits	113,017	146,773	140,962
Occupancy expense	10,770	10,524	10,361
Equipment expense	11,027	14,437	14,943
Other expense	162,606	90,638	60,603

Total expense	179,130	711,326	616,548

Net income	$388,320	$271,420	$406,991

Notes to Consolidated Financial Statements

Note 19. Investment in Limited Liability Company, continued

Statements of Cash Flows

For the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Cash flows from operating activities
Net income	$388,320	$271,420	$406,991
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	6,751	6,052	5,531
Provision for loan losses	(168,601)	307,753	174,126
Net increase in other assets	(21,269)	(6,845)	(108,766)
Net increase (decrease) in other liabilities	(73,604)	4,432	27,644

Net cash provided by operating activities	131,597	582,812	505,526

Cash flows from investing activities
Net increase in interest-bearing deposits with banks	74,634	(4,833)	(133,080)
Purchase of property and equipment	(4,923)	(6,318)	(798)
Net (increase) decrease in loans	1,834,008	277,873	(1,364,237)

Net cash provided (used) in investing activities	1,903,719	266,722	(1,498,115)

Cash flows from financing activities
Net increase (decrease) in long-term debt	(2,185,000)	(675,000)	875,000

Net cash provided (used) by financing activities	(2,185,000)	(675,000)	875,000

Net increase (decrease) in cash and due from banks	(149,684)	174,534	(117,589)

Cash and cash equivalents, beginning	201,851	27,317	144,906

Cash and cash equivalents, ending	$52,167	$201,851	$27,317

Supplemental disclosure of non-cash transactions
Non-cash transactions related to acquisition of minority interest in subsidiary:
Cancellation of loan and interest receivable	422,984	—	—
Cancellation of loans receivable from recourse obligations	243,850	—	—
Addition to allowance for loans losses	57,852	—	—

Total transaction	$724,686	$—	$—

Notes to Consolidated Financial Statements

Note 20. Segment Reporting

The Company has two reportable segments, the Bank and Friendly Finance, LLC (subsidiary). The Bank provides mortgage, consumer, and commercial loans. Friendly Finance, LLC specializes in the purchase of sales finance contracts from local automobile dealers. Information about reportable segments, and reconciliation of such information to the consolidated financial statements as of and for the years ended December 31, 2003, 2002 and 2001 is as follows:

2003

	Bank	Friendly Finance, LLC	Intersegment Elimination	Other	Consolidated Totals
Net interest income	$4,943,839	$475,201	$—	$—	$5,419,040
Other revenue – external customers	2,046,647	41,938	—	—	2,088,585
Depreciation and amortization	362,725	6,751	—	—	369,476
Provision for loan losses	547,002	(168,601)	—	—	378,401
Net income	873,065	388,320	—	—	1,261,385
Assets	135,397,988	1,683,723	(2,004,706)	—	135,077,005

2002

	Bank	Friendly Finance, LLC	Intersegment Elimination	Other	Consolidated Totals
Net interest income	$3,765,616	$814,376	$—	$—	$4,579,992
Other revenue – external customers	1,443,435	27,169	—	—	1,470,604
Depreciation and amortization	327,813	6,052	—	—	333,865
Provision for loan losses	343,252	307,753	—	—	651,005
Net income	884,456	271,420	—	(108,568)	1,047,308
Assets	103,990,688	4,278,694	(1,724,850)	—	106,544,532

Amount included in the “other” column is minority shareholder’s 40% interest in net income of Friendly Finance, LLC .

2001

	Bank	Friendly Finance, LLC	Intersegment Elimination	Other	Consolidated Totals
Net interest income	$2,659,061	$783,005	$—	$—	$3,442,066
Other revenue – external customers	1,057,838	24,981	—	—	1,082,819
Depreciation and amortization	303,602	5,531	—	—	309,133
Provision for loan losses	275,877	174,126	—	—	450,003
Net income (loss)	272,949	406,991	—	(162,796)	517,144
Assets	83,393,760	4,677,842	(1,247,711)	—	86,823,891

Amount included in the “other” column is minority shareholder’s 40% interest in net income of Friendly Finance, LLC.

Notes to Consolidated Financial Statements

Note 20. Segment Reporting, continued

The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each segment appeals to different markets and, accordingly, requires different technology and marketing strategies.

The Bank derives a majority of its revenue from interest income and relies primarily on net interest income to assess the performance of the segments and make decisions about resources to be allocated to the segment. Therefore, the segments are reported using net interest income for the period ended December 31, 2003. The Bank does allocate income taxes to the segments. Other revenue represents noninterest income which is also allocated to the segments.

The Bank includes an insurance and investment agency in its Bank segment above.

The Bank does not have any single external customer from which it derives 10 percent or more of its revenues and operates in one geographical area.

Note 21. Parent Company Activity

Surrey Bancorp owns all of the outstanding shares of the Bank. Summary financial statements of Surrey Bancorp follow:

Balance Sheet

December 31, 2003

2003
Assets
Cash and due from banks	$152,470
Interest-bearing deposits with banks	1,550,000
Investment in subsidiaries	11,400,132
Other assets	934

$13,103,536

Liabilities and Capital

Liabilities
Dividends payable	$30,070
Other liabilities	—

30,070

Capital
Preferred stock	2,620,325
Common stock	7,822,387
Accumulated other comprehensive income	3,225
Retained earnings	2,627,529

13,073,466

$13,103,536

Notes to Consolidated Financial Statements

Note 21. Parent Company Activity, continued

Statements of Income

For the period ended December 31, 2003

2003
Income
Equity income from Surrey Bank & Trust	$791,314
Interest income	11,359

Total income	802,673

Expenses
Other expense	14,109

Total expense	14,109

Income before income taxes	788,564
Income tax benefit	935

Net income	$789,499
Preferred stock dividends	(66,349)

Net income available to common stockholders	$723,150

Statements of Cash Flows

For the period ended December 31, 2003

2003
Cash flows from operating activities
Net income	$789,499
Adjustment to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of subsidiary	(791,314)
Net increase in other assets	(935)
Net increase in other liabilities	—

Net cash used by operating activities	(2,750)

Cash flows from investing activities
Net increase in interest-bearing deposits with banks	(1,550,000)
Net increase in investment in subsidiaries	(1,000,000)

Net cash used in investing activities	(2,550,000)

Cash flows from financing activities
Preferred stock issued	2,620,325
Common stock options exercised	121,173
Dividends paid	(36,278)

Net cash provided by financing activities	2,705,220

Net increase in cash and due from banks
Cash and cash equivalents, beginning	—

Cash and cash equivalents, ending	$152,470

Supplemental disclosure of non-cash transactions
Non-cash transactions related to acquisition of Surrey Bank & Trust:
Issuance of common stock in exchange for common stock of Surrey Bank & Trust	$7,704,439
Retained earnings acquired in exchange	1,904,379
Increase in investment in Surrey Bank & Trust	(9,608,818)

Post Office Box 760

Cranberry Office Park

104 Cranberry Road

Galax, Virginia 24333

276-238-1800

Fax 276-238-1801

Independent Auditor’s Report

Board of Directors and Stockholders

Surrey Bancorp

Mount Airy, North Carolina

We have audited the consolidated balance sheets of Surrey Bancorp and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Surrey Bancorp and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Galax, Virginia

February 6, 2004

Management’s Discussion and Analysis

Management’s Discussion and Analysis

General

Surrey Bancorp was formed on May 1, 2003 and was created for the purpose of acquiring all the outstanding shares of common stock of Surrey Bank & Trust.

Surrey Bank & Trust was incorporated on July 15, 1996 as a North Carolina banking corporation and opened for business on July 22, 1996. The Bank operates for the primary purpose of serving the banking needs of individuals and small to medium sized businesses in northern Surry County and the surrounding area, while developing personal, hometown associations with these customers. The Bank offers a wide range of banking services including checking and savings accounts; commercial, installment, mortgage and personal loans; safe deposit boxes; and other associated services. Through its subsidiaries, Surrey Investment Services, Inc. and Friendly Finance, LLC, the Bank offers insurance and investment products and sales finance services, respectively. The Bank’s primary sources of revenue are interest income from its commercial and real estate lending activities and, to a lesser extent, from its investment portfolio. The Bank also earns fees from lending and deposit activities. The major expenses of the Bank are interest on deposit accounts and general and administrative expenses, such as salaries, occupancy and related expenses.

Primary Market Area

The Bank’s market area consists of an area extending from Surry County, with offices in Mount Airy and Pilot Mountain, North Carolina, north into the southern portions of Carroll and Patrick Counties, Virginia. Mount Airy is the industrial and trading center of Surry County with a population of approximately 8,500 people living in the city limits and 30,000 in the metropolitan area. The total population of Surry County is approximately 72,000 people. Mount Airy is served by Interstate Highway 77 and U.S. Highways 52 and 601. Surry County has a civilian labor force of over 35,000. Major industries include manufacturing, furniture, rubber and fabricated metals, and lumber and wood. The Bank has a branch office in Stuart, Virginia, which is located in Patrick County, Virginia. The primary industries found in Patrick County are lumber and wood, textiles and agricultural.

Management’s Discussion and Analysis of Operations

Management’s Discussion and Analysis is provided to assist in the understanding and evaluation of the Company’s financial condition and its results of operations. The following discussion should be read in conjunction with the Company’s financial statements and related notes.

Critical Accounting Policies

Surrey Bancorp’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited consolidated financial statements included in the Annual Report on Form 10-KSB for the year ended December 31, 2003 contain a summary of its significant accounting policies. Management believes the Company’s policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, such as the recoverability of intangible assets, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, management considers the policies related to those areas as critical.

The allowance for loan losses is an estimate of the losses that may be sustained in the loan portfolio. The allowance is based on two basic principles of accounting: (i) Statements of Financial Accounting Standards (“SFAS”) 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimable, and (ii) SFAS 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market, and the loan balance.

Management’s Discussion and Analysis

The allowance for loan losses has three basic components: (i) the formula allowance, (ii) the specific allowance, and (iii) the unallocated allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. The formula allowance used a historical loss view as an indicator of future losses and, as a result, could differ from the loss incurred in the future. However, since this history is updated with the most recent loss information, the errors that might otherwise occur are mitigated. The specific allowance uses various techniques to arrive at an estimate of loss. Historical loss information, expected cash flows and fair market value of collateral are used to estimate these losses. The use of these values is inherently subjective and our actual losses could be greater or less that the estimates. The unallocated allowance captures losses that are attributable to various economic events, industry or geographic sectors whose impact on the portfolio have occurred but have yet to be recognized in either the formula or specific allowance.

Accounting for intangible assets is as prescribed by SFAS 142, Goodwill and Other Intangible Assets. The Company accounts for recognized intangible assets based on their estimated useful lives. Intangible assets with finite useful lives are amortized, while intangible assets with an indefinite useful life are not amortized.

Estimated useful lives of intangible assets are based on an analysis of pertinent factors, including (as applicable):

•	the expected use of the asset;

•	the expected useful life of another asset or a group of assets to which the useful life of the intangible asset may relate;

•	any legal, regulatory, or contractual provisions that may limit the useful life;

•	any legal, regulatory, or contractual provisions that enable renewal or extension of the asset’s legal or contractual life without substantial cost;

•	the effects of obsolescence, demand, competition, and other economic factors; and

•	the level of maintenance expenditures required to obtain the expected future cash flows from the asset.

Straight-line amortization is used to expense recognized amortizable intangible assets since a method that more closely reflects the pattern in which the economic benefits of the intangible assets are consumed cannot reliably be determined. Intangible assets are not written off in the period of acquisition unless they become impaired during that period.

The Company evaluates the remaining useful life of each intangible asset that is being amortized each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of the intangible asset’s remaining useful life is changed, the remaining carrying amount of the intangible asset shall be amortized prospectively of that revised remaining useful life.

If an intangible asset that is being amortized is subsequently determined to have an indefinite useful life, the asset will be tested for impairment. That intangible asset will no longer be amortized and will be accounted for in the same manner as intangible assets that are not subject to amortization.

Intangible assets that are not subject to amortization are reviewed for impairment in accordance with SFAS 121 and tested annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of the intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the intangible asset becomes its new accounting basis. Subsequent reversal of a previously recognized impairment loss is not allowed. Currently, the Company’s only intangible asset is goodwill from the purchase of two insurance agencies.

Management’s Discussion and Analysis

Table 1. Net Interest Income and Average Balances (dollars in thousands)

	Periods Ended December 31,
	2003			2002			2001
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Interest-earning assets:
Deposits in other banks	$5,205	$26.50%		$6,294	$53.84%		$7,783	$210	2.70%
Taxable investment securities	3,878	85	2.19	3,795	129	3.40	3,663	200	5.46
Non-taxable investments	101	3	2.97	146	4	2.74	38	1	2.63
Federal funds sold	—	—	—	64	1	1.56	250	9	3.78
Loans	104,648	7,270	6.95	80,748	6,489	8.04	63,551	5,985	9.42

Total interest-earning assets	113,8327	7,384		91,047	6,676		75,285	6,405

Yield on average interest-earning assets			6.49%			7.33%			8.51%

Noninterest-earning assets:
Cash and due from banks	1,370			1,134			1,087
Property and equipment	3,885			3,013			2,782
Other real estate owned	—			—			—
Interest receivable and other	1,347			1,139			1,257
Allowance for loan losses	(2,002)			(1,427)			(1,005)

Total noninterest-earning assets	4,600			3,859			4,121

Total assets	$118,432			$94,906			$79,406

Interest-bearing liabilities:
Demand deposits	$12,010	$168	1.40%	$5,265	$49	0.93%	$3,648	$37	1.00%
Savings deposits	12,781	167	1.31	11,145	166	1.48	10,538	331	3.14
Time deposits	58,595	1,438	2.45	47,061	1,599	3.40	39,959	2,220	5.56
Fed funds sold/Repurchase agreements	3,049	24.79		1,739	17	0.98	1,684	53	3.18
Short-term debt	1,439	17	1.18	1,972	47	2.38	2,042	88	4.30
Long-term debt	4,827	162	3.35	5,286	218	4.12	3,200	234	7.33

Total interest-bearing liabilities	92,701	1,976		72,468	2,096		61,071	2,963

Cost of average interest bearing liabilities			2.13%			2.89%			4.85%

Noninterest-bearing liabilities:
Demand deposits	14,211			12,104			9,290
Interest payable and other	1,090			915			654

Total noninterest-bearing liabilities	15,301			13,019			9,944

Total liabilities	108,002			85,487			71,015
Minority interest	121			582			546
Stockholders’ equity	10,309			8,837			7,845

Total liabilities and stockholders’ equity	$118,432			$94,906			$79,406

Net interest income		$5,408			$4,580			$3,442

Net yield on interest-earning assets			4.75%			5.03%			4.57%

Management’s Discussion and Analysis

Table 2. Rate/Volume Variance Analysis (dollars in thousands)

	2003 Compared to 2002			2002 Compared to 2001
	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume
Interest-earning assets:
Deposits in other banks	$(27)	$(15)	$(12)	$(157)	$(106)	$(51)
Taxable investments securities	(45)	(48)	3	(71)	(78)	7
Non taxable securities	(1)	—	(1)	3	(1)	4
Federal funds sold	(1)	—	(1)	(8)	(20)	12
Loans	782	(960)	1,742	504	(960)	1,464

Total	708	(1,023)	1,731	271	(1,165)	1,436

Interest-bearing liabilities:
Demand deposits	119	4	115	12	(3)	15
Savings deposits	2	(21)	23	(165)	(183)	18
Time deposits	(173)	(502)	329	(621)	(967)	346
Federal funds purchased/
Repurchase agreements	7	(2)	9	(36)	(38)	2
Short-term debt	(29)	(9)	(20)	(41)	(38)	(3)
Long-term debt	(57)	(35)	(22)	(16)	(129)	113

Total	(131)	(565)	434	(867)	(1,358)	491

Net interest income	$839	$(458)	$1,297	$1,138	193	945

Net Interest Income

Net interest income is the Company’s principal source of earnings. Net interest income is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits used to fund earning assets). Table 1 summarizes the major components of net interest income for the years ended December 31, 2003 and 2002 and 2001.

Compared to 2002, yields on interest-earning assets decreased during the year ended December 31, 2003 due to the general decrease in interest rates. The cost of interest bearing liabilities also decreased in 2002 due to the lower average rates experienced in 2003. The net yield on interest earning assets decreased from 5.03% to 4.75% during the year ended December 31, 2003.

Provision for Credit Losses

The allowance for credit losses is established to provide for expected losses in the Bank’s loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Management determines the provision for credit losses required to maintain an allowance adequate to provide for probable losses. Generally, the factors considered in making this decision are the collectability of past due loans, volume of new loans, composition of the loan portfolio, and general economic outlook. However, due to the Bank’s short operating history, no trends have been established to effectively estimate an allowance for credit losses. At this time management has decided to establish an allowance for loan losses equaling 1.75% of outstanding loans excluding mortgage loans and the guaranteed portion of United States Government guaranteed loans. Mortgage loans are reserved at a rate of 1.0%. Specific reserves for individual loans were established in addition to the basic reserve as deemed necessary.

Management’s Discussions and Analysis

Other Income

Noninterest income consists of revenues generated from a broad range of financial services and activities. The majority of noninterest income is a result of fees on mortgage loans sold and service charges on deposit accounts including charges for insufficient funds, checks, and fees charged for nondeposit services. Table 3 discloses noninterest income for the periods ended December 31, 2003, 2002 and 2001.

Table 3. Sources of Noninterest Income

	For the period ended December 31,
	2003	2002	2001
Service charges on deposit accounts	$805,609	$619,456	$536,485
Fees on mortgage loans delivered to correspondents	74,618	112,855	261,491
Other service charges and fees	214,792	100,815	62,282
Other income	582,277	454,743	220,307
Gain on sale of assets	411,289	182,735	2,254

	$2,088,585	$1,470,604	$1,082,819

Activity in the deposit related noninterest income accounts increased in 2003 as deposit customers increased. Due to the bank’s entry into mortgage loan servicing, lower fees were received on loans delivered to mortgage companies in 2003. However, due to the change in our mortgage department operations gains of approximately $411,289 were recognized from the sale of mortgage loans to the Federal Home Loan Mortgage Corporation. With a few exceptions, these loans were sold with servicing being retained by the bank. The largest increase in noninterest income resulted from the sale of investment products through our affiliation with UVEST. Net investment income revenue of approximately $292,000 is primarily responsible for the increase in other income in 2003. This represents an $84,000 increase over 2002 investment income levels.

Other Expense

The major components of other expense for the periods ended December 31, 2003, 2002 and 2001 are as follows:

Table 4. Sources of Noninterest Expense

	For the period ended December 31,
	2003	2002	2001
Salary and benefits	$2,329,385	$1,896,237	$1,558,143
Occupancy expenses	283,557	203,132	206,069
Furniture/equipment expenses	434,493	328,762	301,449
Postage/printing and supplies	307,131	209,847	192,887
Advertising and business promotion	79,534	62,261	67,619
Professional fees	209,322	133,852	76,013
Lower of cost or market adjustment on loans available for sale transferred to portfolio	213,581	—	—
Other expenses	1,252,724	769,598	653,126

	$5,109,727	$3,603,689	$3,055,306

The overhead ratio of noninterest expense to adjusted total revenue (net interest income plus noninterest income) increased from 59.6% in 2002 to 68.1% for the year ended December 31, 2003. The increase is attributable to the opening of two branches in 2003 as well as the addition of an administrative office which houses our finance, operations, mortgage and insurance departments. Additional cost associated with the mortgage lending operation also had an adverse effect on the efficiency ratio in 2003.

Management’s Discussions and Analysis

Analysis of Financial Condition

Average earning assets have increased 25.0% from December 31, 2002 to December 31, 2003. Total earning assets represented 96.12% of total average assets at December 31, 2003 compared to 95.93% at the end of 2002. The mix of average earning assets changed moderately from December 31, 2002 to December 31, 2003. The most notable change in the mix of average earning assets was the increase in loans funded primarily by the reduction in interest-bearing bank balances.

Table 5. Average Asset Mix

	For the Year Ended December 31, 2003		For the Year Ended December 31. 2002
	Average Balance	%	Average Balance	%
Earning assets:
Loans, net	$104,647,997	88.36%	$80,747,520	85.08%
Investment securities	3,978,919	3.36%	3,941,041	4.15%
Federal funds sold	—	—%	63,699	0.07%
Interest-bearing bank balances	5,205,369	4.40%	6,294,297	6.63%

Total earning assets	113,832,285	96.12%	91,046,557	95.93%

Nonearning assets:
Cash and due from banks	1,370,286	1.16%	1,134,358	1.20%
Property and equipment	3,884,532	3.28%	3,013,180	3.17%
Other assets	1,347,002	1.13%	1,139,236	1.20%
Allowance for loan losses	(2,002,083)	(1.69)%	(1,427,215)	(1.50)%

Total nonearning assets	4,599,737	3.88%	3,859,559	4.07%

Total assets	$118,432,022	100.00%	$94,906,116	100.00%

At December 31, 2003, average net loans represented 88.36% of total average assets compared to 85.08% at the end of 2002. Investments decreased from 4.15% of average assets to 3.36% of average assets over the same time period. Interest-bearing bank balances decreased over the period from 6.63% to 4.40% of average assets. Even though a higher percentage of average assets were invested in higher yielding loans in 2003, the continued reduction in rates and a change in the mix of loans within the loan portfolio resulted in a decrease in the net yield on interest earning assets as shown in Table 1.

Loans

Average net loans totaled $104,647,997 for the year ended December 31, 2003. This represents an increase of 29.6% over the average net loans for 2002. Even though general economic conditions did not recover greatly in 2003, loan demand remained relatively strong.

The loan portfolio is dominated by real estate and commercial loans. These loans make up 93.5% of the total loan portfolio at December 31, 2003. This is up from the 89.2% that the two categories maintained at December 31, 2002. The amount of loans outstanding by type at December 31, 2003 and December 31, 2002 and the maturity distribution for variable and fixed rate loans as of December 31, 2003 are presented in Tables 6 & 7 respectively.

Management’s Discussions and Analysis

Table 6. Loan Portfolio Summary (includes loans available for sale)

	December 31, 2003		December 31, 2002
	Amount	%	Amount	%
Construction and development	$5,799,087	4.84%	$5,921,098	6.74%
1-4 family residential	38,499,158	32.15%	22,568,632	25.69%
5 or more family residential	—	—%	322,243	0.37%
Farmland	127,277	0.11%	198,336	0.23%
Nonfarm, nonresidential	879,280	0.73%	1,027,211	1.17%

Total real estate	45,304,802	37.83%	30,037,520	34.20%

Agricultural	107,685	0.09%	148,659	0.17%
Commercial and industrial	66,675,083	55.67%	48,285,949	54.97%
Consumer	7,595,515	6.34%	8,880,464	10.11%
Other	78,178	0.07%	481,762	0.55%

Total	$119,761,263	100.00%	$87,834,354	100.00%

Table 7. Maturity Schedule of Loans

	Commercial Financial and Agricultural	Real Estate	Others	Total
				Amount	%
Fixed rate loans:
Three months or less	$1,064,075	$443,314	$1,301,209	$2,808,598	2.35%
Over three months to twelve months	2,730,941	1,102,294	1,778,543	5,611,778	4.69%
Over one year to five years	11,833,903	8,808,662	4,142,696	24,785,261	20.69%
Over five years	2,753,838	18,094,273	5,302	20,853,413	17.41%

Total fixed rate loans	$18,382,757	$28,448,543	$7,227,750	$54,059,050	45.14%

Variable rate loans:
Three months or less	$48,400,011	$16,843,442	$445,943	$65,689,396	54.85%
Over three months to twelve months	—	—	—		—%
Over one year to five years	—	—	—		—%
Over five years	—	12,817	—		0.01%

Total variable rate loans	$48,400,011	$16,856,259	$445,943	$65,702,213	54.86%

Total loans:
Three months or less	$49,464,086	$17,286,756	$1,747,152	$68,497,994	57.20%
Over three months to twelve months	2,730,941	1,102,294	1,778,543	5,611,778	4.69%
Over one year to five years	11,833,903	8,808,662	4,142,696	24,785,261	20.70%
Over five years	2,753,838	18,107,090	5,302	20,866,230	17.42%

Total loans	$66,782,768	$45,304,802	$7,673,693	$119,767,263	100.00%

Management’s Discussion and Analysis

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 6.95% for the year ended December 31, 2003 compared to an average yield of 8.04% in 2002. This decrease was due to the general decreasing of rates plus a change in loan mix. Higher yielding consumer loans decreased from 10.11% of total loans at December 31, 2002 to 6.34% of total loans at December 31, 2003. Much of this decrease was due to a reduction in the sales finance loans in the finance company subsidiary. Additionally, mortgage loans increased from 25.69% of total loans at December 31, 2002 to 32.15% of total loans at December 31, 2003. These loans usually carry lower yielding rates than consumer loans, which decreased in 2003. Mortgage loans increased as the Company made the decision to discontinue the sale of mortgage loans in the secondary market during the third quarter of 2003.

Investment Securities

The Company uses its investment portfolio to provide for unexpected deposit decreases or loan generation, to meet the Company’s interest rate sensitivity goals, and to generate income.

Management of the investment portfolio has been conservative with virtually all investments taking the form of purchases of U.S. Government Agencies and Mortgage-backed Securities. Management views the investment portfolio as a source of income, and purchases securities with that in mind. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity, which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time management may sell certain securities prior to their maturity. Table 8 presents the investment portfolio at December 31, 2003 by major type of investments and maturity ranges.

The general turnover of U. S. Government Agencies and the investment in adjustable-rate Mortgage-backed Securities, which adjust annually, caused the average yield of the investment portfolio to decrease to 2.01% for the year ended December 31, 2003 compared to 2.45% for 2002. At December 31, 2003, the market value of the investment portfolio was $5,870,973, representing a $5,249 appreciation of book value. At December 31, 2002 the market value of the investment portfolio was $30,317 above book value.

Table 8. Investment Securities

December 31, 2003, Available for Sale and Restricted

	In One Year or Less	One Year Through Five Years	After Five Through Ten Years	After Ten Years	Total	Market Value
Investment securities:
U.S. Government agencies	$3,999,544	$999,380	$—	$—	$4,998,924	$4,998,950
U.S. Government agencies pools (MBS)	—	—	—	321,673	321,673	326,635
Municipal securities	100,127	—	—	—	100,127	100,388
Restricted	445,000	—	—	—	445,000	445,000

Total	$4,544,671	$999,380	$—	$321,673	$5,865,724	$5,870,973

Weighted average yields:
U.S. Government agencies	1.50%	2.53%	—%	—%	1.71%
U.S. Government agencies pools (MBS)	—%	—%	—%	4.47%	4.47%
Municipal securities	2.70%	—%	—%	—%	2.70%
Restricted	3.50%	—%	—%	—%	3.50%

Consolidated	1.72%	2.53%	—%	4.47%	2.01%

(continued)

Management’s Discussion and Analysis

Table 8. Investment Securities, continued

December 31, 2002, Available for Sale and Restricted

	In One Year or Less	One Year Through Five Years	After Five Through Ten Years	After Ten Years	Total	Market Value
Investment securities:
U.S. Government agencies	$1,995,790	$1,539,767	$—	$—	$3,535,557	$3,551,342
U.S. Government agencies pools (MBS)	—	—	—	499,896	499,896	512,896
Municipal Securities	—	100,910	—	—	100,910	102,442
Restricted	280,000	—	—	—	280,000	280,000

Total	$2,275,790	$1,640,677	$—	$499,896	$4,416,363	$4,446,680

	In One Year or Less	One Year Through Five Years	After Five Through Ten Years	After Ten Years	Total
Weighted average yields:
U.S. Government agencies	1.41%	2.31%	—%	—%	1.80%
U.S. Government agencies pools (MBS)	—%	—%	—%	5.60%	5.60%
Municipal Securities	—%	2.70%	—%	—%	2.70%
Restricted	5.00%	—%	—%	—%	5.00%

Consolidated	1.85%	2.33%	—%	5.60%	2.45%

There were no average federal funds sold for the year ended December 31, 2003, which is down over the 2002 average. Federal funds represent the most liquid portion of the Bank’s invested funds and generally the lowest yielding portion of earning assets. Deposits in other banks primarily represent deposits at the Federal Home Loan Bank of Atlanta, which pays an overnight rate on those deposits. This rate usually mirrors the federal funds rate. Management has made an effort to maintain these funds at the lowest level possible consistent with prudent risk management strategies, while having available resources to fund loan demand and the maturity of time deposits. Our entry into the mortgage loans servicing market has made it necessary to fund mortgage loans before we sell them. This has had the effect of tightening our liquidity position. During the year ended December 31, 2003, average federal funds and deposits in other banks represented 0.0% and 4.40% of average earning assets, respectively. This is down from 0.07% and 6.53% in 2002, respectively.

Deposits

The Bank relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investment in liquid assets. More specifically, core deposits (total deposits less certificates of deposit in denominations of $100,000 or more) are the primary funding source. The Bank’s balance sheet growth is largely determined by the availability of deposits in its markets, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing loans or investment portfolios. Market conditions have resulted in depositors shopping for deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. The Bank’s management must continually monitor market pricing, competitor’s rates, and internal interest rate spreads to maintain the Bank’s growth and profitability. The Bank attempts to structure rates so as to promote deposit and asset growth, while at the same time, increasing overall profitability of the Bank.

Management’s Discussion and Analysis

Average deposits for the year ended December 31, 2003 amounted to $99,068,501, which was an increase of $21,755,186, or 28.1% over 2002. Average core deposits totaled $79,024,208 for the year ended December 31, 2003, an increase of $19,157,168, or 32.0% over 2002. The percentage of the Bank’s average deposits that are interest bearing increased to 85.66% for the year ended December 31, 2003 from 84.34% in 2002. Average demand deposits, which earn no interest, increased 17.4% from $12,103,559 in 2002 to $14,211,139 in 2003. Average deposits for the periods ended December 31, 2003 and December 31, 2002 are summarized in Table 9 below:

Table 9. Deposit Mix

	December 31, 2003		December 31, 2002
	Average Balance	%	Average Balance	%
Interest-bearing deposits:
NOW Accounts	$12,010,221	12.12%	$5,264,788	6.81%
Money Market	8,919,936	9.00%	7,939,773	10.27%
Savings	3,860,766	3.90%	3,204,792	4.15%
Small denomination certificates	38,550,484	38.91%	29,615,221	38.30%
Large denomination certificates	20,044,293	20.23%	17,446,275	22.56%
Repurchase agreements	1,471,662	1.50%	1,738,907	2.25%

Total interest-bearing deposits	84,857,362	85.66%	65,209,756	84.34%
Noninterest-bearing deposits	14,211,139	14.34%	12,103,559	15.66%

Total deposits	$99,068,501	100.00%	$77,313,315	100.00%

The average balance of certificates of deposit issued in denominations of $100,000 or more increased by $2,597,998, or 14.9% for the year ended December 31, 2003. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. In 2003, the loan demand continued to require that management change that strategy somewhat. Table 10 provides maturity information relating to certificates of deposit of $100,000 or more at December 31, 2003.

Table 10. Large Time Deposit Maturities

Analysis of time deposits of $100,000 or more at December 31, 2003:
Remaining maturity of three months or less	$2,202,327
Remaining maturity over three through twelve months	15,619,383
Remaining maturity over twelve months	1,976,995

Total time deposits of $100,000 or more	$19,798,705

Borrowings

From time to time the Bank will find that funds raised through deposits and repurchase agreements will not fully satisfy the Bank’s liquidity needs. When this occurs the Bank uses borrowings from correspondent banks and the Federal Home Loan Bank (FHLB) to fund the shortfall. At year-end 2003, all short-term borrowings were from the FHLB. These borrowings consisted of adjustable rate short-term debt of $1,400,000. The average interest rate paid for federal funds purchased and short-term debt for the year ended December 31, 2003, were .79% and 1.18%, respectively. Long-term debt consist of long term, fixed rate advances from the FHLB, a revolving line of credit with a commercial bank, proceeds of which are to fund the purchase of sales finance contracts by Friendly Finance, LLC, and a mortgage loan. The rate on the Friendly Finance, LLC debt is tied to the prime rate. The average interest rate paid on long-term debt for the year ended December 31, 2003, was 3.35%.

Capital Adequacy

Stockholders’ equity amounted to $13,073,466 at December 31, 2003, a 42.7% increase over the 2002 year-end total of $9,164,386. Average stockholders’ equity as a percentage of average total assets amounted to 8.70% for the year ended December 31, 2003 and 11.26% in 2002.

Management’s Discussion and Analysis

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2003 the Bank has a ratio of Tier 1 capital to risk-weighted assets of 8.87% and a ratio of total capital to risk-weighted assets of 10.13%. All capital ratio levels indicate that the Bank is well capitalized.

At December 31, 2003 the Company had 1,170,189 shares of common stock outstanding, which were held by approximately 1,700 stockholders of record. During the year ended December 2003, the stockholders’ of the Bank voted to reduce the par value of the stock from $5.00 per share to $4.00. Additionally, stock options for 20,928 shares of common stock were exercised in 2003.

Nonperforming and Problem Assets

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. The Bank also attempts to reduce repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies.

Nonperforming assets at December 31, 2003 and 2002 are analyzed in Table 11.

Table 11. Nonperforming Assets

	2003	2002
Nonaccrual loans	$236,457	$438,416
Other real estate owned	—	—

	$236,457	$438,416

Nonaccrual loans were 0.20% and 0.50% of outstanding loans at December 31, 2003 and 2002, respectively. The Bank had no other real estate owned at December 31, 2003 and 2002, respectively.

Credit Losses

The allowance for loan losses is maintained at a level adequate to absorb probable losses. Some of the factors which management considers in determining the appropriate level of the allowance for credit losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, and in particular, how such conditions relate to the market area that the Bank serves. Bank regulators also periodically review the Bank’s loans and other assets to assess their quality. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

Net loans charged off as a percentage of average loans were 0.095% and 0.088% in 2003 and 2002 respectively.

The provision for loan losses and the activity in the allowance for credit losses are detailed in Table 12.

Table 12. Credit Losses

	2003	2002
Allowance for credit losses, beginning	$1,831,167	$1,251,496
Provision for credit losses, added	378,401	651,005
Net charge-offs	(99,748)	(71,334)

Allowance for credit losses, ending	$2,109,820	$1,831,167

Management’s Discussion and Analysis

Liquidity and Sensitivity

The principal goals of the Bank’s asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash in order to fund depositors’ withdrawals or borrowers’ loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest or liabilities on which interest is paid, to protect the Bank from wide fluctuations in its net interest income which could result from interest rate changes.

Management must insure that adequate funds are available at all times to meet the needs of its customers. On the asset side of the balance sheet, maturing investments, loan payments, maturing loans, federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates, federal fund lines from correspondent banks, borrowings from the Federal Reserve Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) was 9.86% at December 31, 2003, compared to 22.46% at December 31, 2002. While the liquidity ratio at December 31, 2003 is low the Bank has additional borrowing line capacity with correspondent banks and the Federal Home Loan Bank in excess of $22,700,000 at that date.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 13 shows the sensitivity of the Bank’s balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2003, the Bank appeared to be cumulatively asset-sensitive (earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates). However, in the one-year window liabilities subject to change in interest rates exceed assets subject to interest rate changes (non-asset sensitive).

Matching sensitive positions alone does not ensure the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Management’s Discussion and Analysis

Table 13. Interest Rate Sensitivity

	December 31, 2003 Maturities
	1 - 3 Months	4 - 12 Months	13 - 60 Months	Over 60 Months	Total
Earning Assets:
Loans	$48,327,383	$10,174,459	$30,477,513	$30,781,908	$119,761,263
Investments	3,098,855	1,000,816	999,380	321,673	5,420,724
Interest-bearing balances with banks	4,068,017	—	—	—	4,068,017
Federal funds sold	—	—	—	—	—

Total	$55,494,255	$11,175,275	$31,476,893	$31,103,581	$129,250,004

Interest-bearing deposits:
NOW accounts	$16,814,051	$—	$—	$—	$16,814,051
Money market	9,376,625	—	—	—	9,376,625
Savings	4,025,721	—	—	—	4,025,721
Certificates of deposit	10,029,993	48,622,482	6,249,420	—	64,901,895
Repurchase agreements/fed funds purchased	3,418,635	—	—	—	3,418,635
Short-term debt	1,400,000	—	—	—	1,400,000
Long-term debt	1,983	1,006,193	4,180,076	57,828	5,246,080

Total	$45,067,008	$49,628,675	$10,429,496	$57,828	$105,183,007

Interest sensitivity gap	$10,427,247	$(38,453,400)	$21,047,397	$31,045,753	$—
Cumulative interest sensitivity gap	$10,427,247	$(28,026,153)	$(6,978,756)	$24,066,997	$24,066,997
Ratio of sensitive assets to sensitive liabilities	123.14%	22.52%	301.81%	53,786.37%	122.88%
Cumulative ratio of sensitive assets to sensitive liabilities	123.14%	70.40%	93.36%	122.88%	122.88%

Table 14. Key Financial Ratios

	December 31, 2003	December 31, 2002
Return on average assets	1.06%	1.10%
Return on average equity	12.23%	11.85%
Average equity to average assets	8.70%	9.31%

Board of Directors and Officers

Board of Directors

Edward C. “Ted” Ashby, III	Surrey Bank & Trust

William A. “Bill” Johnson	J. G. Coram Company, Inc.

Elizabeth Johnson Lovill	Town & Country Builders

Robert H. Moody	Moody Funeral Services

Gene Rees	F. Rees Clothing

Tom G. Webb	Araneum, LLC

Buddy Williams	Williams & Birkett, LLC

Hylton Wright	Retired

Bank Officers

Hylton Wright	Chairman

Edward C. “Ted” Ashby, III	President and CEO

Peter A. Pequeno	Senior Vice President and CLO

Mark H. Towe	Senior Vice President, Treasurer and CFO

Brenda J. Harding	Senior Vice President, Secretary and COO

Christopher Nichols	Vice President

Lonnie Dillon	Vice President

Kenneth Shelton	Vice President

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held Wednesday, April 28, 2004 at 10:00 a.m. at Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina.

Requests for Information

Requests for information should be directed to Mr. Mark H. Towe, Senior Vice President and CFO, at Surrey Bank & Trust, Post Office Box 1227, Mount Airy, North Carolina, 27030; telephone (336) 719-2310. A copy of the Bank’s Form 10-KSB for 2002 will be furnished, without charge, after March 31, 2003 upon written request.

Independent Auditors	Stock Transfer Agent
Larrowe & Company, PLC	First Citizens Bank
Certified Public Accountants	& Trust Company
Post Office Box 760	Post Office Box 29522
Galax, Virginia 24333	Raleigh, North Carolina 27626

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Banking Offices

145 North Renfro Street	1280 West Pine Street	303 South Main Street
Mount Airy, North Carolina	Mount Airy, North Carolina	Stuart Virginia
(336) 783-3900	(336) 783-3920	(276) 694-4825

2050 Rockford Street		108 Heatherly Creek Drive
Mount Airy, North Carolina		Pilot Mountain, North Carolina
(336) 783-3940		(336) 368-1122

Friendly Finance, LLC	Mortgage Lending Office	SB & T Insurance
521 Atkins Street	199 North Renfro Street	199 North Renfro Street
Dobson, North Carolina	Mount Airy, North Carolina	Mount Airy, North Carolina
(336) 789-1035