Form 10KSB, Exhibit 13
period 2004-12-31
SURREY BANCORP
filed 2005-03-24
CIK 1229146

2004 Annual Report

Table of Contents

Letter to Stockholders	1

Financial Highlights	2

Consolidated Balance Sheets	3

Consolidated Statements of Income	4

Consolidated Statements of Stockholders’ Equity	5

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	9

Independent Auditor’s Report	36

Management’s Discussion and Analysis	37

Board of Directors and Officers	51

Stockholder Information	52

Dear Shareholder:

It is my pleasure to present you with the 2004 financial report for Surrey Bancorp. In its eight years of operation, the Company has become a strong competitor in the financial services market in our communities. The Company’s Board of Directors, management and employees of the bank and its subsidiary operations remain focused on supporting the financial needs of our market area and increasing shareholder value.

Growth rates in 2004 were in line with expectations. Total assets at year-end 2004 were $157,292,940, a 16% increase from 2003 year-end assets of $135,077,005. The Company experienced solid loan growth in 2004, primarily in the commercial lending area. Net loans at year-end totaled $133,046,135, compared to $117,362,619 at year-end 2003, an increase of 13%. Non-performing loans at the end of 2004 totaled .93% of gross loans outstanding. Surrey Bank made contributions of $325,032 to loan loss reserves in 2004, resulting in total reserves of $2,294,131. The provision for loan loss totaled 1.7% of outstanding loans. Deposits increased in 2004 to $126,953,966, a 14% increase from 2003 year-end deposits of $111,277,876.

Surrey Bancorp posted record earnings in 2004. Net income prior to payment of preferred dividends was $1,828,972, compared to $1,261,385 in 2003, a 45% increase. Net interest income after provisions for loan loss increased 10% in 2004 to $5,549,268. This improvement was due to growth in the loan portfolio. The low interest rate environment in 2004 continued to put pressure on the company’s interest margin. Net yield on earnings assets at year-end 2004 was 4.04% versus 4.75% in 2003. Non-interest income increased substantially in 2004 to $2,436,776, a 17% increase over 2003. The company had non-recurring income from the sale of mortgage loan servicing rights and recognition of deferred fees related to that sale during the second quarter of 2004 in the amount of $510,601. The mortgage lending operation has been a major contributor to non-interest income over the past two years. However, forecasted increases in interest rates in 2005 could reduce profitability in the mortgage lending area, which will have a negative effect on non-interest income. Non-interest expense for the company was $5,158,348, a 1% increase from 2003. Discontinuance of secondary market operations in the mortgage lending area contributed to cost containment efforts. In 2004, return on average assets was 1.21% and return on average equity was 12.85%. These profitability measures are above peer banks in North Carolina.

In the past year, the Company focused on growth within its existing branch network, improving product offerings, and strengthening operating procedures. The branch on Highway 601 in Mount Airy and the temporary branch on Heatherly Lane in Pilot Mountain ended their first full year of operation with growth rates that met expectations. Construction of a permanent branch location on Key Street in Pilot Mountain is underway and should be completed in the third quarter of 2005. Other improvements included the successful introduction of Online Banking in the second quarter of 2004 and development and implementation of credit review functions.

Subsidiary operations have also been improved. Friendly Finance, LLC, our sales finance company, discontinued purchasing loan contracts in 2003. In 2004, it relocated its office to 165 North Renfro Street in Mount Airy, changed its name to Freedom Finance, LLC (effective January 1, 2005), and began purchasing installment loan contracts. SB&T Insurance, our property and casualty insurance company, added personnel to strengthen internal operating procedures and a commercial lines producer to increase revenues.

As we enter 2005, we remain focused on growth within our existing market area. We will also continue to improve operating efficiencies and service levels. We believe our continued commitment to these strategies will ensure a stable and profitable future for the Company.

On behalf of the Board of Directors, management and employees of Surrey Bancorp, thank you for your support.

Edward C. Ashby, III President & CEO

Financial Highlights Summary1

	2004	2003	2002	2001	2000
Summary of Operations
Interest income	$8,307	$7,384	$6,676	$6,405	$5,289
Interest expense	2,433	1,965	2,096	2,963	2,569

Net interest income	5,874	5,419	4,580	3,442	2,720
Provision for credit losses	325	378	651	450	212
Other income	2,437	2,088	1,471	1,083	499
Other expense	5,158	5,110	3,604	3,055	2,264
Income taxes	999	758	640	340	203
Minority interest	—	—	(109)	(163)	(53)

Net income	1,829	1,261	1,047	517	487
Preferred stock dividends declared	(119)	(66)	—	—	—

Net income available to common stockholders	$1,710	$1,195	$1,047	$517	$487

Per Common Share Data[2]

Net income:
Basic	$1.43	$1.04	$0.91	$0.45	$0.48
Diluted	1.26	0.93	0.84	0.44	0.47
Cash dividends declared	n/a	n/a	n/a	n/a	n/a
Book value per common share	10.26	8.93	7.83	7.06	6.58

Balance Sheet

Loans, net	$133,046	$117,363	$85,852	$72,619	$52,538
Investment securities	2,692	5,426	4,167	4,436	3,374
Total assets	157,293	135,077	106,545	86,824	69,296
Deposits	126,954	111,278	86,899	69,562	54,806
Stockholders’ equity	15,045	13,073	9,164	8,099	7,477
Interest-earning assets	151,883	129,411	102,227	82,940	65,548
Interest-bearing liabilities	123,499	105,183	82,552	67,055	51,386

Selected Ratios

Return on average assets	1.21%	1.06%	1.10%	0.65%	0.80%
Return on average equity	12.85%	12.23%	11.85%	6.59%	8.28%
Dividends declared on common stock as a percent of net income	n/a	n/a	n/a	n/a	n/a

1.	In thousands of dollars, except per share data.

2.	Adjusted for the effects of 20% common stock dividend in 1999 and 2000, and a 10% common stock dividend in 2001, and a 6 for 5 common stock exchange on May 1, 2003.

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets
Cash and due from banks	$1,810,543	$1,956,473
Interest-bearing deposits with banks	12,759,356	4,068,017
Federal funds sold	301,000	—
Investment securities available for sale	2,692,151	5,425,973
Restricted equity securities	790,660	445,000
Loans, net of allowance for loan losses of $2,294,131 in 2004 and $2,109,820 in 2003, respectively	133,046,165	117,362,619
Property and equipment, net	4,232,424	4,281,770
Accrued income	583,365	585,608
Goodwill	120,000	120,000
Other assets	957,276	831,545

Total assets	$157,292,940	$135,077,005

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$18,201,595	$16,159,584
Interest-bearing	108,752,371	95,118,292

Total deposits	126,953,966	111,277,876
Federal funds purchased and securities sold under agreements to repurchase	3,447,823	3,418,635
Short-term debt	—	1,400,000
Long-term debt	11,298,952	5,246,080
Dividends payable on preferred stock	29,987	30,070
Accrued interest payable	161,103	129,193
Other liabilities	355,688	501,685

Total liabilities	142,247,519	122,003,539

Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock, 1,000,000 shares authorized, 189,356 shares of Series A, issued and outstanding with no par value, 4.5% convertible non-cumulative, perpetual; with a liquidation value of $14 per share	2,620,325	2,620,325
Common stock, 5,000,000 shares authorized at no par value; 1,211,008 shares issued in 2004 and 1,170,189 shares issued in 2003	8,100,261	7,822,387
Retained earnings	4,337,224	2,627,529
Accumulated other comprehensive income (loss)	(12,389)	3,225

Total stockholders’ equity	15,045,421	13,073,466

Total liabilities and stockholders’ equity	$157,292,940	$135,077,005

See Notes to Consolidated Financial Statements

Consolidated Statements of Income

For the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Interest income
Loans and fees on loans	$8,082,109	$7,270,034	$6,488,555
Federal funds sold	3,185	—	1,005
Investment securities, taxable	82,448	84,892	129,494
Investment securities, nontaxable	456	2,717	3,615
Deposits with banks	139,100	25,860	52,881

Total interest income	8,307,298	7,383,503	6,675,550

Interest expense
Deposits	2,125,879	1,761,300	1,813,628
Federal funds purchased and securities sold under agreements to repurchase	8,328	24,130	17,002
Short-term debt	5,291	17,449	46,734
Long-term debt	293,500	161,584	218,194

Total interest expense	2,432,998	1,964,463	2,095,558

Net interest income	5,874,300	5,419,040	4,579,992
Provision for loan losses	325,032	378,401	651,005

Net interest income after provision for loan losses	5,549,268	5,040,639	3,928,987

Noninterest income
Service charges on deposit accounts	949,520	805,609	619,456
Gain and fees on the sale of loan servicing rights	501,610	—	—
Net gain on sale of mortgage loans	—	411,289	182,735
Fees on mortgage loans delivered to correspondents	298,590	74,618	112,855
Other service charges and fees	236,620	214,792	100,815
Other operating income	450,436	582,277	454,743

Total noninterest income	2,436,776	2,088,585	1,470,604

Noninterest expense
Salaries and employee benefits	2,614,627	2,329,385	1,896,237
Occupancy expense	356,025	283,557	203,132
Equipment expense	405,603	434,493	328,762
Data processing	364,772	291,204	237,226
Lower of cost or market adjustment on loans transferred from available for sale to portfolio loans	—	213,581	—
Foreclosed assets, net	—	—	(3,395)
Other expense	1,417,321	1,557,507	941,727

Total noninterest expense	5,158,348	5,109,727	3,603,689

Net income before income taxes	2,827,696	2,019,497	1,795,902
Income tax expense	998,724	758,112	640,026
Minority interest in subsidiary earnings	—	—	(108,568)

Net income	1,828,972	1,261,385	1,047,308
Preferred stock dividends	(119,277)	(66,349)	—

Net income available to common stockholders	$1,709,695	$1,195,036	$1,047,308

Basic earnings per share	$1.43	$1.04	$0.91

Diluted earnings per share	$1.26	$0.93	$0.84

Basic weighted average shares outstanding	1,195,194	1,153,172	1,149,882

Diluted weighted average shares outstanding	1,454,434	1,355,034	1,247,360

See Notes to Consolidated Financial Statements

Consolidated Statements of Stockholders’ Equity

For the years ended December 31, 2004, 2003 and 2002

	Convertible Preferred Stock		Common Stock		Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2001	—	$—	956,033	$4,780,165	$2,915,103	$385,185	$18,847	$8,099,300
Comprehensive income
Net income	—	—	—	—	—	1,047,308	—	1,047,308
Net change in unrealized gain (loss) on investment securities available for sale, net of income taxes of $(112)	—	—	—	—	—	—	(218)	(218)

Total comprehensive income								1,047,090
Change par value of common stock from $5 to $4	—	—	—	(958,376)	958,376	—	—	—
Fractional shares purchased	—	—	(426)	(1,704)	(2,238)	—	—	(3,942)
Common stock reissued	—	—	426	1,704	2,938	—	—	4,642
Stock options exercised	—	—	2,343	11,715	5,581	—	—	17,296

Balance, December 31, 2002	—	—	958,376	3,833,504	3,879,760	1,432,493	18,629	9,164,386
Comprehensive income
Net income	—	—	—	—	—	1,261,385	—	1,261,385
Net change in unrealized gain (loss) on investment securities available for sale, net of income taxes of $(9,698)	—	—	—	—	—	—	(15,404)	(15,404)

Total comprehensive income								1,245,981

Continued

Consolidated Statements of Stockholders’ Equity, continued

For the years ended December 31, 2004, 2003 and 2002

	Convertible Preferred Stock		Common Stock			Retained Earnings	Accumulated Other Comprehensive Income
	Shares	Amount	Shares	Amount	Surplus			Total
6 for 5 common stock exchange pursuant to plan of reorganization and share exchange	—	—	191,675	3,879,760	(3,879,760)	—	—	—
Common stock options exercised	—	—	20,928	121,174	—	—	—	121,174
Fractional shares purchased	—	—	(790)	(12,051)	—	—	—	(12,051)
Issuance of convertible preferred stock	189,356	2,620,325	—	—	—	—	—	2,620,325
Dividends declared on convertible preferred stock ($.35 per share)	—	—	—	—	—	(66,349)	—	(66,349)

Balance, December 31, 2003	189,356	2,620,325	1,170,189	7,822,387	—	2,627,529	3,225	13,073,466
Comprehensive income
Net income	—	—	—	—	—	1,828,972	—	1,828,972
Net change in unrealized gain (loss) on investment securities available for sale, net of income taxes of $(9,795)	—	—	—	—	—	—	(15,614)	(15,614)

Total comprehensive income	—	—	—	—	—	—	—	1,813,358
Common stock options exercised	—	—	40,819	249,865	—	—	—	249,865
Tax benefit related to exercise of non-incentive stock options	—	—	—	28,009	—	—	—	28,009
Dividends declared on convertible preferred stock ($.63 per share)	—	—	—	—	—	(119,277)	—	(119,277)

Balance, December 31, 2004	189,356	$2,620,325	1,211,008	$8,100,261	$—	$4,337,224	$(12,389)	$15,045,421

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

For the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from operating activities
Net income	$1,828,972	$1,261,385	$1,047,308
Adjustments to reconcile net income to net cash provided by operations:
Minority interest in subsidiary earnings	—	—	108,568
Depreciation and amortization	400,136	369,476	333,865
Provision for loan losses	325,032	378,401	651,005
Lower of cost or market adjustment on loans transferred from available for sale to portfolio loans	—	213,581	—
(Gain) loss on sale of fixed assets	16,339	(125)	—
Deferred income taxes	(100,641)	(180,746)	(134,727)
Accretion of discount on securities, net of amortization of premiums	(14,860)	21,578	(4,551)
Changes in assets and liabilities:
Accrued income	2,243	(48,662)	(169,091)
Loans held for sale	—	(14,272,620)	(2,746,457)
Other assets	(15,295)	(82,264)	41,324
Accrued interest payable	31,910	(7,797)	(57,889)
Other liabilities	(145,997)	(393,883)	471,768

Net cash provided (used) by operating activities	2,327,839	(12,741,676)	(458,877)

Cash flows from investing activities
Net decrease (increase) in interest-bearing deposits with banks	(8,691,339)	6,028,686	(5,924,892)
Net decrease (increase) in federal funds sold	(301,000)	—	250,000
Purchases of investment securities	(4,986,298)	(6,987,095)	(8,383,284)
Maturities of investment securities	7,709,571	5,681,156	8,656,345
Purchases of restricted equity securities	(345,660)	(165,000)	(67,700)
Net increase in loans	(16,008,578)	(18,541,185)	(11,137,466)
Proceeds from the sale of property and equipment	2,290	8,900	—
Purchases of property and equipment	(369,419)	(1,149,578)	(1,025,031)

Net cash used in investing activities	(22,990,433)	(15,124,116)	(17,632,028)

Cash flows from financing activities
Net increase in deposits	15,676,090	24,379,003	17,336,669
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	29,188	2,133,235	(884,089)
Net decrease in short-term debt	(1,400,000)	(100,000)	(887,500)
Net increase (decrease) in long-term debt	6,052,872	(692,548)	2,568,028
Dividends paid on preferred stock	(119,360)	(36,279)	—
Preferred stock issued, net	—	2,620,325	—
Fractional shares purchased	—	(12,051)	(3,942)
Common stock reissued	—	—	4,642
Stock options exercised	249,865	121,173	17,296
Tax benefit related to exercise of non-inventive stock options	28,009	—	—

Net cash provided by financing activities	20,516,664	28,412,858	18,151,104

Net increase (decrease) in cash and cash equivalents	(145,930)	547,066	60,199

Cash and cash equivalents, beginning	1,956,473	1,409,407	1,349,208

Cash and cash equivalents, ending	$1,810,543	$1,956,473	$1,409,407

Continued

Consolidated Statements of Cash Flows

For the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Supplemental disclosures of cash flow information
Interest paid	$2,401,088	$1,972,260	$2,153,447

Income taxes paid	$1,052,752	$1,350,135	$507,663

Supplemental disclosure of non-cash transactions
Non-cash transactions related to acquisition of minority interest in subsidiary:
Cancellation of loan and interest receivable	—	422,984	—
Cancellation of loans receivable from recourse obligations	—	243,850	—
Addition to allowance for loans losses	—	57,852	—

Total transaction	$—	$724,686	$—

Transfer of loans held for sale to loan portfolio	$—	$18,746,533	$—

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

Surrey Bank & Trust (the “Bank”) was organized and incorporated under the laws of the State of North Carolina on July 15, 1996 and commenced operations on July 22, 1996. The Bank currently serves Surry County, North Carolina and Patrick County, Virginia and surrounding areas through five banking offices. As a state chartered bank, which is not a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation.

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

Critical Accounting Policies

The notes to our audited consolidated financial statements for the year ended December 31, 2004 contain a summary of our significant accounting policies. We believe our policies with respect to the methodology for our determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and our Board of Directors.

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

Interest-bearing Deposits with Banks

Interest-bearing deposits with banks mature within one year and are carried at cost.

Trading Securities

The Company does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities Held to Maturity

Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. All securities held by the Company at December 31, 2004 and 2003 were classified as available-for-sale.

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

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

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

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Allowance for Loan Losses, continued

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

Servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Generally, purchased servicing rights are capitalized at the cost to acquire the rights. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is less than the capitalized amount for the tranche, a reduction of the allowance may be recorded as an increase to income.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

During the year ended December 31, 2004, the Company sold its mortgage servicing rights to another bank. The gain on that sale is reflected in the accompanying statements of income. Accordingly, the Company has no servicing rights at December 31, 2004. Due to their immateriality and complex nature the Company did not capitalize its servicing assets in existence on December 31, 2003.

Property and Equipment

Land is carried at cost. Premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	3-40
Furniture and equipment	3-25

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Foreclosed Properties

Assets acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in foreclosed asset expense. The historical average holding period for such properties is less than six months.

Goodwill

Goodwill consist of premiums paid on acquisitions of insurance agencies. Goodwill is evaluated for impairment on an annual basis. Any impairment is charged against income in the period of impairment.

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

Advertising Cost

The Company incurred marketing and advertising cost of $108,236, $80,604 and $62,261 for the years ended December 31, 2004, 2003 and 2002, respectively. The amounts are expensed as incurred and included in the statements of income under other expense.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under line of credit arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Derivative Financial Instruments and Change in Accounting Principle

On January 1, 2001, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement requires that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value.

Interest Rate Swap Agreements

For asset/liability management purposes, the Company may use interest rate swap agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts. Such derivatives are used as part of the asset/liability management process and are linked to specific assets or liabilities, and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period.

The Company may use interest rate swap agreements to convert a portion of its variable-rate debt to fixed rate (cash flow hedge), and to convert a portion of its fixed-rate loans to a variable rate (fair value hedge). Interest rate swaps are contracts in which a series of interest rate flows are exchanged over a prescribed period. The notional amount on which the interest payments are based is not exchanged.

Under SFAS No. 133, the gain or loss on all derivatives designated and qualifying as a fair value hedging instrument, as well as the offsetting gain or loss on the hedged item attributable to the risk being hedged, is recognized currently in earnings in the same accounting period. The effective portion of the gain or loss on a derivative designated and qualifying as a cash flow hedging instrument is initially reported as a component of other comprehensive income and subsequently reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument, if any, is recognized currently in earnings.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Interest Rate Swap Agreements, continued

Interest rate derivative financial instruments receive hedge accounting treatment only if they are designated as a hedge and are expected to be, and are, effective in substantially reducing interest rate risk arising from the assets and liabilities identified as exposing the Company to risk. Those derivative financial instruments that do not meet the hedging criteria discussed below would be classified as trading activities and would be recorded at fair value with changes in fair value recorded in income. Derivative hedge contracts must meet specific effectiveness tests (i.e., over time the change in their fair values due to the designated hedge risk must be within 80 to 125 percent of the opposite change in the fair values of the hedged assets or liabilities). Changes in fair value of the derivative financial instruments must be effective at offsetting changes in the fair value of the hedged items due to the designated hedge risk during the term of the hedge. Further, if the underlying financial instrument differs from the hedged asset or liability, there must be a clear economic relationship between the prices of the two financial instruments. If periodic assessment indicated derivatives no longer provide an effective hedge, the derivatives contracts would be closed out and settled or classified as a trading activity.

Beginning January 1, 2001, in accordance with SFAS No. 133, hedges of variable-rate debt are accounted for as cash flow hedges, with changes in fair value recorded in derivative assets or liabilities and other comprehensive income. The net settlement (upon close out or termination) that offsets changes in the value of the hedged debt is deferred and amortized into net interest income over the life of the hedged debt. Hedges of fixed-rate loans are accounted for as fair value hedges, with changes in fair value recorded in derivative assets or liabilities and loan interest income. The net settlement (upon close out or termination) that offsets changes in the value of the loans adjusts the basis of the loans and is deferred and amortized to loan interest income over the life of the loans. The portion, if any, of the net settlement amount that did not offset changes in the value of the hedged asset or liability is recognized immediately in non-interest income.

Cash flow resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows of the items being hedged.

The cumulative effect of adopting SFAS No. 133 for interest rate swap agreements as of January 1, 2001 did not have a material effect on the Company’s financial statements.

Rate Lock Commitments

The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. Prior to July 1, 2002, such commitments were recorded to the extent of fees received. Fees received were subsequently included in the net gain on sale of mortgage loans.

At December 31, 2004 and 2003 the Company had no originated mortgage loans available for sale. Therefore, no rate lock commitments existed at those dates. Mortgage loans sold in the secondary market are now originated through correspondents and are not funded by the Company.

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

Federal funds purchased, securities sold under agreements to repurchase and short-term debt: The carrying amounts of federal funds purchased, securities sold under agreements to repurchase and short-term debt approximate their fair values.

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

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004) (“SFAS 123(R)”), Share-Based Payments. SFAS 123(R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments, such as stock options granted to employees. The Company will most likely apply SFAS 123(R) on a modified prospective method. Under this method, the Company is required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted stock option awards that remain outstanding at the date of adoption. In addition, the Company may elect to adopt SFAS 123(R) by restating previously issued financial statements, basing the amounts on the expense previously calculated and reported in the pro forma disclosures that had been required by SFAS 123, Accounting for Stock-Based Compensation. As a small business issuer, SFAS 123(R) is effective for the Company for the first reporting period beginning after December 15, 2005.

Note 2. Restrictions on Cash

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $490,000 and $545,000 for the periods including December 31, 2004 and 2003, respectively.

Note 3. Securities

Debt and equity securities have been classified in the balance sheets according to management’s intent. The carrying amounts of securities and their approximate fair values at December 31, 2004 and 2003 follow:

2004	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available for sale
U.S. Government agency securities	$2,497,680	$—	$21,830	$2,475,850
Mortgage-backed securities	214,632	1,669	—	216,301
State and municipal	—	—	—	—

	$2,712,312	$1,669	$21,830	$2,692,151

2003	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available for sale
U.S. Government agency securities	$4,998,923	$1,839	$1,812	$4,998,950
Mortgage-backed securities	321,674	4,961	—	326,635
State and municipal	100,127	261	—	100,388

	$5,420,724	$7,061	$1,812	$5,425,973

Restricted equity securities were $790,660 and $445,000 at December 31, 2004 and 2003. Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”) and Community Bankers Bank. These investments are carried at cost. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Company is required to hold that stock so long as it borrows from the FHLB.

At December 31, 2004 and 2003 substantially all investment securities were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Notes to Consolidated Financial Statements

Note 3. Securities, continued

Maturities of mortgage-backed bonds are stated based on contractual maturities. Actual maturities of these bonds may vary as the underlying mortgages are prepaid. The scheduled maturities of securities (all available for sale) at December 31, 2004 were as follows:

	Amortized Cost	Fair Value
Due in one year or less	$997,936	$997,400
Due after one year through five years	1,499,744	1,478,450
Due after five years through ten years	—	—
Due after ten years	214,632	216,301

	$2,712,312	$2,692,151

For the years ended December 31, 2004, 2003 and 2002, the Company had no gain or loss from the sale of investment securities. All were held to their scheduled maturity dates.

The following table shows investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2004. These unrealized losses on investment securities are a result of volatility in interest rates during 2004 and relate to five agency securities.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. government agencies	$1,982,700	$15,345	$493,150	$6,485	$2,475,850	$21,830

Management considers the nature of the investment, the underlying causes of the decline in market value, the severity and duration of the decline in market value and other evidence, on a security by security basis, in determining if the decline in market value is other than temporary. Management believes all unrealized losses presented in the table above to be temporary in nature.

Notes to Consolidated Financial Statements

Note 4. Loans Receivable

The major components of loans in the balance sheets at December 31, 2004 and 2003 are as follows:

	2004	2003
Commercial	$82,621,131	$66,675,083
Real estate:
Construction and land development	3,093,423	5,799,087
Residential, 1-4 families	40,005,007	38,499,158
Farmland	341,540	127,277
Nonfarm, nonresidential	830,457	879,280
Agricultural	183,777	107,685
Consumer, net of discounts of $ 25,035	8,034,675	7,595,515
Other	223,200	78,178

	135,333,210	119,761,263
Unearned loan origination fees, net of costs	7,086	(288,824)

	135,340,296	119,472,439
Allowance for loan losses	(2,294,131)	(2,109,820)

	$133,046,165	$117,362,619

Note 5. Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

	2004	2003	2002
Balance, beginning	$2,109,820	$1,831,167	$1,251,496

Provision charged to expense	325,032	378,401	651,005
Recoveries of amounts charged off	19,426	42,487	8,589
Amounts charged off	(160,147)	(142,235)	(79,923)

Balance, ending	$2,294,131	$2,109,820	$1,831,167

The following is a summary of information pertaining to impaired loans at December 31:

	2004	2003
Impaired loans without a valuation allowance	$405,900	$45,600
Impaired loans with a valuation allowance	853,600	190,900

Total impaired loans	$1,259,500	$236,500

Valuation allowance related to impaired loans	$239,300	$135,100

Nonaccrual loans were $1,259,500 and $236,500 at December 31, 2004 and December 31, 2003, respectively and are included in the table above. There were no other loans past due 90 days or more at December 31, 2004 or December 31, 2003.

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the years ended December 31, 2004, 2003, and 2002 (all approximate) are summarized below:

	2004	2003	2002
Average investment in impaired loans	$558,000	$95,100	$308,300

Interest income recognized on impaired loans	$31,600	$25,000	$31,100

Interest income recognized on a cash basis on impaired loans	$16,800	$17,000	$27,800

No additional funds are committed to be advanced in connection with impaired loans.

Note 6. Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. On April 16, 2004, the Company sold its mortgage loan servicing rights to another bank. Therefore, there were no mortgage loans serviced for others at December 31, 2004. The unpaid principal balance of mortgage loans serviced for others was $44,982,897 at December 31, 2003, and $23,180,689 at December 31, 2002.

Note 7. Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2004 and 2003 are as follows:

	2004	2003
Land and improvements	$1,190,139	$950,732
Buildings and improvements	2,707,326	2,704,182
Furniture and equipment	1,857,735	2,091,782

	5,755,200	5,746,696
Less accumulated depreciation	(1,522,776)	(1,464,926)

	$4,232,424	$4,281,770

At December 31, 2004, Company premises with a carrying value of $118,079 were pledged as collateral for a mortgage loan.

Depreciation expense amounted to $400,136, $367,011 and $312,501 for the years ended December 31, 2004, 2003 and 2002, respectively.

Notes to Consolidated Financial Statements

Note 7. Property and Equipment, continued

The Company’s West Pine Street branch, Stuart branch (land only) and Pilot Mountain branch are leased under operating leases at a monthly rental of $1,456, $1,750, and $1,428, respectively. The West Pine Street lease is for a five-year term, which expires March 31, 2005. The Company has the option to renew the lease for four additional five-year terms and has committed to extend the lease to March 31, 2010. This commitment is included in the future minimum rental commitments detailed below. The Stuart, Virginia branch land lease is for a term of one year, which expires in 2004. The Company has the option to renew the lease for three additional one-year terms. The Pilot Mountain lease is for a term of six months, which expiries in 2005. Rental expense was $59,057, $43,379 and $37,800 for 2004, 2003 and 2002, respectively.

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2004, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

2005	$47,412
2006	23,625
2007	23,625
2008	23,625
2009	23,625
Thereafter	5,906

$147,818

Note 8. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $21,299,381 and $19,798,705, respectively. At December 31, 2004, the scheduled maturities of time deposits are as follows:

2005	$53,536,527
2006	3,006,536
2007	2,129,698
2008	2,236,745
Thereafter	7,056,731

$67,966,237

Note 9. Short-Term Debt

Short-term debt consists of federal funds purchased and securities sold under agreements to repurchase, which generally mature within one to four days from the transaction date, and other short-term borrowings. Additional information at December 31, 2004 and 2003 and for the periods then ended is summarized below:

	2004	2003	2002
Outstanding balance at December 31	$3,447,823	$4,818,635	$2,785,400

Year-end weighted average rate	2.48%	0.74%	0.90%

Daily average outstanding during the year	$1,180,551	$4,488,100	$3,710,414

Average rate for the period	0.71%	0.92%	1.72%

Maximum outstanding at any month-end during the year	$5,542,668	$7,259,156	$4,044,998

Notes to Consolidated Financial Statements

Note 9. Short-Term Debt, continued

Lines of Credit

The Company has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $13,700,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $20,460,000. At December 31, 2004 and 2003 there were outstanding balances of $14,250,000 and $8,050,000, respectively, under credit arrangements with correspondent banks and the Federal Home Loan Bank of Atlanta.

Note 10. Long-Term Debt

The Company’s long-term debt includes instruments bearing fixed rates ranging from 1.80% to 8.0% and a variable rate instrument tied to the three month LIBOR rate. The weighted average rate of all long-term debt at December 31, 2004 was 3.61%. Collateral consist of real estate, substantially all 1-4 family first lien residential real estate loans and certain investment securities. The contractual maturities of long-term debt are as follows:

2005	$1,504,427
2006	2,004,795
2007	505,193
2008	2,005,624
2009	3,006,090
thereafter	2,272,823

$11,298,952

Note 11. Financial Instruments

Fair Values

The estimated fair values of the Company’s financial instruments are as follows (dollars in thousands):

	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$1,811	$1,811	$1,956	$1,956
Federal funds sold and interest-bearing deposits with banks	13,060	13,060	4,068	4,068
Securities, available for sale	2,692	2,692	5,426	5,426
Restricted equity securities	791	791	445	445
Loans, net of allowance for loan losses	133,046	131,356	117,363	120,976

Financial liabilities
Deposits	126,954	126,692	111,278	111,782
Short-term debt	3,448	3,444	4,819	4,827
Long-term debt	11,299	11,114	5,246	5,281

Derivative Financial Instruments

In order to better manage interest rate risk, the Company entered into a forward contract with Compass Bank on November 6, 2003. The face amount of the contract was $8,000,000 for a 69 day term. The company terminated the contract on December 3, 2003 for a loss of $52,500 which was classified in other expenses.

Notes to Consolidated Financial Statements

Note 12. Stockholders’ Equity

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

Note 13. Earnings Per Share

The following table details the computation of basic and diluted earnings per share for each year ended December 31.

	2004	2003	2002
Net income	$1,828,972	$1,261,385	$1,047,308
Preferred stock dividends	(119,277)	(66,349)	—

Net income (income available to common shareholders)	$1,709,695	$1,195,036	$1,047,308

Weighted average common shares outstanding	1,195,194	1,153,172	1,149,882
Effect of dilutive securities:
Options	94,595	110,292	97,478
Convertible preferred stock	164,645	91,570	—

Weighted average common shares outstanding, diluted	1,454,434	1,355,034	1,247,360

Basic earnings per share	$1.43	$1.04	$.91

Diluted earnings per share	$1.26	$.93	$.84

Notes to Consolidated Financial Statements

Note 14. Stock Options

The Company has adopted a qualified incentive stock option plan, which reserves 68,603 shares (adjusted for stock exchange, dividends and exercised shares) for purchase by eligible employees. Options granted under this plan vest at the rate of 20% per year, expire not more than ten years from the date of grant, and are exercisable at not less than the fair market value of the stock at the date grant. On February 15, 2001, the Company amended the Qualified Incentive Stock Plan to increase the shares available under the ISO plan.

The Company also adopted a non-qualified stock option plan, which reserves 95,912 shares (adjusted for stock exchange, dividends and exercised shares) for purchase by non-employee directors. Options granted under this plan are exercisable after six months from the date of grant at not less than the fair market value of the stock at the date of grant. The life of such options shall not extend more than ten years from the date of grant. On February 15, 2001, the Company amended the Non-qualified Stock Option Plan increasing the shares available under the plan.

Activity under Company plans during the years ended December 31, 2004, 2003 and 2002 is summarized below:

	Qualified Plan		Non-Qualified Plan
	Available For Grant	Granted	Available For Grant	Granted
Balance, December 31, 2001	16,104	79,189	2	95,601
Granted	—	—	—	—
Exercised	—	—	—	(2,343)
Forfeited	—	—	—	—
Expired	—	—	—	—

Balance, December 31, 2002	16,104	79,189	2	93,258
Surrey Bancorp conversion/exchange	3,440	15,617	1	18,651
Granted	(4,800)	4,800	—	—
Exercised	—	(10,928)	—	(10,000)
Forfeited	2,420	(2,420)	—	—
Expired	—	—	—	—

Balance, December 31, 2003	17,164	86,258	3	101,909
Granted	(1,500)	1,500	—	—
Exercised	—	(34,819)	—	(6,000)
Forfeited	2,376	(2,376)	—	—
Expired	—	—	—	—

Balance, December 31, 2004	18,040	50,563	3	95,909

Notes to Consolidated Financial Statements

Note 14. Stock Options, continued

Additional information related to Company plans is detailed below: (3)

	2004	2003	2002
Outstanding options:
Exercise price, beginning of the year(1)	$6.27	$6.10	$6.10
Exercise price, end of the year(1)	$6.40	$6.27	$6.10
Range of exercise prices:
From	$5.79	$5.79	$5.78
To	$14.75	$12.71	$9.47
Remaining contractual life in months(1)	45	55	65

Exercisable options outstanding at December 31:
Number	133,416	169,597	189,304
Exercise price(1)	$6.40	$6.27	$6.08

Weighted average exercise price of options:
Granted during the year	$14.75	$12.71	$—
Exercised during the year	$6.11	$5.79	$6.77
Forfeited during the year	$5.79	$8.52	$—
Expired during the year	$—	$—	$—

Grant-date fair value:
Options granted during the year	$7,582	$31,423	$—

Significant assumptions used in determining fair value of options granted:
Risk-free interest rate	4.24%	4.06%	n/a
Expected life in years	10	10	n/a
Expected dividends	—	—	n/a
Expected volatility	56.15%	10.22%	n/a

Results of operations:
Compensation cost recognized in income for all stock-based compensation awards	$—	$—	$—

Pro forma net income (2)	$1,691,509	$1,172,763	$1,033,088

Basic pro forma earnings per share (2)	$1.42	$1.02	$0.90

Diluted pro forma earnings per share (2)	$1.25	$0.91	$0.83

(1)	Weighted average

(2)	As if the fair value based method prescribed by SFAS No. 123 had been applied

(3)	Adjustment for the effects of a 20% common stock dividend in 1999, a 20% common stock dividend in January 2000, and a 10% common stock dividend in 2001, and a 6 for 5 common stock exchange on May 1, 2003.

Notes to Consolidated Financial Statements

Note 15. Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense are as follows:

	2004	2003	2002
Current	$1,099,365	$938,858	$774,753
Deferred	(100,641)	(180,746)	(134,727)

	$998,724	$758,112	$640,026

Rate Reconciliation

A reconciliation of expected income tax expense (benefit) computed at the statutory federal income tax rate to income tax expense included in the statements of income is as follows:

	2004	2003	2002
Expected tax expense	$961,417	$686,629	$610,607
Other	37,307	71,483	29,419

	$998,724	$758,112	$640,026

Deferred Income Tax Analysis

The significant components of net deferred tax assets (primarily Federal) at December 31, 2004 and 2003 are summarized as follows:

	2004	2003
Deferred tax assets
Allowance for loan losses	$856,241	$660,941
Investee timing differences	—	42,078
Net unrealized loss on securities available for sale	7,771	—
Lower of cost or market adjustment on loans transferred from available for sale to portfolio	69,774	80,502
Other	3,839	12,527

	937,625	796,048

Deferred tax liabilities
Net unrealized gain on securities available for sale	—	2,023
Depreciation	222,436	191,987
Other	2,736	20

	225,172	194,030

Net deferred tax asset	$712,453	$602,018

Notes to Consolidated Financial Statements

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

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Company’s commitments at December 31, 2004 and 2003 is as follows:

	2004	2003
Commitments to extend credit, including unused lines of credit	$23,660,000	$20,186,000
Standby letters of credit	1,163,000	938,000

	$24,823,000	$21,124,000

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary. The commitments carry both fixed and variable rates of interest.

Concentrations of Credit Risk

Substantially all of the Company’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company’s market area and such customers are generally depositors of the Company. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of approximately $2,300,000 unless guaranteed by SBA or USDA Rural Development Corporation. Although the Company has a reasonably diversified loan portfolio, the following industries are considered to be concentrations: medical offices and related, trucking, used car dealers, and non-residential building operators.

Notes to Consolidated Financial Statements

Note 16. Commitments and Contingencies, continued

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

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $910,000 at December 31, 2004. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2004.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2004, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category.

Notes to Consolidated Financial Statements

Note 17. Regulatory Restrictions, continued

The Company’s and Bank’s actual capital amounts (in thousands) and ratios are also presented in the following table.

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2004:
Total Capital
(to Risk-Weighted Assets)
Consolidated	$15,949	11.61%	$10,987	8.0%	$13,734	10.0%
Surrey Bank & Trust	$14,534	10.52%	$11,054	8.0%	$13,817	10.0%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$14,225	10.36%	$5,493	4.0%	$8,240	6.0%
Surrey Bank & Trust	$12,800	9.26%	$5,527	4.0%	$8,290	6.0%
Tier I Capital
(to Average Assets)
Consolidated	$14,225	8.98%	$6,337	4.0%	$7,963	5.0%
Surrey Bank & Trust	$12,800	8.08%	$6,337	4.0%	$7,921	5.0%

December 31, 2003:
Total Capital
Consolidated	$13,874	11.52%	$9,636	8.0%	$12,045	10.0%
Surrey Bank & Trust	$12,201	10.13%	$9,636	8.0%	$12,045	10.0%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$12,361	10.26%	$4,818	4.0%	$7,227	6.0%
Surrey Bank & Trust	$10,687	8.87%	$4,818	4.0%	$7,227	6.0%
Tier I Capital
(to Average Assets)
Consolidated	$12,361	10.50%	$4,709	4.0%	$5,886	5.0%
Surrey Bank & Trust	$10,687	8.13%	$5,259	4.0%	$6,574	5.0%

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

Aggregate loan transactions with related parties were as follows:

	2004	2003
Balance, beginning	$2,035,486	$1,661,882
New loans	969,839	1,455,880
Repayments	(361,768)	(1,082,276)

Balance, ending	$2,643,577	$2,035,486

Notes to Consolidated Financial Statements

Note 19. Investment in Limited Liability Company

Prior to March 1, 2003, the Company participated in a limited liability company with Friendly Auto Finance, Inc. (Friendly Finance, LLC). On March 1, 2003, the Company acquired the minority interest in exchange for the satisfaction of other commitments of the holder of the minority interest. Friendly Finance, LLC purchases sales finance contracts from automobile dealers in the Company’s trade area. As of December 31, 2004 and 2003, the LLC’s summarized unaudited balance sheet and for each of the three years in the period ended December 31, 2004 the statements of income and cash flows were as follows:

Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets
Cash and due from banks	$492,375	$52,167
Interest-bearing deposits with banks	21,430	63,279
Loans, net of allowance for loan losses of $189,828 and $324,964 in 2004 and 2003, respectively	1,028,055	1,515,953
Property and equipment, net	11,970	12,527
Other assets	113,529	39,797

	$1,667,359	$1,683,723

Liabilities and Capital
Liabilities
Long-term debt	$—	$140,000
Other liabilities	22,909	68,373

	22,909	208,373

Capital
Equity	642,078	600,000
Retained earnings	1,002,372	875,350

	1,644,450	1,475,350

	$1,667,359	$1,683,723

Statements of Income

For the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Income
Interest income	$227,966	$525,512	$955,577
Other income	30,637	41,938	27,169

Total income	258,603	567,450	982,746

Expenses
Interest expense	546	50,311	141,201
Provision for loan losses (recovery)	(58,445)	(168,601)	307,753
Salaries and employee benefits	58,298	113,017	146,773
Occupancy expense	6,935	10,770	10,524
Equipment expense	6,149	11,027	14,437
Other expense	118,098	162,606	90,638

Total expense	131,581	179,130	711,326

Net income	$127,022	$388,320	$271,420

Notes to Consolidated Financial Statements

Note 19. Investment in Limited Liability Company, continued

Statements of Cash Flows

For the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from operating activities
Net income	$127,022	$388,320	$271,420
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,422	6,751	6,052
Loss on the sale of fixed assets	11,277	—	—
Provision for loan losses (recovery)	(58,445)	(168,601)	307,753
Net increase in other assets	(31,654)	(21,269)	(6,845)
Net increase (decrease) in other liabilities	(45,464)	(73,604)	4,432

Net cash provided by operating activities	4,158	131,597	582,812

Cash flows from investing activities
Net (increase) decrease in interest-bearing deposits with banks	41,849	74,634	(4,833)
Purchase of property and equipment	(13,392)	(4,923)	(6,318)
Proceeds from the sale of fixed assets	1,250	—	—
Net decrease in loans	546,343	1,834,008	277,873

Net cash provided in investing activities	576,050	1,903,719	266,722

Cash flows from financing activities
Net increase in long-term debt	(140,000)	(2,185,000)	(675,000)

Net cash provided (used) by financing activities	(140,000)	(2,185,000)	(675,000)

Net increase (decrease) in cash and due from banks	440,208	(149,684)	174,534
Cash and cash equivalents, beginning	52,167	201,851	27,317

Cash and cash equivalents, ending	$492,375	$52,167	$201,851

Supplemental disclosure of non-cash transactions
Non-cash transactions related to acquisition of minority interest in subsidiary:
Cancellation of loan and interest receivable	—	422,984	—
Cancellation of loans receivable from recourse obligations	—	243,850	—
Addition to allowance for loans losses	—	57,852	—

Total transaction	$—	$724,686	$—

Notes to Consolidated Financial Statements

Note 20. Segment Reporting

The Company has two reportable segments, the Bank and Friendly Finance, LLC (subsidiary). The Bank provides mortgage, consumer, and commercial loans. Friendly Finance, LLC specializes in the purchase of sales finance contracts from local automobile dealers. Information about reportable segments, and reconciliation of such information to the consolidated financial statements as of and for the years ended December 31, 2004, 2003 and 2002 is as follows:

	Bank	Friendly Finance, LLC	Intersegment Elimination	Other	Consolidated Totals
2004
Net interest income	$5,646,880	$227,420	$—	$—	$5,874,300
Other revenue – external customers	2,406,139	30,637	—	—	2,436,776
Depreciation and amortization	398,714	1,422	—	—	400,136
Provision for loan losses	383,477	(58,445)	—	—	325,032
Net income	1,701,950	127,022	—	—	1,828,972
Assets	158,108,935	1,667,359	(2,513,341)	—	157,262,953

2003
Net interest income	$4,943,839	$475,201	$—	$—	$5,419,040
Other revenue – external customers	2,046,647	41,938	—	—	2,088,585
Depreciation and amortization	362,725	6,751	—	—	369,476
Provision for loan losses	547,002	(168,601)	—	—	378,401
Net income	873,065	388,320	—	—	1,261,385
Assets	135,397,988	1,683,723	(2,004,706)	—	135,077,005

2002
Net interest income	$3,765,616	$814,376	$—	$—	$4,579,992
Other revenue – external customers	1,443,435	27,169	—	—	1,470,604
Depreciation and amortization	327,813	6,052	—	—	333,865
Provision for loan losses	343,252	307,753	—	—	651,005
Net income	884,456	271,420	—	(108,568)	1,047,308
Assets	103,990,688	4,278,694	(1,724,850)	—	106,544,532

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

The Bank derives a majority of its revenue from interest income and relies primarily on net interest income to assess the performance of the segments and make decisions about resources to be allocated to the segment. Therefore, the segments are reported using net interest income for the period ended December 31, 2004. The Bank does allocate income taxes to the segments. Other revenue represents noninterest income which is also allocated to the segments. The Bank includes an insurance and investment agency in its Bank segment above. The Bank does not have any single external customer from which it derives 10 percent or more of its revenues and operates in one geographical area.

Note 21. Parent Company Activity

Surrey Bancorp owns all of the outstanding shares of the Bank. Summary financial statements of Surrey Bancorp follow:

Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets
Cash and due from banks	$122,967	$152,470
Interest-bearing deposits with banks	1,300,000	1,550,000
Investment in subsidiaries	13,620,094	11,400,132
Other assets	32,347	934

	$15,075,408	$13,103,536

Liabilities and Capital
Liabilities
Dividends payable	$29,987	$30,070

	29,987	30,070

Capital
Preferred stock	2,620,325	2,620,325
Common stock	8,100,261	7,822,387
Retained earnings	4,337,224	2,627,529
Accumulated other comprehensive income (loss)	(12,389)	3,225

	15,045,421	13,073,466

	$15,075,408	$13,103,536

Notes to Consolidated Financial Statements

Note 21. Parent Company Activity, continued

Statements of Income

For the periods ended December 31, 2004 and 2003

	2004	2003
Income
Equity income from Surrey Bank & Trust	$1,835,578	$791,314
Interest income	28,211	11,359

Total income	1,863,789	802,673

Expenses
Other expense	38,219	14,109

Total expense	38,219	14,109

Income before income taxes	1,825,570	788,564
Income tax benefit	3,402	935

Net income	$1,828,972	$789,499
Preferred stock dividends	(119,277)	(66,349)

Net income available to common stockholders	$1,709,695	$723,150

Statements of Cash Flows

For the periods ended December 31, 2004 and 2003

	2004	2003
Cash flows from operating activities
Net income	$1,828,972	$789,499
Adjustment to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of subsidiary	(1,835,578)	(791,314)
Net increase in other assets	(31,412)	(935)

Net cash used by operating activities	(38,018)	(2,750)

Cash flows from investing activities
Net (increase) decrease in interest-bearing deposits with banks	250,000	(1,550,000)
Net increase in investment in subsidiaries	(400,000)	(1,000,000)

Net cash used in investing activities	(150,000)	(2,550,000)

Cash flows from financing activities
Preferred stock issued	—	2,620,325
Common stock options exercised	249,865	121,173
Tax benefit of non-employee stock option deduction	28,009	—
Dividends paid	(119,360)	(36,278)

Net cash provided by financing activities	158,514	2,705,220

Net increase in cash and due from banks	(29,504)

Cash and cash equivalents, beginning	152,470	—

Cash and cash equivalents, ending	$122,966	$152,470

Supplemental disclosure of non-cash transactions
Non-cash transactions related to acquisition of Surrey Bank & Trust:
Issuance of common stock in exchange for common stock of Surrey Bank & Trust	$—	$7,704,439
Retained earnings acquired in exchange	—	1,904,379
Increase in investment in Surrey Bank & Trust	—	(9,608,818)

Notes to Consolidated Financial Statements

Note 22. Subsequent Event

Effective February 18, 2005, the Company established a nonqualified deferred compensation plan under which directors may elect to defer their director fees. Participating directors will receive an additional 30% matching contribution and the amounts deferred will be invested in a rabbi trust. Additionally, the Company established a supplemental executive retirement plan for certain executive officers. The future benefits of the plans will be funded primarily by life insurance policies on the executives and two of the directors. The Company, as owner of the policies, will retain and interest in the life insurance proceeds and a 100% interest in the cash surrender value of the policies.

Independent Auditor’s Report

Board of Directors and Stockholders

Surrey Bancorp

Mount Airy, North Carolina

We have audited the consolidated balance sheets of Surrey Bancorp and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Surrey Bancorp and subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Galax, Virginia

January 14, 2005, except for Note 22, as to which the date is February 22, 2005.

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

Critical Accounting Policies

Surrey Bancorp’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited consolidated financial statements included in the Annual Report on Form 10-KSB for the year ended December 31, 2004 contain a summary of its significant accounting policies. Management believes the Company’s policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, such as the recoverability of intangible assets, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, management considers the policies related to those areas as critical.

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

Management’s Discussion and Analysis

Table 1. Net Interest Income and Average Balances (dollars in thousands)

	Periods Ended December 31,
	2004			2003			2002
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Interest-earning assets:
Deposits in other banks	$13,620	$139	1.02%	$5,205	$26.50%		$6,294	$53.84%
Taxable investment securities	3,803	82	2.17%	3,878	85	2.19%	3,795	129	3.40%
Non-taxable investments	18	1	2.49%	101	3	2.97%	146	4	2.74%
Federal funds sold	191	3	1.66%	—	—	—%	64	1	1.56%
Loans	127,726	8,082	6.33%	104,648	7,270	6.95%	80,748	6,489	8.04%

Total interest-earning assets	145,358	8,307		113,832	7,384		91,047	6,676

Yield on average interest-earning assets			5.72%			6.49%			7.33%

Noninterest-earning assets:
Cash and due from banks	1,780			1,370			1,134
Property and equipment	4,233			3,885			3,013
Other real estate owned	—			—			—
Interest receivable and other	1,966			1,347			1,139
Allowance for loan losses	(2,165)			(2,002)			(1,427)

Total noninterest-earning assets	5,814			4,600			3,859

Total assets	$151,172			$118,432			$94,906

Interest-bearing liabilities:
Demand deposits	$20,135	$322	1.60%	$12,010	$168	1.40%	$5,265	$49	0.93%
Savings deposits	16,214	214	1.32%	12,781	167	1.30%	11,145	166	1.48%
Time deposits	71,236	1,590	2.23%	58,595	1,427	2.45%	47,061	1,599	3.40%
Fed funds sold/Repurchase agreements	1,181	8	0.71%	3,049	24.79%		1,739	17	0.98%
Short-term debt	550	5	0.96%	1,439	17	1.18%	1,972	47	2.38%
Long-term debt	8,560	294	3.43%	4,827	162	3.35%	5,286	218	4.12%

Total interest-bearing liabilities	117,876	2,433		92,701	1,965		72,468	2,096

Cost of average interest bearing liabilities			2.06%			2.13%			2.89%

Noninterest-bearing liabilities:
Demand deposits	17,941			14,211			12,104
Interest payable and other	1,122			1,090			915

Total noninterest-bearing liabilities	19,063			15,301			13,019

Total liabilities	136,939			108,002			85,487
Minority interest	—			121			582
Stockholders’ equity	14,233			10,309			8,837

Total liabilities and stockholders’ equity	$151,172			$118,432			$94,906

Net interest income		$5,874			$5,419			$4,580

Net yield on interest-earning assets			4.04%			4.75%			5.03%

Management’s Discussion and Analysis

Table 2. Rate/Volume Variance Analysis (dollars in thousands)

	2004 Compared to 2003			2003 Compared to 2002
	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume
Interest-earning assets:
Deposits in other banks	$113	$44	$69	$(27)	$(15)	$(12)
Taxable investments securities	(3)	(1)	(2)	(45)	(48)	3
Non taxable securities	(2)	—	(2)	(1)	—	(1)
Federal funds sold	3	—	3	(1)	—	(1)
Loans	813	(689)	1,502	782	(960)	1,742

Total	924	(646)	1,570	708	(1,023)	1,731

Interest-bearing liabilities:
Demand deposits	154	20	134	119	4	115
Savings deposits	46	1	45	2	(21)	23
Time deposits	164	(143)	307	(173)	(502)	329
Federal funds purchased/
Repurchase agreements	(15)	(2)	(13)	7	(2)	9
Short-term debt	(12)	(5)	(7)	(29)	(9)	(20)
Long-term debt	132	4	128	(57)	(35)	(22)

Total	469	(125)	594	(131)	(565)	434

Net interest income	$455	$(521)	$976	$839	$(458)	$1,297

Net Interest Income

Net interest income is the Company’s principal source of earnings. Net interest income is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits and FHLB Advances used to fund earning assets). Table 1 summarizes the major components of net interest income for the years ended December 31, 2004 and 2003 and 2002.

Compared to 2003, yields on interest-earning assets decreased during the year ended December 31, 2004 due to a decrease in loan yields. The cost of interest bearing liabilities also decreased in 2003 primarily due to a change in deposit mix. The net yield on interest earning assets decreased from 4.75% to 4.04% during the year ended December 31, 2004.

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

Management’s Discussion and Analysis

Other Income

Noninterest income consists of revenues generated from a broad range of financial services and activities. The majority of noninterest income is a result of fees on mortgage loans sold and service charges on deposit accounts including charges for insufficient funds, checks, and fees charged for nondeposit services. Table 3 discloses noninterest income for the periods ended December 31, 2004, 2003 and 2002.

Table 3. Sources of Noninterest Income

	For the period ended December 31,
	2004	2003	2002
Service charges on deposit accounts	$949,520	$805,609	$619,456
Fees on mortgage loans delivered to correspondents	298,590	74,618	112,855
Other service charges and fees	236,620	214,792	100,815
Other income	450,436	582,277	454,743
Gain and fees on the sale of loan servicing rights	501,610	—	—
Gain on sale of mortgage loans	—	411,289	182,735

	$2,436,776	$2,088,585	$1,470,604

Activity in the deposit related noninterest income accounts increased in 2004 as deposit customers increased. Due to the bank’s exit from mortgage loan servicing in April of 2004, higher fees were received on loans delivered to mortgage correspondents in 2004. The gain and fees associated with the disposition of mortgage servicing rights in 2004 more than offset the profits from the sale of loans in the secondary market in 2003. Other income declined in 2004, due to decreased investment commissions in Surrey Investment Services.

Other Expense

The major components of other expense for the periods ended December 31, 2004, 2003 and 2002 are as follows:

Table 4. Sources of Noninterest Expense

	For the period ended December 31,
	2004	2003	2002
Salary and benefits	$2,614,627	$2,329,385	$1,896,237
Occupancy expenses	356,025	283,557	203,132
Furniture/equipment expenses	405,603	434,493	328,762
Postage/printing and supplies	239,798	307,131	209,847
Advertising and business promotion	108,236	79,534	62,261
Professional fees	142,798	209,322	133,852
Lower of cost or market adjustment on loans available for sale transferred to portfolio	—	213,581	—
Other expenses	1,291,261	1,252,724	769,598

	$5,158,348	$5,109,727	$3,603,689

The overhead ratio of noninterest expense to adjusted total revenue (net interest income plus noninterest income) decreased from 68.1% in 2003 to 62.1% for the year ended December 31, 2004. The decrease is attributable to the absorption of two branch openings in 2003 as well as general balance sheet growth. Reduced cost associated with the mortgage lending operation also had a favorable effect on the efficiency ratio in 2004.

Management’s Discussion and Analysis

Analysis of Financial Condition

Average earning assets have increased 27.7% from December 31, 2003 to December 31, 2004. Total earning assets represented 96.15% of total average assets at December 31, 2004 compared to 96.12% at the end of 2003. The mix of average earning assets changed moderately from December 31, 2003 to December 31, 2004. The most notable change in the mix of average earning assets was the increase in interest-bearing bank balance. These balances increased for liquidity reasons and were partially funded by the participation of commercial loans.

Table 5. Average Asset Mix

	For the Year Ended December 31, 2004		For the Year Ended December 31, 2003
	Average Balance	%	Average Balance	%
Earning assets:
Loans, net	$127,726,168	84.48%	$104,647,997	88.36%
Investment securities	3,821,470	2.53%	3,978,919	3.36%
Federal funds sold	191,344	0.13%	—	—%
Interest-bearing bank balances	13,619,566	9.01%	5,205,369	4.40%

Total earning assets	145,358,548	96.15%	113,832,285	96.12%

Nonearning assets:
Cash and due from banks	1,780,244	1.18%	1,370,286	1.16%
Property and equipment	4,232,829	2.80%	3,884,532	3.28%
Other assets	1,966,091	1.30%	1,347,002	1.13%
Allowance for loan losses	(2,164,904)	(1.43)%	(2,002,083)	(1.69)%

Total nonearning assets	5,814,260	3.85%	4,599,737	3.88%

Total assets	$151,172,808	100.00%	$118,432,022	100.00%

At December 31, 2004, average net loans represented 84.48% of total average assets compared to 88.36% at the end of 2003. Investments decreased from 3.36% of average assets to 2.53% of average assets over the same time period. Interest-bearing bank balances increased over the period from 4.40% to 9.01% of average assets. A higher percentage of average assets invested in lower yielding bank balances in 2004, coupled with a change in the mix of loans within the loan portfolio resulted in a decrease in the net yield on interest earning assets as shown in Table 1.

Loans

Average net loans totaled $127,726,168 for the year ended December 31, 2004. This represents an increase of 22.1% over the average net loans for 2003. Loan demand remained relatively strong in 2004.

The loan portfolio is dominated by real estate and commercial loans. These loans make up 93.8% of the total loan portfolio at December 31, 2004. This is up from the 93.5% that the two categories maintained at December 31, 2003. The amount of loans outstanding by type at December 31, 2004 and December 31, 2003 and the maturity distribution for variable and fixed rate loans as of December 31, 2004 are presented in Tables 6 & 7 respectively.

Management’s Discussion and Analysis

Table 6. Loan Portfolio Summary (includes loans available for sale)

	December 31, 2004		December 31, 2003
	Amount	%	Amount	%
Construction and development	$3,093,423	2.29%	$5,799,087	4.84%
1-4 family residential	40,005,007	29.56%	38,499,158	32.15%
Farmland	341,540	0.25%	127,277	0.11%
Nonfarm, nonresidential	830,457	0.61%	879,280	0.73%

Total real estate	44,270,427	32.71%	45,304,802	37.83%

Agricultural	183,777	0.14%	107,685	0.09%
Commercial and industrial	82,621,131	61.05%	66,675,083	55.67%
Consumer	8,034,675	5.94%	7,595,515	6.34%
Other	223,200	0.16%	78,178	0.07%

Total	$135,333,210	100.00%	$119,761,263	100.00%

Table 7. Maturity Schedule of Loans

	Commercial Financial and Agricultural	Real Estate	Others	Total
				Amount	%
Fixed rate loans:
Three months or less	$1,034,675	$666,028	$1,956,428	$3,657,131	2.70%
Over three months to twelve months	2,436,589	1,206,049	1,571,818	5,214,456	3.85%
Over one year to five years	15,500,996	8,784,079	3,762,613	28,047,688	20.73%
Over five years	3,155,418	15,265,059	14,565	18,435,042	13.62%

Total fixed rate loans	$22,127,678	$25,921,215	$7,305,424	$55,354,317	40.90%

Variable rate loans:
Three months or less	$60,011,500	$18,349,212	$720,767	$79,081,479	58.44%
Over three months to twelve months	—	—	14,245	14,245	0.01%
Over one year to five years	665,730	—	217,439	883,169	0.65%
Over five years	—	—	—	—	—

Total variable rate loans	$60,677,230	$18,349,212	$952,451	$79,978,893	59.10%

Total loans:
Three months or less	$61,046,175	$19,015,240	$2,677,195	$82,738,610	61.14%
Over three months to twelve months	2,436,589	1,206,049	1,586,063	5,228,701	3.86%
Over one year to five years	16,166,726	8,784,079	3,980,052	28,930,857	21.38%
Over five years	3,155,418	15,265,059	14,565	18,435,042	13.62%

Total loans	$82,804,908	$44,270,427	$8,257,875	$135,333,210	100.00%

Management’s Discussion and Analysis

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 6.33% for the year ended December 31, 2004 compared to an average yield of 6.95% in 2003. Though general interest rates increased in 2004, much of the increases occurred in the second half of 2004. The production and renewal of loans in a period of historically low interest rates contributed to this decrease. Additionally, a change in loan mix and competitive pressures continued to tighten margins. Higher yielding consumer loans decreased from 6.34% of total loans at December 31, 2003 to 5.94% of total loans at December 31, 2004. Much of this decrease was due to a reduction in the sales finance loans in the finance company subsidiary.

Investment Securities

The Company uses its investment portfolio to provide for unexpected deposit decreases or loan generation, to meet the Company’s interest rate sensitivity goals, and to generate income.

Management of the investment portfolio has been conservative with virtually all investments taking the form of purchases of U.S. Government Agencies and Mortgage-backed Securities. Management views the investment portfolio as a source of income, and purchases securities with that in mind. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity, which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time management may sell certain securities prior to their maturity. Table 8 presents the investment portfolio at December 31, 2004 by major type of investments and maturity ranges.

The general turnover of U.S. Government Agencies and the investment in adjustable-rate Mortgage-backed Securities, which adjust annually, caused the average yield of the investment portfolio to increase to 2.65% for the year ended December 31, 2004 compared to 2.01% for 2003. At December 31, 2004, the market value of the investment portfolio was $3,482,811, representing a $20,161 depreciation of book value. At December 31, 2003 the market value of the investment portfolio was $5,249 above book value.

Table 8. Investment Securities

December 31, 2004, Available for Sale and Restricted

	In One Year or Less	One Year Through Five Years	After Five Through Ten Years	After Ten Years	Total	Market Value
Investment securities:
U.S. Government agencies	$997,936	$1,499,744	$—	$—	$2,497,680	$2,475,850
U.S. Government agencies pools (MBS)	—	—	—	214,632	214,632	216,301
Municipal securities	—	—	—	—	—	—
Restricted	790,660	—	—	—	790,660	790,660

Total	$1,788,596	$1,499,744	$—	$214,632	$3,502,972	$3,482,811

Weighted average yields:
U.S. Government agencies	2.03%	2.35%	—	—	2.22%
U.S. Government agencies pools (MBS)	—	—	—	3.57%	3.57%
Municipal securities	—	—	—	—	—
Restricted	3.75%	—	—	—	3.75%

Consolidated	2.79%	2.35%	—	3.57%	2.65%

(continued)

Management’s Discussion and Analysis

Table 8. Investment Securities, continued

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

Average federal funds sold totaled $191,344 for the year ended December 31, 2004, which was up over the 2003 average. Federal funds represent the most liquid portion of the Bank’s invested funds and generally the lowest yielding portion of earning assets. Deposits in other banks primarily represent deposits at the Federal Home Loan Bank of Atlanta, which pays an overnight rate on those deposits. This rate usually mirrors the federal funds rate. Management has made an effort to maintain these funds at the lowest level possible consistent with prudent risk management strategies, while having available resources to fund loan demand and the maturity of time deposits. Our exit from the mortgage loan servicing market improved the bank’s liquidity position given we were not having to fund mortgage loans for later sale. Larger average demand deposit balances also made it necessary to retain funds in more liquid investments. During the year ended December 31, 2004, average federal funds and deposits in other banks represented 0.13% and 9.01% of average earning assets, respectively. This compares to 0.0% and 4.40% in 2003, respectively.

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

Management’s Discussion and Analysis

Average deposits for the year ended December 31, 2004 amounted to $126,511,211, which was an increase of $27,442,710, or 27.7% over 2003. Average core deposits totaled $106,003,321 for the year ended December 31, 2004, an increase of $26,979,113, or 34.1% over 2003. The percentage of the Bank’s average deposits that are interest bearing increased to 85.83% for the year ended December 31, 2004 from 85.66% in 2003. Average demand deposits, which earn no interest, increased 26.2% from $14,211,139 in 2003 to $17,941,460 in 2004. Average deposits for the periods ended December 31, 2004 and December 31, 2003 are summarized in Table 9 below:

Table 9. Deposit Mix

	December 31, 2004		December 31, 2003
	Average Balance	%	Average Balance	%
Interest-bearing deposits:
NOW Accounts	$20,134,936	15.92%	$12,010,221	12.12%
Money Market	11,953,082	9.45%	8,919,936	9.00%
Savings	4,260,542	3.37%	3,860,766	3.90%
Small denomination certificates	50,727,695	40.10%	38,550,484	38.91%
Large denomination certificates	20,507,890	16.21%	20,044,293	20.23%
Repurchase agreements	985,606	0.78%	1,471,662	1.50%

Total interest-bearing deposits	108,569,751	85.83%	84,857,362	85.66%
Noninterest-bearing deposits	17,941,460	14.17%	14,211,139	14.34%

Total deposits	$126,511,211	100.00%	$99,068,501	100.00%

The average balance of certificates of deposit issued in denominations of $100,000 or more increased by $463,597, or 2.3% for the year ended December 31, 2004. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. Table 10 provides maturity information relating to certificates of deposit of $100,000 or more at December 31, 2004.

Table 10. Large Time Deposit Maturities

Analysis of time deposits of $100,000 or more at December 31, 2004:
Remaining maturity of three months or less	$4,844,491
Remaining maturity over three through twelve months	11,059,984
Remaining maturity over twelve months	5,394,906

Total time deposits of $100,000 or more	$21,299,381

Borrowings

From time to time the Bank will find that funds raised through deposits and repurchase agreements will not fully satisfy the Bank’s liquidity needs. When this occurs the Bank uses borrowings from correspondent banks and the Federal Home Loan Bank (FHLB) to fund the shortfall. At year-end 2004, the Bank had no short-term borrowings. The average interest rate paid for federal funds purchased and short-term debt for the year ended December 31, 2004, were 0.71% and 0.96%, respectively. Long-term debt consist of long term, fixed rate advances from the FHLB, a revolving line of credit with a commercial bank, proceeds of which are to fund the purchase of sales finance contracts by Friendly Finance, LLC, and a mortgage loan. The rate on the Friendly Finance, LLC debt is tied to the prime rate. The average interest rate paid on long- term debt for the year ended December 31, 2004, was 3.43%.

Capital Adequacy

Stockholders’ equity amounted to $15,045,421 at December 31, 2004, a 15.1% increase over the 2003 year-end total of $13,073,466. Average stockholders’ equity as a percentage of average total assets amounted to 9.42% for the year ended December 31, 2004 and 8.70% in 2003.

Management’s Discussion and Analysis

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2004 the Bank has a ratio of Tier 1 capital to risk-weighted assets of 9.26% and a ratio of total capital to risk-weighted assets of 10.52%. All capital ratio levels indicate that the Bank is well capitalized.

At December 31, 2004 the Company had 1,211,008 shares of common stock outstanding, which were held by approximately 1,650 stockholders of record. Stock options for 40,819 shares of common stock were exercised in 2004.

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

Nonperforming assets at December 31, 2004 and 2003 are analyzed in Table 11.

Table 11. Nonperforming Assets

	2004	2003
Nonaccrual loans	$1,259,449	$236,457
Other real estate owned	—	—

	$1,259,449	$236,457

Nonaccrual loans were 0.93% and 0.20% of outstanding loans at December 31, 2004 and 2003, respectively. The Bank had no other real estate owned at December 31, 2004 or 2003.

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

Net loans charged off as a percentage of average loans were 0.110% and 0.095% in 2004 and 2003 respectively.

The provision for loan losses and the activity in the allowance for credit losses are detailed in Table 12.

Table 12. Credit Losses

	2004	2003
Allowance for credit losses, beginning	$2,109,820	$1,831,167
Provision for credit losses, added	325,032	378,401
Net charge-offs	(140,721)	(99,748)

Allowance for credit losses, ending	$2,294,131	$2,109,820

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

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) was 13.24% at December 31, 2004, compared to 9.86% at December 31, 2003. The liquidity ratio at December 31, 2004 is considered adequate by management.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 13 shows the sensitivity of the Bank’s balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2004, the Bank appeared to be cumulatively asset-sensitive (earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates). However, in the one-year window liabilities subject to change in interest rates exceed assets subject to interest rate changes (non-asset sensitive).

Matching sensitive positions alone does not ensure the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Management’s Discussion and Analysis

Table 13. Interest Rate Sensitivity

	December 31, 2004 Maturities
	1 - 3 Months	4 - 12 Months	13 - 60 Months	Over 60 Months	Total
Earning Assets:
Loans	$82,408,450	$1,857,875	$28,159,123	$22,907,762	$135,333,210
Investments	997,936	—	1,499,744	214,632	2,712,312
Interest-bearing balances with banks	12,759,356	—	—	—	12,759,356
Federal funds sold	301,000	—	—	—	301,000

Total	$96,466,742	$1,857,875	$29,658,867	$23,122,394	$151,105,878

Interest-bearing deposits:
NOW accounts	$21,333,934	$—	$—	$—	$21,333,934
Money market	14,882,824	—	—	—	14,882,824
Savings	4,569,376	—	—	—	4,569,376
Certificates of deposit	16,324,179	37,212,346	14,429,712	—	67,966,237
Repurchase agreements/fed funds purchased	3,447,823	—	—	—	3,447,823
Short-term debt	—	—	—	—	—
Long-term debt	1,001,074	1,503,353	1,509,539	7,284,986	11,298,952

Total	$61,559,210	$38,715,699	$15,939,251	$7,284,986	$123,499,146

Interest sensitivity gap	$34,907,532	$(36,857,824)	$13,719,616	$15,837,408	$—
Cumulative interest sensitivity gap	$34,907,532	$(1,950,292)	$11,769,324	$27,606,732	$27,606,732
Ratio of sensitive assets to sensitive liabilities	156.71%	4.80%	186.07%	317.40%	122.35%
Cumulative ratio of sensitive assets to sensitive liabilities	156.71%	98.06%	110.13%	122.35%	122.35%

Table 14. Key Financial Ratios

	December 31, 2004	December 31, 2003
Return on average assets	1.21%	1.06%
Return on average equity	12.85%	12.23%
Average equity to average assets	9.42%	8.70%

Board of Directors and Officers

Board of Directors

Edward C. “Ted” Ashby, III		Surrey Bank & Trust

William A. “Bill” Johnson		J. G. Coram Company, Inc.

Elizabeth Johnson Lovill		Town & Country Builders

Robert H. Moody		Moody Funeral Services

Gene Rees		F. Rees Clothing

Tom G. Webb		Araneum, LLC

Buddy Williams		Williams & Birkett, LLC

Hylton Wright		Retired

Bank Officers

Hylton Wright		Chairman

Edward C. “Ted” Ashby, III		President and CEO

Peter A. Pequeno		Senior Vice President and CLO

Mark H. Towe		Senior Vice President, Treasurer and CFO

Brenda J. Harding		Senior Vice President, Secretary and COO

Christopher Nichols		Vice President

Lonnie Dillon		Vice President

Kenneth Shelton		Vice President

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held Friday, April 29, 2005 at 10:00 a.m. at Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina.

Requests for Information

Requests for information should be directed to Mr. Mark H. Towe, Senior Vice President and CFO, at Surrey Bank & Trust, Post Office Box 1227, Mount Airy, North Carolina, 27030; telephone (336) 783-3900. A copy of the Bank’s Form 10-KSB for 2004 will be furnished, without charge, after March 31, 2005 upon written request.

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

Banking Offices

145 North Renfro Street	1280 West Pine Street	303 South Main Street
Mount Airy, North Carolina	Mount Airy, North Carolina	Stuart Virginia
(336) 783-3900	(336) 783-3920	(276) 694-4825

2050 Rockford Street		108 Heatherly Creek Drive
Mount Airy, North Carolina		Pilot Mountain, North Carolina
(336) 783-3940		(336) 368-1122

Friendly Finance, LLC	Mortgage Lending Office	SB & T Insurance

165 North Renfro Street	199 North Renfro Street	199 North Renfro Street
Mount Airy, North Carolina	Mount Airy, North Carolina	Mount Airy, North Carolina
(336) 783-3980	(336) 783-3933	(336) 783-3939