Form 10KSB, Exhibit 13
period 2005-12-31
SURREY BANCORP
filed 2006-03-24
CIK 1229146

Exhibit 13.1

2005 Annual Report

Table of Contents

Letter to Stockholders	1

Financial Highlights	2

Consolidated Balance Sheets	3

Consolidated Statements of Income	4

Consolidated Statements of Stockholders’ Equity	5

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	9

Report of Independent Registered Public Accounting Firm	36

Management’s Discussion and Analysis	37

Board of Directors and Officers	52

Stockholder Information	53

Dear Shareholder:

It is my pleasure to present the 2005 financial report for Surrey Bancorp. In the report you will note the Company continues to exhibit positive trends in financial performance as well as the ability to grow market share in the communities we serve.

Surrey Bancorp experienced moderate growth in 2005. Total assets as of December 31, 2005, were $179,570,827, a 14 percent increase from the $157,292,940 reported at the close of 2004. The Company enjoyed solid loan growth in 2005, primarily in the commercial lending area. Net loans as of December 31, 2005, totaled $142,385,041, a 7 percent increase from the $133,046,165 reported on the same date in 2004. Non-performing loans accounted for only 0.39 percent of gross loans outstanding at year-end 2005, compared with 0.93 percent at the end of 2004. The allowance for loan loss reserves during 2005 totaled $2,311,298, or 1.6 percent of gross loans outstanding. Deposits increased 15 percent to $145,855,671 at year-end 2005 from the $126,953,966 reported on December 31, 2004.

Surrey Bancorp posted record earnings again in 2005. Net income prior to payment of preferred dividends was $2,200,812, a 20 percent increase from the $1,828,972 reported in 2004. Net interest income after provisions for loan loss increased 18 percent to $6,565,289 during 2005. This improvement was due to growth in the loan portfolio and improvement in the net interest margin. Net yield on earning assets at year-end 2005 was 4.38 percent, compared to 4.04 percent in 2004. Non-interest income totaled $2,058,530 in 2005, a 16 percent decrease from 2004. This decline was a result of a $501,610 one-time gain from the sale of mortgage servicing assets in 2004. Non-interest expense increased 1 percent, to $5,219,106. In 2005, return on average assets was 1.30 percent, while return on average equity was 13.64 percent. These profitability measures are well above peer banks in North Carolina.

During 2005, the Company focused on enhancing the existing branch network, including completion of a permanent, full-service office at 653 South Key Street in Pilot Mountain. Surrey Bancorp also made two very significant operational changes that should strengthen the company as we move forward. To address the growing complexity of the business and security risks associated with rapidly changing technology, the Company established an operational unit for information technology and security. To support our on-going commitment to small business development, the Company also established a government lending unit to assist with the origination, servicing and secondary marketing activities of Small Business Administration and USDA/Rural Development loans.

The Company also saw improvements in subsidiary operations. Freedom Finance, LLC, our sales finance company, experienced a 43 percent increase in loans outstanding during 2005, while SB&T Insurance, our property and casualty insurance company, saw a 39 percent increase in revenue. We anticipate that the subsidiaries will continue to grow and make a positive contribution to earnings in future years.

In 2006, we will remain focused on managed growth in our existing and contiguous market areas. Efforts to improve operating efficiencies and service levels will remain a high priority. We believe our continued commitment to these strategies will ensure a stable and profitable future for the Company.

On behalf of the Board of Directors, management and employees of Surrey Bancorp, thank you for your support.

Edward C. Ashby, III President & CEO

Financial Highlights Summary1

	2005	2004	2003	2002	2001
Summary of Operations
Interest income	$10,673	$8,307	$7,384	$6,676	$6,405
Interest expense	3,647	2,433	1,965	2,096	2,963

Net interest income	7,026	5,874	5,419	4,580	3,442
Provision for credit losses	461	325	378	651	450
Other income	2,059	2,437	2,088	1,471	1,083
Other expense	5,219	5,158	5,110	3,604	3,055
Income taxes	1,204	999	758	640	340
Minority interest	—	—	—	(109)	(163)

Net income	2,201	1,829	1,261	1,047	517
Preferred stock dividends declared	(119)	(119)	(66)	—	—

Net income available to common stockholders	$2,082	$1,710	$1,195	$1,047	$517

Per Common Share Data[2]
Net income:
Basic	$1.42	$1.19	$0.87	$0.76	$0.38
Diluted	1.26	1.05	0.78	0.70	0.37
Cash dividends declared	n/a	n/a	n/a	n/a	n/a
Book value per common share	9.95	8.55	7.44	6.53	5.88
Balance Sheet
Loans, net	$142,385	$133,046	$117,363	$85,852	$72,619
Investment securities	4,129	2,692	5,426	4,167	4,436
Total assets	179,571	157,293	135,077	106,545	86,824
Deposits	145,856	126,954	111,278	86,899	69,562
Stockholders’ equity	17,261	15,045	13,073	9,164	8,099
Interest-earning assets	173,593	151,883	129,411	102,227	82,940
Interest-bearing liabilities	137,555	123,499	105,183	82,552	67,055
Selected Ratios
Return on average assets	1.30%	1.21%	1.06%	1.10%	0.65%
Return on average equity	13.64%	12.85%	12.23%	11.85%	6.59%
Dividends declared on common stock as a percent of net income	n/a	n/a	n/a	n/a	n/a

1.	In thousands of dollars, except per share data.

2.	Adjusted for the effects of 20% common stock dividend in 1999 and 2000, and a 10% common stock dividend in 2001, a 6 for 5 common stock exchange on May 1, 2003, and a 20% common stock dividend declared on February 3, 2006.

Consolidated Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets
Cash and due from banks	$1,789,131	$1,810,543
Interest-bearing deposits with banks	20,515,582	12,759,356
Federal funds sold	504,000	301,000
Investment securities available for sale	4,129,223	2,692,151
Restricted equity securities	1,007,130	790,660
Loans, net of allowance for loan losses of $2,311,298 in 2005 and $2,294,131 in 2004, respectively	142,385,041	133,046,165
Property and equipment, net	4,607,952	4,232,424
Foreclosed assets	36,045	10,800
Accrued income	813,667	583,365
Goodwill	120,000	120,000
Bank owned life insurance	2,740,420	—
Other assets	922,636	946,476

Total assets	$179,570,827	$157,292,940

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$23,953,425	$18,201,595
Interest-bearing	121,902,246	108,752,371

Total deposits	145,855,671	126,953,966
Federal funds purchased and securities sold under agreements to repurchase	1,157,917	3,447,823
Long-term debt	14,494,525	11,298,952
Dividends payable on preferred stock	30,068	29,987
Accrued interest payable	312,869	161,103
Other liabilities	458,991	355,688

Total liabilities	162,310,041	142,247,519

Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock, 1,000,000 shares authorized, 189,356 shares of Series A, issued and outstanding with no par value, 4.5% convertible non-cumulative, perpetual; with a liquidation value of $14 per share	2,620,325	2,620,325
Common stock, 5,000,000 shares authorized at no par value; 1,472,094 shares issued in 2005 and 1,211,008 shares issued in 2004	8,236,917	8,100,261
Retained earnings	6,418,744	4,337,224
Accumulated other comprehensive income (loss)	(15,200)	(12,389)

Total stockholders’ equity	17,260,786	15,045,421

Total liabilities and stockholders’ equity	$179,570,827	$157,292,940

See Notes to Consolidated Financial Statements

Consolidated Statements of Income

For the years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Interest income
Loans and fees on loans	$10,224,820	$8,082,109	$7,270,034
Federal funds sold	14,898	3,185	—
Investment securities, taxable	131,484	82,448	84,892
Investment securities, nontaxable	—	456	2,717
Deposits with banks	301,787	139,100	25,860

Total interest income	10,672,989	8,307,298	7,383,503

Interest expense
Deposits	3,137,411	2,125,879	1,761,300
Federal funds purchased and securities sold under agreements to repurchase	15,404	8,328	24,130
Short-term debt	—	5,291	17,449
Long-term debt	494,320	293,500	161,584

Total interest expense	3,647,135	2,432,998	1,964,463

Net interest income	7,025,854	5,874,300	5,419,040
Provision for loan losses	460,565	325,032	378,401

Net interest income after provision for loan losses	6,565,289	5,549,268	5,040,639

Noninterest income
Service charges on deposit accounts	991,012	949,520	805,609
Gain and fees on the sale of loan servicing rights	—	501,610	—
Net gain on sale of mortgage loans	—	—	411,289
Gain on sale of government guaranteed loans	222,855	—	—
Fees on mortgage loans delivered to correspondents	227,972	337,902	74,618
Other service charges and fees	147,105	197,308	214,792
Other operating income	469,586	450,436	582,277

Total noninterest income	2,058,530	2,436,776	2,088,585

Noninterest expense
Salaries and employee benefits	2,536,177	2,614,627	2,329,385
Occupancy expense	372,871	356,025	283,557
Equipment expense	366,523	405,603	434,493
Data processing	361,249	364,772	291,204
Lower of cost or market adjustment on loans transferred from available for sale to portfolio loans	—	—	213,581
Foreclosed assets, net	12,569	—	—
Other expense	1,569,717	1,417,321	1,557,512

Total noninterest expense	5,219,106	5,158,348	5,109,727

Net income before income taxes	3,404,713	2,827,696	2,019,497
Income tax expense	1,203,901	998,724	758,112

Net income	2,200,812	1,828,972	1,261,385
Preferred stock dividends	(119,292)	(119,277)	(66,349)

Net income available to common stockholders	$2,081,520	$1,709,695	$1,195,036

Basic earnings per share	$1.42	$1.19	$0.87

Diluted earnings per share	$1.26	$1.05	$0.78

Basic weighted average shares outstanding	1,465,006	1,434,232	1,383,806

Diluted weighted average shares outstanding	1,743,278	1,745,321	1,626,041

See Notes to Consolidated Financial Statements

Consolidated Statements of Stockholders’ Equity

For the years ended December 31, 2005, 2004 and 2003

	Convertible Preferred Stock		Common Stock		Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2002	—	$—	958,376	$3,833,504	$3,879,760	$1,432,493	$18,629	$9,164,386
Comprehensive income
Net income	—	—	—	—	—	1,261,385	—	1,261,385
Net change in unrealized gain (loss) on investment securities available for sale, net of income tax benefit of $(9,698)	—	—	—	—	—	—	(15,404)	(15,404)

Total comprehensive income								1,245,981
6 for 5 common stock exchange pursuant to plan of reorganization and share exchange	—	—	191,675	3,879,760	(3,879,760)	—	—	—
Common stock options exercised	—	—	20,928	121,174	—	—	—	121,174
Fractional shares purchased	—	—	(790)	(12,051)	—	—	—	(12,051)
Issuance of convertible preferred stock	189,356	2,620,325	—	—	—	—	—	2,620,325
Dividends declared on convertible preferred stock ($.35 per share)	—	—	—	—	—	(66,349)	—	(66,349)

Balance, December 31, 2003	189,356	2,620,325	1,170,189	7,822,387	—	2,627,529	3,225	13,073,466

Continued

Consolidated Statements of Stockholders’ Equity, continued

For the years ended December 31, 2005, 2004 and 2003

	Convertible Preferred Stock		Common Stock				Accumulated Other Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount	Surplus	Retained Earnings		Total
Comprehensive income
Net income	—	—	—	—	—	1,828,972	—	1,828,972
Net change in unrealized gain (loss) on investment securities available for sale, net of income tax benefit of $(9,795)	—	—	—	—	—	—	(15,614)	(15,614)

Total comprehensive income	—	—	—	—	—	—	—	1,813,358
Common stock options exercised	—	—	40,819	249,865	—	—	—	249,865
Tax benefit related to exercise of non-qualified stock options	—	—	—	28,009	—	—	—	28,009
Dividends declared on convertible preferred stock ($.63 per share)	—	—	—	—	—	(119,277)	—	(119,277)

Balance, December 31, 2004	189,356	2,620,325	1,211,008	8,100,261	—	4,337,224	(12,389)	15,045,421
Comprehensive income
Net income	—	—	—	—	—	2,200,812	—	2,200,812
Net change in unrealized gain (loss) on investment securities available for sale, net of income tax benefit of $(1,764)	—	—	—	—	—	—	(2,811)	(2,811)

Total comprehensive income								2,198,001
Common stock options exercised	—	—	15,737	94,118	—	—	—	94,118
Tax benefit related to exercise of non-qualified stock options	—	—	—	42,538	—	—	—	42,538
Common stock dividend	—	—	245,349	—	—	—	—	—
Dividends declared on convertible preferred stock ($.63 per share)	—	—	—	—	—	(119,292)	—	(119,292)

Balance, December 31, 2005	189,356	$2,620,325	1,472,094	$8,236,917	$—	$6,418,744	$(15,200)	$17,260,786

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

For the years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash flows from operating activities
Net income	$2,200,812	$1,828,972	$1,261,385
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	364,835	400,136	369,476
Provision for loan losses	460,565	325,032	378,401
Lower of cost or market adjustment on loans transferred from available for sale to portfolio loans	—	—	213,581
(Gain) loss on disposal of fixed assets	20,672	16,339	(125)
Deferred income taxes	(7,053)	(100,641)	(180,746)
Accretion of discount on securities, net of amortization of premiums	(38,654)	(14,860)	21,578
Increase in cash surrender value of life insurance	(90,420)	—	—
Changes in assets and liabilities:
Accrued income	(230,302)	2,243	(48,662)
Loans held for sale	—	—	(14,272,620)
Other assets	7,412	(15,295)	(82,264)
Accrued interest payable	151,766	31,910	(7,797)
Other liabilities	103,303	(145,997)	(393,883)

Net cash provided (used) by operating activities	2,942,936	2,327,839	(12,741,676)

Cash flows from investing activities
Net decrease (increase) in interest-bearing deposits with banks	(7,756,226)	(8,691,339)	6,028,686
Net decrease (increase) in federal funds sold	(203,000)	(301,000)	—
Purchases of investment securities	(6,450,812)	(4,986,298)	(6,987,095)
Maturities of investment securities	5,047,819	7,709,571	5,681,156
Purchases of restricted equity securities	(216,470)	(345,660)	(165,000)
Net increase in loans	(9,799,441)	(16,008,578)	(18,541,185)
Purchase of bank owned life insurance	(2,650,000)	—	—
Proceeds from the sale of property and equipment	—	2,290	8,900
Purchases of property and equipment	(761,035)	(369,419)	(1,149,578)

Net cash used in investing activities	(22,789,165)	(22,990,433)	(15,124,116)

Cash flows from financing activities
Net increase in deposits	18,901,705	15,676,090	24,379,003
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	(2,289,906)	29,188	2,133,235
Net decrease in short-term debt	—	(1,400,000)	(100,000)
Net increase (decrease) in long-term debt	3,195,573	6,052,872	(692,548)
Dividends paid on preferred stock	(119,211)	(119,360)	(36,279)
Preferred stock issued, net	—	—	2,620,325
Fractional shares purchased	—	—	(12,051)
Stock options exercised	94,118	249,865	121,173
Tax benefit related to exercise of non-inventive stock options	42,538	28,009	—

Net cash provided by financing activities	19,824,817	20,516,664	28,412,858

Net increase (decrease) in cash and cash equivalents	(21,412)	(145,930)	547,066
Cash and cash equivalents, beginning	1,810,543	1,956,473	1,409,407

Cash and cash equivalents, ending	$1,789,131	$1,810,543	$1,956,473

Continued

Consolidated Statements of Cash Flows

For the years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Supplemental disclosures of cash flow information
Interest paid	$3,495,369	$2,401,088	$1,972,260

Income taxes paid	$1,203,074	$1,052,752	$1,350,135

Supplemental disclosure of non-cash transactions
Non-cash transactions related to acquisition of minority interest in subsidiary:
Cancellation of loan and interest receivable	—	—	422,984
Cancellation of loans receivable from recourse obligations	—	—	243,850
Addition to allowance for loans losses	—	—	57,852

Total transaction	$—	$—	$724,686

Transfer of loans held for sale to loan portfolio	$—	$—	$18,746,533

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

On July 31, 2000, Surrey Bank & Trust formed Friendly Finance, LLC, a subsidiary operation specializing in the purchase of sales finance contracts from local automobile dealers. The Bank originally had a 60% majority interest in the company. On March 1, 2003 the Bank acquired the minority interest in Friendly Finance, LLC in exchange for the satisfaction of other commitments of the holder of the minority interest. Effective January 1, 2005 Friendly Finance, LLC changed its name to Freedom Finance, LLC.

The accounting and reporting policies of the Company and subsidiaries follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical Accounting Policies

The notes to our audited consolidated financial statements for the year ended December 31, 2005 contain a summary of our significant accounting policies. We believe our policies with respect to the methodology for our determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and our Board of Directors.

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

Securities Held to Maturity

Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. All securities held by the Company at December 31, 2005 and 2004 were classified as available for sale.

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

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Government guaranteed loans originated in the normal course of business are sometimes sold into the secondary market. These sales are of the guaranteed portion of the loans only. The loans are generally variable rate loans which eliminates the market risk to the Bank and are therefore carried at cost.

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

Goodwill

Goodwill consists of premiums paid on acquisitions of insurance agencies. Goodwill is evaluated for impairment on an annual basis. Any impairment is charged against income in the period of impairment.

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

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004) (“SFAS 123(R)”), Share-Based Payments. SFAS 123(R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments, such as stock options granted to employees. The Company will most likely apply SFAS 123(R) on a modified prospective method. Under this method, the Company is required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted stock option awards that remain outstanding at the date of adoption. In addition, the Company may elect to adopt SFAS 123(R) by restating previously issued financial statements, basing the amounts on the expense previously calculated and reported in the pro forma disclosures that had been required by SFAS 123, Accounting for Stock-Based Compensation. SFAS 123(R) is effective for the Company for the first reporting period beginning after December 15, 2005. Management does not anticipate that the adoption of SFAS 123(R) will have a significant impact on future financial statements.

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

Advertising Cost

The Company incurred marketing and advertising cost of $115,709, $108,236 and $80,604 for the years ended December 31, 2005, 2004 and 2003, respectively. The amounts are expensed as incurred and included in the statements of income under other expense.

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

At December 31, 2005 and 2004 the Company had no originated mortgage loans available for sale. Therefore, no rate lock commitments existed at those dates. Mortgage loans sold in the secondary market are now originated through correspondents and are not funded by the Company.

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

Notes to Consolidated Financial Statements

Note 2. Restrictions on Cash

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $1,007,000 and $490,000 for the periods including December 31, 2005 and 2004, respectively.

Note 3. Securities

Debt and equity securities have been classified in the balance sheets according to management’s intent. The carrying amounts of securities and their approximate fair values at December 31, 2005 and 2004 follow:

2005	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available for sale
U.S. Government agency securities	$3,987,444	$—	$24,644	$3,962,800
Mortgage-backed securities	166,514	—	91	166,423

	$4,153,958	$—	$24,735	$4,129,223

2004	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available for sale
U.S. Government agency securities	$2,497,680	$—	$21,830	$2,475,850
Mortgage-backed securities	214,632	1,669	—	216,301

	$2,712,312	$1,669	$21,830	$2,692,151

Restricted equity securities were $1,007,130 and $790,660 at December 31, 2005 and 2004, respectively. Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”) and Community Bankers Bank. These investments are carried at cost. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Company is required to hold that stock so long as it borrows from the FHLB.

At December 31, 2005 and 2004 substantially all investment securities were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Maturities of mortgage-backed bonds are stated based on contractual maturities. Actual maturities of these bonds may vary as the underlying mortgages are prepaid. The scheduled maturities of securities (all available for sale) at December 31, 2005 were as follows:

	Amortized Cost	Fair Value
Due in one year or less	$3,487,444	$3,468,600
Due after one year through five years	500,000	494,200
Due after five years through ten years	—	—
Due after ten years	166,514	166,423

	$4,153,958	$4,129,223

For the years ended December 31, 2005, 2004 and 2003, the Company had no gain or loss from the sale of investment securities. All were held to their scheduled maturity dates.

Notes to Consolidated Financial Statements

Note 3. Securities, continued

The following table shows investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004. These unrealized losses on investment securities are a result of volatility in interest rates during 2004 and relate to five agency securities.

	Less Than 12 Months		12 Months or More		Total
2005	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. government agencies	$2,480,000	$7,554	$1,482,800	$17,090	$3,962,800	$24,644
Mortgage backed securities	166,423	91	—	—	166,423	91

	$2,646,423	$7,645	$1,482,800	$17,090	$4,129,223	$24,735

	Less Than 12 Months		12 Months or More		Total
2004	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. government agencies	$1,982,700	$15,345	$493,150	$6,485	$2,475,850	$21,830

Management considers the nature of the investment, the underlying causes of the decline in market value, the severity and duration of the decline in market value and other evidence, on a security by security basis, in determining if the decline in market value is other than temporary. Management believes all unrealized losses presented in the table above to be temporary in nature.

Note 4. Loans Receivable

The major components of loans in the balance sheets at December 31, 2005 and 2004 are as follows:

	2005	2004
Commercial	$92,345,282	$82,621,131
Real estate:
Construction and land development	3,575,431	3,093,423
Residential, 1-4 families	37,639,470	40,005,007
Farmland	342,755	341,540
Nonfarm, nonresidential	716,814	830,457
Agricultural	272,216	183,777
Consumer, net of discounts of $58,443 in 2005 and $25,035 in 2004	9,394,901	8,034,675
Other	347,261	223,200

	144,634,130	135,333,210
Unearned loan origination costs, net of fees	62,209	7,086

	144,696,339	135,340,296
Allowance for loan losses	(2,311,298)	(2,294,131)

	$142,385,041	$133,046,165

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

	2005	2004	2003
Balance, beginning	$2,294,131	$2,109,820	$1,831,167
Provision charged to expense	460,565	325,032	378,401
Recoveries of amounts charged off	36,502	19,426	42,487
Amounts charged off	(479,900)	(160,147)	(142,235)

Balance, ending	$2,311,298	$2,294,131	$2,109,820

The following is a summary of information pertaining to impaired loans at December 31:

	2005	2004
Impaired loans without a valuation allowance	$290,675	$405,900
Impaired loans with a valuation allowance	423,557	853,600

Total impaired loans	$714,232	$1,259,500

Valuation allowance related to impaired loans	$154,505	$239,300

Nonaccrual loans were $562,800 and $1,259,500 at December 31, 2005 and December 31, 2004, respectively and are included in the table above. There were no other loans past due 90 days or more at December 31, 2005 or December 31, 2004.

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the years ended December 31, 2005, 2004, and 2003 (all approximate) are summarized below:

	2005	2004	2003
Average investment in impaired loans	$857,000	$558,000	$95,100

Interest income recognized on impaired loans	$28,500	$31,600	$25,000

Interest income recognized on a cash basis on impaired loans	$18,000	$16,800	$17,000

No additional funds are committed to be advanced in connection with impaired loans.

Note 6. Loan Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheets. On April 16, 2004, the Company sold its mortgage loan servicing rights to another bank after discontinuing the origination of mortgage loans for sale in the secondary market. Therefore, there were no mortgage loans serviced for others at December 31, 2005 or 2004. During 2005, the Company began selling the guaranteed portion of certain government guaranteed commercial loans in the secondary market. The Company continues to service these loans that totaled $5,503,699 at December 31, 2005. Management believes the value of the servicing asset approximates the fair value of the services the Company must perform related to these loans. Accordingly, no servicing asset or liability is recognized at December 31, 2005.

Notes to Consolidated Financial Statements

Note 7. Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2005 and 2004 are as follows:

	2005	2004
Land and improvements	$1,298,386	$1,190,139
Buildings and improvements	3,165,171	2,707,326
Furniture and equipment	2,011,499	1,857,735

	6,475,056	5,755,200
Less accumulated depreciation	(1,867,104)	(1,522,776)

	$4,607,952	$4,232,424

At December 31, 2005, Company premises with a carrying value of $114,806 were pledged as collateral for a mortgage loan.

Depreciation expense amounted to $364,835, $400,136 and $367,011 for the years ended December 31, 2005, 2004 and 2003, respectively.

The Company’s West Pine Street branch and Stuart branch (land only) are leased under operating leases at a monthly rental of $1,969 and $1,486, respectively. The West Pine Street lease is for a five-year term, which expires March 31, 2010. The Company has the option to renew the lease for three additional five-year terms. The Stuart, Virginia branch land lease is for a term of one year, which expires in 2006. The Company has the option to renew the lease for two additional one-year terms. Rental expense was $56,105, $59,057 and $43,379 for 2005, 2004 and 2003, respectively.

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2005, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

2006	$41,453
2007	23,625
2008	23,625
2009	23,625
2010	5,906

$118,234

Note 8. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2005 and 2004 was $30,265,207 and $21,299,381, respectively. At December 31, 2005, the scheduled maturities of time deposits are as follows:

2006	$65,838,315
2007	4,645,921
2008	2,305,575
2009	8,099,831
Thereafter	2,865,401

$83,755,043

Notes to Consolidated Financial Statements

Note 9. Short-Term Debt

Short-term debt consists of federal funds purchased and securities sold under agreements to repurchase, which generally mature within one to four days from the transaction date, and other short-term borrowings. Additional information at December 31, 2005, 2004 and 2003 and for the periods then ended is summarized below:

	2005	2004	2003
Outstanding balance at December 31	$1,157,917	$3,447,823	$4,818,635

Year-end weighted average rate	3.44%	2.48%	0.74%

Daily average outstanding during the year	$723,321	$1,180,551	$4,488,100

Average rate for the period	2.13%	0.71%	0.92%

Maximum outstanding at any month-end during the year	$1,796,298	$5,542,668	$7,259,156

Lines of Credit

The Company has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $12,700,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $16,892,000. At December 31, 2005 and 2004 there were outstanding balances of $14,450,000 and $14,250,000, respectively, under credit arrangements with correspondent banks and the Federal Home Loan Bank of Atlanta.

Note 10. Long-Term Debt

The Company’s long-term debt includes instruments bearing fixed rates ranging from 2.22% to 8.0%, convertible rate instruments bearing rates ranging from 3.71% to 4.45%, and a variable rate instrument tied to the three month LIBOR rate. The weighted average rate of all long-term debt at December 31, 2005 was 4.02%. Collateral consist of real estate, substantially all 1-4 family first lien residential real estate loans and certain investment securities. The contractual maturities of long-term debt are as follows:

2006	$2,004,795
2007	505,193
2008	2,005,624
2009	3,006,090
2010	2,256,596
thereafter	4,716,227

$14,494,525

Notes to Consolidated Financial Statements

Note 11. Financial Instruments

Fair Values

The estimated fair values of the Company’s financial instruments are as follows (dollars in thousands):

	December 31, 2005		December 31, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$1,789	$1,789	$1,811	$1,811
Federal funds sold and interest-bearing deposits with banks	21,020	21,020	13,060	13,060
Securities, available for sale	4,129	4,129	2,692	2,692
Restricted equity securities	1,007	1,007	791	791
Loans, net of allowance for loan losses	142,385	141,393	133,046	131,356

	December 31, 2005		December 31, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial liabilities
Deposits	145,856	142,612	126,954	126,692
Short-term debt	1,158	1,158	3,448	3,444
Long-term debt	14,495	14,383	11,299	11,114

Derivative Financial Instruments

In order to better manage interest rate risk, the Company entered into a forward contract with Compass Bank on November 6, 2003. The face amount of the contract was $8,000,000 for a 69 day term. The Company terminated the contract on December 3, 2003 for a loss of $52,500 which is classified in other expenses for that year.

Note 12. Stockholders’ Equity

On May 1, 2003, Surrey Bancorp exchanged six shares of its no par value common stock for every five shares of $4.00 par value common stock of Surrey Bank & Trust. Fractional shares resulting from the transaction were paid in cash.

On June 12, 2003, the Company issued 189,356 shares of Series A, 4.5% Convertible Non-Cumulative Perpetual Preferred Stock at a liquidation value of $14.00 per share. The issue was a private placement of which the net proceeds amounted to $2,620,325. The shares are convertible into 1.0434 shares of common stock.

Subsequent to December 31, 2005, the Company declared a 20% common stock dividend that has been retroactively applied to the current and previous years earnings per share and other related calculations.

Notes to Consolidated Financial Statements

Note 13. Earnings Per Share

The following table details the computation of basic and diluted earnings per share for each year ended December 31.

	2005	2004	2003
Net income	$2,200,812	$1,828,972	$1,261,385
Preferred stock dividends	(119,292)	(119,277)	(66,349)

Net income (income available to common shareholders)	$2,081,520	$1,709,695	$1,195,036

Weighted average common shares outstanding	1,465,006	1,434,232	1,383,806
Effect of dilutive securities:
Options	80,698	113,515	132,350
Convertible preferred stock	197,574	197,574	109,885

Weighted average common shares outstanding, diluted	1,743,278	1,745,321	1,626,041

Basic earnings per share	$1.42	$1.19	$0.87

Diluted earnings per share	$1.26	$1.05	$0.78

Note 14. Employee Benefit Plans

The Company has a defined contribution plan (the Plan) qualifying under IRS Code Section 401(k). Eligible participants in the Plan can contribute up to the maximum percentage allowable not to exceed the dollar limit under IRC Section 401(k). Employee contributions are matched by the Company based on 100% of the first four percent of an employee’s contribution. For the year ended December 31, 2005, 2004 and 2003 the Company contributed $72,490, $68,906, and $59,112 to the Plan, respectively.

During 2005, the Company adopted a Supplemental Retirement Benefit Plan (SERP) to provide future compensation to certain members of management upon retirement. Under plan provisions, payments projected to range from $16,388 to $89,914, per year, are payable for the life of the executive, generally beginning at age 65. The liability accrued for the compensation under the plan was $66,810 at December 31, 2005. Employee benefits expense, an actuarially determined amount, was $66,810 for the year ended December 31, 2005. The assumed discount rate, rate of compensation increase, and expected long-term rate of return on plan assets used in the initial calculations for the plan were 7%, 4% and 6.696%, respectively.

During 2005, the Company also adopted a deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 30% matching contribution and will be paid an annual benefit for a specified number of years after retirement, generally beginning at age 65. The maximum payout period is ten years. Deferred directors’ fees accrued and expensed under the plan for the year ended December 31, 2005, was $63,280. The assets funding the plan of $414,043 at December 31, 2005 are held in a rabbi trust.

The Company has purchased and is the primary beneficiary of life insurance policies designed to fund the Supplemental Retirement Benefit Plan and the directors’ deferred compensation liability. The cash value of the life insurance policies totaled $2,740,420 at December 31, 2005.

Notes to Consolidated Financial Statements

Note 15. Stock Options

The Company has adopted a qualified incentive stock option plan, which reserves 75,718 shares (adjusted for stock exchange, dividends and exercised shares) for purchase by eligible employees. Options granted under this plan vest at the rate of 20% per year, expire not more than ten years from the date of grant, and are exercisable at not less than the fair market value of the stock at the date of grant.

The Company also adopted a non-qualified stock option plan, which reserves 102,805 shares (adjusted for stock exchange, dividends and exercised shares) for purchase by non-employee directors. Options granted under this plan are exercisable after six months from the date of grant at not less than the fair market value of the stock at the date of grant. The life of such options shall extend ten years from the date of grant.

Activity under Company plans during the years ended December 31, 2005, 2004 and 2003 is summarized below:

	Qualified Plan		Non-Qualified Plan
	Available For Grant	Granted	Available For Grant	Granted
Balance, December 31, 2002	16,104	79,189	2	93,258

Surrey Bancorp conversion/exchange	3,440	15,617	1	18,651
Granted	(4,800)	4,800	—	—
Exercised	—	(10,928)	—	(10,000)
Forfeited	2,420	(2,420)	—	—
Expired	—	—	—	—

Balance, December 31, 2003	17,164	86,258	3	101,909

Granted	(1,500)	1,500	—	—
Exercised	—	(34,819)	—	(6,000)
Forfeited	2,376	(2,376)	—	—
Expired	—	—	—	—

Balance, December 31, 2004	18,040	50,563	3	95,909

Granted	—	—	—	—
Exercised	—	—	(5,503)	(10,234)
Forfeited	—	—	—	—
Expired	—	—	—	—
Common stock dividend	3,608	9,010	—	17,127

Balance, December 31, 2005	21,648	54,070	3	102,802

Notes to Consolidated Financial Statements

Note 15. Stock Options, continued

Additional information related to Company stock options is detailed below: (3)

	2005	2004	2003
Outstanding options:
Exercise price, beginning of the year(1)	$5.33	$5.23	$5.08
Exercise price, end of the year(1)	$5.38	$5.33	$5.23
Range of exercise prices:
From	$4.83	$4.83	$4.83
To	$12.29	$12.29	$10.59
Remaining contractual life in months(1)	33	45	55
Exercisable options outstanding at December 31:
Number	122,793	133,416	169,597
Exercise price(1)	$5.38	$5.33	$5.23
Weighted average exercise price of options:
Granted during the year	$—	$12.29	$10.59
Exercised during the year	$5.98	$5.09	$4.83
Forfeited during the year	$—	$4.83	$7.10
Expired during the year	$—	$—	$—
Grant-date fair value:
Options granted during the year	$—	$7,582	$31,423
Significant assumptions used in determining fair value of options granted:
Risk-free interest rate	n/a	4.24%	4.06%
Expected life in years	n/a	10	10
Expected dividends	n/a	—	—
Expected volatility	n/a	56.15%	10.22%
Results of operations:
Compensation cost recognized in income for all stock-based compensation awards	$—	$—	$—

Pro forma net income(2)	$2,060,414	$1,691,509	$1,172,763

Basic pro forma earnings per share(2)	$1.41	$1.18	$0.85

Diluted pro forma earnings per share(2)	$1.25	$1.04	$0.76

(1)	Weighted average

(2)	As if the fair value based method prescribed by SFAS No. 123 had been applied

(3)	Adjustment for the effects of a 20% common stock dividend in 1999, a 20% common stock dividend in January 2000, and a 10% common stock dividend in 2001, a 6 for 5 common stock exchange on May 1, 2003, and a 20% common stock dividend declared on February 3, 2006.

Notes to Consolidated Financial Statements

Note 16. Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense are as follows:

	2005	2004	2003
Current	$1,196,848	$1,099,365	$938,858
Deferred	7,053	(100,641)	(180,746)

	$1,203,901	$998,724	$758,112

Rate Reconciliation

A reconciliation of expected income tax expense (benefit) computed at the statutory federal income tax rate to income tax expense included in the statements of income is as follows:

	2005	2004	2003
Expected tax expense	$1,157,602	$961,417	$686,629
Other	46,299	37,307	71,483

	$1,203,901	$998,724	$758,112

Deferred Income Tax Analysis

The significant components of net deferred tax assets (primarily Federal) at December 31, 2005 and 2004 are summarized as follows:

	2005	2004
Deferred tax assets
Allowance for loan losses	$830,915	$856,241
Deferred compensation liability	50,150	—
Net unrealized loss on securities available for sale	9,535	7,771
Lower of cost or market adjustment on loans transferred from available for sale to portfolio	60,051	69,774
Other	6,362	3,839

	957,013	937,625

Deferred tax liabilities
Net unrealized gain on securities available for sale	—	—
Depreciation	225,864	222,436
Other	23,984	2,736

	249,848	225,172

Net deferred tax asset	$707,165	$712,453

Notes to Consolidated Financial Statements

Note 17. Commitments and Contingencies

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

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Company’s commitments at December 31, 2005 and 2004 is as follows:

	2005	2004
Commitments to extend credit, including unused lines of credit	$32,408,000	23,660,000
Standby letters of credit	1,434,000	1,163,000

	$33,842,000	$24,823,000

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

Concentrations of Credit Risk

Substantially all of the Company’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company’s market area and such customers are generally depositors of the Company. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of approximately $2,500,000 unless guaranteed by SBA or USDA Rural Development Corporation. Although the Company has a reasonably diversified loan portfolio, the following industries are considered to be concentrations: medical offices and related, trucking, used car dealers, and non-residential building operators.

Notes to Consolidated Financial Statements

Note 17. Commitments and Contingencies, continued

Other Commitments

The Company has entered into employment agreements with certain of its key officers covering duties, salary, benefits, provisions for termination and Company obligations in the event of merger or acquisition.

Note 18. Regulatory Restrictions

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

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $1,582,000 at December 31, 2005. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2005.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category.

Notes to Consolidated Financial Statements

Note 18. Regulatory Restrictions, continued

The Company’s and Bank’s actual capital amounts (in thousands) and ratios are also presented in the following table.

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2005:
Total Capital (to Risk-Weighted Assets)
Consolidated	$18,206	13.01%	$11,198	8.0%	n/a	n/a
Surrey Bank & Trust	$16,763	11.99%	$11,182	8.0%	$13,978	10.0%
Tier I Capital (to Risk-Weighted Assets)
Consolidated	$16,449	11.75%	$5,599	4.0%	n/a	n/a
Surrey Bank & Trust	$15,009	10.74%	$5,591	4.0%	$8,386	6.0%
Tier I Capital (to Average Assets)
Consolidated	$16,449	9.45%	$6,964	4.0%	n/a	n/a
Surrey Bank & Trust	$15,009	8.64%	$6,950	4.0%	$8,688	5.0%

December 31, 2004:
Total Capital (to Risk-Weighted Assets)
Consolidated	$15,949	11.61%	$10,987	8.0%	n/a	n/a
Surrey Bank & Trust	$14,534	10.52%	$11,054	8.0%	$13,817	10.0%
Tier I Capital (to Risk-Weighted Assets)
Consolidated	$14,225	10.36%	$5,493	4.0%	n/a	n/a
Surrey Bank & Trust	$12,800	9.26%	$5,527	4.0%	$8,290	6.0%
Tier I Capital (to Average Assets)
Consolidated	$14,225	8.98%	$6,337	4.0%	n/a	n/a
Surrey Bank & Trust	$12,800	8.08%	$6,337	4.0%	$7,921	5.0%

Note 19. Transactions with Related Parties

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

Aggregate loan transactions with related parties were as follows:

	2005	2004
Balance, beginning	$2,643,557	$2,035,486
New loans	910,540	969,839
Repayments	(1,196,522)	(361,768)

Balance, ending	$2,357,575	$2,643,557

Notes to Consolidated Financial Statements

Note 20. Investment in Limited Liability Company

Prior to March 1, 2003, the Company participated in a limited liability company with Friendly Auto Finance, Inc. (Freedom Finance, LLC). On March 1, 2003, the Company acquired the minority interest in exchange for the satisfaction of other commitments of the holder of the minority interest. Freedom Finance, LLC purchases sales finance contracts from automobile dealers in the Company’s trade area. As of December 31, 2005 and 2004, the LLC’s summarized balance sheet and for each of the three years in the period ended December 31, 2005 the statements of income and cash flows were as follows:

Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets
Cash and due from banks	$53,350	$492,375
Interest-bearing deposits with banks	2,575	21,430
Loans, net of allowance for loan losses of $163,703 and $189,828 in 2005 and 2004, respectively	1,473,324	1,028,055
Property and equipment, net	9,366	11,970
Other assets	137,760	113,529

	$1,676,375	$1,667,359

Liabilities and Capital
Liabilities
Long-term debt	$—	$—
Other liabilities	14,661	22,909

	14,661	22,909

Capital
Equity	642,078	642,078
Retained earnings	1,019,636	1,002,372

	1,661,714	1,644,450

	$1,676,375	$1,667,359

Statements of Income

For the years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Income
Interest income	$315,364	$227,966	$525,512
Other income	(12,853)	30,637	41,938

Total income	302,511	258,603	567,450

Expenses
Interest expense	—	546	50,311
Provision for loan losses (recovery)	29,771	(58,445)	(168,601)
Salaries and employee benefits	88,425	58,298	113,017
Occupancy expense	13,326	6,935	10,770
Equipment expense	5,437	6,149	11,027
Other expense	148,288	118,098	162,606

Total expense	285,247	131,581	179,130

Net income	$17,264	$127,022	$388,320

Notes to Consolidated Financial Statements

Note 20. Investment in Limited Liability Company, continued

Statements of Cash Flows

For the years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash flows from operating activities
Net income	$17,264	$127,022	$388,320
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	2,604	1,422	6,751
Loss on the sale of fixed assets	—	11,277	—
Provision for loan losses (recovery)	29,771	(58,445)	(168,601)
Net increase in other assets	(24,231)	(31,654)	(21,269)
Net decrease in other liabilities	(8,248)	(45,464)	(73,604)

Net cash provided by operating activities	17,160	4,158	131,597

Cash flows from investing activities
Net decrease in interest-bearing deposits with banks	18,855	41,849	74,634
Purchase of property and equipment	—	(13,392)	(4,923)
Proceeds from the sale of fixed assets	—	1,250	—
Net (increase) decrease in loans	(475,040)	546,343	1,834,008

Net cash provided in investing activities	(456,185)	576,050	1,903,719

Cash flows from financing activities
Net increase in long-term debt	—	(140,000)	(2,185,000)

Net cash used by financing activities	—	(140,000)	(2,185,000)

Net increase (decrease) in cash and due from banks	(439,025)	440,208	(149,684)
Cash and cash equivalents, beginning	492,375	52,167	201,851

Cash and cash equivalents, ending	$53,350	$492,375	$52,167

Supplemental disclosure of non-cash transactions
Non-cash transactions related to acquisition of minority interest in subsidiary:
Cancellation of loan and interest receivable	$—	$—	$422,984
Cancellation of loans receivable from recourse obligations	—	—	243,850
Addition to allowance for loans losses	—	—	57,852

Total transaction	$—	$—	$724,686

Notes to Consolidated Financial Statements

Note 21. Segment Reporting

The Company has two importable segments, the Bank and Freedom Finance, LLC (subsidiary). The Bank provides mortgage, consumer, and commercial loans. Freedom Finance, LLC specializes in the purchase of sales finance contracts from local automobile dealers. Information about reportable segments, and reconciliation of such information to the consolidated financial statements as of and for the years ended December 31, 2005, 2004 and 2003 is as follows:

	Bank	Freedom Finance, LLC	Intersegment Elimination	Consolidated Totals
2005
Net interest income	$6,710,490	$315,364	$—	$7,025,854
Other revenue – external customers	2,071,383	(12,853)	—	2,058,530
Depreciation and amortization	362,231	2,604	—	364,835
Provision for loan losses	430,794	29,771	—	460,565
Net income	2,183,548	17,264	—	2,200,812
Assets	179,689,748	1,676,375	(1,795,296)	179,570,827

2004
Net interest income	$5,646,880	$227,420	$—	$5,874,300
Other revenue – external customers	2,406,139	30,637	—	2,436,776
Depreciation and amortization	398,714	1,422	—	400,136
Provision for loan losses	383,477	(58,445)	—	325,032
Net income	1,701,950	127,022	—	1,828,972
Assets	158,108,935	1,667,359	(2,483,354)	157,292,940

2003
Net interest income	$4,943,839	$475,201	$—	$5,419,040
Other revenue – external customers	2,046,647	41,938	—	2,088,585
Depreciation and amortization	362,725	6,751	—	369,476
Provision for loan losses	547,002	(168,601)	—	378,401
Net income	873,065	388,320	—	1,261,385
Assets	135,397,988	1,683,723	(2,004,706)	135,077,005

Notes to Consolidated Financial Statements

Note 21. Segment Reporting, continued

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each segment appeals to different markets and, accordingly, requires different technology and marketing strategies.

The Bank derives a majority of its revenue from interest income and relies primarily on net interest income to assess the performance of the segments and make decisions about resources to be allocated to the segment. Therefore, the segments are reported using net interest income for the period ended December 31, 2005. The Bank does allocate income taxes to the segments. Other revenue represents noninterest income which is also allocated to the segments. The Company includes the holding company and an insurance and investment agency in its Bank segment above. The Bank does not have any single external customer from which it derives 10 percent or more of its revenues and operates in one geographical area.

Note 22. Parent Company Activity

Surrey Bancorp owns all of the outstanding shares of the Bank. Summary financial statements of Surrey Bancorp follow:

Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets
Cash and due from banks	$54,366	$122,967
Interest-bearing deposits with banks	1,175,000	1,300,000
Investment in subsidiaries	15,821,084	13,620,094
Other assets	240,404	32,347

	$17,290,854	$15,075,408

Liabilities and Capital
Liabilities
Dividends payable	$30,068	$29,987

	30,068	29,987

Capital
Preferred stock	2,620,325	2,620,325
Common stock	8,236,917	8,100,261
Retained earnings	6,418,744	4,337,224
Accumulated other comprehensive income (loss)	(15,200)	(12,389)

	17,260,786	15,045,421

	$17,290,854	$15,075,408

Notes to Consolidated Financial Statements

Note 22. Parent Company Activity, continued

Statements of Income

For the periods ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Income
Equity income from Surrey Bank & Trust	$2,203,800	$1,835,578	$791,314
Interest income	39,303	28,211	11,359

Total income	2,243,103	1,863,789	802,673

Expenses
Other expense	43,832	38,219	14,109

Total expense	43,832	38,219	14,109

Income before income taxes	2,199,271	1,825,570	788,564
Income tax benefit	1,541	3,402	935

Net income	$2,200,812	$1,828,972	$789,499
Preferred stock dividends	(119,292)	(119,277)	(66,349)

Net income available to common stockholders	$2,081,520	$1,709,695	$723,150

Statements of Cash Flows

For the periods ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash flows from operating activities
Net income	$2,200,812	$1,828,972	$789,499
Adjustment to reconcile net income to net cash provided by operating activities	—	—	—
Equity in undistributed earnings of subsidiary	(2,203,800)	(1,835,578)	(791,314)
Net increase in other assets	(12,455)	(31,412)	(935)

Net cash used by operating activities	(15,443)	(38,018)	(2,750)

Cash flows from investing activities
Net decrease in interest-bearing deposits with banks	125,000	250,000	(1,550,000)
Loan participations purchased	(195,602)	—	—
Net increase in investment in subsidiaries	—	(400,000)	(1,000,000)

Net cash used in investing activities	(70,602)	(150,000)	(2,550,000)

Cash flows from financing activities
Preferred stock issued	—	—	2,620,325
Common stock options exercised	94,118	249,865	121,173
Tax benefit of non-employee stock option deduction	42,538	28,009	—
Dividends paid	(119,211)	(119,360)	(36,278)

Net cash provided by financing activities	17,445	158,514	2,705,220

Net increase in cash and due from banks	(68,600)	(29,504)	—
Cash and cash equivalents, beginning	122,966	152,470	—

Cash and cash equivalents, ending	$54,366	$122,966	$152,470

Supplemental disclosure of non-cash transactions
Non-cash transactions related to acquisition of Surrey Bank & Trust:
Issuance of common stock in exchange for common stock of Surrey Bank & Trust	$—	$—	$7,704,439
Retained earnings acquired in exchange	—	—	1,904,379
Increase in investment in Surrey Bank & Trust	—	—	(9,608,818)

Notes to Consolidated Financial Statements

Note 23. Subsequent Event

On February 3, 2006, the Company declared a 6 for 5 common stock split to be affected in the form of a 20% stock dividend to shareholders of record as of the end of business on February 28, 2006. The additional shares are to be distributed on or before March 31, 2006 with fractional shares being paid in cash. The effects of the common stock dividend have been retroactively applied to the accompanying financial statements and notes to the financial statements.

104 Cranberry Road

Post Office Box 760

Galax, Virginia 24333

276-238-1800

Fax 276-238-1801

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Surrey Bancorp

Mount Airy, North Carolina

We have audited the consolidated balance sheets of Surrey Bancorp and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Surrey Bancorp and subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Galax, Virginia
January 27, 2006, except for Note 23, as to which, the date is February 28, 2006

Management’s Discussion and Analysis

Management’s Discussion and Analysis

General

Surrey Bancorp was formed on May 1, 2003 and was created for the purpose of acquiring all the outstanding shares of common stock of Surrey Bank & Trust.

Surrey Bank & Trust was incorporated on July 15, 1996 as a North Carolina banking corporation and opened for business on July 22, 1996. The Bank operates for the primary purpose of serving the banking needs of individuals and small to medium sized businesses in northern Surry County and the surrounding area, while developing personal, hometown associations with these customers. The Bank offers a wide range of banking services including checking and savings accounts; commercial, installment, mortgage and personal loans; safe deposit boxes; and other associated services. Through its subsidiaries, Surrey Investment Services, Inc. and Freedom Finance, LLC, the Bank offers insurance and investment products and sales finance services, respectively. The Bank’s primary sources of revenue are interest income from its commercial and real estate lending activities and, to a lesser extent, from its investment portfolio. The Bank also earns fees from lending and deposit activities. The major expenses of the Bank are interest on deposit accounts and general and administrative expenses, such as salaries, occupancy and related expenses.

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

Critical Accounting Policies

Surrey Bancorp’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited consolidated financial statements included in the Annual Report on Form 10-KSB for the year ended December 31, 2005 contain a summary of its significant accounting policies. Management believes the Company’s policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, such as the recoverability of intangible assets, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, management considers the policies related to those areas as critical.

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

Management’s Discussion and Analysis

Table 1. Net Interest Income and Average Balances (dollars in thousands)

	Periods Ended December 31,
	2005			2004			2003
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Interest-earning assets:
Deposits in other banks	$13,295	$302	2.27%	$13,620	$139	1.02%	$5,205	$26	0.50%
Taxable investment securities	4,165	131	3.16%	3,803	82	2.17%	3,878	85	2.19%
Non-taxable investments	—	—	—%	18	1	2.49%	101	3	2.97%
Federal funds sold	468	15	3.18%	191	3	1.66%	—	—	—%
Loans	142,384	10,225	7.18%	127,726	8,082	6.33%	104,648	7,270	6.95%

Total interest-earning assets	160,312	10,673		145,358	8,307		113,832	7,384

Yield on average interest-earning assets			6.66%			5.72%			6.49%

Noninterest-earning assets:
Cash and due from banks	1,767			1,780			1,370
Property and equipment	4,479			4,233			3,885
Other real estate owned	30			—			—
Interest receivable and other	4,459			1,966			1,347
Allowance for loan losses	(2,296)			(2,165)			(2,002)

Total noninterest-earning assets	8,439			5,814			4,600

Total assets	$168,751			$151,172			$118,432

Interest-bearing liabilities:
Demand deposits	$20,381	$374	1.83%	$20,135	$322	1.60%	$12,010	$168	1.40%
Savings deposits	16,109	272	1.69%	16,214	214	1.32%	12,781	167	1.30%
Time deposits	79,680	2,492	3.13%	71,236	1,590	2.23%	58,595	1,427	2.45%
Fed funds sold/Repurchase agreements	723	15	2.13%	1,181	8	0.71%	3,049	24	0.79%
Short-term debt	—	—	—%	550	5	0.96%	1,439	17	1.18%
Long-term debt	12,895	494	3.83%	8,560	294	3.43%	4,827	162	3.35%

Total interest-bearing liabilities	129,788	3,647		117,876	2,433		92,701	1,965

Cost of average interest bearing liabilities			2.81%			2.06%			2.13%

Noninterest-bearing liabilities:
Demand deposits	21,707			17,941			14,211
Interest payable and other	1,119			1,122			1,090

Total noninterest-bearing liabilities	22,826			19,063			15,301

Total liabilities	152,614			136,939			108,002
Minority interest	—			—			121
Stockholders’ equity	16,137			14,233			10,309

Total liabilities and stockholders’ equity	$168,751			$151,172			$118,432

Net interest income		$7,026			$5,874			$5,419

Net yield on interest-earning assets			4.38%			4.04%			4.75%

Management’s Discussion and Analysis

Table 2. Rate/Volume Variance Analysis (dollars in thousands)

	2005 Compared to 2004			2004 Compared to 2003
	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume
Interest-earning assets:
Deposits in other banks	$163	$166	$(3)	$113	$44	$69
Taxable investments securities	49	41	8	(3)	(1)	(2)
Non taxable securities	(1)	—	(1)	(2)	—	(2)
Federal funds sold	12	4	8	3	—	3
Loans	2,143	1,158	985	813	(689)	1,502

Total	2,366	1,369	997	924	(646)	1,570

Interest-bearing liabilities:
Demand deposits	51	47	4	154	20	134
Savings deposits	59	60	(1)	46	1	45
Time deposits	901	745	156	164	(143)	307
Federal funds purchased/ Repurchase agreements	7	9	(2)	(15)	(2)	(13)
Short-term debt	(5)	—	(5)	(12)	(5)	(7)
Long-term debt	201	29	172	132	4	128

Total	1,214	890	324	469	(125)	594

Net interest income	$1,152	$479	$673	$455	$(521)	$976

Net Interest Income

Net interest income is the Company’s principal source of earnings. Net interest income is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits and FHLB Advances used to fund earning assets). Table 1 summarizes the major components of net interest income for the years ended December 31, 2005 and 2004 and 2003.

Compared to 2004, yields on interest-earning assets increased during the year ended December 31, 2005 due to the effect of general rate increases on all interest earning asset categories. The cost of interest bearing liabilities also increased in 2005 primarily due to the general increase in interest rates and a slight change in deposit mix toward higher costing time deposits. The net yield on interest earning assets increased from 4.04% to 4.38% during the year ended December 31, 2005.

Provision for Credit Losses

The allowance for credit losses is established to provide for expected losses in the Bank’s loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Management determines the provision for credit losses required to maintain an allowance adequate to provide for probable losses. Generally, the factors which management of the Company considers in determining the appropriate level of the allowance for loan losses are an evaluation of the current loan portfolio, identified impaired loans, loan volume outstanding, outstanding loan mix, overall Company leverage, past loss experience, present and expected industry and economic conditions, and in particular, how such conditions relate to the Company’s market area. The Bank has established an allowance for loan losses equaling 1.75% of outstanding loans excluding mortgage loans and the guaranteed portion of United States Government guaranteed loans. Mortgage loans are reserved at a rate of 1.0%. Specific reserves for individual loans were established in addition to the basic reserve as deemed necessary. The overall allowance is then reviewed not only for adequacy but for appropriateness based on management’s assessment of inherent risk associated with the loan portfolio.

Management’s Discussion and Analysis

No assurance can be given to unforeseen adverse economic conditions or other circumstances will not result in increased provisions in the future. Additionally, regulatory examiners may require the Company to recognize additions to the allowance based upon their judgment about the loan portfolio and other information available to them at the time of their examinations.

Other Income

Noninterest income consists of revenues generated from a broad range of financial services and activities. The majority of noninterest income is a result of fees on mortgage loans sold and service charges on deposit accounts including charges for insufficient funds, checks, and fees charged for nondeposit services. Table 3 discloses noninterest income for the periods ended December 31, 2005, 2004 and 2003.

Table 3. Sources of Noninterest Income

	For the period ended December 31,
	2005	2004	2003
Service charges on deposit accounts	$991,012	$949,520	$805,609
Fees on mortgage loans delivered to correspondents	227,972	337,902	74,618
Other service charges and fees	147,105	197,308	214,792
Other income	469,586	450,436	582,277
Gain and fees on the sale of loan servicing rights	—	501,610	—
Gain on sale of government guaranteed loans	222,855	—	—
Gain on sale of mortgage loans	—	—	411,289

	$2,058,530	$2,436,776	$2,088,585

Activity in the deposit related noninterest income accounts increased in 2005 as deposit customers increased. Activity in mortgage lending tightened in 2005 resulting in a drop off in fees for mortgage loans delivered to correspondents. Other service charges and fees declined primarily due to our exit from the mortgage servicing market in April of 2004. Other income made modest gains in 2005. Subsidiary operations overall revenue fell in 2005, mainly due to restructuring in the investment services area. However, insurance revenue and income from the increase in cash surrender value of life insurance more than made up for the reduction in brokerage commissions.

During the third quarter of 2005, the Bank entered into a program to sell the guaranteed portions of SBA and USDA guaranteed loans into the secondary market. These type loans are originated and held in the Bank’s portfolio in the normal course of business. The gains recognized on these sales in 2005 amounted to $222,855. The Bank plans to continue to originate guaranteed loans for sale.

Management’s Discussion and Analysis

Other Expense

The major components of other expense for the periods ended December 31, 2005, 2004 and 2003 are as follows:

Table 4. Sources of Noninterest Expense

	For the period ended December 31,
	2005	2004	2003
Salary and benefits	$2,536,177	$2,614,627	$2,329,385
Occupancy expenses	372,871	356,025	283,557
Furniture/equipment expenses	366,523	405,603	434,493
Postage/printing and supplies	233,888	239,798	307,131
Advertising and business promotion	115,709	108,236	79,534
Professional fees	159,394	142,798	209,322
Lower of cost or market adjustment on loans available for sale transferred to portfolio	—	—	213,581
Foreclosed assets, net	12,569	—	—
Other expenses	1,421,975	1,291,261	1,252,724

	$5,219,106	$5,158,348	$5,109,727

The overhead ratio of noninterest expense to adjusted total revenue (net interest income plus noninterest income) decreased from 62.1% in 2004 to 57.5% for the year ended December 31, 2005. The decrease is attributable to general balance sheet growth which translates into increase net interest income. Reductions in salaries and benefits cost, furniture and equipment expenses and postage, printing and supplies expense also had a favorable effect on the efficiency ratio in 2005. The Company had fewer employees on a full time equivalent basis at December 31, 2005 than it did at the end of 2004. Lower depreciation expense had a favorable effect on furniture and equipment expenses and control of supplies cost resulted in a small decrease in postage, printing and supplies cost in 2005.

Analysis of Financial Condition

Average earning assets have increased 10.3% from December 31, 2004 to December 31, 2005. Total earning assets represented 95.01% of total average assets at December 31, 2005 compared to 96.15% at the end of 2004. The mix of average earning assets changed moderately from December 31, 2004 to December 31, 2005. The most notable change in the mix of average earning assets was the increase in interest-bearing bank balance. These balances increased for liquidity reasons and were partially funded by the participation of commercial loans.

Table 5. Average Asset Mix

	For the Year Ended December 31, 2005		For the Year Ended December 31, 2004
	Average Balance	%	Average Balance	%
Earning assets:
Loans, net	$142,384,162	84.38%	$127,726,168	84.48%
Investment securities	4,165,279	2.47%	3,821,470	2.53%
Federal funds sold	468,301	0.28%	191,344	0.13%
Interest-bearing bank balances	13,294,912	7.88%	13,619,566	9.01%

Total earning assets	160,312,654	95.01%	145,358,548	96.15%

Nonearning assets:
Cash and due from banks	1,766,769	1.05%	1,780,244	1.18%
Property and equipment	4,479,147	2.65%	4,232,829	2.80%
Other real estate owned	30,015	0.02%	—	—
Other assets	4,459,171	2.64%	1,966,091	1.30%
Allowance for loan losses	(2,296,348)	(1.37)%	(2,164,904)	(1.43)%

Total nonearning assets	8,438,754	4.99%	5,814,260	3.85%

Total assets	$168,751,408	100.00%	$151,172,808	100.00%

Management’s Discussion and Analysis

At December 31, 2005, average net loans represented 84.38% of total average assets compared to 84.48% at the end of 2004. Investments decreased from 2.53% of average assets to 2.47% of average assets over the same time period. Interest-bearing bank balances decreased over the period from 9.01% to 7.88% of average assets. Although there was a reduction in total earning assets as a percentage of total average assets in 2005, general interest rate increases resulted in an increase in the net yield on interest earning assets as shown in Table 1. The biggest increase in non earning assets in 2005 was in other assets. The majority of this increase relates to the Bank’s investment in Bank Owned Life Insurance (BOLI).

Loans

Average net loans totaled $142,384,162 for the year ended December 31, 2005. This represents an increase of 11.5% over the average net loans for 2004. Loan demand remained relatively strong in 2005.

The loan portfolio is dominated by real estate and commercial loans. These loans make up 93.1% of the total loan portfolio at December 31, 2005. This is down slightly from the 93.8% that the two categories maintained at December 31, 2004. The amount of loans outstanding by type at December 31, 2005 and December 31, 2004 and the maturity distribution for variable and fixed rate loans as of December 31, 2005 are presented in Tables 6 & 7 respectively.

Table 6. Loan Portfolio Summary (includes loans available for sale)

	December 31, 2005		December 31, 2004
	Amount	%	Amount	%
Construction and development	$3,575,431	2.47%	$3,093,423	2.29%
1-4 family residential	37,639,470	26.02%	40,005,007	29.56%
Farmland	342,755	0.24%	341,540	0.25%
Nonfarm, nonresidential	716,814	0.50%	830,457	0.61%

Total real estate	42,274,470	29.23%	44,270,427	32.71%
Agricultural	272,216	0.19%	183,777	0.14%
Commercial and industrial	92,345,282	63.85%	82,621,131	61.05%
Consumer	9,394,901	6.50%	8,034,675	5.94%
Other	347,261	0.23%	223,200	0.16%

Total	$144,634,130	100.00%	$135,333,210	100.00%

Management’s Discussion and Analysis

Table 7. Maturity Schedule of Loans

	Commercial Financial and Agricultural	Real Estate	Others	Total
				Amount	%
Fixed rate loans:
Three months or less	$808,823	$986,674	$890,559	$2,686,056	1.86%
Over three months to twelve months	6,875,197	1,311,072	2,085,517	10,271,786	7.10%
Over one year to five years	10,446,956	8,273,668	5,358,470	24,079,094	16.65%
Over five years	11,246,496	12,948,755	52,307	24,247,558	16.76%

Total fixed rate loans	$29,377,472	$23,520,169	$8,386,853	$61,284,494	42.37%

Variable rate loans:
Three months or less	$63,894,431	$18,541,778	$186,313	$82,622,522	57.12%
Over three months to twelve months	—	212,523	316,802	529,325	0.37%
Over one year to five years	53,465	—	144,324	197,789	0.14%
Over five years	—	—	—	—	—%

Total variable rate loans	$63,947,896	$18,754,301	$647,439	$83,349,636	57.63%

Total loans:
Three months or less	$64,703,254	$19,528,452	$1,076,872	$85,308,578	58.98%
Over three months to twelve months	6,875,197	1,523,595	2,402,319	10,801,111	7.47%
Over one year to five years	10,500,421	8,273,668	5,502,794	24,276,883	16.79%
Over five years	11,246,496	12,948,755	52,307	24,247,558	16.76%

Total loans	$93,325,368	$42,274,470	$9,034,292	$144,634,130	100.00%

Management’s Discussion and Analysis

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 7.18% for the year ended December 31, 2005 compared to an average yield of 6.33% in 2004. General rate increases lead to this increase. Additionally, a change in loan mix helped improve the margins. Higher yielding commercial and consumer loans increased from 61.05% and 5.94%, respectively of total loans at December 31, 2004 to 63.85% and 6.50%, respectively of total loans at December 31, 2005. The reduction in mix came from lower yielding mortgage loans which decrease from 29.56% to total loans at December 31, 2004 to 26.02% of total loans at the end of 2005.

Investment Securities

The Company uses its investment portfolio to provide for unexpected deposit decreases or loan generation, to meet the Company’s interest rate sensitivity goals, and to generate income.

Management of the investment portfolio has been conservative with virtually all investments taking the form of purchases of U.S. Government Agencies and Mortgage-backed Securities. Management views the investment portfolio as a source of income, and purchases securities with that in mind. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity, which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time management may sell certain securities prior to their maturity. Table 8 presents the investment portfolio at December 31, 2005 by major type of investments and maturity ranges.

The general turnover of U.S. Government Agencies and the investment in adjustable-rate Mortgage-backed Securities, which adjust annually, caused the average yield of the investment portfolio to increase to 3.16% for the year ended December 31, 2005 compared to 2.65% for 2004. At December 31, 2005, the market value of the investment portfolio was $5,136,353, representing a $24,735 depreciation of book value. At December 31, 2004 the market value of the investment portfolio was $20,161 below book value.

Table 8. Investment Securities

December 31, 2005, Available for Sale and Restricted

	In One Year or Less	One Year Through Five Years	After Five Through Ten Years	After Ten Years	Total	Market Value
Investment securities:
U.S. Government agencies	$3,487,575	$500,000	$—	$—	$3,987,575	$3,962,800
U.S. Government agencies pools (MBS)	—	—	—	166,513	166,513	166,423
Municipal securities	—	—	—	—	—	—
Restricted	1,007,130	—	—	—	1,007,130	1,007,130

Total	$4,494,705	$500,000	$—	$166,513	$5,161,088	$5,136,353

Weighted average yields:
U.S. Government agencies	3.37%	4.05%	—%	—%	3.46%
U.S. Government agencies pools (MBS)	—%	—%	—%	4.21%	4.21%
Municipal securities	—%	—%	—%	—%	—%
Restricted	4.00%	—%	—%	—%	4.00%

Consolidated	3.51%	4.05%	—%	4.21%	3.59%

(continued)

Management’s Discussion and Analysis

Table 8. Investment Securities, continued

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

Average federal funds sold totaled $468,301 for the year ended December 31, 2005, which was up over the 2004 average. Federal funds represent the most liquid portion of the Bank’s invested funds and generally the lowest yielding portion of earning assets. Deposits in other banks primarily represent deposits at the Federal Home Loan Bank of Atlanta, which pays an overnight rate on those deposits. This rate usually mirrors the federal funds rate. Management has made an effort to maintain these funds at the lowest level possible consistent with prudent risk management strategies, while having available resources to fund loan demand and the maturity of time deposits. Our exit from the mortgage loan servicing market improved the bank’s liquidity position given we were not having to fund mortgage loans for later sale. Larger average demand deposit balances also made it necessary to retain funds in more liquid investments. During the year ended December 31, 2005, average federal funds and deposits in other banks represented 0.28% and 7.88% of average earning assets, respectively. This compares to 0.13% and 9.01% in 2004, respectively.

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

Management’s Discussion and Analysis

Average deposits for the year ended December 31, 2005 amounted to $138,565,670 which was an increase of $12,054,459, or 9.5% over 2004. Average core deposits totaled $111,950,053 for the year ended December 31, 2005, an increase of $5,946,932, or 5.6% over 2004. The percentage of the Bank’s average deposits that are interest bearing decreased to 84.34% for the year ended December 31, 2005 from 85.83% in 2004. Average demand deposits, which earn no interest, increased 21.0% from $17,941,460 in 2004 to $21,706,512 in 2005. Average deposits for the periods ended December 31, 2005 and December 31, 2004 are summarized in Table 9 below:

Table 9. Deposit Mix

	December 31, 2005		December 31, 2004
	Average Balance	%	Average Balance	%
Interest-bearing deposits:
NOW Accounts	$20,380,929	14.71%	$20,134,936	15.92%
Money Market	11,499,920	8.30%	11,953,082	9.45%
Savings	4,609,054	3.33%	4,260,542	3.37%
Small denomination certificates	53,064,564	38.29%	50,727,695	40.10%
Large denomination certificates	26,615,617	19.21%	20,507,890	16.21%
Repurchase agreements	689,074	0.50%	985,606	0.78%

Total interest-bearing deposits	116,859,158	84.34%	108,569,751	85.83%
Noninterest-bearing deposits	21,706,512	15.66%	17,941,460	14.17%

Total deposits	$138,565,670	100.00%	$126,511,211	100.00%

The average balance of certificates of deposit issued in denominations of $100,000 or more increased by $6,107,727, or 29.8% for the year ended December 31, 2005. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. However, loan demand and liquidity needs in 2005 required funding from all sources available to the Bank. Table 10 provides maturity information relating to certificates of deposit of $100,000 or more at December 31, 2005.

Table 10. Large Time Deposit Maturities

Analysis of time deposits of $100,000 or more at December 31, 2005:
Remaining maturity of three months or less	$6,084,347
Remaining maturity over three through twelve months	15,632,042
Remaining maturity over twelve months	8,548,818

Total time deposits of $100,000 or more	$30,265,207

Borrowings

From time to time the Bank will find that funds raised through deposits and repurchase agreements will not fully satisfy the Bank’s liquidity needs. When this occurs the Bank uses borrowings from correspondent banks and the Federal Home Loan Bank (FHLB) to fund the shortfall. At year-end 2005, the Bank had no short-term borrowings. The average interest rate paid for federal funds purchased for the year ended December 31, 2005, was 2.13%. Long-term debt consist of long term, fixed, variable and convertible rate advances from the FHLB, a revolving line of credit with a commercial bank, proceeds of which are to fund the purchase of sales finance contracts by Freedom Finance, LLC, and a mortgage loan. The rate on the Freedom Finance, LLC debt is tied to the prime rate. The average interest rate paid on long-term debt for the year ended December 31, 2005, was 3.43%.

Capital Adequacy

Stockholders’ equity amounted to $17,260,786 at December 31, 2005, a 14.7% increase over the 2004 year-end total of $15,045,421. Average stockholders’ equity as a percentage of average total assets amounted to 10.07% for the year ended December 31, 2005 and 9.42% in 2004.

Management’s Discussion and Analysis

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2005 the Bank has a ratio of Tier 1 capital to risk-weighted assets of 10.74% and a ratio of total capital to risk-weighted assets of 11.99%. All capital ratio levels indicate that the Bank is well capitalized.

At December 31, 2005 the Company had 1,472,094 shares of common stock outstanding, which were held by approximately 1,600 stockholders of record. Stock options for 15,737 shares of common stock were exercised in 2005. The shares outstanding and shares exercised have been adjusted to reflect the 20% common stock dividend declared by the Company subsequent to year end.

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

Nonperforming assets at December 31, 2005 and 2004 are analyzed in Table 11.

Table 11. Nonperforming Assets

	2005	2004
Nonaccrual loans	$562,766	$1,259,449
Foreclosed assets	36,045	10,800

	$598,811	$1,270,249

Nonaccrual loans were 0.39% and 0.93% of outstanding loans at December 31, 2005 and 2004, respectively.

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

Net loans charged off as a percentage of average loans were 0.311% and 0.110% in 2005 and 2004 respectively.

The provision for loan losses and the activity in the allowance for credit losses are detailed in Table 12.

Table 12. Credit Losses

	2005	2004
Allowance for credit losses, beginning	$2,294,131	$2,109,820
Provision for credit losses, added	460,565	325,032
Net charge-offs	(443,398)	(140,721)

Allowance for credit losses, ending	$2,311,298	$2,294,131

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

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) was 18.08% at December 31, 2005, compared to 13.24% at December 31, 2004. The liquidity ratio at December 31, 2005 is considered adequate by management.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 13 shows the sensitivity of the Bank’s balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2005, the Bank appeared to be cumulatively asset-sensitive (earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates). However, in the one-year window liabilities subject to change in interest rates exceed assets subject to interest rate changes (non-asset sensitive).

Matching sensitive positions alone does not ensure the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Management’s Discussion and Analysis

Table 13. Interest Rate Sensitivity

	December 31, 2005 Maturities
	1 - 3 Months	4 - 12 Months	13 - 60 Months	Over 60 Months	Total
Earning Assets:
Loans	$86,960,755	$6,886,369	$30,559,629	$20,227,377	$144,634,130
Investments	2,054,196	1,599,762	500,000	—	4,153,958
Interest-bearing balances with banks	20,515,582	—	—	—	20,515,582
Federal funds sold	504,000	—	—	—	504,000

Total	$110,034,533	$8,486,131	$31,059,629	$20,227,377	$169,807,670

Interest-bearing deposits:
NOW accounts	$23,953,425	$—	$—	$—	$23,953,425
Money market	13,890,456	—	—	—	13,890,456
Savings	4,387,579	—	—	—	4,387,579
Certificates of deposit	23,290,746	42,432,989	18,031,308	—	83,755,043
Repurchase agreements/ federal funds purchased	1,157,917	—	—	—	1,157,917
Short-term debt	—	—	—	—	—
Long-term debt	1,000,000	1,000,000	10,750,000	1,744,525	14,494,525

Total	$67,680,123	$43,432,989	$28,781,308	$1,744,525	$141,638,945

Interest sensitivity gap	$42,354,410	$(34,946,858)	$2,278,321	$18,482,852	$—
Cumulative interest sensitivity gap	$42,354,410	$7,407,552	$9,685,873	$28,168,725	$28,168,725
Ratio of sensitive assets to sensitive liabilities	162.58%	19.54%	107.92%	1159.48%	119.89%
Cumulative ratio of sensitive assets to sensitive liabilities	162.58%	106.67%	106.92%	119.89%	119.89%

Table 14. Key Financial Ratios

	December 31, 2005	December 31, 2004
Return on average assets	1.30%	1.21%
Return on average equity	13.64%	12.85%
Average equity to average assets	9.56%	9.42%

Board of Directors and Officers

Board of Directors

Edward C. “Ted” Ashby, III	Surrey Bank & Trust

William A. “Bill” Johnson	J. G. Coram Company, Inc.

Elizabeth Johnson Lovill	Town & Country Builders

Robert H. Moody	Moody Funeral Services

Gene Rees	F. Rees Clothing

Tom G. Webb	Araneum, LLC

Buddy Williams	Williams & Birkett, LLC

Hylton Wright	Retired

Bank Officers

Hylton Wright	Chairman

Edward C. “Ted” Ashby, III	President and CEO

Peter A. Pequeno	Senior Vice President and CLO

Mark H. Towe	Senior Vice President, Treasurer and CFO

Brenda J. Harding	Senior Vice President, Secretary and COO

Christopher Nichols	Vice President

Lonnie Dillon	Vice President

Kenneth Shelton	Vice President

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held Thursday, April 27, 2006 at 10:00 a.m. at Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina.

Requests for Information

Requests for information should be directed to Mr. Mark H. Towe, Senior Vice President and CFO, at Surrey Bank & Trust, Post Office Box 1227, Mount Airy, North Carolina, 27030; telephone (336) 783-3900. A copy of the Company’s Form 10-KSB for 2005 will be furnished, without charge, after March 31, 2006 upon written request, or will be available on the internet at www.surreybank.com.

Independent Auditors	Stock Transfer Agent

Larrowe & Company, PLC Certified Public Accountants Post Office Box 760 Galax, Virginia 24333	First Citizens Bank & Trust Company Post Office Box 29522 Raleigh, North Carolina 27626

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Banking Offices

145 North Renfro Street Mount Airy, North Carolina (336) 783-3900	1280 West Pine Street Mount Airy, North Carolina (336) 783-3920	303 South Main Street Stuart Virginia (276) 694-4825

2050 Rockford Street Mount Airy, North Carolina (336) 783-3940		653 South Key Street Pilot Mountain, North Carolina (336) 368-1122

Freedom Finance, LLC	Mortgage Lending Office	SB & T Insurance

165 North Renfro Street Mount Airy, North Carolina (336) 783-3980	199 North Renfro Street Mount Airy, North Carolina (336) 783-3933	199 North Renfro Street Mount Airy, North Carolina (336) 783-3939