Form 10KSB, Exhibit 13
period 2006-12-31
SURREY BANCORP
filed 2007-03-26
CIK 1229146

Exhibit 13.1

2006 Annual Report

Table of Contents

Letter to Stockholders	1

Financial Highlights	2

Consolidated Balance Sheets	3

Consolidated Statements of Income	4

Consolidated Statements of Stockholders’ Equity	5

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	9

Report of Independent Registered Public Accounting Firm	38

Management’s Discussion and Analysis	39

Board of Directors and Officers	54

Stockholder Information	55

Dear Shareholder:

It is my pleasure to present the 2006 financial report for Surrey Bancorp. As you will note, 2006 was the most profitable year in the ten-year history of the Company.

Surrey Bancorp experienced moderate growth in 2006. Total assets at year-end 2006 were $187,109,528, a 4.2% increase from 2005 year-end assets of $179,570,827. The Company experienced solid loan growth in 2006, primarily in the commercial lending area. Net loans at year-end totaled $153,852,006, compared to $142,385,041 at year-end 2005, an increase of 8.1%. Non-performing loans at the end of 2006 totaled 0.19% of gross loans outstanding, compared to 0.39% in 2005. The allowance for loan loss reserves at year-end 2006 totaled $2,531,305, or 1.62% of gross loans outstanding. Deposits increased in 2006 to $151,091,270, a 3.6% increase from 2005 year-end deposits of $145,855,671.

Surrey Bancorp posted record earnings again in 2006. Net income prior to the payment of preferred dividends was $2,650,893, compared to $2,200,812 in 2005, a 20.5% increase. Net interest income after provision for loan losses increased 16.6% in 2006 to $7,656,988. This improvement was due primarily to moderate growth and an increase in the net interest margin. Net yield on earnings assets at year-end 2006 was 4.83% versus 4.38% in 2005. Non-interest income in 2006 totaled $2,045,351, a slight decrease from the $2,058,530 recorded in 2005. The decline was the result of a reduction in fee income on the sale of government-guaranteed commercial loans. Non-interest expense for the Company was $5,590,092, a 7.1% increase from 2005. In 2006, the Company’s return on average assets was 1.47% and its return on average equity was 14.16%. These profitability measures are well above peer banks in North Carolina.

Our subsidiary operations experienced strong growth in 2006. Freedom Finance LLC, our sales finance company, experienced a 98% increase in loans outstanding during 2006, with loan loss reserves increasing by $202,707 during the year. SB&T Insurance, our property and casualty insurance company, increased revenue 12% over the previous year. Surrey Investment Services, which provides brokerage services through an association with U-Vest Financial Services, increased revenues 36% over the previous year. It is anticipated that revenues will continue to increase, contributing to the Company’s earnings during 2007 and beyond.

In 2007, the Company remains focused on improving market share in our existing and contiguous markets. Planning is underway for the construction of a permanent branch location in Stuart, Virginia, to support our growth strategy for the Virginia market. We will also develop and implement internal programs to improve our service and sales cultures. We believe our continued commitment to these strategies will ensure a stable and profitable future for the Company.

On behalf of the Board of Directors, management and employees of Surrey Bancorp, thank you for your support.

/s/ Edward C. Ashby, III
Edward C. Ashby, III
President & CEO

Financial Highlights Summary1

Summary of Operations	2006	2005	2004	2003	2002
Interest income	$13,452	$10,673	$8,307	$7,384	$6,676
Interest expense	5,181	3,647	2,433	1,965	2,096

Net interest income	8,271	7,026	5,874	5,419	4,580
Provision for loan losses	614	461	325	378	651
Other income	2,045	2,059	2,437	2,088	1,471
Other expense	5,590	5,219	5,158	5,110	3,604
Income taxes	1,461	1,204	999	758	640
Minority interest	—	—	—	—	(109)

Net income	2,651	2,201	1,829	1,261	1,047
Preferred stock dividends declared	(119)	(119)	(119)	(66)	—

Net income available to common stockholders	$2,532	$2,082	$1,710	$1,195	$1,047

Per Common Share Data[2]

Net income:
Basic	$0.85	$0.71	$0.60	$0.43	$0.38
Diluted	0.76	0.63	0.53	0.39	0.35
Cash dividends declared	n/a	n/a	n/a	n/a	n/a
Book value per common share	5.80	4.97	4.28	3.72	3.27

Balance Sheet

Loans, net	$153,852	$142,385	$133,046	$117,363	$85,852
Investment securities	3,649	4,129	2,692	5,426	4,167
Total assets	187,110	179,571	157,293	135,077	106,545
Deposits	151,091	145,856	126,954	111,278	86,899
Stockholders’ equity	20,027	17,261	15,045	13,073	9,164
Interest-earning assets	180,958	173,593	151,883	129,411	102,227
Interest-bearing liabilities	141,425	137,555	123,499	105,183	82,552

Selected Ratios

Return on average assets	1.47%	1.30%	1.21%	1.06%	1.10%
Return on average equity	14.16%	13.64%	12.85%	12.23%	11.85%
Dividends declared on common stock as a percent of net income	n/a	n/a	n/a	n/a	n/a

1.	In thousands of dollars, except per share data.
2.	Adjusted for the effects of 20% common stock dividend in 1999 and 2000, a 10% common stock dividend in 2001, a 6 for 5 common stock exchange on May 1, 2003, a 20% common stock dividend declared on February 3, 2006, and a 2 for 1 common stock split declared on December 28, 2006.

Consolidated Balance Sheets

December 31, 2006 and 2005

	2006	2005
Assets
Cash and due from banks	$1,830,516	$1,789,131
Interest-bearing deposits with banks	16,618,978	20,515,582
Federal funds sold	409,000	504,000
Investment securities available for sale	3,648,745	4,129,223
Restricted equity securities	1,051,230	1,007,130
Loans, net of allowance for loan losses of $ 2,531,305 in 2006 and $2,311,298 in 2005, respectively	153,852,006	142,385,041
Property and equipment, net	4,443,257	4,607,952
Foreclosed assets	77,503	36,045
Accrued income	1,047,143	813,667
Goodwill	120,000	120,000
Bank owned life insurance	2,847,137	2,740,420
Other assets	1,164,013	922,636

Total assets	$187,109,528	$179,570,827

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$24,339,102	$23,953,425
Interest-bearing	126,752,168	121,902,246

Total deposits	151,091,270	145,855,671
Federal funds purchased and securities sold under agreements to repurchase	509,795	1,157,917
Long-term debt	14,163,487	14,494,525
Dividends payable on preferred stock	30,069	30,068
Accrued interest payable	604,893	312,869
Other liabilities	682,560	458,991

Total liabilities	167,082,074	162,310,041

Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock, 1,000,000 shares authorized, 189,356 shares of Series A, issued and outstanding with no par value, 4.5% convertible non-cumulative, perpetual; with a liquidation value of $14 per share	2,620,325	2,620,325
Common stock, 5,000,000 shares authorized at no par value; 3,002,168 shares issued in 2006 and 1,472,094 shares issued in 2005	8,461,247	8,236,917
Retained earnings	8,950,342	6,418,744
Accumulated other comprehensive income (loss)	(4,460)	(15,200)

Total stockholders’ equity	20,027,454	17,260,786

Total liabilities and stockholders’ equity	$187,109,528	$179,570,827

See Notes to Consolidated Financial Statements

Consolidated Statements of Income

For the years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Interest income
Loans and fees on loans	$12,488,514	$10,224,820	$8,082,109
Federal funds sold	19,814	14,898	3,185
Investment securities, taxable	206,680	131,484	82,448
Investment securities, nontaxable	—	—	456
Deposits with banks	737,541	301,787	139,100

Total interest income	13,452,549	10,672,989	8,307,298

Interest expense
Deposits	4,510,199	3,137,411	2,125,879
Federal funds purchased and securities sold under agreements to repurchase	29,959	15,404	8,328
Short-term debt	28,010	—	5,291
Long-term debt	613,026	494,320	293,500

Total interest expense	5,181,194	3,647,135	2,432,998

Net interest income	8,271,355	7,025,854	5,874,300
Provision for loan losses	614,367	460,565	325,032

Net interest income after provision for loan losses	7,656,988	6,565,289	5,549,268

Noninterest income
Service charges on deposit accounts	1,019,993	991,012	949,520
Gain and fees on the sale of loan servicing rights	—	—	501,610
Gain on sale of government guaranteed loans	27,588	222,855	—
Fees and yield spread premiums on loans delivered to correspondents	243,007	227,972	337,902
Other service charges and fees	200,558	147,105	197,308
Other operating income	554,205	469,586	450,436

Total noninterest income	2,045,351	2,058,530	2,436,776

Noninterest expense
Salaries and employee benefits	2,855,605	2,536,177	2,614,627
Occupancy expense	377,561	372,871	356,025
Equipment expense	336,903	366,523	405,603
Data processing	355,698	361,249	364,772
Foreclosed assets, net	324	12,569	—
Other expense	1,664,001	1,569,717	1,417,321

Total noninterest expense	5,590,092	5,219,106	5,158,348

Net income before income taxes	4,112,247	3,404,713	2,827,696
Income tax expense	1,461,354	1,203,901	998,724

Net income	2,650,893	2,200,812	1,828,972
Preferred stock dividends	(119,295)	(119,292)	(119,277)

Net income available to common stockholders	$2,531,598	$2,081,520	$1,709,695

Basic earnings per share	$0.85	$0.71	$0.60

Diluted earnings per share	$0.76	$0.63	$0.53

Basic weighted average shares outstanding	2,967,554	2,930,012	2,868,464

Diluted weighted average shares outstanding	3,507,794	3,486,556	3,490,642

See Notes to Consolidated Financial Statements

Consolidated Statements of Stockholders’ Equity

For the years ended December 31, 2006, 2005 and 2004

	Convertible Preferred Stock		Common Stock		Retained Earnings	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount		Income (Loss)	Total
Balance, December 31, 2003	189,356	$2,620,325	1,170,189	$7,822,387	$2,627,529	$3,225	$13,073,466

Comprehensive income
Net income	—	—	—	—	1,828,972	—	1,828,972
Net change in unrealized gain (loss) on investment securities available for sale, net of income tax benefit of $(9,795)	—	—	—	—	—	(15,614)	(15,614)

Total comprehensive income							1,813,358

Common stock options exercised	—	—	40,819	249,865	—	—	249,865
Tax benefit related to exercise of non-qualified stock options	—	—	—	28,009	—	—	28,009
Dividends declared on convertible preferred stock ($.63 per share)	—	—	—	—	(119,277)	—	(119,277)

Balance, December 31, 2004	189,356	2,620,325	1,211,008	8,100,261	4,337,224	(12,389)	15,045,421

Comprehensive income
Net income	—	—	—	—	2,200,812	—	2,200,812
Net change in unrealized gain (loss) on investment securities available for sale, net of income tax benefit of $(1,764)	—	—	—	—	—	(2,811)	(2,811)

Total comprehensive income							2,198,001

Common stock options exercised	—	—	15,737	94,118	—	—	94,118
Tax benefit related to exercise of non-qualified stock options	—	—		42,538	—	—	42,538
Common stock split effected in the form of a common stock dividend	—	—	245,349	—	—	—	—
Dividends declared on convertible preferred stock ($.63 per share)	—	—	—	—	(119,292)	—	(119,292)

Balance, December 31, 2005	189,356	2,620,325	1,472,094	8,236,917	6,418,744	(15,200)	17,260,786

Continued

Consolidated Statements of Stockholders’ Equity, continued

For the years ended December 31, 2006, 2005 and 2004

	Convertible Preferred Stock		Common Stock		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount
Comprehensive income
Net income	—	—	—	—	2,650,893	—	2,650,893
Net change in unrealized gain (loss) on investment securities available for sale, net of income tax expense of $6,738	—	—	—	—	—	10,740	10,740

Total comprehensive income							2,661,633

Common stock options exercised, net of shares surrendered in cashless exchange	—	—	29,832	129,355	—	—	129,355
Tax benefit related to exercise of non-qualified stock options	—	—	—	99,127	—	—	99,127
Fractional shares purchased	—	—	(842)	(19,641	—	—	(19,641)
Stock based compensation	—	—	—	15,489	—	—	15,489
Common stock split effected in the form of a common stock dividend	—	—	1,501,084	—	—	—	—
Dividends declared on convertible preferred stock ($.63 per share)	—	—	—	—	(119,295)	—	(119,295)

Balance, December 31, 2006	189,356	$2,620,325	3,002,168	$8,461,247	$8,950,342	$(4,460)	$20,027,454

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

For the years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities
Net income	$2,650,893	$2,200,812	$1,828,972
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	343,286	364,835	400,136
Provision for loan losses	614,367	460,565	325,032
Gain on the sale of foreclosed assets	324	12,569	—
Stock-based compensation	15,489	—	—
Loss on disposal of fixed assets	—	20,672	16,339
Deferred income taxes	(114,682)	(7,053)	(100,641)
Accretion of discount on securities, net of amortization of premiums	(47,638)	(38,654)	(14,860)
Increase in cash surrender value of life insurance	(106,717)	(90,420)	—
Changes in assets and liabilities:
Accrued income	(233,476)	(230,302)	2,243
Other assets	(133,433)	32,657	(15,295)
Accrued interest payable	292,024	151,766	31,910
Other liabilities	223,569	103,303	(145,997)

Net cash provided by operating activities	3,504,006	2,920,750	2,327,839

Cash flows from investing activities
Net decrease (increase) in interest-bearing deposits with banks	3,896,604	(7,756,226)	(8,691,339)
Net decrease (increase) in federal funds sold	95,000	(203,000)	(301,000)
Purchases of investment securities	(4,981,162)	(6,450,812)	(4,986,298)
Maturities of investment securities	5,526,756	5,047,819	7,709,571
Purchases of restricted equity securities	(44,100)	(216,470)	(345,660)
Net increase in loans	(12,427,509)	(9,984,991)	(16,008,578)
Purchase of bank owned life insurance	—	(2,650,000)	—
Proceeds from the sale of foreclosed assets	304,395	147,736	2,290
Purchases of property and equipment	(178,591)	(761,035)	(369,419)

Net cash used in investing activities	(7,808,607)	(22,826,979)	(22,990,433)

Cash flows from financing activities
Net increase in deposits	5,235,599	18,901,705	15,676,090
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	(648,121)	(2,289,906)	29,188
Net decrease in short-term debt	—	—	(1,400,000)
Net increase (decrease) in long-term debt	(331,038)	3,195,573	6,052,872
Dividends paid on preferred stock	(119,295)	(119,211)	(119,360)
Fractional shares purchased	(19,641)	—	—
Stock options exercised	129,355	94,118	249,865
Tax benefit related to exercise of non-inventive stock options	99,127	42,538	28,009

Net cash provided by financing activities	4,345,986	19,824,817	20,516,664

Net increase (decrease) in cash and cash equivalents	41,385	(21,412)	(145,930)
Cash and cash equivalents, beginning	1,789,131	1,810,543	1,956,473

Cash and cash equivalents, ending	$1,830,516	$1,789,131	$1,810,543

Continued

Consolidated Statements of Cash Flows

For the years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Supplemental disclosures of cash flow information
Interest paid	$4,889,170	$3,495,369	$2,401,088

Income taxes paid	$1,623,610	$1,203,074	$1,052,752

Loans transferred to foreclosed properties	$346,177	$185,550	$—

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

Critical Accounting Policies

The notes to our audited consolidated financial statements for the year ended December 31, 2006 contain a summary of our significant accounting policies. We believe our policies with respect to the methodology for our determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and our Board of Directors.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the Bank, and Subsidiaries. All significant, intercompany transactions and balances have been eliminated in consolidation.

Business Segments

The Company reports its activities in two business segments. In determining the appropriateness of segment definition, the Company considers the materiality of potential business segments and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment. For more information on business segments see Note 21.

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

Interest-bearing Deposits with Banks

Interest-bearing deposits with banks mature within one year and are carried at cost. These deposits are primarily at the Federal Home Loan Bank of Atlanta and are in a Direct Investment Account which sweeps excess funds out nightly and invests the funds in an account that pays a daily rate that mirrors the federal funds rate.

Trading Securities

The Company does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities Held to Maturity

Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. All securities held by the Company at December 31, 2006 and 2005 were classified as available for sale.

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

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Securities Available for Sale, continued

Declines in the fair value of individual held to maturity and available for sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses. In determining whether other than temporary impairment exist, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and the ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale

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

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan using the interest method. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When the interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status. Past due loans are determined on the basis of contractual terms.

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

Servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Generally, purchased servicing rights are capitalized at the cost to acquire the rights. For sales of government guaranteed loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

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

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of servicing rights is netted against loan servicing fee income.

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

Years
Buildings and improvements	10-40
Furniture and equipment	3-25

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Foreclosed Assets

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

Employee Benefit Plans

The Company has a defined contribution plan qualifying under IRS Code Section 401(k). Employee contributions are matched by the Company up to the first four percent of an employees contribution. The Company match is expensed as incurred.

The Company has a noncontributory, nonqualified supplemental executive retirement plan (“SERP”) covering certain executive employees. The plan calls for monthly payments payable for the life of the executive, generally beginning at the age of 65. The SERP costs, which are actuarially determined and recorded on an unfunded basis, are charged to current operations and credited to a liability account on the consolidated balance sheet.

The Company has a deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 30% matching contribution from the Company. Benefit payments are paid for a specific number of years, generally beginning at age 65. The deferred compensation cost, including the Company’s matching contribution, are charged to current operations and credited to a liability account on the consolidated balance sheet.

Stock-based Compensation

During the first quarter of 2006, the Company adopted the provisions of, and began accounting for stock-based compensation in accordance with, the Financial Accounting Standards Board’s (FASB) Statement of Financial Accounting Standards No. 123-revised 2004 (SFAS 123R), Share-Based Payment which replaces Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees. Under the fair value recognition provisions of this statement, stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. The Company elected the modified prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for the grants that were outstanding as of the effective date will be recognized over the remaining service period using the compensation cost estimated for the SFAS 123 pro forma disclosures.

The adoption of SFAS 123R did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows. See Note 15 for further information regarding the Company’s stock based compensation assumptions and expenses.

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

Advertising Cost

The Company incurred marketing and advertising cost of $138,170, $115,709 and $108,236 for the years ended December 31, 2006, 2005 and 2004, respectively. The amounts are expensed as incurred and included in the statements of income under other expense.

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

The cumulative effect of adopting SFAS No. 133 for interest rate swap agreements as of January 1, 2001, did not have a material effect on the Company’s financial statements.

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

At December 31, 2006 and 2005, the Company had no originated mortgage loans available for sale. Therefore, no rate lock commitments existed at those dates. Mortgage loans sold in the secondary market are now originated through correspondents and are not funded by the Company.

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

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and due from banks: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Federal funds sold: Due to the short-term nature of these assets, the carrying value approximates fair value.

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

Fair Value of Financial Instruments, continued

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

Recent Accounting Pronouncements

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This Statement amends FASB No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract; requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; permits an entity to choose its subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities; at its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value; and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt SFAS No. 156 as of the beginning of its first fiscal year that begins after September 15, 2006. The Company does not believe the adoption of SFAS No. 156 will have a material impact on its financial position, results of operations and cash flows.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting Income in Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We will continue to evaluate FIN 48 to determine the impact on our consolidated results of operations or financial position, but do not currently anticipate that the adoption of FIN 48 will have a material impact on our consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157 Fair Value Measurements. SFAS No. 157 defines fair market value, establishes a measurement of framework and expands disclosure requirements. SFAS No. 157 does not require any new fair value measurements but does apply to assets and liabilities that are required to be recorded at fair market value pursuant to other accounting standards. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company is evaluating the impact of SFAS No. 157 but does not expect the standard to have a material effect on the Company’s consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”). Due to diversity in practice among registrants. SAB 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB 108 is effective for fiscal years ending after November 15, 2006, and early application is encouraged. The application of SAB 108 did not have a material impact on our consolidated financial statements.

In September 2006, the FASB issues SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R). Among other items, SFAS No. 158 requires recognition of the overfunded or underfunded status of an entity’s defined benefit postretirement plan as an asset liability in the financial statements, requires the measurement of defined benefit postretirement plan assets and obligations as of the end of the employers’ fiscal year, and requires recognition of the funded statue of defined benefit postretirement plans in other comprehensive income. SFAS No. 158 is effective for fiscal years ending after December 15, 2006, and early application is encouraged. SFAS No. 158 did not have a material impact on our consolidated financial statements.

In September 2006, the Emerging Issues Task Force affirmed and ratified EITF Issue No. 06-04 “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” For endorsement split-dollar life insurance arrangements that provide benefit to an employee that extends to postretirement periods, an employer should recognize a liability for future benefits in accordance with Statement 106 and Opinion 12 (depending on whether a substantive plan is deemed to exist) based on the substantive agreement with the employee. For example, if the employer has effectively agreed to maintain a life insurance policy during the employee’s retirement, the cost of the insurance policy during the postretirement periods should be accrued in accordance with either Statement 106 or Opinion 12. Similarly, if the employer has effectively agreed to provide the employee with a death benefit, the employer should recognize a liability for the future death benefit in accordance with either Statement 106 or Opinion 12. This EITF if effective for fiscal years beginning after December 15, 2006 and will impact on the Company’s consolidated financial statements for fiscal year 2007.

In September 2006, the FASB ratified the consensus reached related to EITF 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance.” EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The Company does not believe the adoption of EITF 06-5 will have a material impact on its financial position, results of operations and cash flows.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115.” This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement 1) applies to all entities, 2) specifies certain election dates, 3) can be applied on an instrument-by-instrument basis with some exceptions, 4) is irrevocable and 5) applies only to entire instruments. One exception is demand deposit liabilities which are explicitly excluded as qualifying for fair value. With respect to SFAS 115, available-for-sale and held-to-maturity securities at the effective date are eligible for the fair value option at that date. If the fair value option is elected for those securities at the effective date, cumulative unrealized gains and losses at that date shall be included in the cumulative-effect adjustment and thereafter, such securities will be accounted for as trading securities. SFAS 159 is effective for the Company on January 1, 2008. Earlier adoption is permitted in 2007 if the Company also elects to apply the provisions of SFAS 157, “Fair Value Measurement.” The Company is currently analyzing the fair value option provided under SFAS 159.

Note 2. Restrictions on Cash

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $999,000 and $1,007,000 for the periods including December 31, 2006 and 2005, respectively.

Note 3. Securities

Debt and equity securities have been classified in the balance sheets according to management’s intent. The carrying amounts of securities available for sale and their approximate fair values at December 31, 2006 and 2005 follow:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2006
Government-sponsored enterprises	$3,516,417	$1,091	$8,666	$3,508,842
Mortgage-backed securities	139,586	317	—	139,903

	$3,656,003	$1,408	$8,666	$3,648,745

2005
Government-sponsored enterprises	$3,987,444	$—	$24,644	$3,962,800
Mortgage-backed securities	166,514	—	91	166,423

	$4,153,958	$—	$24,735	$4,129,223

Restricted equity securities were $1,051,230 and $1,007,130 at December 31, 2006 and 2005, respectively. Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”) and Community Bankers Bank. These investments are carried at cost. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Company is required to hold that stock so long as it borrows from the FHLB.

At December 31, 2006 and 2005 substantially all investment securities were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Notes to Consolidated Financial Statements

Note 3. Securities, continued

Maturities of mortgage-backed bonds are stated based on contractual maturities. Actual maturities of these bonds may vary as the underlying mortgages are prepaid. The scheduled maturities of securities (all available for sale) at December 31, 2006 were as follows:

	Amortized Cost	Fair Value

Due in one year or less	$2,017,458	$2,011,442
Due after one year through five years	1,498,959	1,497,400
Due after five years through ten years	—	—
Due after ten years	139,586	139,903

	$3,656,003	$3,648,745

For the years ended December 31, 2006, 2005 and 2004, the Company had no gain or loss from the sale of investment securities. All were held to their scheduled maturity dates or call date.

The following table shows investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005. These unrealized losses on investment securities are a result of volatility in interest rates and relate to six agency securities.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2006
Government-sponsored enterprises	$3,013,842	$3,666	$495,000	$5,000	$3,508,842	$8,666
Mortgage backed securities	—	—	—	—	—	—

	$3,013,842	$3,666	$495,000	$5,000	$3,508,842	$8,666

2005
Government sponsored enterprises	$2,480,000	$7,554	$1,482,800	$17,090	$3,962,800	$24,644
Mortgage backed securities	166,423	91	—	—	166,423	91

	$2,646,423	$7,645	$1,482,800	$17,090	$4,129,223	$24,735

Management considers the nature of the investment, the underlying causes of the decline in market value, the severity and duration of the decline in market value and other evidence, on a security by security basis, in determining if the decline in market value is other than temporary. Management believes all unrealized losses presented in the table above to be temporary in nature.

Notes to Consolidated Financial Statements

Note 4. Loans Receivable

The major components of loans in the balance sheets at December 31, 2006 and 2005, are as follows:

	2006	2005
Commercial	$104,322,425	$92,345,282
Real estate:
Construction and land development	5,899,497	3,575,431
Residential, 1-4 families	33,576,325	37,639,470
Farmland	334,997	342,755
Nonfarm, nonresidential	636,967	716,814
Agricultural	114,734	272,216
Consumer, net of discounts of $88,174 in 2006 and $58,443 in 2005	11,155,249	9,394,901
Other	308,700	347,261

	156,348,894	144,634,130
Unearned loan origination costs, net of fees	34,417	62,209

	156,383,311	144,696,339
Allowance for loan losses	(2,531,305)	(2,311,298)

	$153,852,006	$142,385,041

Note 5. Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

	2006	2005	2004
Balance, beginning	$2,311,298	$2,294,131	$2,109,820

Provision charged to expense	614,367	460,565	325,032
Recoveries of amounts charged off	118,877	36,502	19,426
Amounts charged off	(513,237)	(479,900)	(160,147)

Balance, ending	$2,531,305	$2,311,298	$2,294,131

The following is a summary of information pertaining to impaired loans at December 31:

	2006	2005
Impaired loans without a valuation allowance	$253,173	$290,675
Impaired loans with a valuation allowance	343,945	423,557

Total impaired loans	$597,118	$714,232

Valuation allowance related to impaired loans	$92,211	$154,505

Nonaccrual loans were $304,064 and $562,800 at December 31, 2006 and December 31, 2005, respectively and are included in the table above. There were no other loans past due 90 days or more at December 31, 2006 or December 31, 2005.

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the years ended December 31, 2006, 2005, and 2004 (all approximate) are summarized below:

	2006	2005	2004
Average investment in impaired loans	$474,000	$857,000	$558,000

Interest income recognized on impaired loans	$21,300	$28,500	$31,600

Interest income recognized on a cash basis on impaired loans	$13,600	$18,000	$16,800

No additional funds are committed to be advanced in connection with impaired loans.

Note 6. Loan Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheets. On April 16, 2004, the Company sold its mortgage loan servicing rights to another bank after discontinuing the origination of mortgage loans for sale in the secondary market. Therefore, there were no mortgage loans serviced for others at December 31, 2006 or 2005. During 2005, the Company began selling the guaranteed portion of certain government guaranteed commercial loans in the secondary market. The Company continues to service these loans that totaled $7,090,449 and $5,503,699 at December 31, 2006 and 2005, respectively. Management believes the value of the servicing asset approximates the fair value of the services the Company must perform related to these loans. Accordingly, no servicing asset or liability is recognized at December 31, 2006 or 2005.

Note 7. Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2006 and 2005 are as follows:

	2006	2005
Land and improvements	$1,307,551	$1,298,386
Buildings and improvements	3,165,171	3,165,171
Furniture and equipment	2,153,456	2,011,499

	6,626,178	6,475,056
Less accumulated depreciation	(2,182,921)	(1,867,104)

	$4,443,257	$4,607,952

At December 31, 2006, Company premises with a carrying value of $111,534 were pledged as collateral for a mortgage loan.

Depreciation expense amounted to $343,286, $364,835 and $400,136 for the years ended December 31, 2006, 2005 and 2004, respectively.

The Company’s West Pine Street branch and Stuart branch (land only) are leased under operating leases at a monthly rental of $1,969 and $1,515, respectively. The West Pine Street lease is for a five-year term, which expires March 31, 2010. The Company has the option to renew the lease for three additional five-year terms. The Stuart, Virginia branch land lease is for a term of one year, which expires in 2007. The Company has the option to renew the lease for one additional one-year term. Rental expense was $41,149, $56,105 and $59,057 for 2006, 2005 and 2004, respectively.

Notes to Consolidated Financial Statements

Note 7. Property and Equipment, continued

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2006, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

2007	$41,810
2008	23,625
2009	23,625
2010	5,906
2011	—

$94,966

Note 8. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2006 and 2005 was $36,048,910 and $30,265,207, respectively. At December 31, 2006, the scheduled maturities of time deposits are as follows:

2007	$78,194,609
2008	2,511,093
2009	7,538,679
2010	4,169,409
Thereafter	—

$92,413,790

Note 9. Short-Term Debt

Short-term debt consists of federal funds purchased and securities sold under agreements to repurchase, which generally mature within one to four days from the transaction date, and other short-term borrowings. Additional information at December 31, 2006, 2005 and 2004 and for the periods then ended is summarized below:

	2006	2005	2004
Outstanding balance at December 31	$509,795	$1,157,917	$3,447,823

Year-end weighted average rate	4.40%	3.44%	2.48%

Daily average outstanding during the year	$725,809	$723,321	$1,180,551

Average rate for the period	4.13%	2.13%	0.71%

Maximum outstanding at any month-end during the year	$1,100,650	$1,796,298	$5,542,668

Lines of Credit

The Company has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $12,700,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $14,206,000. At December 31, 2006 and 2005 there were outstanding balances of $12,450,000 and $14,450,000, respectively, under credit arrangements with correspondent banks and the Federal Home Loan Bank of Atlanta.

Notes to Consolidated Financial Statements

Note 10. Long-Term Debt

The Company’s long-term debt includes instruments bearing fixed rates ranging from 2.79% to 8.0%, convertible rate instruments bearing rates ranging from 3.71% to 4.45%, and a variable rate instrument tied to the one month LIBOR rate. The weighted average rate of all long-term debt at December 31, 2006 was 4.26%. Collateral consist of real estate, substantially all 1-4 family first lien residential real estate loans and certain investment securities. The contractual maturities of long-term debt are as follows:

2007	$507,371
2008	3,706,116
2009	3,000,000
2010	5,250,000
2011	1,350,000
Thereafter	350,000

$14,163,487

Note 11. Financial Instruments

Fair Values

The estimated fair values of the Company’s financial instruments are as follows (dollars in thousands):

	December 31, 2006		December 31, 2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$1,831	$1,831	$1,789	$1,789
Federal funds sold and interest-bearing deposits with banks	17,028	17,028	21,020	21,020
Securities, available for sale	3,649	3,649	4,129	4,129
Restricted equity securities	1,051	1,051	1,007	1,007
Loans, net of allowance for loan losses	153,852	153,793	142,385	141,393

	December 31, 2006		December 31, 2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial liabilities
Deposits	$151,091	$145,212	$145,856	$142,612
Federal funds purchased and securities sold under agreements to repurchase	510	510	1,158	1,158
Long-term debt	14,163	14,204	14,495	14,383
Commitments and contingencies	—	—	—	—

Note 12. Stockholders’ Equity

On May 1, 2003, Surrey Bancorp exchanged six shares of its no par value common stock for every five shares of $4.00 par value common stock of Surrey Bank & Trust. Fractional shares resulting from the transaction were paid in cash.

On June 12, 2003, the Company issued 189,356 shares of Series A, 4.5% Convertible Non-Cumulative Perpetual Preferred Stock at a liquidation value of $14.00 per share. The issue was a private placement of which the net proceeds amounted to $2,620,325. The shares are convertible into 2.0868 shares of common stock.

In February, 2006, the Company declared a 20% common stock dividend that was retroactively applied to the previous year’s earnings per share and other related calculations.

Notes to Consolidated Financial Statements

Note 12. Stockholders’ Equity, continued

On December 28, 2006, the Company declared a 2 for 1 common stock split for shareholders of record on February 15, 2007. The effects of the 2 for 1 common stock split have been retroactively applied to the current and previous years’ earnings per share and other related calculations.

Note 13. Earnings Per Share

The following table details the computation of basic and diluted earnings per share for the years ended December 31, 2006, 2005 and 2004.

	2006	2005	2004
Net income	$2,650,893	$2,200,812	$1,828,972
Preferred stock dividends	(119,295)	(119,292)	(119,277)

Net income (income available to common shareholders)	$2,531,598	$2,081,520	$1,709,695

Weighted average common shares outstanding	2,967,554	2,930,012	2,868,464
Effect of dilutive securities:
Options	145,092	161,396	227,030
Convertible preferred stock	395,148	395,148	395,148

Weighted average common shares outstanding, diluted	3,507,794	3,486,556	3,490,642

Basic earnings per share	$0.85	$0.71	$0.60

Diluted earnings per share	$0.76	$0.63	$0.53

Note 14. Employee Benefit Plans

The Company has a defined contribution plan (the Plan) qualifying under IRS Code Section 401(k). Eligible participants in the Plan can contribute up to the maximum percentage allowable not to exceed the dollar limit under IRC Section 401(k). Employee contributions are matched by the Company based on 100% of the first four percent of an employee’s contribution. For the years ended December 31, 2006, 2005 and 2004 the Company contributed $83,059, $72,490, and $68,906 to the Plan, respectively.

During 2005, the Company adopted a Supplemental Retirement Benefit Plan (SERP) to provide future compensation to certain members of management upon retirement. Under plan provisions, payments projected to range from $16,388 to $89,914, per year, are payable for the life of the executive, generally beginning at age 65. The liability accrued for the compensation under the plan was $149,769 at December 31, 2006 and $66,810 at December 31, 2005. Employee benefits expense, an actuarially determined amount, was $82,959 and $66,810 for the years ended December 31, 2006 and 2005, respectively. The assumed discount rate, rate of compensation increase, and expected long-term rate of return on plan assets were 7.0%, 4.0%, and 6.644%, respectively, at December 31, 2006. The assumed discount rate, rate of compensation increase, and expected long-term rate of return on plan assets were 7.0%, 4.0% and 6.696%, respectively, at December 31, 2005.

During 2005, the Company also adopted a deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 30% matching contribution and will be paid an annual benefit for a specified number of years after retirement, generally beginning at age 65. The maximum payout period is ten years. The liability accrued for deferred directors’ fees was $135,791 and $63,280 at December 31, 2006 and 2005, respectively. Deferred directors’ fees expensed under the plan for the years ended December 31, 2006, and 2005 were $72,511 and $63,280, respectively. The assets funding the plan of $431,006 at December 31, 2006 are held in a rabbi trust.

The Company has purchased and is the primary beneficiary of life insurance policies indirectly related to the Supplemental Retirement Benefit Plan and the directors’ deferred compensation liability. The cash value of the life insurance policies totaled $2,847,137 and $2,740,420 at December 31, 2006 and 2005, respectively.

Notes to Consolidated Financial Statements

Note 15. Stock Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment, (SFAS No. 123R) which was issued by the FASB in December 2004. SFAS No. 123R revises SFAS No. 123, Accounting for Stock Based Compensation, and supersedes APB No. 25, Accounting for Stock Issued to Employees, and its related interpretations. SFAS No. 123R requires recognition of the services received in exchange for an award based on the grant-date fair value of the award. SFAS No. 123R also amends SFAS No. 95, Statement of Cash Flows, to require that excess tax benefits be reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows.

The Company adopted SFAS No. 123R using the modified prospective application as permitted under SFAS No. 123R. Accordingly, prior period amounts have not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Prior to the adoption of SFAS No. 123R, the Company used the intrinsic value method as prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and thus recognized no compensation expense for options granted with exercise prices equal to the fair market value of the Company’s common stock on the date of grant.

The Company has two share-based compensation plans, which are described below. The compensation cost that has been charged against income for those plans was approximately $23,468 and $0 for the years ended December 31, 2006 and 2005, respectively. The income tax benefit recognized for share-based compensation arrangements was approximately $7,979 and $0 for the years ended December 31, 2006 and 2005, respectively.

In 1997, the Company adopted a qualified incentive stock option plan which reserves, as amended, 124,610 shares (adjusted for stock exchange, splits, dividends and exercised shares) for purchase by eligible employees. Options granted under this plan vest at the rate of 20% per year, expire not more than ten years from the date of grant, and are exercisable at not less than the fair market value of the stock at the date of the grant.

The Company also adopted a non-qualified stock option plan in 1997, which reserves, as amended, 170,880 shares (adjusted for stock exchange, splits, dividends and exercised shares) for purchase by non-employee directors. Options granted under this plan are exercisable after six months from the date of the grant at not less than the fair market value of the stock at the date of the grant. The life of such options shall not extend more than ten years from the date of the grant.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. No options were granted for the years ended December 31, 2006 and 2005. An option for 1,500 shares was granted in the year ended December 31, 2004.

The risk-free interest rate is based on the U.S. Treasury rate for the expected life at the time of grant. Volatility is based on the average long-term implied volatilities of our Company. The expected life is based on the average life of the options of 10 years and the weighted average graded vesting period of 5 years, and forfeitures are considered immaterial based on the historical data of the Company. For the year ended December 31, 2004, the risk-free interest rate was 4.24%. The volatility was calculated at 56.15%.

Notes to Consolidated Financial Statements

Note 15. Stock Based Compensation, continued

A summary of option activity under the stock option plans during the years ended December 31, 2006, 2005 and 2004 is presented below:

	Options Available	Options Outstanding	Weighted Average Exercise Price
Balance at December 31, 2003	17,167	188,167	$5.38
Exercised	—	(40,819)	5.09
Authorized	—	—	—
Forfeited	2,376	(2,376)	4.83
Granted	(1,500)	1,500	12.29

Balance at December 31, 2004	18,043	146,472	5.33

Exercised	—	(15,737)	5.98
Authorized	—	—	—
Forfeited	—	—	—
Granted	—	—	—
Common stock dividend	3,608	26,137	—

Balance at December 31, 2005	21,651	156,872	5.38

Exercised	—	(30,778)	4.96
Authorized	—	—	—
Forfeited	—	—	—
Granted	—	—	—
2 for 1 common stock split	21,651	126,094	—

Balance at December 31, 2006	43,302	252,188	$2.74

The following table sets forth the exercise prices, the number of options outstanding and the number of options exercisable at December 31, 2006:

	Number of Options	Weighted Average	Weighted Average Contractual Life Remaining	Number of Options	Weighted Average
Exercise Price	Outstanding	Exercise Price	(Years)	Exercisable	Exercise Price
$2.42	154,028	$2.42	0.4	154,028	$2.42
3.03	10,478	3.03	2.6	10,478	3.03
3.95	13,306	3.95	4.1	13,306	3.95
2.57	59,256	2.57	4.6	59,256	2.57
5.30	11,520	5.30	6.5	6,912	5.30
6.15	3,600	6.15	7.3	1,440	6.15

Total/Average	252,188	$2.74	2.1	245,420	$2.66

Notes to Consolidated Financial Statements

Note 15. Stock Based Compensation, continued

The following table sets forth information pertaining to the Company’s exercisable options and options expected to vest:

	Year Ended December 31, 2006
Incentive and non qualified stock options:
Fair value of options granted during period expected to vest	$	n/a

Aggregate intrinsic value of exercisable and nonvested options expected to vest		$2,587,360

Number of nonvested options expected to vest		6,768

Weighted average price of nonvested options expected to vest		$5.57

Weighted average remaining life of nonvested options expected to vest		7.05

Intrinsic value of nonvested options expected to vest		$50,320

No options were granted during the year ended December 31, 2006.

As of December 31, 2006, there was $11,298 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. That cost is expected to be recognized over a weighted-average period of 2.05 years. The total fair value of shares vested during the year ended December 31, 2006 was $142,133.

The following table illustrates the effect on net income available to common stockholders if the Company had applied the fair value recognition provisions of SFAS No. 123 with respect to the years ended December 31, 2005 and 2004.

	Year Ended December 31,
	2005	2004
Net income available to common shareholders, as reported	$2,081,520	$1,709,695
Add: Stock-based employee compensation expense included in reported net income, net of related income tax effects	—	—
Less: Stock-based employee compensation expense determined under fair value based method of all awards, net of related income tax effects	(21,106)	(18,186)

Pro forma net income	$2,060,414	$1,691,509

Earnings per share – basic, as reported	$0.71	$0.60

Earnings per share – diluted, as reported	$0.63	$0.53

Earnings per share – basic, proforma	$0.71	$0.59

Earnings per share – diluted, proforma	$0.63	$0.52

Notes to Consolidated Financial Statements

Note 16. Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense are as follows:

	2006	2005	2004
Current	$1,576,036	$1,196,848	$1,099,365
Deferred	(114,682)	7,053	(100,641)

	$1,461,354	$1,203,901	$998,724

Rate Reconciliation

A reconciliation of expected income tax expense (benefit) computed at the statutory federal income tax rate to income tax expense included in the statements of income is as follows:

	2006	2005	2004
Expected tax expense	$1,398,164	$1,157,602	$961,417
State income tax, net of federal tax benefit	143,305	124,376	119,281
Tax exempt income	(93,283)	(32,977)	(39,238)
Other	13,168	(45,100)	(42,736)

	$1,461,354	$1,203,901	$998,724

Deferred Income Tax Analysis

The significant components of net deferred tax assets (primarily Federal) at December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Deferred tax assets
Allowance for loan losses	$905,093	$830,915
Deferred compensation liability	110,083	50,150
Net unrealized loss on securities available for sale	2,798	9,535
Lower of cost or market adjustment on loans transferred from available for sale to portfolio	53,162	60,051
Other	—	6,362

	1,071,136	957,013

Deferred tax liabilities
Depreciation	226,587	225,864
Other	22,702	23,984

	249,289	249,848

Net deferred tax asset	$821,847	$707,165

The deferred tax assets above were not reduced by an evaluation allowance because it is more likely than not that the future tax benefits will be realized.

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

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Company’s commitments at December 31, 2006 and 2005 is as follows:

	2006	2005
Commitments to extend credit, including unused lines of credit	$32,016,798	32,408,000
Standby letters of credit	1,311,107	1,434,000

	$33,327,905	$33,842,000

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

Concentrations of Credit Risk

Substantially all of the Company’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company’s market area and such customers are generally depositors of the Company. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of approximately $3,000,000 unless guaranteed by SBA or USDA Rural Development Corporation. Although the Company has a reasonably diversified loan portfolio, the following industries are considered to be concentrations: heavy and civil engineering construction, motion picture and sound recording, crop production, trucking, used car dealers, metal products fabrication and building construction.

Other Commitments

The Company has entered into employment agreements with certain of its key officers covering duties, salary, benefits, provisions for termination and Company obligations in the event of merger or acquisition.

Notes to Consolidated Financial Statements

Note 18. Regulatory Restrictions

Dividends

The Company’s principal source of funds for dividend payments is dividends received from the Bank. The Bank, as a North Carolina banking corporation, may pay cash dividends only out of undivided profits as determined pursuant to North Carolina banking laws. However, regulatory authorities may limit payment of dividends by a bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $1,849,000 at December 31, 2006. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2006.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events after that notification that management believes to have changed the institution’s category.

Notes to Consolidated Financial Statements

Note 18. Regulatory Restrictions, continued

The Company’s and Bank’s actual capital amounts and minimum required amounts (dollars in thousands) and ratios are also presented in the following table.

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2006:
Total Capital (to Risk-Weighted Assets)
Consolidated	$20,955	14.11%	$11,884	8.0%	$	n/a	n/a
Surrey Bank & Trust	$19,420	13.07%	$11,884	8.0%		$14,854	10.0%
Tier I Capital (to Risk-Weighted Assets)
Consolidated	$19,090	12.85%	$5,942	4.0%	$	n/a	n/a
Surrey Bank & Trust	$17,554	11.82%	$5,942	4.0%		$8,913	6.0%
Tier I Capital (to Average Assets)
Consolidated	$19,090	10.30%	$7,415	4.0%	$	n/a	n/a
Surrey Bank & Trust	$17,554	9.47%	$7,412	4.0%		$9,265	5.0%

December 31, 2005:
Total Capital (to Risk-Weighted Assets)
Consolidated	$18,206	13.01%	$11,198	8.0%		n/a	n/a
Surrey Bank & Trust	$16,763	11.99%	$11,182	8.0%		$13,978	10.0%
Tier I Capital (to Risk-Weighted Assets)
Consolidated	$16,449	11.75%	$5,599	4.0%		n/a	n/a
Surrey Bank & Trust	$15,009	10.74%	$5,591	4.0%		$8,386	6.0%
Tier I Capital (to Average Assets)
Consolidated	$16,449	9.45%	$6,964	4.0%		n/a	n/a
Surrey Bank & Trust	$15,009	8.64%	$6,950	4.0%		$8,688	5.0%

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

Aggregate loan transactions with related parties were as follows:

	2006	2005
Balance, beginning	$2,357,575	$2,643,557
New loans	2,348,343	910,540
Repayments	(2,820,518)	(1,196,522)

Balance, ending	$1,855,400	$2,357,575

Notes to Consolidated Financial Statements

Note 20. Investment in Limited Liability Company

Prior to March 1, 2003, the Company participated in a limited liability company with Friendly Auto Finance, Inc. (Freedom Finance, LLC). On March 1, 2003, the Company acquired the minority interest in exchange for the satisfaction of other commitments of the holder of the minority interest. Freedom Finance, LLC purchases sales finance contracts from automobile dealers in the Company’s trade area. The condensed balance sheets of Freedom Finance, LLC, as of December 31, 2006 and 2005 and the related condensed statements of income and cash flows for each of the three years in the period ended December 31, 2006, are presented below:

Condensed Balance Sheets

December 31, 2006 and 2005

	2006	2005
Assets
Cash and due from banks	$50,043	$53,350
Interest-bearing deposits with banks	—	2,575
Loans, net of allowance for loan losses of $ 364,410 and $163,703 in 2006 and 2005, respectively	2,914,223	1,473,324
Property and equipment, net	7,922	9,366
Foreclosed assets	77,503	36,045
Other assets	211,143	101,715

	$3,260,834	$1,676,375

Liabilities and Capital
Liabilities
Long-term debt	$1,700,000	$—
Other liabilities	21,830	14,661

	1,721,830	14,661

Capital
Equity	642,078	642,078
Retained earnings	896,926	1,019,636

	1,539,004	1,661,714

	$3,260,834	$1,676,375

Condensed Statements of Income

For the years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Income
Interest income	$612,966	$315,364	$227,966
Other income	2,497	(12,853)	30,637

Total income	615,463	302,511	258,603

Expenses
Interest expense	84,079	—	546
Provision for loan losses (recovery)	392,020	29,771	(58,445)
Salaries and employee benefits	117,385	88,425	58,298
Occupancy expense	12,854	13,326	6,935
Equipment expense	10,623	5,437	6,149
Foreclosed assets, net	3,945	—	—
Other expense	117,267	148,288	118,098

Total expense	738,173	285,247	131,581

Net income (loss)	$(122,710)	$17,264	$127,022

Notes to Consolidated Financial Statements

Note 20. Investment in Limited Liability Company, continued

Condensed Statements of Cash Flows

For the years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities
Net income (loss)	$(122,710)	$17,264	$127,022
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	2,809	2,604	1,422
Loss on the sale of fixed assets	—	—	11,277
Provision for loan losses (recovery)	392,020	29,771	(58,445)
Deferred income taxes	(77,378)	—	—
Net increase in other assets	(73,508)	(24,231)	(31,654)
Net decrease in other liabilities	7,169	(8,248)	(45,464)

Net cash provided by operating activities	128,402	17,160	4,158

Cash flows from investing activities
Net decrease in interest-bearing deposits with banks	2,575	18,855	41,849
Purchase of property and equipment	(1,365)	—	(13,392)
Proceeds from the sale of fixed assets	—	—	1,250
Net (increase) decrease in loans	(1,832,919)	(475,040)	546,343

Net cash provided in investing activities	(1,831,709)	(456,185)	576,050

Cash flows from financing activities
Net increase in long-term debt	1,700,000	—	(140,000)

Net cash used by financing activities	1,700,000	—	(140,000)

Net increase (decrease) in cash and due from banks	(3,307)	(439,025)	440,208

Cash and cash equivalents, beginning	53,350	492,375	52,167

Cash and cash equivalents, ending	$50,043	$53,350	$492,375

Notes to Consolidated Financial Statements

Note 21. Segment Reporting

The Company has two reportable segments, the Bank and Freedom Finance, LLC (subsidiary). The Bank provides mortgage, consumer, and commercial loans. Freedom Finance, LLC specializes in the purchase of sales finance contracts from local automobile dealers. Information about reportable segments, and reconciliation of such information to the consolidated financial statements as of and for the years ended December 31, 2006, 2005 and 2004, is as follows:

	Bank	Freedom Finance, LLC	Intersegment Elimination	Consolidated Totals
2006
Net interest income	$7,658,389	$612,966	$—	$8,271,355
Other revenue –external customers	2,042,854	2,497	—	2,045,351
Depreciation and amortization	340,477	2,809	—	343,286
Provision for loan losses	222,347	392,020	—	614,367
Net income	2,773,603	(122,710)	—	2,650,893
Assets	185,327,212	3,260,834	(1,478,518)	187,109,528

2005
Net interest income	$6,710,490	$315,364	$—	$7,025,854
Other revenue –external customers	2,071,383	(12,853)	—	2,058,530
Depreciation and amortization	362,231	2,604	—	364,835
Provision for loan losses	430,794	29,771	—	460,565
Net income	2,183,548	17,264	—	2,200,812
Assets	179,689,748	1,676,375	(1,795,296)	179,570,827

2004
Net interest income	$5,646,880	$227,420	$—	$5,874,300
Other revenue –external customers	2,406,139	30,637	—	2,436,776
Depreciation and amortization	398,714	1,422	—	400,136
Provision for loan losses	383,477	(58,445)	—	325,032
Net income	1,701,950	127,022	—	1,828,972
Assets	158,108,935	1,667,359	(2,483,354)	157,292,940

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

The Bank derives a majority of its revenue from interest income and relies primarily on net interest income to assess the performance of the segments and make decisions about resources to be allocated to the segment. Therefore, the segments are reported using net interest income for the period ended December 31, 2006. The Bank does allocate income taxes to the segments. Other revenue represents noninterest income which is also allocated to the segments. The Company includes the holding company and an insurance and investment agency in its Bank segment above. The Bank does not have any single external customer from which it derives 10 percent or more of its revenues and operates in one geographical area.

Note 22. Parent Company Activity

Surrey Bancorp owns all of the outstanding shares of the Bank. Condensed financial statements of Surrey Bancorp follow:

Condensed Balance Sheets

December 31, 2006 and 2005

	2006	2005
Assets
Cash and due from banks	$79,782	$54,366
Interest-bearing deposits with banks	1,390,000	1,175,000
Investment in subsidiaries	18,491,875	15,821,084
Other assets	95,866	240,404

	$20,057,523	$17,290,854

Liabilities and Capital

Liabilities
Dividends payable	$30,069	$30,068

	30,069	30,068

Capital
Preferred stock	2,620,325	2,620,325
Common stock	8,461,247	8,236,917
Retained earnings	8,950,342	6,418,744
Accumulated other comprehensive income (loss)	(4,460)	(15,200)

	20,027,454	17,260,786

	$20,057,523	$17,290,854

Notes to Consolidated Financial Statements

Note 22. Parent Company Activity, continued

Condensed Statements of Income

For the periods ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Income
Equity income from Surrey Bank & Trust	$2,644,562	$2,203,800	$1,835,578
Interest income	59,534	39,303	28,211

Total income	2,704,096	2,243,103	1,863,789

Expenses
Other expense	49,942	43,832	38,219

Total expense	49,942	43,832	38,219

Income before income taxes	2,654,154	2,199,271	1,825,570
Income tax expense	3,261	1,541	3,402

Net income	$2,650,893	$2,200,812	$1,828,972

Preferred stock dividends	(119,295)	(119,292)	(119,277)

Net income available to common stockholders	$2,531,598	$2,081,520	$1,709,695

Condensed Statements of Cash Flows

For the periods ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities
Net income	$2,650,893	$2,200,812	$1,828,972
Adjustment to reconcile net income to net cash provided by operating activities	—	—	—
Equity in undistributed earnings of subsidiary	(2,644,562)	(2,203,800)	(1,835,578)
Net increase in other assets	(51,063)	(12,455)	(31,412)

Net cash used by operating activities	(44,732)	(15,443)	(38,018)

Cash flows from investing activities
Net (increase) decrease in interest-bearing deposits with banks	(215,000)	125,000	250,000
Loan participations (purchased) sold	195,602	(195,602)	—
Net increase in investment in subsidiaries	—	—	(400,000)

Net cash used in investing activities	(19,398)	(70,602)	(150,000)

Cash flows from financing activities
Preferred stock issued	—	—	—
Common stock options exercised	129,355	94,118	249,865
Fractional shares purchased	(19,641)	—	—
Tax benefit of non-employee stock option deduction	99,127	42,538	28,009
Dividends paid	(119,295)	(119,211)	(119,360)

Net cash provided by financing activities	89,546	17,445	158,514

Net increase (decrease) in cash and due from banks	25,416	(68,600)	(29,504)

Cash and cash equivalents, beginning	54,366	122,966	152,470

Cash and cash equivalents, ending	$79,782	$54,366	$122,966

Note 23. Subsequent Event

On December 28, 2006, the Company declared a 2 for 1 common stock split to be affected in the form of a 100% stock dividend to shareholders of record as of the end of business on February 15, 2007. The additional shares are to be distributed on or before March 1, 2007. The effects of the common stock dividend have been retroactively applied to the accompanying financial statements and notes to the financial statements.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Surrey Bancorp

Mount Airy, North Carolina

We have audited the consolidated balance sheets of Surrey Bancorp and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Surrey Bancorp and subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

Galax, Virginia

March 16, 2007

www.elliottdavis.com

Management’s Discussion and Analysis

Management’s Discussion and Analysis

General

Surrey Bancorp was formed on May 1, 2003, and was created for the purpose of acquiring all the outstanding shares of common stock of Surrey Bank & Trust.

Surrey Bank & Trust was incorporated on July 15, 1996, as a North Carolina banking corporation and opened for business on July 22, 1996. The Bank operates for the primary purpose of serving the banking needs of individuals and small to medium sized businesses in northern Surry County and the surrounding area, while developing personal, hometown associations with these customers. The Bank offers a wide range of banking services including checking and savings accounts; commercial, consumer and mortgage loans; safe deposit boxes; and other associated services. Through its subsidiaries, Surrey Investment Services, Inc. and Freedom Finance, LLC, the Bank offers insurance and investment products and sales finance services, respectively. The Bank’s primary sources of revenue are interest income from its commercial and real estate lending activities and, to a lesser extent, from its investment portfolio. The Bank also earns fees from lending and deposit activities. The major expenses of the Bank are interest on deposit accounts and general and administrative expenses, such as salaries, occupancy and related expenses.

Primary Market Area

The Bank’s market area consists of an area extending from Surry County, with offices in Mount Airy and Pilot Mountain, North Carolina, north into the southern portions of Carroll and Patrick Counties, Virginia. Mount Airy is the industrial and trading center of Surry County with a population of approximately 8,500 people living in the city limits and 30,000 in the metropolitan area. The total population of Surry County is approximately 72,000 people. Mount Airy is served by Interstate Highways 77 and 74 and U.S. Highways 52 and 601. Surry County has a civilian labor force of over 35,000. Major industries include manufacturing, furniture, rubber and fabricated metals, and lumber and wood. The Bank has a branch office in Stuart, Virginia, which is located in Patrick County, Virginia. The primary industries found in Patrick County are lumber and wood, textiles and agricultural.

Management’s Discussion and Analysis of Operations

Management’s Discussion and Analysis is provided to assist in the understanding and evaluation of the Company’s financial condition and its results of operations. The following discussion should be read in conjunction with the Company’s financial statements and related notes.

Critical Accounting Policies

Surrey Bancorp’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited consolidated financial statements included in the Annual Report on Form 10-KSB for the year ended December 31, 2006, contain a summary of its significant accounting policies. Management believes the Company’s policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, such as the recoverability of intangible assets, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, management considers the policies related to those areas as critical.

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

Management’s Discussion and Analysis

The allowance for loan losses has three basic components: (i) the formula allowance, (ii) the specific allowance, and (iii) the unallocated allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. The formula allowance uses a historical loss view as an indicator of future losses and, as a result, could differ from the loss incurred in the future. However, since this history is updated with the most recent loss information, the errors that might otherwise occur are mitigated. The specific allowance uses various techniques to arrive at an estimate of loss. Historical loss information, expected cash flows and fair market value of collateral are used to estimate these losses. The use of these values is inherently subjective and our actual losses could be greater or less that the estimates. The unallocated allowance captures losses that are attributable to various economic events, industry or geographic sectors whose impact on the portfolio have occurred but have yet to be recognized in either the formula or specific allowance.

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

Management’s Discussion and Analysis

Table 1. Net Interest Income and Average Balances (dollars in thousands)

	Periods Ended December 31,
	2006			2005			2004
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Interest-earning assets:
Deposits in other banks	$18,798	$738	3.92%	$13,295	$302	2.27%	$13,620	$139	1.02%
Taxable investment securities	4,523	207	4.57%	4,165	131	3.16%	3,803	82	2.17%
Non-taxable investments	—	—	—%	—	—	—%	18	1	2.49%
Federal funds sold	407	20	4.87%	468	15	3.18%	191	3	1.66%
Loans	147,362	12,487	8.47%	142,384	10,225	7.18%	127,726	8,082	6.33%

Total interest-earning assets	171,090	13,452		160,312	10,673		145,358	8,307

Yield on average interest-earning assets			7.86%			6.66%			5.72%

Noninterest-earning assets:
Cash and due from banks	1,641			1,767			1,780
Property and equipment	4,517			4,479			4,233
Other real estate owned	43			30			—
Interest receivable and other	5,323			4,459			1,966
Allowance for loan losses	(2,427)			(2,296)			(2,165)

Total noninterest-earning assets	9,097			8,439			5,814

Total assets	$180,187			$168,751			$151,172

Interest-bearing liabilities:
Demand deposits	$18,243	$463	2.54%	$20,381	$374	1.83%	$20,135	$322	1.60%
Savings deposits	15,625	430	2.75%	16,109	272	1.69%	16,214	214	1.32%
Time deposits	84,876	3,617	4.26%	79,680	2,492	3.13%	71,236	1,590	2.23%
Fed funds sold/Repurchase agreements	726	30	4.13%	723	15	2.13%	1,181	8	0.71%
Short-term debt	356	28	7.86%	—	—	—%	550	5	0.96%
Long-term debt	14,291	613	4.29%	12,895	494	3.83%	8,560	294	3.43%

Total interest-bearing liabilities	134,117	5,181		129,788	3,647		117,876	2,433

Cost of average interest bearing liabilities			3.86%			2.81%			2.06%

Noninterest-bearing liabilities:
Demand deposits	25,700			21,707			17,941
Interest payable and other	1,643			1,119			1,122

Total noninterest-bearing liabilities	27,343			22,826			19,063

Total liabilities	161,460			152,614			136,939
Minority interest	—			—			—
Stockholders’ equity	18,727			16,137			14,233

Total liabilities and stockholders’ equity	$180,187			$168,751			$151,172

Net interest income		$8,271			$7,026			$5,874

Net yield on interest-earning assets			4.83%			4.38%			4.04%

Management’s Discussion and Analysis

Table 2. Rate/Volume Variance Analysis (dollars in thousands)

	2006 Compared to 2005			2005 Compared to 2004
	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume
Interest-earning assets:
Deposits in other banks	$436	$278	$158	$163	$166	$(3)
Taxable investments securities	75	63	12	49	41	8
Non taxable securities	—	—	—	(1)	—	(1)
Federal funds sold	5	7	(2)	12	4	8
Loans	2,264	1,896	368	2,143	1,158	985

Total	2,780	2,244	536	2,366	1,369	997

Interest-bearing liabilities:
Demand deposits	89	132	(43)	51	47	4
Savings deposits	158	166	(8)	59	60	(1)
Time deposits	1,125	976	149	901	745	156
Federal funds purchased/ Repurchase agreements	15	15	—	7	9	(2)
Short-term debt	28	28	—	(5)	—	(5)
Long-term debt	119	130	(11)	201	29	172

Total	1,534	1,447	87	1,214	890	324

Net interest income	$1,246	$797	$449	$1,152	$479	$673

Net Interest Income

Net interest income is the Company’s principal source of earnings. Net interest income is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits and FHLB Advances used to fund earning assets). Changes in the volume and mix of earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. Changes in the interest rate environment and the Company’s cost of funds also affect net interest income. Table 1 summarizes the major components of net interest income for the years ended December 31, 2006 and 2005 and 2004.

Compared to 2005, yields on interest-earning assets increased during the year ended December 31, 2006, due to the effect of general rate increases on all interest earning asset categories. The cost of interest bearing liabilities also increased in 2006 primarily due to the general increase in interest rates and a change in deposit mix toward higher cost time deposits. Because loan products repriced more quickly that deposit products the net yield on interest earning assets increased from 4.38% to 4.83% during the year ended December 31, 2006.

Provision for Loan Losses

The allowance for loan losses is established to provide for expected losses in the Bank’s loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Management determines the provision for loan losses required to maintain an allowance adequate to provide for probable losses. Generally, the factors which management of the Company considers in determining the appropriate level of the allowance for loan losses are an evaluation of the current loan portfolio, identified impaired loans, loan volume outstanding, outstanding loan mix, overall Company leverage, past loss experience, present and expected industry and economic conditions, and in particular, how such conditions relate to the Company’s market area. The overall allowance is then reviewed not only for adequacy but for appropriateness based on management’s assessment of inherent risk associated with the loan portfolio.

Management’s Discussion and Analysis

A provision for loan losses of $613,026 was made during 2006, an increase of $118,706 or 24.0% from the $494,320 provided during 2005, in recognition of our estimate of inherent risk associated with lending activities. Approximately 64% of the provision recorded in 2006 is associated with our finance subsidiary, Freedom Finance, LLC, due to its strong loan growth in 2006. A provision for loan losses of $494,320 was made in 2005, an increase of $200,820, or 68.4% from the $293,500 provided during 2004.

The allowance for loan losses was $2,531,305, or 1.62% of total loans outstanding at December 31, 2006. This compares to an allowance for loan losses of $2,311,298, or 1.60% of total loans outstanding at December 31, 2005, which compares to an allowance for loan losses of $2,294,131, or 1.70% of total loans outstanding at December 31, 2004.

No assurance can be given to unforeseen adverse economic conditions or other circumstances that will not result in increased provisions in the future. Additionally, regulatory examiners may require the Company to recognize additions to the allowance based upon their judgment about the loan portfolio and other information available to them at the time of their examinations.

Other Income

Noninterest income consists of revenues generated from a broad range of financial services and activities. The majority of noninterest income is a result of fees and yield spread premiums on mortgage loans delivered to correspondents and service charges on deposit accounts including charges for insufficient funds, checks, and fees charged for nondeposit services. Table 3 discloses noninterest income for the periods ended December 31, 2006, 2005 and 2004.

Table 3. Sources of Noninterest Income

	For the period ended December 31,
	2006	2005	2004
Service charges on deposit accounts	$1,019,993	$991,012	$949,520
Fees on mortgage loans delivered to correspondents	132,280	121,310	224,281
Yield spread premiums on mortgage loans delivered to correspondents	110,727	106,662	113,621
Other service charges and fees	200,558	147,105	197,308
Other income	554,205	469,586	450,436
Gain and fees on the sale of loan servicing rights	—	—	501,610
Gain on sale of government guaranteed loans	27,588	222,855	—

	$2,045,351	$2,058,530	$2,436,776

Activity in the deposit related noninterest income accounts increased in 2006 primarily due to insufficient funds fees. Activity in mortgage lending increased slightly in 2006 resulting in an increase in fees and yield spread premiums for mortgage loans delivered to correspondents. Other service charges and fees increased primarily due to increases in debit card and merchant fee income. Other income made gains in 2006 as subsidiary operations increased revenue. Insurance and investment revenue were up 6.5% and 38.6%, respectively in 2006.

During 2005, the Bank entered into a program to sell the guaranteed portions of SBA and USDA guaranteed loans into the secondary market. These type loans are originated and held in the Bank’s portfolio in the normal course of business. The gains recognized on these sales in 2006 amounted to $27,588, which was down significantly from the 2005 gains. The Bank plans to continue to originate guaranteed loans for sale.

Management’s Discussion and Analysis

Other Expense

The major components of other expense for the periods ended December 31, 2006, 2005 and 2004 are as follows:

Table 4. Sources of Noninterest Expense

	For the period ended December 31,
	2006	2005	2004
Salary and benefits	$2,855,605	$2,536,177	$2,614,627
Occupancy expenses	377,561	372,871	356,025
Furniture/equipment expenses	336,903	366,523	405,603
Postage/printing and supplies	229,822	233,888	239,798
Advertising and business promotion	138,170	115,709	108,236
Professional fees	163,182	159,394	142,798
Foreclosed assets, net	324	12,569	—
Other expenses	1,488,525	1,421,975	1,291,261

	$5,590,092	$5,219,106	$5,158,348

The overhead ratio of noninterest expense to adjusted total revenue (net interest income plus noninterest income) decreased from 57.5% in 2005 to 54.2% for the year ended December 31, 2006. The decrease is attributable to general balance sheet growth which translates into increase net interest income. Reductions in furniture and equipment expenses and postage, printing and supplies expense also had a favorable effect on the efficiency ratio in 2006. Lower depreciation expense had a favorable effect on furniture and equipment expenses and control of supplies cost resulted in a small decrease in postage, printing and supplies cost in 2006. In general noninterest expense increases were held to just over 7% in 2006.

Analysis of Financial Condition

Average earning assets have increased 6.7% from December 31, 2005 to December 31, 2006. Total earning assets represented 94.95% of total average assets at December 31, 2006 compared to 95.01% at the end of 2005. The mix of average earning assets changed moderately from December 31, 2005 to December 31, 2006. The most notable change in the mix of average earning assets was the increase in interest-bearing bank balance. These balances increased due to liquidity reasons and a slowing of loan demand.

Table 5. Average Asset Mix

	For the Year Ended December 31, 2006		For the Year Ended December 31. 2005
	Average Balance	%	Average Balance	%
Earning assets:
Loans, net	$147,362,393	81.78%	$142,384,162	84.38%
Investment securities	4,523,062	2.51%	4,165,279	2.47%
Federal funds sold	406,861	0.23%	468,301	0.28%
Interest-bearing bank balances	18,798,149	10.43%	13,294,912	7.88%

Total earning assets	171,090,465	94.95%	160,312,654	95.01%

Nonearning assets:
Cash and due from banks	1,640,809	0.91%	1,766,769	1.05%
Property and equipment	4,517,133	2.51%	4,479,147	2.65%
Foreclosed assets	43,342	0.03%	30,015	0.02%
Other assets	5,323,172	2.95%	4,459,171	2.64%
Allowance for loan losses	(2,427,551)	(1.35)%	(2,296,348)	(1.37)%

Total nonearning assets	9,096,905	5.05%	8,438,754	4.99%

Total assets	$180,187,370	100.00%	$168,751,408	100.00%

Management’s Discussion and Analysis

At December 31, 2006, average net loans represented 81.78% of total average assets compared to 84.38% at the end of 2005. Investments increased from 2.47% of average assets to 2.51% of average assets over the same time period. Interest-bearing bank balances increased over the period from 7.88% to 10.43% of average assets. Although there was a reduction in total earning assets as a percentage of total average assets in 2006, general interest rate increases resulted in an increase in the net yield on interest earning assets as shown in Table 1. The biggest increase in non earning assets in 2006 was in other assets. The majority of this increase relates to the Bank’s investment in Bank Owned Life Insurance (BOLI), which was purchased in 2005. Even though the BOLI does produce income its revenue is classified as other non-interest income and therefore is grouped with nonearning assets in the table above.

Loans

Average net loans totaled $147,362,393 for the year ended December 31, 2006. This represents an increase of 3.5% over the average net loans for 2005. Loan demand remained relatively strong in 2006 but was down from previous years.

The loan portfolio is dominated by real estate and commercial loans. These loans make up 92.6% of the total loan portfolio at December 31, 2006. This is down slightly from the 93.1% that the two categories maintained at December 31, 2005. The amount of loans outstanding by type at December 31, 2006 and December 31, 2005 and the maturity distribution for variable and fixed rate loans as of December 31, 2006 are presented in Tables 6 & 7, respectively.

Table 6. Loan Portfolio Summary (includes loans available for sale)

	December 31, 2006		December 31, 2005
	Amount	%	Amount	%
Construction and development	$5,899,497	3.77%	$3,575,431	2.47%
1-4 family residential	33,576,325	21.48%	37,639,470	26.02%
Farmland	334,997	0.21%	342,755	0.24%
Nonfarm, nonresidential	636,967	0.41%	716,814	0.50%

Total real estate	40,447,786	25.87%	42,274,470	29.23%

Agricultural	114,734	0.07%	272,216	0.19%
Commercial and industrial	104,322,425	66.72%	92,345,282	63.85%
Consumer	11,155,249	7.13%	9,394,901	6.50%
Other	308,700	0.21%	347,261	0.23%

Total	$156,348,894	100.00%	$144,634,130	100.00%

Management’s Discussion and Analysis

Table 7. Maturity Schedule of Loans

	Commercial Financial and Agricultural	Real Estate	Others	Total
				Amount	%
Fixed rate loans:
Three months or less	$1,105,643	$462,917	$907,395	$2,475,955	1.58%
Over three months to twelve months	4,404,859	1,804,686	1,815,772	8,025,317	5.13%
Over one year to five years	21,178,659	7,152,588	8,287,147	36,618,394	23.42%
Over five years	6,926,137	11,518,941	48,966	18,494,044	11.84%

Total fixed rate loans	$33,615,298	$20,939,132	$11,059,280	$65,613,710	41.97%

Variable rate loans:
Three months or less	$11,795,318	$16,935,392	$116,793	$28,847,503	18.45%
Over three months to twelve months	18,461,171	2,494,487	276,126	21,231,784	13.58%
Over one year to five years	15,833,580	30,775	11,750	15,876,105	10.15%
Over five years	24,731,792	48,000	—	24,779,792	15.85%

Total variable rate loans	$70,821,861	$19,508,654	$404,669	$90,735,184	58.03%

Total loans:
Three months or less	$12,900,961	$17,398,309	$1,024,188	$31,323,458	20.03%
Over three months to twelve months	22,866,030	4,299,173	2,091,898	29,257,101	18.71%
Over one year to five years	37,012,239	7,183,363	8,298,897	52,494,499	33.57%
Over five years	31,657,929	11,566,941	48,966	43,273,836	27.69%

Total loans	$104,437,159	$40,447,786	$11,463,949	$156,348,894	100.00%

Management’s Discussion and Analysis

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 8.47% for the year ended December 31, 2006 compared to an average yield of 7.18% in 2005. General rate increases and an increase in average outstanding loans in Freedom Finance, LLC, which are high yielding loans, led to this increase. Additionally, a change in loan mix helped improve the margins. Higher yielding commercial and consumer loans increased from 63.85% and 6.50%, respectively of total loans at December 31, 2005 to 66.72% and 7.13%, respectively of total loans at December 31, 2006. The reduction in mix came from lower yielding mortgage loans which decreased from 26.02% to total loans at December 31, 2005 to 21.48% of total loans at the end of 2006.

Investment Securities

The Company uses its investment portfolio to provide for unexpected deposit decreases or loan generation, to meet the Company’s interest rate sensitivity goals, and to generate income.

Management of the investment portfolio has been conservative with virtually all investments taking the form of purchases of Government-sponsored enterprises and Mortgage-backed Securities. Management views the investment portfolio as a source of income, and purchases securities with that in mind. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity, which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time management may sell certain securities prior to their maturity. Table 8 presents the investment portfolio at December 31, 2006 by major type of investments and maturity ranges.

The general turnover of Government-sponsored enterprises and the investment in adjustable-rate Mortgage-backed Securities, which adjust annually, caused the average yield of the investment portfolio to increase to 4.57% for the year ended December 31, 2006 compared to 3.16% for 2005. At December 31, 2006, the market value of the investment portfolio was $4,699,975, representing a $7,258 depreciation of book value. At December 31, 2005, the market value of the investment portfolio was $24,735 below book value.

Table 8. Investment Securities

December 31, 2006, Available for Sale and Restricted

	In One Year or Less	One Year Through Five Years	After Five Through Ten Years	After Ten Years	Total	Market Value
Investment securities:
Government-sponsored enterprises	$2,017,458	$1,498,959	$—	$—	$3,516,417	$3,508,842
Government-sponsored enterprises pools (MBS)	—	—	—	139,586	139,586	139,903
Municipal securities	—	—	—	—	—	—
Restricted	1,051,230	—	—	—	1,051,230	1,051,230

Total	$3,068,688	$1,498,959	$—	$139,586	$4,707,233	$4,699,975

Weighted average yields:
Government-sponsored enterprises	4.81%	5.14%	—%	—%	4.95%
Government-sponsored enterprises pools (MBS)	—%	—%	—%	5.17%	5.17%
Municipal securities	—%	—%	—%	—%	—%
Restricted	5.53%	—%	—%	—%	5.53%

Consolidated	5.06%	5.14%	—%	5.17%	5.09%

(continued)

Management’s Discussion and Analysis

Table 8. Investment Securities, continued

December 31, 2005, Available for Sale and Restricted

	In One Year or Less	One Year Through Five Years	After Five Through Ten Years	After Ten Years	Total	Market Value
Investment securities:
Government-sponsored enterprises	$3,487,444	$500,000	$—	$—	$3,987,444	$3,962,800
Government-sponsored enterprise pools (MBS)	—	—	—	166,514	166,514	166,423
Municipal securities	—	—	—	—	—	—
Restricted	1,007,130	—	—	—	1,007,130	1,007,130

Total	$4,494,574	$500,000	$—	$166,514	$5,161,088	$5,136,353

Weighted average yields:
Government-sponsored enterprises	3.37%	4.05%	—%	—%	3.46%
Government-sponsored enterprises pools (MBS)	—%	—%	—%	4.21%	4.21%
Municipal securities	—%	—%	—%	—%	—%
Restricted	4.00%	—%	—%	—%	4.00%

Consolidated	3.51%	4.05%	—%	4.21%	3.59%

Average federal funds sold totaled $406,861 for the year ended December 31, 2006, which was down slightly over the 2005 average. Federal funds represent the most liquid portion of the Bank’s invested funds and generally the lowest yielding portion of earning assets. Deposits in other banks primarily represent deposits at the Federal Home Loan Bank of Atlanta, which pays an overnight rate on those deposits. This rate usually mirrors the federal funds rate. Management has made an effort to maintain these funds at the lowest level possible consistent with prudent risk management strategies, while having available resources to fund loan demand and the maturity of time deposits. Larger average demand deposit balances also made it necessary to retain funds in more liquid investments. During the year ended December 31, 2006, average federal funds and deposits in other banks represented 0.23% and 10.43% of average earning assets, respectively. This compares to 0.28% and 7.88% in 2005, respectively.

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

Management’s Discussion and Analysis

Average deposits for the year ended December 31, 2006 amounted to $145,163,745 which was an increase of $6,598,075, or 4.8% over 2005. Average core deposits totaled $112,471,582 for the year ended December 31, 2006, an increase of $521,529, or 0.5% over 2005. The percentage of the Bank’s average deposits that are interest bearing decreased to 82.31% for the year ended December 31, 2006 from 84.34% in 2005. Average demand deposits, which earn no interest, increased 18.4% from $21,706,512 in 2005 to $25,699,653 in 2006. Average deposits for the periods ended December 31, 2006 and December 31, 2005 are summarized in Table 9 below:

Table 9. Deposit Mix

	December 31, 2006		December 31, 2005
	Average Balance	%	Average Balance	%
Interest-bearing deposits:
NOW Accounts	$18,243,037	12.57%	$20,380,929	14.71%
Money Market	10,793,685	7.44%	11,499,920	8.30%
Savings	4,831,087	3.33%	4,609,054	3.33%
Small denomination certificates	52,183,465	35.95%	53,064,564	38.29%
Large denomination certificates	32,692,163	22.52%	26,615,617	19.21%
Repurchase agreements	720,655	0.50%	689,074	0.50%

Total interest-bearing deposits	119,464,092	82.31%	116,859,158	84.34%
Noninterest-bearing deposits	25,699,653	17.69%	21,706,512	15.66%

Total deposits	$145,163,745	100.00%	$138,565,670	100.00%

The average balance of certificates of deposit issued in denominations of $100,000 or more increased by $6,076,546, or 22.8% for the year ended December 31, 2006. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. However, loan demand and liquidity needs in 2006 required funding from all sources available to the Bank. Table 10 provides maturity information relating to certificates of deposit of $100,000 or more at December 31, 2006.

Table 10. Large Time Deposit Maturities

Analysis of time deposits of $ 100,000 or more at December 31, 2006:
Remaining maturity of three months or less	$5,226,039
Remaining maturity over three through twelve months	25,167,548
Remaining maturity over twelve months	5,655,323

Total time deposits of $100,000 or more	$36,048,910

Borrowings

From time to time the Bank will find that funds raised through deposits and repurchase agreements will not fully satisfy the Bank’s liquidity needs. When this occurs, the Bank uses borrowings from correspondent banks and the Federal Home Loan Bank (FHLB) to fund the shortfall. At year-end 2006, the Bank had no short-term borrowings. The average interest rate paid for federal funds purchased for the year ended December 31, 2006, was 4.13%. Long-term debt consist of fixed, variable and convertible rate advances from the FHLB, a revolving line of credit with a commercial bank, proceeds of which are to fund the purchase of sales finance contracts by Freedom Finance, LLC, and a mortgage loan. The rate on the Freedom Finance, LLC debt is tied to the one month LIBOR rate. This loan was renewed in 2006 and its maturity was extended to June 30, 2008. Borrowings and interest paid on this line of credit before its renewal were classified as short-term debt. The average rate paid on this short-term debt for the year ended December 31, 2006 was 7.86%. The average interest rate paid on long- term debt for the year ended December 31, 2006, was 4.29%.

Capital Adequacy

Stockholders’ equity amounted to $20,027,454 at December 31, 2006, a 16.0% increase over the 2005 year-end total of $17,260,786. Average stockholders’ equity as a percentage of average total assets amounted to 10.39% for the year ended December 31, 2006 and 9.56% in 2005.

Management’s Discussion and Analysis

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2006, the Bank has a ratio of Tier 1 capital to risk-weighted assets of 11.82% and a ratio of total capital to risk-weighted assets of 13.07%. All capital ratio levels indicate that the Bank is well capitalized.

At December 31, 2006, the Company had 3,002,168 shares of common stock outstanding, which were held by approximately 1,600 stockholders of record. Stock options for 29,832 shares of common stock were exercised in 2006. The shares outstanding and shares exercised have been adjusted to reflect the 2 for 1 common stock split declared by the Company in December of 2006.

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

Nonperforming assets at December 31, 2006 and 2005 are analyzed in Table 11.

Table 11. Nonperforming Assets

	2006	2005
Nonaccrual loans	$304,064	$562,766
Foreclosed assets	77,503	36,045

	$381,567	$598,811

Nonaccrual loans were 0.20% and 0.39% of outstanding loans at December 31, 2006 and 2005, respectively.

Loan Losses

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

Net loans charged off as a percentage of average loans were 0.268% and 0.311% in 2006 and 2005, respectively.

The provision for loan losses and the activity in the allowance for loan losses are detailed in Table 12.

Table 12. Loan Losses

	2006	2005
Allowance for loan losses, beginning	$2,311,298	$2,294,131
Provision for loan losses, added	614,367	460,565
Net charge-offs	(394,360)	(443,398)

Allowance for loan losses, ending	$2,531,305	$2,311,298

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

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) was 14.80% at December 31, 2006, compared to 18.08% at December 31, 2005. The liquidity ratio at December 31, 2006 is considered adequate by management.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 13 shows the sensitivity of the Bank’s balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2006, the Bank appeared to be cumulatively asset-sensitive (earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates). In the four to twelve month window, liabilities subject to change in interest rates exceed assets subject to interest rate changes (non-asset sensitive). However, cumulatively the Company remains asset sensitive in all maturing windows.

Matching sensitive positions alone does not ensure the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Management’s Discussion and Analysis

Table 13. Interest Rate Sensitivity

	December 31, 2006 Maturities
	1 - 3 Months	4 - 12 Months	13 - 60 Months	Over 60 Months	Total
Earning Assets:
Loans	$95,130,634	$3,822,511	$36,892,190	$20,503,559	$156,348,894
Investments	1,657,044	500,000	1,498,959	—	3,656,003
Interest-bearing balances with banks	16,618,978	—	—	—	16,618,978
Federal funds sold	409,000	—	—	—	409,000

Total	$113,815,656	$4,322,511	$38,391,149	$20,503,559	$177,032,875

Interest-bearing deposits:
NOW accounts	$19,009,376	$—	$—	$—	$19,009,376
Money market	10,455,448	—	—	—	10,455,448
Savings	4,873,554	—	—	—	4,873,554
Certificates of deposit	17,907,246	60,281,116	14,225,428	—	92,413,790
Repurchase agreements/ federal funds purchased	509,795	—	—	—	509,795
Short-term debt	—	—	—	—	—
Long-term debt	500,000	—	11,600,000	363,487	12,463,487

Total	$53,255,419	$60,281,116	$25,825,428	$363,487	$139,725,450

Interest sensitivity gap	$60,560,237	$(55,958,605)	$12,565,721	$20,140,072	$—
Cumulative interest sensitivity gap	$60,560,237	$4,601,632	$17,167,353	$37,307,425	$37,307,425
Ratio of sensitive assets to sensitive liabilities	213.72%	7.17%	148.66%	5,640.80%	126.70%
Cumulative ratio of sensitive assets to sensitive liabilities	213.72%	104.05%	112.32%	126.70%	126.70%

Table 14. Key Financial Ratios

	December 31, 2006	December 31, 2005
Return on average assets	1.47%	1.30%
Return on average equity	14.16%	13.64%
Average equity to average assets	10.39%	9.56%

Board of Directors and Officers

Board of Directors

Edward C. Ashby, III	Surrey Bank & Trust

William A. Johnson	J. G. Coram Company, Inc.

Elizabeth Johnson Lovill	Town & Country Builders

Robert H. Moody	Moody Funeral Services

Gene Rees	F. Rees Clothing

Tom G. Webb	Araneum, LLC

Buddy Williams	Ten Oaks, LLC

Hylton Wright	Retired

Bank Officers

Hylton Wright	Chairman

Edward C. Ashby, III	President and CEO

Peter A. Pequeno	Senior Vice President and CLO

Mark H. Towe	Senior Vice President, Treasurer and CFO

Brenda J. Harding	Senior Vice President, Secretary and COO

Christopher Nichols	Vice President

Lonnie Dillon	Vice President

Kenneth Shelton	Vice President

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held Thursday, April 26, 2007 at 10:00 a.m. at Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina.

Requests for Information

Requests for information should be directed to Mr. Mark H. Towe, Senior Vice President and CFO, at Surrey Bank & Trust, Post Office Box 1227, Mount Airy, North Carolina, 27030; telephone (336) 783-3900. A copy of the Company’s Form 10-KSB for 2006 will be furnished, without charge, after March 31, 2007 upon written request, or will be available on the internet at www.surreybank.com.

Independent Auditors	Stock Transfer Agent

Elliott Davis, PLLC	First Citizens Bank
Certified Public Accountants	& Trust Company
Post Office Box 760	Post Office Box 29522
Galax, Virginia 24333	Raleigh, North Carolina 27626

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Banking Offices

145 North Renfro Street	1280 West Pine Street	303 South Main Street
Mount Airy, North Carolina	Mount Airy, North Carolina	Stuart Virginia
(336) 783-3900	(336) 783-3920	(276) 694-4825

2050 Rockford Street		653 South Key Street
Mount Airy, North Carolina		Pilot Mountain, North Carolina
(336) 783-3940		(336) 368-1122

Freedom Finance, LLC	Mortgage Lending Office	SB & T Insurance

165 North Renfro Street	199 North Renfro Street	199 North Renfro Street
Mount Airy, North Carolina	Mount Airy, North Carolina	Mount Airy, North Carolina
(336) 783-3980	(336) 783-3933	(336) 783-3939