Form 10-K, Exhibit 13
period 2013-12-31
SURREY BANCORP
filed 2014-03-28
CIK 1229146

Exhibit 13

2013 Annual Report

Table of Contents

Letter to Stockholders	1

Financial Highlights Summary	2

Consolidated Balance Sheets	3

Consolidated Statements of Income	4

Consolidated Statements of Comprehensive Income	5

Consolidated Statements of Changes in Stockholders’ Equity	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	9

Report of Independent Registered Public Accounting Firm	40

Management’s Discussion and Analysis	41

Board of Directors and Officers	59

Stockholder Information	60

Dear Shareholder:

I am pleased to report that 2013 was the most profitable year in the history of the organization. Improved asset quality and higher levels of non-interest income underpinned record earnings. Surrey Bancorp continues to rank among the most profitable banks in North Carolina, with a return on average assets of 1.22 percent and a return on average equity of 8.59 percent. Additionally, our capital ratios on a tangible book and regulatory basis make us among the highest capitalized banks in the nation. In response to our record earnings, the Board of Directors declared a special dividend of $.21 per common share prior to year-end, compared to a $.18 per common share dividend in 2012. The dividend payout totaled 25.75 percent of 2013 earnings.

The Company reported net income of $2,889,351 or $.69 per fully diluted common share in 2013. This represents a 3.83 percent increase over the 2012 profit of $2,782,880. Net interest income for the year totaled $9,033,671, a decline of $249,739 or 2.69 percent from 2012. The decline was the result of a reduction in the yield on loans, attributable to strong competition for loans and the prolonged low interest rate monetary policy employed by federal policymakers. The 2013 provision for loan loss reserves totaled $319,565, a decrease of $151,727 or 32.19 percent from 2012, a reflection of improvements in asset quality. Non-interest income increased 11.22 percent in 2013, totaling $2,906,844. This significant increase was the result of the sale of a government guaranteed loan into the secondary market and higher revenues associated with SB&T Insurance, a subsidiary of the Company. Non-interest expense increased a modest 0.73 percent during the year to $6,971,932.

Total assets as of December 31, 2013, were $240,918,977, an increase of 4.79 percent over 2012. Total deposits increased 4.25 percent to $195,800,961, primarily in non-interest bearing demand deposits. Loans, net of the allowance for losses, increased 3.65 percent to $179,908,825. Net loans outstanding have now recovered to pre-recession levels. Our allowance for loan losses ended the year at $3,375,350, equaling 1.84 percent of total loans. Loan quality continued to improve in 2013. The percentage of outstanding loans enhanced with government guarantees increased to 26 percent while non-performing assets declined to 1.59 percent.

The Company faces many opportunities and challenges in 2014 and beyond. Our immediate focus will be increasing interest income, which has been stagnant for five years, through growth of the loan portfolio. We are well positioned for growth, given our expertise in government lending programs, high capital ratios, good asset quality and experienced loan staff. In addition, we are finalizing plans to open a full service branch operation in the Elkin market, which will increase our share of the banking market in Surry County and create opportunities in Wilkes and Yadkin counties.

Our biggest concern this year will be managing the costs associated with the Dodd-Frank Act, which increases the amount and complexity of bank regulation. In response to that challenge, we are going to work harder, work smarter, and remain a high performing community bank.

On behalf of the employees, management and Board of Directors, thank you for your continued support.

Edward C. Ashby, III

President and CEO

Financial Highlights Summary1

	2013	2012	2011	2010	2009
Summary of Operations

Interest income	$10,539	$10,954	$10,936	$11,150	$10,847
Interest expense	1,505	1,671	2,116	2,472	3,226

Net interest income	9,034	9,283	8,820	8,678	7,621
Provision for loan losses	320	471	744	3,004	1,605
Other income	2,907	2,614	2,571	2,739	3,511
Other expense	6,972	6,922	7,031	6,481	6,584
Income taxes	1,760	1,721	1,369	694	711

Net income	2,889	2,783	2,247	1,238	2,232
Preferred stock dividends declared	(183)	(183)	(183)	(301)	(258)

Net income available to common stockholders	$2,706	$2,600	$2,064	$937	$1,974

Per Common Share Data[2]

Net income:
Basic	$0.76	$0.73	$0.58	$0.27	$0.56
Diluted	0.69	0.67	0.54	0.27	0.53
Cash dividends declared	0.21	0.18	0.15	n/a	n/a
Book value per common share	8.57	8.01	7.45	7.03	6.76

Balance Sheet

Loans, net	$179,909	$173,578	$175,446	$171,794	$180,442
Investment securities	4,550	3,503	2,506	2,012	2,012
Total assets	240,919	229,912	224,728	213,652	216,950
Deposits	195,801	187,823	183,938	173,960	173,975
Stockholders’ equity	34,218	32,237	30,227	28,644	28,425
Interest-earning assets	223,497	213,560	213,301	194,936	206,604
Interest-bearing liabilities	160,838	158,594	161,287	155,455	162,215

Selected Ratios

Return on average assets	1.22%	1.23%	1.00%	0.57%	1.07%
Return on average equity	8.59%	8.86%	7.53%	4.26%	8.07%
Dividends declared on common stock as a percent of net income available to common stockholders	25.75%	22.92%	23.60%	n/a	n/a

1.	In thousands of dollars, except per share data.
2.	Adjusted for the effects of a common stock split affected in the form of a 10% common stock dividend declared on November 28, 2011.

Consolidated Balance Sheets

December 31, 2013 and 2012

	2013	2012
Assets

Cash and due from banks	$7,424,593	$5,973,042
Interest-bearing deposits with banks	34,351,505	32,366,318
Federal funds sold	1,311,641	710,588
Investment securities available for sale	4,549,702	3,502,852
Restricted equity securities	676,799	738,324
Loans, net of allowance for loan losses of $3,375,350 in 2013 and $3,403,098 in 2012	179,908,825	173,577,565
Property and equipment, net	4,440,215	4,543,738
Foreclosed assets	—	491,424
Accrued interest and other income	966,042	979,098
Goodwill	120,000	120,000
Bank owned life insurance	5,462,336	5,298,354
Other assets	1,707,319	1,611,129

Total assets	$240,918,977	$229,912,432

Liabilities and Stockholders’ Equity

Liabilities
Deposits:
Noninterest-bearing	$42,713,122	$36,979,419
Interest-bearing	153,087,839	150,843,618

Total deposits	195,800,961	187,823,037

Federal Home Loan Bank advances	7,750,000	7,750,000
Dividends payable	790,259	46,106
Accrued interest payable	123,558	135,801
Other liabilities	2,236,573	1,920,187

Total liabilities	206,701,351	197,675,131

Commitments and contingencies

Stockholders’ equity
Preferred stock, 1,000,000 shares authorized, 189,356 shares of Series A, issued and outstanding with no par value, 4.5% convertible non-cumulative, perpetual; with a liquidation value of $14 per share;	2,620,325	2,620,325
181,154 shares of Series D, issued and outstanding with no par value, 5.0% convertible non-cumulative, perpetual; with a liquidation value of $7.08 per share;	1,248,482	1,248,482
Common stock, 10,000,000 shares authorized at no par value; 3,542,984 shares issued and outstanding	12,061,153	12,061,153
Retained earnings	18,329,089	16,367,187
Accumulated other comprehensive loss	(41,423)	(59,846)

Total stockholders’ equity	34,217,626	32,237,301

Total liabilities and stockholders’ equity	$240,918,977	$229,912,432

See Notes to Consolidated Financial Statements

Consolidated Statements of Income

For the years ended December 31, 2013 and 2012

	2013	2012
Interest income
Loans and fees on loans	$10,377,342	$10,842,085
Federal funds sold	2,286	1,568
Investment securities, taxable	55,648	51,721
Investment securities, dividends	22,190	9,679
Deposits with banks	81,449	49,495

Total interest income	10,538,915	10,954,548

Interest expense
Deposits	1,175,130	1,372,369
Federal funds purchased and securities sold under agreements to repurchase	80	150
Short-term debt	38,543	—
Federal Home Loan Bank advances	291,491	298,619

Total interest expense	1,505,244	1,671,138

Net interest income	9,033,671	9,283,410

Provision for loan losses	319,565	471,292

Net interest income after provision for loan losses	8,714,106	8,812,118

Noninterest income
Service charges on deposit accounts	863,862	919,963
Gain on the sale of government guaranteed loans	229,130	—
Fees on loans delivered to correspondents	78,763	145,239
Other service charges and fees	576,993	527,634
Gain on sale of investment securities	9,206	700
Income from Bank Owned Life Insurance	163,982	158,907
Other operating income	984,908	861,184

Total noninterest income	2,906,844	2,613,627

Noninterest expense
Salaries and employee benefits	3,762,207	3,632,214
Occupancy expense	429,536	428,542
Equipment expense	237,229	240,836
Data processing	414,309	379,093
Foreclosed assets, net	(3,312)	46,047
Postage, printing and supplies	190,985	196,775
Professional fees	389,338	394,814
FDIC insurance premiums	104,317	149,304
Other expense	1,447,323	1,453,956

Total noninterest expense	6,971,932	6,921,581

Net income before income taxes	4,649,018	4,504,164

Income tax expense	1,759,667	1,721,284

Net income	2,889,351	2,782,880
Preferred stock dividends	(183,423)	(183,423)

Net income available to common stockholders	$2,705,928	$2,599,457

Basic earnings per common share	$0.76	$0.73

Diluted earnings per common share	$0.69	$0.67

Basic weighted average common shares outstanding	3,542,984	3,540,914

Diluted weighted average common shares outstanding	4,176,919	4,174,849

Dividends declared per common share	$0.21	$0.18

See Notes to Consolidated Financial Statements

Consolidated Statements of Comprehensive Income

For the years ended December 31, 2013 and 2012

	2013	2012
Net income	$2,889,351	$2,782,880

Other comprehensive income (loss):
Investment securities available-for-sale
Unrealized holding gains (losses)	39,126	(3,697)
Tax effect	(14,627)	1,613
Reclassification of gains recognized in net income	(9,206)	(700)
Tax effect	3,130	238

	18,423	(2,546)

Comprehensive income	$2,907,774	$2,780,334

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2013 and 2012

	Preferred Stock	Common Stock		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Amount	Shares	Amount
Balance, January 1, 2012	$3,868,807	3,536,724	$12,009,588	$14,405,467	$(57,300)	$30,226,562

Net income	—	—	—	2,782,880	—	2,782,880
Other comprehensive loss	—	—	—	—	(2,546)	(2,546)

Common stock options exercised	—	6,260	30,111	—	—	30,111
Stock-based compensation, net of tax benefit	—	—	21,454	—	—	21,454

Dividends declared on Series A convertible preferred stock ($.63 per share)	—	—	—	(119,294)	—	(119,294)
Dividends declared on Series D convertible preferred stock ($.35 per share)	—	—	—	(64,129)	—	(64,129)

Dividends declared on common stock ($.18 per share)	—	—	—	(637,737)	—	(637,737)

Balance, December 31, 2012	3,868,807	3,542,984	12,061,153	16,367,187	(59,846)	32,237,301

Net income	—	—	—	2,889,351	—	2,889,351
Other comprehensive income	—	—	—	—	18,423	18,423

Dividends declared on Series A convertible preferred stock ($.63 per share)	—	—	—	(119,294)	—	(119,294)
Dividends declared on Series D convertible preferred stock ($.35 per share)	—	—	—	(64,129)	—	(64,129)

Dividends declared on common stock ($.21 per share)	—	—	—	(744,026)	—	(744,026)

Balance, December 31, 2013	$3,868,807	3,542,984	$12,061,153	$18,329,089	$(41,423)	$34,217,626

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

For the years ended December 31, 2013 and 2012

	2013	2012
Cash flows from operating activities
Net income	$2,889,351	$2,782,880
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	257,213	244,363
Provision for loan losses	319,565	471,292
Gain on the sale of foreclosed assets	(65,786)	(95,394)
Write-downs on foreclosed assets	—	19,430
Gain on the sale of government guaranteed loans	(229,130)	—
Gain on the sale of investments	(9,206)	(700)
Stock-based compensation	—	21,454
(Gain) loss on disposal of property and equipment	452	(1,075)
Deferred income taxes	(25,498)	276,492
Amortization of premiums on securities, net of accretion of discounts	40	421
Changes in assets and liabilities:
Accrued income	13,056	(16,484)
Increase in cash surrender value of life insurance	(163,982)	(158,907)
Other assets	(82,189)	741,640
Accrued interest payable	(12,243)	(49,561)
Other liabilities	545,516	219,464

Net cash provided by operating activities	3,437,159	4,455,315

Cash flows from investing activities
Net increase in interest-bearing deposits with banks	(1,985,187)	(1,608,682)
Net increase in federal funds sold	(601,053)	(752)
Purchases of investment securities	(2,081,221)	(3,053,658)
Maturities of investment securities	1,009,520	2,007,592
Purchases of restricted equity securities	(275)	(2,170)
Redemption of restricted equity securities	61,800	73,600
Net (increase) decrease in loans	(6,697,105)	851,124
Proceeds from the sale of investments	63,937	45,522
Proceeds from the sale of foreclosed assets	603,490	690,783
Proceeds from sale of property and equipment	100	1,075
Purchases of property and equipment	(154,242)	(218,800)
Purchases of Bank Owned Life Insurance	—	(1,750,000)

Net cash used in investing activities	(9,780,236)	(2,964,366)

Cash flows from financing activities
Net increase in deposits	7,977,924	3,884,661
Maturities of long-term debt	—	(350,000)
Dividends paid on preferred stock	(183,296)	(183,550)
Dividends paid on common stock	—	(1,168,245)
Common stock options exercised	—	30,111

Net cash provided by financing activities	7,794,628	2,212,977

Net increase in cash and due from banks	1,451,551	3,703,926

Cash and due from banks, beginning	5,973,042	2,269,116

Cash and due from banks, ending	$7,424,593	$5,973,042

Continued

Consolidated Statements of Cash Flows, continued

For the years ended December 31, 2013 and 2012

	2013	2012
Supplemental disclosures
Interest paid	$1,517,487	$1,720,699

Income taxes paid	$1,819,472	$918,821

Loans transferred to foreclosed properties	$46,280	$546,225

Cash dividends declared but not paid	$790,259	$46,106

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Surrey Bancorp (the “Company”) began operation on May 1, 2003, and was created for the purpose of acquiring all the outstanding shares of common stock of Surrey Bank & Trust. Shareholders of the Bank received six shares of Surrey Bancorp common shares for every five shares of Surrey Bank & Trust common shares owned. The Company is subject to regulation by the Federal Reserve.

Surrey Bank & Trust (the “Bank”) was organized and incorporated under the laws of the State of North Carolina on July 15, 1996, and commenced operations on July 22, 1996. The Bank currently serves Surry County, North Carolina and Patrick County, Virginia and surrounding areas through five banking offices. As a state chartered bank, which is not a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation.

Surrey Investment Services, Inc. (“Subsidiary”) was organized and incorporated under the laws of the State of North Carolina on February 10, 1998. The subsidiary provides insurance services through SB&T Insurance and investment advice and brokerage services through LPL Financial.

On July 31, 2000, Surrey Bank & Trust formed Freedom Finance, LLC (originally named Friendly Finance, LLC) a subsidiary operation specializing in the purchase of sales finance contracts from local automobile dealers.

The accounting and reporting policies of the Company and subsidiaries follow U.S. generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical Accounting Policies

Management believes the policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and the Board of Directors.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the Bank, and Subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Use of Estimates, continued

Substantially, all of the Company’s loan portfolio consists of loans in its market area. Accordingly, the ultimate collectability of a substantial portion of the Company’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but influenced to an extent by the manufacturing and agricultural segments.

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

Cash and Due from Banks

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks.”

Interest-bearing Deposits with Banks

Interest-bearing deposits with banks mature within one year and are carried at cost. These deposits are primarily at the Federal Home Loan Bank of Atlanta, which sweeps excess funds out nightly and invests the funds in accounts that pay a daily rate that mirrors the federal funds rate, and the Federal Reserve Bank. Other deposits included in this category are short-term certificates of deposit issued through the Certificate of Deposit Account Registry Service (“CDARS”).

Trading Securities

The Company does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities Held to Maturity

Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. No securities held by the Company for the periods presented were classified as held to maturity.

Securities Available for Sale

Available for sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held to maturity securities.

Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of stockholders’ equity. Realized gains and losses on the sale of available for sale securities are determined using the specific-identification method and are recorded on a trade-date basis. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates. Declines in the fair value of individual held to maturity and available for sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Securities Available for Sale, continued

Related write-downs are included in earnings as realized losses. In determining whether other than temporary impairment exists, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and the ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale

Government guaranteed loans originated in the normal course of business are sometimes sold into the secondary market. These sales are of the guaranteed portion of the loans only. Loans that carry variable rates, which eliminate the market risk to the Bank, are carried at cost. Fixed rate loans are carried the lower of cost or market. There were no loans held for sale at December 31, 2013 and 2012.

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

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When the interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Payments received on nonaccrual loans are first applied to principal and any residual amounts are then applied to interest. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status. Past due loans are determined on the basis of contractual terms.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and qualitative components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. A qualitative component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of the investment in the loan or fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in foreclosed asset expense.

Goodwill

Goodwill consists of premiums paid on acquisitions of insurance agencies. Goodwill is evaluated for impairment on an annual basis. Any impairment is charged against income in the period of impairment.

Employee Benefit Plans

The Company has a defined contribution plan qualifying under IRS Code Section 401(k). Employee contributions are matched by the Company up to the first six percent of an employee’s contribution. The Company match is expensed as incurred.

The Company has a noncontributory, nonqualified supplemental executive retirement plan (“SERP”) covering certain executive employees. The plan calls for monthly payments payable for the life of the executive, generally beginning at the age of 65. The SERP costs, which are actuarially determined and recorded on an unfunded basis, are charged to current operations and credited to a liability account on the consolidated balance sheets.

The Company has a deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 30% matching contribution from the Company. Benefit payments are paid for a specific number of years, generally beginning at age 65. The deferred compensation cost, including the Company’s matching contribution, are charged to current operations and credited to a liability account on the consolidated balance sheets.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of Financial Accounting Standards Board (“FASB”) ASC (“Accounting Standards Codification”) 718, Compensation – Stock Compensation. Under the fair value recognition provisions of this statement, stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

Income tax expense is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through income tax expense.

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

Basic Earnings per Common Share

Basic earnings per common share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Common Share

The computation of diluted earnings per common share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income that would result from the assumed conversion of those potential common shares.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Comprehensive Income

Comprehensive income consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense. The Company’s other comprehensive income only consist of adjustments for unrealized gains or losses on investment securities available-for-sale.

Advertising Cost

The Company incurred marketing and advertising cost of $129,048 and $107,110 for the years ended December 31, 2013 and 2012, respectively. The amounts are expensed as incurred and included in the statements of income under other expense.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under line of credit arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurement and Disclosure, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Certain financial instruments and all nonfinancial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current year. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Recent Accounting Pronouncements

The following is a summary of recent authoritative pronouncements:

In July 2012, the Intangibles topic was amended to permit an entity to consider qualitative factors to determine whether it is more likely than not that indefinite-lived intangible assets are impaired. If it is determined to be more likely than not that indefinite-lived intangible assets are impaired, then the entity is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount. The amendments were effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The amendments did not have a material effect on the Company’s financial statements.

The Comprehensive Income topic of the ASC was amended in September 2011. The amendment eliminated the option to present other comprehensive income as a part of the statement of changes in stockholders’ equity and required consecutive presentation of the statement of net income and other comprehensive income. The amendments were applicable to the Company January 1, 2012 and have been applied retrospectively. In December 2011, the topic was further amended to defer the effective date of presenting reclassification adjustments from other comprehensive income to net income on the face of the financial statements while the FASB redeliberated

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

income to net income on the face of the financial statements while the FASB redeliberated the presentation requirements for the reclassification adjustments. In February 2013, the FASB further amended the Comprehensive Income topic clarifying the conclusions from such redeliberations. Specifically, the amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments do require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, in certain circumstances an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income. The amendments were effective for the Company on a prospective basis beginning January 1, 2013. These amendments did not have a material effect on the Company’s financial statements.

On April 22, 2013, the FASB issued guidance addressing application of the liquidation basis of accounting. The guidance is intended to clarify when an entity should apply the liquidation basis of accounting. In addition, the guidance provides principles for the recognition and measurement of assets and liabilities and requirements for financial statements prepared using the liquidation basis of accounting. The amendments will be effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein and those requirements should be applied prospectively from the day that liquidation becomes imminent. Early adoption is permitted. The Company does not expect these amendments to have any effect on its financial statements.

In December 2013, the FASB amended the Master Glossary of the FASB Codification to define “Public Business Entity” to minimize the inconsistency and complexity of having multiple definitions of, or a diversity in practice as to what constitutes, a nonpublic entity and public entity within U.S. GAAP. The amendment does not affect existing requirements, however will be used by the FASB, the Private Company Council (“PCC”), and the Emerging Issues Task Force (“EITF”) in specifying the scope of future financial accounting and reporting guidance. The Company does not expect this amendment to have any effect on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations, or cash flows.

Note 2. Restrictions on Cash

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $1,689,000 and $1,453,000 for the periods including December 31, 2013 and 2012, respectively.

Notes to Consolidated Financial Statements

Note 3. Securities

Debt and equity securities have been classified in the balance sheets according to management’s intent. The amortized costs of securities available for sale and their approximate fair values at December 31, 2013 and 2012 follow:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2013
Government-sponsored enterprises	$3,500,000	$795	$2,030	$3,498,765
Mortgage-backed securities	32,099	1,022	—	33,121
Corporate bonds	550,000	—	99,000	451,000
Equities and mutual funds	535,326	43,260	11,770	566,816

	$4,617,425	$45,077	$112,800	$4,549,702

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2012
Government-sponsored enterprises	$2,500,000	$4,875	$—	$2,504,875
Mortgage-backed securities	41,659	1,316	—	42,975
Corporate bonds	550,000	—	107,250	442,750
Equities and mutual funds	508,836	3,416	—	512,252

	$3,600,495	$9,607	$107,250	$3,502,852

Restricted equity securities were $676,799 and $738,324 at December 31, 2013 and 2012, respectively. Restricted equity securities primarily consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”) and Community Bankers Bank (“CBB”). These investments are carried at cost. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Company is required to hold that stock so long as it borrows from the FHLB. CBB stock is classified as restricted due to the transfer restrictions placed on the ownership of the stock by the issuer.

At December 31, 2013 and 2012, substantially all government-sponsored enterprises securities were pledged as collateral on public deposits and for other purposes as required or permitted by law. The mortgage-backed securities were pledged to the FHLB.

Maturities of mortgage-backed bonds are stated based on contractual maturities. Actual maturities of these bonds may vary as the underlying mortgages are prepaid. The investment in equities and mutual funds by nature have no maturity date and are classified as due in one year or less.

The scheduled maturities of securities (all available for sale) at December 31, 2013, were as follows:

	Amortized Cost	Fair Value
Due in one year or less	$535,326	$566,816
Due after one year through five years	4,056,427	3,956,252
Due after five years through ten years	15,094	15,694
Due after ten years	10,578	10,940

	$4,617,425	$4,549,702

For the years ended December 31, 2013 and 2012, the Company had realized gains from the sale of investment securities totaling $9,206 and $700, respectively. All debt securities were held to their scheduled maturity dates or call date.

Notes to Consolidated Financial Statements

Note 3. Securities, continued

The following tables show investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2013 and 2012. These unrealized losses on investment securities are a result of volatility in interest rates and market fluctuations and relate to government-sponsored enterprises, corporate bonds issued by other banks and equities and mutual funds at December 31, 2013, and corporate bonds issued by other banks at December 31, 2012.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2013
Government-sponsored enterprises	$1,497,970	$2,030	$—	$—	$1,497,970	$2,030
Corporate bonds	—	—	451,000	99,000	451,000	99,000
Equities and mutual funds	245,218	11,770	—	—	245,218	11,770

	$1,743,188	$13,800	$451,000	$99,000	$2,194,188	$112,800

2012
Corporate bonds	$—	$—	$442,750	$107,250	$442,750	$107,250

	$—	$—	$442,750	$107,250	$451,000	$107,250

Management considers the nature of the investment, the underlying causes of the decline in the market value and the severity and duration of the decline in market value in determining if impairment is other than temporary. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Based upon this evaluation, there are two securities in the portfolio with unrealized losses for a period greater than 12 months. We have analyzed each individual security for Other Than Temporary Impairment (“OTTI”) purposes by reviewing delinquencies, loan-to-value ratios, and credit quality and concluded that all unrealized losses presented in the tables above are not related to an issuer’s financial condition but are due to changes in the level of interest rates and no declines are deemed to be other than temporary in nature.

Note 4. Loans Receivable

The major components of loans in the balance sheets at December 31, 2013 and 2012 are below.

	2013	2012
Commercial and industrial	$66,612,984	$75,914,072
Real estate:
Construction and land development	6,353,787	4,873,512
Residential, 1-4 families	40,203,978	36,091,051
Residential, 5 or more families	1,515,239	1,676,449
Farmland	2,219,688	2,284,155
Nonfarm, nonresidential	60,316,018	48,993,867
Agricultural	107,974	147,860
Consumer, net of discounts of $10,931 in 2013 and $17,764 in 2012	5,685,407	6,703,363
Other	—	3,000

	183,015,075	176,687,329
Net, deferred loan origination costs (fees)	269,100	293,334

	183,284,175	176,980,663
Allowance for loan losses	(3,375,350)	(3,403,098)

	$179,908,825	$173,577,565

Residential, 1-4 family loans pledged as collateral against FHLB advances approximated $17,376,000 and $17,765,000 at December 31, 2013 and 2012, respectively.

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses

The allocation of the allowance for loan losses by loan components at December 31, 2013 and 2012 was as follows:

	Construction & Development	1-4 Family Residential	Nonfarm, Nonresidential	Commercial and Industrial	Consumer	Other	Total
2013

Allowance for credit losses:
Beginning balance	$86,300	$668,700	$801,999	$1,604,510	$198,789	$42,800	$3,403,098
Charge-offs	—	(26,967)	(238,541)	(87,374)	(79,667)	—	(432,549)
Recoveries	587	401	2,426	52,433	29,389	—	85,236
Provision	(13,887)	(24,505)	187,166	139,393	32,798	(1,400)	319,565

Ending balance	$73,000	$617,629	$753,050	$1,708,962	$181,309	$41,400	$3,375,350

Ending balance: individually evaluated for impairment	$—	$10,829	$131,950	$206,162	$—	$—	$348,941

Ending balance: collectively evaluated for impairment	$73,000	$606,800	$621,100	$1,502,800	$181,309	$41,400	$3,026,409

Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

Loans Receivable:
Ending balance	$6,353,787	$40,203,978	$60,316,018	$66,612,984	$5,685,407	$3,842,901	$183,015,075

Ending balance: individually evaluated for impairment	$318,111	$337,767	$2,912,421	$2,499,531	$—	$—	$6,067,830

Ending balance: collectively evaluated for impairment	$6,035,676	$39,866,211	$57,403,597	$64,113,453	$5,685,407	$3,842,901	$176,947,245

Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

2012

Allowance for credit losses:
Beginning balance	$103,200	$836,860	$865,854	$1,808,260	$210,807	$55,600	$3,880,581
Charge-offs	(7,286)	(298,012)	(21,831)	(710,645)	(165,914)	—	(1,203,688)
Recoveries	379	872	84,340	150,462	18,860	—	254,913
Provision	(9,993)	128,980	(126,364)	356,433	135,036	(12,800)	471,292

Ending balance	$86,300	$668,700	$801,999	$1,604,510	$198,789	$42,800	$3,403,098

Ending balance: individually evaluated for impairment	$—	$—	$319,699	$195,410	$—	$—	$515,109

Ending balance: collectively evaluated for impairment	$86,300	$668,700	$482,300	$1,409,100	$198,789	$42,800	$2,887,989

Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

Loans Receivable:
Ending balance	$4,873,512	$36,091,051	$48,993,867	$75,914,072	$6,703,363	$4,111,464	$176,687,329

Ending balance: individually evaluated for impairment	$86,567	$284,884	$3,185,880	$2,373,175	$—	$195,989	$6,126,495

Ending balance: collectively evaluated for impairment	$4,786,945	$35,806,167	$45,807,987	$73,540,897	$6,703,363	$3,915,475	$170,560,834

Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

The following table presents loans individually evaluated for impairment by class of loan as of December 31, 2013 and 2012:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
2013
With no related allowance recorded:
Construction and development	$318,111	$318,111	$—	$320,260	$21,825
1-4 family residential	263,562	263,562	—	261,364	21,295
Nonfarm, nonresidential	2,095,645	2,165,883	—	2,144,605	120,322
Commercial and industrial	1,359,371	1,561,253	—	1,393,077	71,409
Consumer	—	—	—	—	—
Other loans	—	—	—	—	—

	4,036,689	4,308,809	—	4,119,306	234,851

With an allowance recorded:
Construction and development	$—	$—	$—	$—	$—
1-4 family residential	74,205	74,205	10,829	77,144	4,300
Nonfarm, nonresidential	816,776	816,776	131,950	930,060	24,653
Commercial and industrial	1,140,160	1,140,160	206,162	1,163,698	47,393
Consumer	—	—	—	—	—
Other loans	—	—	—	—	—

	2,031,141	2,031,141	348,941	2,170,902	76,346

Combined:
Construction and development	$318,111	$318,111	$—	$320,260	$21,825
1-4 family residential	337,767	337,767	10,829	338,508	25,595
Nonfarm, nonresidential	2,912,421	2,982,659	131,950	3,074,665	144,975
Commercial and industrial	2,499,531	2,701,413	206,162	2,556,775	118,802
Consumer	—	—	—	—	—
Other loans	—	—	—	—	—

	$6,067,830	$6,339,950	$348,941	$6,290,208	$311,197

2012
With no related allowance recorded:
Construction and development	$86,567	$86,567	$—	$87,668	$4,898
1-4 family residential	284,884	284,884	—	287,802	19,798
Nonfarm, nonresidential	1,381,111	1,381,111	—	1,396,123	81,741
Commercial and industrial	1,372,796	1,547,284	—	1,312,662	67,194
Consumer	—	—	—	—	—
Other loans	195,989	195,989	—	199,895	18,025

	3,321,347	3,495,835	—	3,284,150	191,656

With an allowance recorded:
Construction and development	$—	$—	$—	$—	$—
1-4 family residential	—	—	—	—	—
Nonfarm, nonresidential	1,804,769	1,826,600	319,699	1,813,156	70,705
Commercial and industrial	1,000,379	1,000,379	195,410	1,006,640	39,320
Consumer	—	—	—	—	—
Other loans	—	—	—	—	—

	2,805,148	2,826,979	515,109	2,819,796	110,025

Combined:
Construction and development	$86,567	$86,567	$—	$87,668	$4,898
1-4 family residential	284,884	284,884	—	287,802	19,798
Nonfarm, nonresidential	3,185,880	3,207,711	319,699	3,209,279	152,446
Commercial and industrial	2,373,175	2,547,663	195,410	2,319,302	106,514
Consumer	—	—	—	—	—
Other loans	195,989	195,989	—	199,895	18,025

	$6,126,495	$6,322,814	$515,109	$6,103,946	$301,681

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

Nonperforming loans and impaired loans are defined differently. As such, some loans may be included in both categories, whereas other loans may only be included in one category. The following presents by class, an aging analysis of the recorded investment in loans.

The following table presents an age analysis of past due loans as of December 31, 2013 and 2012:

	30-59 Days Past Due	60-89 Days Past Due	90 Days Plus Past Due	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing
2013

Construction and development	$—	$—	$—	$—	$6,353,787	$6,353,787	$—
1-4 family residential	544,559	165,244	173,786	883,589	39,320,389	40,203,978	—
Nonfarm, nonresidential	193,411	336,036	791,148	1,320,595	58,995,423	60,316,018	—
Commercial and industrial	84,145	2,528	929,552	1,016,225	65,596,759	66,612,984	15,837
Consumer	103,463	68,767	20,742	192,972	5,492,435	5,685,407	19,602
Other loans	—	—	—	—	3,842,901	3,842,901	—

Total	$925,578	$572,575	$1,915,228	$3,413,381	$179,601,694	$183,015,075	$35,439

Percentage of total loans	0.51%	0.31%	1.05%	1.87%	98.13%	100.00%

Non-accruals included above
Construction and development	$—	$—	$—	$—	$70,058	$70,058
1-4 family residential	29,269	—	173,786	203,055	190,032	393,087
Nonfarm, nonresidential	85,646	—	791,148	876,794	1,222,090	2,098,884
Commercial and industrial	—	—	913,715	913,715	321,592	1,235,307
Consumer	259	547	1,141	1,947	1,044	2,991
Other loans	—	—	—	—	—	—

	$115,174	$547	$1,879,790	$1,995,511	$1,804,816	$3,800,327

2012

Construction and development	$73,572	$—	$—	$73,572	$4,799,940	$4,873,512	$—
1-4 family residential	380,731	—	324,357	705,088	35,385,963	36,091,051	292,583
Nonfarm, nonresidential	711,408	197,479	386,160	1,295,047	47,698,820	48,993,867	—
Commercial and industrial	256,672	53,391	429,226	739,289	75,174,783	75,914,072	377,494
Consumer	172,379	28,922	13,643	214,944	6,488,419	6,703,363	13,643
Other loans	—	—	—	—	4,111,464	4,111,464	—

Total	$1,594,762	$279,792	$1,153,386	$3,027,940	$173,659,389	$176,687,329	$683,720

Percentage of total loans	0.90%	0.16%	0.65%	1.71%	98.29%	100.00%

Non-accruals included above
Construction and development	$73,572	$—	$—	$73,572	$12,995	$86,567
1-4 family residential	84,838	—	31,775	116,613	359,129	475,742
Nonfarm, nonresidential	—	89,322	386,160	475,482	1,690,633	2,166,115
Commercial and industrial	—	—	51,731	51,731	760,662	812,393
Consumer	1,612	—	—	1,612	2,306	3,918
Other loans	—	—	—	—	195,990	195,990

	$160,022	$89,322	$469,666	$719,010	$3,021,715	$3,740,725

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed quarterly by the Company for further deterioration or improvement to determine if appropriately classified and impairment, if any. All other loans greater than $500,000, commercial lines greater than $250,000 and personal lines of credit greater than $100,000, and unsecured loans greater than $100,000 are specifically reviewed at least annually to determine the appropriate loan grading. In addition, during the renewal process of any loan, as well as when a loan becomes past due, the Company evaluates the loan grade.

Loans excluded from the scope of the annual review process above are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or even charged off. The Company uses the following definitions for risk ratings:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and payment capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

Loans by credit quality indicator are provided in the following table.

	Total	Pass Credits	Special Mention	Substandard	Doubtful
December 31, 2013

Construction and development	$6,353,787	$6,283,729	$70,058	$—	$—
1-4 family residential	40,203,978	39,586,647	617,331	—	—
Nonfarm, nonresidential	60,316,018	58,188,799	2,022,868	104,351	—
Commercial and industrial	66,612,984	64,556,331	2,056,653	—	—
Consumer	5,685,407	5,684,245	1,162	—	—
Other loans	3,842,901	3,842,901	—	—	—

	$183,015,075	$178,142,652	$4,768,072	$104,351	$—

	100.0%	97.3%	2.6%	0.1%	—%

Guaranteed portion of loans

Construction and development	$73,000	$73,000	$—	$—	$—
1-4 family residential	673,854	629,939	43,915	—
Nonfarm, nonresidential	26,835,404	26,063,658	771,746	—	—
Commercial and industrial	19,589,284	18,737,759	851,525	—	—
Consumer	—	—	—	—	—
Other loans	544,195	544,195	—	—	—

	$47,715,737	$46,048,551	$1,667,186	$—	$—

	Total	Pass Credits	Special Mention	Substandard	Doubtful
December 31, 2012

Construction and development	$4,873,512	$4,786,945	$86,567	$—	$—
1-4 family residential	36,091,051	35,755,061	335,990	—	—
Nonfarm, nonresidential	48,993,867	47,500,758	1,230,275	262,834	—
Commercial and industrial	75,914,072	74,878,901	1,035,171	—	—
Consumer	6,703,363	6,696,475	6,888	—	—
Other loans	4,111,464	3,915,474	195,990	—	—

	$176,687,329	$173,533,614	$2,890,881	$262,834	$—

	100.0%	98.2%	1.6%	0.2%	—%

Guaranteed portion of loans

Construction and development	$—	$—	$—	$—	$—
1-4 family residential	752,677	752,677	—	—	—
Nonfarm, nonresidential	19,855,775	19,654,773	201,002	—	—
Commercial and industrial	22,001,515	21,354,422	647,093	—	—
Consumer	—	—	—	—	—
Other loans	508,363	508,363	—	—	—

	$43,118,330	$42,270,235	$848,095	$—	$—

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

	For the year ended December 31, 2013				For the year ended December 31, 2012
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Construction and development	—	$—	$—	1	$237,883	$237,883
1-4 Family residential	1	55,336	55,336	1	113,743	116,438
Nonfarm, nonresidential	1	145,219	145,219	1	96,028	96,028
Commercial and industrial	1	22,065	22,065	2	343,060	343,060

During the year ended December 31, 2013, the Bank modified three loans that were considered to be troubled debt restructurings. The terms for these loans were extended. The interest rate and payment were lowered on one loan and the payment was modified on another loan.

During the year ended December 31, 2012, the Bank modified five loans that were considered to be troubled debt restructurings. The terms for these loans were extended. The interest rate was lowered on one loan.

	For the year ended December 31, 2012		For the year ended December 31, 2011
	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Troubled Debt Restructurings That
Subsequently Defaulted During the Period:
Construction and development	—	$—	—	$—
1-4 Family residential	—	—	—	—
Nonfarm, nonresidential	—	—	1	262,832
Commercial and industrial	—	—	—	—

In the determination of the allowance for loan losses, management considers troubled debt restructurings and subsequent defaults in these restructurings by adjusting the loan grades of such loans, which influence the environmental factors associated with the allowance. Defaults resulting in charge-offs affect the historical loss experience ratios which are a component of the allowance calculation. Additionally, specific reserves may be established on restructured loans evaluated individually.

Note 6. Loan Servicing

The Company occasionally sells the guaranteed portion of certain government guaranteed loans in the secondary market. The Company continues to service these loans that totaled $9,157,496 and $7,603,644 at December 31, 2013 and 2012, respectively. The Company recognizes a servicing rights asset upon the sale of the guaranteed portion of government guaranteed loans for which the Company retains the underlying servicing obligation. Servicing rights assets are initially measured at fair value and amortized to expense over the estimated life of the servicing obligation. The fair value of servicing rights is determined at the date of sale of the underlying loan using the present value of estimated future net servicing income on assumptions that market participants use in their valuation estimates. The Company presents its servicing rights assets gross at the lower of cost or fair value in the Consolidated Balance Sheets. Servicing rights are included in other assets in the Consolidated Balance Sheets.

Notes to Consolidated Financial Statements

Note 6. Loan Servicing, continued

The following table presents a rollforward of loan servicing rights for the years 2013 and 2012 and shows that the loan servicing rights are classified as Level 3 as discussed below.

	Level 3
	2013	2012
	Fair Value	Fair Value
Balance, January 1	$63,017	$92,682
Capitalized	200,839	—
Amortization included in other income	(2,994)	(29,665)

Balance, December 31	$260,862	$63,017

Note 7. Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2013 and 2012 are as follows:

	2013	2012
Land and improvements	$1,625,879	$1,625,879
Buildings and improvements	3,845,457	3,845,457
Furniture and equipment	2,703,601	2,614,801

	8,174,937	8,086,137
Less accumulated depreciation	(3,734,722)	(3,542,399)

	$4,440,215	$4,543,738

Depreciation expense amounted to $257,213, and $244,363 for the years ended December 31, 2013 and 2012, respectively.

The Company’s West Pine Street branch is leased under a five-year operating lease at a monthly rental of $2,215. The lease expires March 31, 2015. The Company has the option to renew the lease for two additional five-year terms. Each five-year term will carry a 12.5% increase in the monthly rental over the previous five-year term. In addition, the Company rents space for a loan production office under a one-year operating lease at a monthly rental of $925. The Company has the option to renew the lease for two additional six-month terms. Rental expense was $37,528 and $31,078 for 2013 and 2012, respectively.

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2013, and leases expected to renew, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

2014	$37,898
2015	35,685
2016	29,900
2017	29,900
2018	29,900

$163,283

Notes to Consolidated Financial Statements

Note 8. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2013 and 2012, was $32,846,552 and $33,247,833, respectively. At December 31, 2013, the scheduled maturities of total time deposits are as follows:

2014	$50,476,152
2015	18,994,065
2016	6,311,408
2017	3,366,344
2018	4,750,294

$83,898,263

Note 9. Short-Term Debt

Short-term debt consists of Federal Home Loan Bank advances that have original maturities of 12 months or less, short-term secured borrowings associated with the sale of government guaranteed loans and federal funds purchased and securities sold under agreements to repurchase, which generally mature within one to four days from the transaction date. Additional information at December 31, 2013 and 2012 and for the periods then ended is summarized below:

	2013	2012
Outstanding balance at December 31	$—	$—

Year-end weighted average rate	—%	—%

Daily average outstanding during the year	$950,544	$15,412

Average rate for the year	4.09%	0.97%

Maximum outstanding at any month-end during the year	$3,743,820	$—

Lines of Credit

The Company has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $35,500,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $9,609,000. At December 31, 2013, there were no amounts outstanding on the unsecured lines with correspondent banks. Advances due to the Federal Home Loan Bank of Atlanta on the secured line of credit at December 31, 2013 and 2012 amounted to $7,750,000.

Note 10. Federal Home Loan Bank Advances

The Company’s Federal Home Loan Bank advances include instruments bearing fixed rates ranging from 2.94% to 4.95%. The weighted average rate of all long-term debt at December 31, 2013 and December 31, 2012 was 3.73%. Collateral consists of eligible real estate, 1-4 family first and second lien and revolving residential real estate loans and certain investment securities. The contractual maturities of long-term debt are as follows:

2014	$1,500,000
2015	3,500,000
2016	1,000,000
2017	1,750,000
2018	—

$7,750,000

Notes to Consolidated Financial Statements

Note 11. Fair Value

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available for sale, trading securities and derivatives, if present, are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment, servicing assets and foreclosed properties. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

Under the Fair Value Measurements and Disclosures Topic of FASB ASC, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2

Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3

Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures the impairment in accordance with the Receivables Topic of the FASB ASC. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2013 and 2012, substantially all of the total impaired loans were evaluated based on the fair value of the collateral and discounted cash flows. In accordance with the Fair Value and Measurement Topic of the FASB ASC, impaired loans, where an allowance is established based on the fair value of collateral; require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price the Company records the impaired loan as nonrecurring Level 2. When an appraised value is available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Notes to Consolidated Financial Statements

Note 11. Fair Value, continued

Servicing Assets

A valuation of loan servicing rights is performed on an individual basis due to the small number of loans serviced. Loans are evaluated on a discounted earnings basis to determine the present value of future earnings. The present value of the future earnings is the estimated market value for the loan, calculated using consensus assumptions that a third party purchaser would utilize in evaluating a potential acquisition of the servicing. As such, the Company classifies loan servicing rights as Level 3.

Foreclosed Assets

Foreclosed assets are recorded at the lower of investment in the loan or fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets and liabilities measured at fair value on a recurring basis.

(in thousands)
December 31, 2013	Total	Level 1	Level 2	Level 3
Government-sponsored enterprises	$3,499	$—	$3,499	$—
Mortgage-backed securities	33	—	33	—
Corporate bonds	451	—	—	451
Equities and mutual funds	567	567	—	—

Total assets at fair value	$4,550	$567	$3,532	$451

Total liabilities at fair value	$—	$—	$—	$—

(in thousands)
December 31, 2012	Total	Level 1	Level 2	Level 3
Government-sponsored enterprises	$2,505	$—	$2,505	$—
Mortgage-backed securities	43	—	43	—
Corporate bonds	443	—	—	443
Equities and mutual funds	512	512	—	—

Total assets at fair value	$3,503	$512	$2,548	$443

Total liabilities at fair value	$—	$—	$—	$—

The changes in Level 3 assets measured at fair value on a recurring basis were:

(in thousands)	2013	2012
Corporate Bonds-Available for Sale
Balance, January 1	$443	$451
Total realized gain (losses) included in income	—	—
Total unrealized gain (losses) included in other comprehensive income	8	(8)
Net purchases, sales, calls and maturities	—	—
Net transfers in/out of Level 3	—	—

Balance, December 31	$451	$443

Of the Level 3 assets that were held by the Company at December 31, 2013, the unrealized gain for the year was $8,000. That gain is recognized in other comprehensive income in the consolidated statements of financial condition. The Company did not have any purchases, sales, calls or maturities of Level 3 available for sale corporate bonds during 2013 or 2012. Both observable and unobservable inputs may be used to determine the fair value of positions classified as Level 3 assets. As a result, the unrealized gains and losses for these assets presented in the tables above may include changes in fair value that were attributable to both observable and unobservable inputs.

Notes to Consolidated Financial Statements

Note 11. Fair Value, continued

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets or liabilities at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets and liabilities that are required to be measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets and liabilities recorded at fair value on a nonrecurring basis are included in the table below.

(in thousands)
December 31, 2013	Total	Level 1	Level 2	Level 3
Loans-commercial and industrial	$934	$—	$—	$934
Loans-nonfarm, non-residential	685	—	—	685
Loans- 1- 4 family residential	63	—	—	63
Loans-other	—	—	—	—
Foreclosed assets	—	—	—	—
Servicing assets	261	—	—	261

Total assets at fair value	$1,943	$—	$—	$1,943

Total liabilities at fair value	$—	$—	$—	$—

(in thousands)
December 31, 2012	Total	Level 1	Level 2	Level 3
Loans-commercial and industrial	$805	$—	$—	$805
Loans-nonfarm, non-residential	1,485	—	—	1,485
Loans- 1- 4 family residential	—	—	—	—
Loans-other	—	—	—	—
Foreclosed assets	491	—	—	491
Servicing assets	63	—	—	63

Total assets at fair value	$2,844	$—	$—	$2,844

Total liabilities at fair value	$—	$—	$—	$—

For level 3 assets and liabilities measured at fair value on a recurring or non-recurring basis as of December 31, 2013, the significant unobservable inputs used in the fair value measurements were as follows:

	Fair Value at December 31, 2013	Valuation Technique	Significant Unobservable Inputs	Significant Unobservable Input Value
Corporate bonds	$451	Third party estimate	Sales of comparable instruments	n/a
Servicing assets	$261	Management estimate	Present value of future payments/useful life	n/a
Impaired loans	$1,682	Management estimate	Appraisals and/or sales of comparable properties	n/a
Foreclosed assets	$—	Management estimate	Appraisals and/or sales of comparable properties	n/a

Accounting standards for financial instruments require disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. These accounting standards exclude certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Notes to Consolidated Financial Statements

Note 11. Fair Value, continued

The methodologies for estimating fair value of financial assets and liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above. The estimated fair value approximates carrying value for cash and cash equivalents, accrued interest and the cash surrender value of life insurance policies. The methodologies for other financial assets and liabilities are discussed below:

Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and due from banks: The carrying amounts reported in the balance sheet for cash and due from banks approximate their fair values.

Interest-bearing deposits with banks: Fair values for interest-bearing demand deposits and time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Federal funds sold: Due to the short-term nature of these assets, the carrying value approximates fair value.

Securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. The carrying values of restricted equity securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. The carrying amount of accrued interest receivable approximates its fair value.

Bank owned life insurance: The carrying amount reported in the balance sheet approximates the fair value as it represents the cash surrender value of the life insurance.

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

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximate fair value.

Notes to Consolidated Financial Statements

Note 11. Fair Value, continued

Fair Values

The estimated fair values of the Company’s financial instruments are as follows (dollars in thousands):

			Fair Value Measurements
(dollars in thousands)	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2013
Financial Instruments - Assets
Loans	$179,909	$179,531	$—	$—	$179,531
Financial Instruments - Liabilities
Deposits	195,801	171,649	—	171,649	—
Federal Home Loan Bank advances	7,750	8,100	—	8,100	—

December 31, 2012
Financial Instruments - Assets
Loans	$173,578	$173,813	$—	$—	$173,813
Financial Instruments - Liabilities
Deposits	187,823	180,777	—	180,777	—
Federal Home Loan Bank advances	7,750	8,291	—	8,291	—

Notes to Consolidated Financial Statements

Note 12. Earnings Per Common Share

The following table details the computation of basic and diluted earnings per share for the years ended December 31, 2013 and 2012:

	2013	2012
Net income	$2,889,351	$2,782,880
Convertible preferred stock dividends (Series A and D)	(183,423)	(183,423)

Net income available to common shareholders	$2,705,928	$2,599,457

Weighted average common shares outstanding	3,542,984	3,540,914

Effect of dilutive securities:
Options	—	—
Convertible preferred stock (Series A and D)	633,935	633,935

Weighted average common shares outstanding, diluted	4,176,919	4,174,849

Basic earnings per common share	$0.76	$0.73

Diluted earnings per common share	$0.69	$0.67

The Company has 41,190 shares of common stock available for exercise in its qualified incentive stock option plan. None of these shares were “in the money” at December 31, 2013 and 2012, therefore had no effect on fully diluted earnings per share.

Note 13. Employee Benefit Plans

The Company has a defined contribution plan (the Plan) qualifying under IRS Code Section 401(k). Eligible participants in the Plan can contribute up to the maximum percentage allowable not to exceed the dollar limit under IRC Section 401(k). The Company matches 100% of the first six percent of an employee’s contribution. For the years ended December 31, 2013 and 2012, the Company contributed $130,805 and $134,019 to the Plan, respectively.

The Company has a Supplemental Retirement Benefit Plan (SERP) to provide future compensation to certain members of management upon retirement. Under plan provisions, payments projected to range from $19,838 to $89,914, per year, are payable for the life of the executive, generally beginning at age 65. The liability accrued for the compensation under the plan was $783,041 and $669,648 at December 31, 2013 and 2012, respectively. Employee benefits expense, an actuarially determined amount, was $133,229 and $98,823 for the years ended December 31, 2013 and 2012, respectively. Benefits paid during the years ended December 31, 2013 and 2012, amounted to $19,836 and $8,265, respectively. The assumed discount rate for the plan was 5.5% and 6.0% at December 31, 2013 and 2012, respectively.

The Company also has a deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 30% matching contribution and will be paid an annual benefit for a specified number of years after retirement, generally beginning at age 65. The maximum payout period is ten years. The liability accrued for deferred directors’ fees was $851,751 and $725,399 at December 31, 2013 and 2012, respectively. Deferred directors’ fees expensed under the plan for the years ended December 31, 2013 and 2012 were $141,166 and $104,795, respectively. Benefits of $14,814 and $124,503 were paid out during the years ended December 31, 2013 and 2012, respectively.

The Company has purchased and is the primary beneficiary of life insurance policies indirectly related to the Supplemental Retirement Benefit Plan and the directors’ deferred compensation liability. The cash value of the life insurance policies totaled $5,462,336 and $5,298,354 at December 31, 2013 and 2012, respectively. During the year ended December 31, 2012, the Bank purchased $1,750,000 of additional life insurance policies on certain employees of the Bank.

Notes to Consolidated Financial Statements

Note 14. Stock Based Compensation

The Company has two share-based compensation plans, which are described below. No compensation cost has been charged against income during the year ended December 31, 2013, as the vesting period ended in 2012. The compensation cost that has been charged against income for those plans was approximately $32,507 the year ended December 31, 2012. The income tax benefit recognized for share-based compensation arrangements was approximately $11,052 for the year ended December 31, 2012.

The Company’s qualified incentive stock option plan which expired on June 1, 2007 reserved shares for purchase by eligible employees. Options granted under this plan vest at the rate of 20% per year, expire not more than ten years from the date of grant, and are exercisable at not less than the fair market value of the stock at the date of the grant.

The Company’s non-qualified stock option plan, which expired on June 1, 2007, reserved shares for purchase by non-employee directors. Options granted under this plan were exercisable after six months from the date of the grant at not less than the fair market value of the stock at the date of the grant. The life of such options shall not extend more than ten years from the date of the grant.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The risk-free interest rate is based on the U.S. Treasury rate for the expected life at the time of grant. Volatility is based on the volatilities of our trading history. The expected life is based on the average life of the options of ten years and the weighted average graded vesting period of five years, and forfeitures are considered immaterial based on the historical data of the Company.

A summary of option activity under the stock option plans during the years ended December 31, 2013 and 2012 is presented below:

	Options Available	Options Outstanding	Weighted Average Exercise Price
Balance at December 31, 2011	—	49,100	$11.14

Exercised	—	(6,260)	4.81
Authorized	—	—	—
Forfeited	—	(1,650)	12.06
Granted	—	—	—
Expired	—	—	—

Balance at December 31, 2012	—	41,190	12.06

Exercised	—	—	—
Authorized	—	—	—
Forfeited	—	—	—
Granted	—	—	—
Expired	—	—

Balance at December 31, 2013	—	41,190	$12.06

Notes to Consolidated Financial Statements

Note 14. Stock Based Compensation, continued

The following table sets forth the exercise prices, the number of options outstanding and the number of options exercisable at December 31, 2013:

Exercise Price	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Life Remaining (Years)	Number of Options Exercisable	Weighted Average Exercise Price
$12.06	41,190	12.06	3.4	41,190	12.06

Total/Average	41,190	$12.06	3.4	41,190	$12.06

As of December 31, 2013, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. The total fair value of shares vested during the year ended December 31, 2012 was $61,512.

Note 15. Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense are as follows:

	2013	2012
Current	$1,785,165	$1,444,792
Deferred	(25,498)	276,492

	$1,759,667	$1,721,284

Rate Reconciliation

A reconciliation of expected income tax expense computed at the statutory federal income tax rate of 34% to income tax expense included in the statements of income is as follows:

	2013	2012
Expected tax expense	$1,580,666	$1,531,416
State income tax, net of federal tax benefit	207,817	195,474
Tax exempt income	(75,568)	(69,724)
Nondeductible and other items	46,752	64,118

	$1,759,667	$1,721,284

Notes to Consolidated Financial Statements

Note 15. Income Taxes, continued

Deferred Income Tax Analysis

Net deferred tax assets are included in other assets in the consolidated balance sheets. The significant components of net deferred tax assets at December 31, 2013 and 2012 are summarized as follows:

	2013	2012
Deferred tax assets
Allowance for loan losses	$878,918	$941,475
Deferred compensation liability	609,777	537,791
Net unrealized loss on securities available for sale	26,301	37,796
Write down and expenses of foreclosed assets	—	25,095
Interest income on non-accrual loans	162,335	126,334
Lower of cost or market adjustment on loans transferred from available for sale to portfolio	15,322	19,834

	1,692,653	1,688,325

Deferred tax liabilities
Depreciation	305,985	302,314
Net deferred loan cost	100,374	113,080
Other	19,091	19,731

	425,450	435,125

Net deferred tax asset	$1,267,203	$1,253,200

The Company files tax returns in the United States Federal jurisdiction and the states of North Carolina and Virginia.

The Company classifies interest and penalties related to income tax assessments, if any, in interest expense or non-interest expense, respectively in the consolidated statements of income. Tax years 2010 through 2012 are subject to examination by the Internal Revenue Service, North Carolina Department of Revenue, and the Virginia Department of Taxation. The Company has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded it has no liability related to uncertain tax positions.

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

Notes to Consolidated Financial Statements

Note 16. Commitments and Contingencies, continued

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Company’s commitments at December 31, 2013 and 2012 is as follows:

	2013	2012
Commitments to extend credit, including unused lines of credit	$34,138,058	$34,794,892
Standby letters of credit	1,601,847	1,524,713

	$35,739,905	$36,319,605

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

Concentrations of Credit Risk

Substantially all of the Company’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company’s market area and such customers are generally depositors of the Company. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of approximately $5,100,000 unless guaranteed by SBA or USDA Rural Development Corporation. Although the Company has a reasonably diversified loan portfolio, the following industries are considered concentrations: real estate, motion picture and sound recording, truck transportation, fabricated metal product manufacturing, heavy and civil engineering construction and building construction.

Other Commitments

The Company has entered into employment agreements with certain of its key officers covering duties, salary, benefits, provisions for termination and Company obligations in the event of merger or acquisition. The Bank also has lease commitments summarized in Note 7 to these financial statements.

Note 17. Regulatory Restrictions

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

Notes to Consolidated Financial Statements

Note 17. Regulatory Restrictions, continued

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company is governed by Federal Reserve Act 23A, and differs from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $3,348,000 at December 31, 2013. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2013 or 2012.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2013, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2013, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events after that notification that management believes to have changed the institution’s category.

On July 7, 2013 the Federal Reserve Board approved Basel III Final Rule to begin implementation January 1, 2015. The desired overall objective of Basel III is to improve the banking sector’s ability to absorb shocks arising from financial and economic stress. The Final Rule changes minimum capital ratios and raises the Tier 1 Risk Weighted Assets to 6% from 4%. In addition, the new rules require a bank to maintain a capital conservation buffer of between 2 and 2  1/2 % beginning in 2016. The new rules will be phased in beginning in 2015 with complete compliance required by 2019. Generally, the Basel III Final Rule will require banks to maintain higher levels of common equity and regulatory capital.

Notes to Consolidated Financial Statements

Note 17. Regulatory Restrictions, continued

The Company’s and Bank’s actual capital amounts and minimum required amounts (dollars in thousands) and ratios are also presented in the following table.

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2013
Total Capital
(to Risk-Weighted Assets) Consolidated	$34,880	21.90%	$12,740	8.00%	$	n/a	n/a
Surrey Bank & Trust	$34,154	21.46%	$12,730	8.00%		$15,913	10.00%
Tier I Capital
(to Risk-Weighted Assets) Consolidated	$32,872	20.64%	$6,370	4.00%	$	n/a	n/a
Surrey Bank & Trust	$32,148	20.20%	$6,365	4.00%		$9,548	6.00%
Tier I Capital
(to Average Assets) Consolidated	$32,872	13.58%	$9,685	4.00%	$	n/a	n/a
Surrey Bank & Trust	$32,148	13.31%	$9,663	4.00%		$12,079	5.00%

December 31, 2012
Total Capital
(to Risk-Weighted Assets) Consolidated	$32,923	20.77%	$12,679	8.00%	$	n/a	n/a
Surrey Bank & Trust	$32,373	20.49%	$12,637	8.00%		$15,796	10.00%
Tier I Capital
(to Risk-Weighted Assets) Consolidated	$30,924	19.51%	$6,340	4.00%	$	n/a	n/a
Surrey Bank & Trust	$30,381	19.23%	$6,318	4.00%		$9,478	6.00%
Tier I Capital
(to Average Assets) Consolidated	$30,924	13.49%	$9,172	4.00%	$	n/a	n/a
Surrey Bank & Trust	$30,381	13.28%	$9,153	4.00%		$11,442	5.00%

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

Aggregate loan transactions with related parties were as follows:

	2013	2012
Balance, beginning	$4,060,425	$4,491,059

New loans	684,223	2,203,459
Repayments	(1,790,548)	(2,634,093)

Balance, ending	$2,954,100	$4,060,425

Deposit transactions with related parties at December 31, 2013 and 2012 were insignificant.

Notes to Consolidated Financial Statements

Note 19. Parent Company Activity

Surrey Bancorp owns all of the outstanding shares of the Bank. Condensed financial statements of Surrey Bancorp follow:

Condensed Balance Sheets

December 31, 2013 and 2012

	2013	2012
Assets

Cash and due from banks	$89,528	$59,625
Dividends receivable from subsidiary	867,000	—
Investment securities available for sale	566,816	512,252
Other assets	11,972	20,840
Investment in subsidiaries	33,483,275	31,692,793

	$35,018,591	$32,285,510

Liabilities and Capital
Liabilities
Dividends payable	$790,259	$46,106
Other liabilities	10,706	2,103

	800,965	48,209

Capital
Preferred stock	3,868,807	3,868,807
Common stock	12,061,153	12,061,153
Retained earnings	18,329,089	16,367,187
Accumulated other comprehensive loss	(41,423)	(59,846)

	34,217,626	32,237,301

	$35,018,591	$32,285,510

Condensed Statements of Income

For the years ended December 31, 2013 and 2012

	2013	2012
Income
Equity in undistributed income of subsidiary	$1,790,589	$1,468,334
Dividends from subsidiary	1,122,000	1,355,000
Gain on the sale of investment securities	9,206	700
Interest income	8	80
Dividend income	22,190	9,679
Other operating income	—	12

Total income	2,943,993	2,833,805

Expenses
Other expense	66,614	71,765

Total expense	66,614	71,765

Income before income taxes	2,877,379	2,762,040
Income tax benefit	(11,972)	(20,840)

Net income	2,889,351	2,782,880

Preferred stock dividends	(183,423)	(183,423)

Net income available to common stockholders	$2,705,928	$2,599,457

Notes to Consolidated Financial Statements

Note 19. Parent Company Activity, continued

Condensed Statements of Cash Flows

For the years ended December 31, 2013 and 2012

	2013	2012
Cash flows from operating activities
Net income	$2,889,351	$2,782,880
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(1,790,589)	(1,468,334)
Gain on the sale of investment securities	(9,206)	(700)
Increase in dividends receivable from subsidiary	(867,000)	—
Net (increase) decrease in other assets	8,868	(20,840)
Net (decrease) increase in other liabilities	(942)	942

Net cash provided by operating activities	230,482	1,293,948

Cash flows from investing activities
Net decrease in interest-bearing deposits with banks	—	130,000
Purchase of investment securities	(81,221)	(553,659)
Proceeds from the sale of investment securities	63,938	45,522

Net cash used by investing activities	(17,283)	(378,137)

Cash flows from financing activities
Common stock options exercised	—	30,111
Dividends paid	(183,296)	(1,351,795)

Net used by financing activities	(183,296)	(1,321,684)

Net increase (decrease) in cash and due from banks	29,903	(405,873)

Cash and due from banks, beginning	59,625	465,498

Cash and due from banks, ending	$89,528	$59,625

Note 20. Subsequent Events

The Company has evaluated events and transactions through the date these financial statements were filed for potential recognition and disclosure.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Surrey Bancorp

Mount Airy, North Carolina

We have audited the accompanying consolidated balance sheets of Surrey Bancorp and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Surrey Bancorp and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

March 28, 2014

Elliott Davis PLLC | www.elliottdavis.com

Management’s Discussion and Analysis

General

Surrey Bancorp was formed on May 1, 2003, and was created for the purpose of acquiring all the outstanding shares of common stock of Surrey Bank & Trust.

Surrey Bank & Trust was incorporated on July 15, 1996, as a North Carolina banking corporation and opened for business on July 22, 1996. The Bank operates for the primary purpose of serving the banking needs of individuals and small to medium sized businesses in Surry County, North Carolina and Patrick County, Virginia and the surrounding area, while developing personal, hometown associations with these customers. The Bank offers a wide range of banking services including checking and savings accounts; commercial, consumer and mortgage loans; safe deposit boxes; and other associated services. Through its subsidiaries, Surrey Investment Services, Inc. and Freedom Finance, LLC, the Bank offers insurance and investment products and sales finance services, respectively. The Bank’s primary sources of revenue are interest income from its commercial and real estate lending activities and, to a lesser extent, from its investment portfolio. The Bank also earns fees from lending and deposit activities. The major expenses of the Bank are interest on deposit accounts and general and administrative expenses, such as salaries, occupancy and related expenses.

Primary Market Area

The Bank’s market area consists of an area extending from Surry County, with branches in Mount Airy and Pilot Mountain and a loan production office in Elkin, North Carolina, north into the southern portions of Carroll and Patrick Counties, Virginia. Mount Airy is the industrial and trading center of Surry County with a population of approximately 8,500 people living in the city limits and 30,000 in the metropolitan area. The total population of Surry County is approximately 73,000 people. Mount Airy is served by Interstate Highways 77 and 74 and U.S. Highways 52 and 601. Surry County has a civilian labor force of over 32,000. Major industries include manufacturing, construction, fabricated metals, and lumber and wood. The Bank has a branch office in Stuart, Virginia, which is located in Patrick County, Virginia. The primary industries found in Patrick County are lumber and wood, textiles and agricultural.

Management’s Discussion and Analysis of Operations

Management’s Discussion and Analysis is provided to assist in the understanding and evaluation of the Company’s financial condition and its results of operations. The following discussion should be read in conjunction with the Company’s financial statements and related notes.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risk inherent in making loans such as repayment risks and fluctuating collateral values, problems with technology utilized by the Company, changing trends in customer profiles and changes in laws and regulations applicable to the Company. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Critical Accounting Policies

Surrey Bancorp’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013 contain a summary of its significant accounting policies. Management believes the Company’s policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, management considers the policies related to those areas as critical.

Management’s Discussion and Analysis

Critical Accounting Policies, continued

The allowance for loan losses is an estimate of the losses that may be sustained in the loan portfolio. The allowance is based on two basic principles of accounting: (i) Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and determinable, and (ii) Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market, and the Bank’s investment in the loan.

The allowance for loan losses has three basic components: (i) the formula allowance, (ii) the specific allowance, and (iii) the qualitative allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. The formula allowance uses a historical loss view as an indicator of future losses and, as a result, could differ from the loss incurred in the future. However, since this history is updated with the most recent loss information, the errors that might otherwise occur are mitigated. The specific allowance uses various techniques to arrive at an estimate of loss. Historical loss information, expected cash flows and fair market value of collateral are used to estimate these losses. The use of these values is inherently subjective and our actual losses could be greater or less than the estimates. The qualitative allowance captures losses that are attributable to various economic environmental factors or changes in industry or geographic sectors whose impact on the portfolio have occurred but have yet to be recognized in either the formula or specific allowance.

Management’s Discussion and Analysis

Net Interest Income and Average Balances

Net interest income is the Company’s principal source of earnings. Net interest income is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits and FHLB Advances used to fund earning assets). Changes in the volume and mix of earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. Changes in the interest rate environment and the Company’s cost of funds also affect net interest income. Table 1 summarizes the major components of net interest income for the years ended December 31, 2013, 2012 and 2011.

Table 1. Net Interest Income and Average Balances (dollars in thousands)

	Periods Ended December 31,
	2013			2012			2011
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Interest-earning assets
Deposits in other banks	$32,398	$82	0.25%	$24,253	$49	0.20%	$29,790	$14	0.05%
Taxable investment securities	5,103	78	1.53%	3,775	61	1.63%	3,302	54	1.65%
Federal funds sold	1,049	2	0.22%	713	2	0.22%	708	2	0.23%
Loans 1 2	181,895	10,377	5.71%	180,342	10,842	6.01%	180,256	10,866	6.03%

Total interest-earning assets	220,445	10,539		209,083	10,954		214,056	10,936

Yield on average interest-earning assets			4.78%			5.24%			5.11%

Noninterest-earning assets
Cash and due from banks	6,987			6,371			2,507
Property and equipment	4,470			4,546			4,661
Foreclosed assets	228			477			355
Interest receivable and other	8,873			8,698			7,619
Allowance for loan losses	(3,344)			(3,800)			(4,938)

Total noninterest-earning assets	17,214			16,292			10,204

Total assets	$237,659			$225,375			$224,260

Interest-bearing liabilities
Demand deposits	$27,445	$67	0.24%	$23,510	$71	0.30%	$22,329	$95	0.43%
Savings deposits	37,363	187	0.50%	34,847	218	0.63%	30,181	248	0.82%
Time deposits	84,312	921	1.09%	87,086	1,083	1.24%	98,296	1,431	1.46%
Fed funds purchased/repurchase agreements	9	1	0.93%	15	1	0.97%	—	—	—%
Short-term debt	942	38	4.09%	—	—	—%	—	—	—%
Long-term debt	7,750	291	3.76%	7,898	298	3.78%	8,826	342	3.87%

Total interest-bearing liabilities	157,821	1,505		153,356	1,671		159,632	2,116

Cost of average interest bearing liabilities			0.95%			1.09%			1.33%

Noninterest-bearing liabilities
Demand deposits	43,072			37,851			32,582
Interest payable and other	3,132			2,746			2,214

Total noninterest-bearing liabilities	46,204			40,597			34,796

Total liabilities	204,025			193,953			194,428
Stockholders’ equity	33,634			31,422			29,832

Total liabilities and stockholders’ equity	$237,659			$225,375			$224,260

Net interest income		$9,034			$9,283			$8,820

Net yield on interest-earning assets			4.10%			4.44%			4.12%

1.	Includes non-accrual loans.
2.	Amortization of deferred loan fees are included in interest income.

Management’s Discussion and Analysis

Net Interest Income and Average Balances, continued

Yields on interest-earning assets decreased during the year ended December 31, 2013, primarily due to a change in asset mix during the year compared to 2012 and a decrease in yields from loans. The cost of interest bearing liabilities also decreased in 2013, as deposit costs continue to fall, but was not enough to offset the decrease in asset yields. As a result the net yield on interest earning assets decreased from 4.44% in 2012 to 4.10% for the year ended December 31, 2013.

Table 2. Rate/Volume Variance Analysis (dollars in thousands)

	2013 Compared to 2012			2012 Compared to 2011
	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume
Interest-earning assets
Deposits in other banks	$32	$13	$19	$35	$37	$(2)
Taxable investments securities	16	(3)	19	7	(1)	8
Federal funds sold	1	—	1	—	—	—
Loans	(465)	(559)	94	(24)	(29)	5

Total	(416)	(549)	133	18	7	11

Interest-bearing liabilities
Demand deposits	(5)	(16)	11	(24)	(29)	5
Savings deposits	(31)	(46)	15	(30)	(65)	35
Time deposits	(161)	(127)	(34)	(348)	(195)	(153)
Federal funds purchased/
Repurchase agreements	—	—	—	—	—	—
Short-term debt	38	—	38		—	—
Long-term debt	(7)	(2)	(5)	(43)	(8)	(35)

Total	(166)	(191)	25	(445)	(297)	(148)

Net interest income	$(250)	$(358)	$108	$463	$304	$159

As discussed above, the Company’s net interest income is affected by the change in the amount and mix of interest-earning assets and interest-bearing liabilities (referred to as “volume change”) as well as by changes in yields earned on interest-earning assets and rates paid on deposits and borrowed funds (referred to as “rate change”). The table above presents, for the periods indicated, a summary of changes in interest income and interest expense for the major categories of interest-earning assets and interest-bearing liabilities and the amounts of change attributable to variations in volumes and rates. Changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and rate, respectively.

Provision for Loan Losses

The allowance for loan losses is established to provide for expected losses in the Bank’s loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Management determines the provision for loan losses required to maintain an allowance adequate to provide for probable losses. Management regularly reviews asset quality and re-evaluates the allowance for loan losses. However, no assurance can be given as to unforeseen adverse economic conditions or other circumstances that could result in increased provisions in the future. Additionally, regulatory examiners may require the Company to recognize additions to the allowance based upon their judgment about the loan portfolio and other information available to them at the time of their examinations.

Management’s Discussion and Analysis

Provision for Loan Losses, continued

A consolidated provision for loan losses of $319,565 was made during 2013, a decrease of $151,727 or 32.2% from the $471,292 provision made during 2012. The decrease is in recognition of the current economic environment, our estimate of inherent risk associated with lending activities and to changes in the guaranteed loan portfolio. The provision attributable to the Bank decreased from $454,914 in 2012 to $293,042 in 2013. This decrease is primarily attributable to increased loan guarantee enhancements during 2013. Approximately $60,864,000 of the total loans outstanding at December 31, 2013, carry government guarantees which reduce the Bank’s credit exposure. The guaranteed portion of these loans amounts to approximately $47,716,000, or 26.0% of total loans outstanding. This compares to a guaranteed portion of $43,118,000, or 24.4% of loans outstanding at December 31, 2012. The provision attributable to Freedom Finance, LLC increased from $16,378 in 2012 to $26,523 for the year ended December 31, 2013. The increase in the Freedom Finance, LLC provision was due to an increase in loan charge-offs. A provision for loan losses of $471,292 was made in 2012, a decrease of $272,425, or 36.6% from the $743,717 provided during 2011.

The allowance for loan losses was $3,375,350 or 1.84% of total loans outstanding at December 31, 2013. This compares to an allowance for loan losses of $3,403,098, or 1.93% of total loans outstanding at December 31, 2012. The decrease in the reserve, as a percentage of total loans in 2013, was due to a reduction in reserves on impaired loans and increases in government guaranteed loans. Reserves on impaired loans decreased from approximately $515,000 at December 31, 2012 to $349,000 at the end of 2013. The decrease to the reserves on impaired loans during 2013 is primarily due to the liquidation and charge off of specific loans rather than a homogenous pool of small loans. Loan loss reserves on non-impaired loans increased due to loan growth during the period. Overall loans outstanding increased 3.58% from $176,687,329 at December 31, 2012 to $183,015,075 at December 31, 2013. Additionally, a higher concentration of government guaranteed loans, as a percentage of total loans, had an impact on the allowance for loan losses. These guaranteed loans, for which the Bank’s exposure ranges from 10% to 49% of the outstanding balance, increased approximately $5,764,000 or 10.5 % during 2013. When the guaranteed portion of the loans, which amounts to $47,716,000, are factored into the equation the loan loss reserve is approximately 2.49% of the net credit exposure of the loan portfolio at December 31, 2013. At December 31, 2012, government guaranteed loans amounted to approximately $55,100,000 of total outstanding loans, of which $43,118,000 represented the guaranteed portion. The reserve for loan losses at December 31, 2012, after the effect of guaranteed loans, was 2.54% of net loan credit exposure.

The level of reserve is established based upon management’s evaluation of historical loss data and the effects of certain environmental factors on the loan portfolio. The historical loss portion of the reserve is computed using the average loss data from the past three years applied to its corresponding category of loans. However, historical losses only reflect a portion of the Bank’s loan loss reserve. The environmental factors represent risk from external economic influences on the credit quality of the loan portfolio. These factors include the movement of interest rates, unemployment rates, past due and charge off trends, loan grading migrations, movement in collateral values and the Bank’s exposure to certain loan concentrations. Positive or negative movements in any of these factors have an effect on the credit quality of the loan portfolio. As a result, management continues to actively monitor the Bank’s asset quality affected by these environmental factors. Table 3 is a summary of loans past due, inclusive of nonaccrual loans, at December 31, 2013 and December 31, 2012.

Table 3. Past Due Loans

	December 31, 2013		December 31, 2012
	30-89 Days	90 Days Plus	30-89 Days	90 Days Plus
Construction and development	$—	$—	$73,572	$—
1-4 Family residential	709,803	173,786	380,731	380,731
Nonfarm, non-residential	529,447	791,148	908,887	908,887
Commercial and industrial	86,673	929,552	310,063	310,063
Consumer	172,230	20,742	201,301	201,301
Other loans	—	—	—	—

	$1,498,153	$1,915,228	$1,874,554	$1,153,386

Percentage of total loans	0.82%	1.05%	1.06%	0.65%

Guaranteed portion of past dues	$288,601	$1,193,581	$512,623	$432,239

Management’s Discussion and Analysis

Provision for Loan Losses, continued

Past due loans are reviewed weekly and the situation assessed to determine potential problems arising in the loan portfolio. Proactive management of past due accounts allows management to anticipate trends within the portfolio and make appropriate adjustments to collection efforts and to the allowance for loan losses. Collectively, past dues increased 12.7% from $3,027,940 at December 31, 2012 to $3,413,381 at December 31, 2013. Most of the increase is associated with commercial loans. Total commercial past dues increased from $739,289 at December 31, 2012 to $1,016,225 at the end of 2013. Past dues on non-accrual status at the end of 2013 amount to 58.5% of total past dues compared to 23.7% in non-accrual status at the end of 2012. At December 31, 2013 total past dues amount to 1.87% of total loans compared to 1.71% at the end of 2012. Loans past due 30-89 days are considered potential problem loans and amounted to $1,498,153 at December 31, 2013 compared to $ 1,874,554 at December 31, 2012. The government guaranteed portion of 2013 past dues totals $1,482,182, or 43.4% of total past dues compared to $944,862, or 31.2% of 2012 past dues.

Management believes that its loan portfolio is diversified so that a downturn in a particular market or industry will not have a significant impact on the loan portfolio or the Bank’s financial condition. Management believes that its provision and reserve offer an adequate allowance for loan losses.

Noninterest Income

Noninterest income consists of revenues generated from a broad range of financial services and activities. The majority of noninterest income is a result of service charges on deposit accounts, including charges for insufficient funds; debit and ATM exchange fees; fees charged for non-deposit services; insurance commissions and fees on mortgage loans delivered to correspondents.

Table 4 discloses noninterest income for the periods ended December 31, 2013 and 2012.

Table 4. Sources of Noninterest Income

	For the Period Ended
	December 31,
	2013	2012
Service charges on deposit accounts	$863,862	$919,963
Gain on the sale of government guaranteed loans	229,130	—
Fees on mortgage loans delivered to correspondents	78,763	145,239
Gain on the sale of investment securities	9,206	700
Other service charges and fees	156,172	133,290
Debit/ATM card income	420,821	394,344
Insurance commissions	666,704	588,780
Brokerage commissions	160,562	117,166
Other income	321,624	314,145

	$2,906,844	$2,613,627

Activity in the deposit related noninterest income accounts decreased in 2013 primarily as the result of decreases in insufficient funds fees due to the sluggish economy and regulatory changes. The Bank had a gain from the sale of government guaranteed loans of $229,130 in 2013 compared to no gains in 2012. Activity in mortgage lending decreased compared to 2012 activity, as the refinancing of mortgage loans decreased, resulting in an decrease in fees on mortgage loans delivered to correspondents of approximately 46%. Other service charges and fees increased primarily due to an increase in loan servicing fees associated with government guaranteed loans. Debit/ATM card income increased as usage of cards continues to increase. Revenue from the Bank’s insurance subsidiary increased by 13.2% as its commercial business continues to grow. Brokerage commissions increased due to an increase in fixed and variable annuity sales. Other income increased slightly in 2013 primarily from income from Bank Owned Life Insurance.

Management’s Discussion and Analysis

Noninterest Expense

The major components of noninterest expense for the periods ended December 31, 2013 and 2012 are as follows:

Table 5. Sources of Noninterest Expense

	For the Period Ended December 31,
	2013	2012
Salary and benefits	$3,762,207	$3,632,214
Occupancy expenses	429,536	428,542
Furniture/equipment expenses	237,229	240,836
Data processing	414,309	379,093
Foreclosed assets, net	(3,312)	46,047
Postage, printing and supplies	190,985	196,775
Advertising and business promotion	129,048	107,110
Professional fees	389,338	394,814
FDIC insurance premiums	104,317	149,304
Other expenses	1,318,275	1,346,846

	$6,971,932	$6,921,581

Salaries and employee benefits of $3,762,207 increased $129,993 or 3.6% over the 2012 total of $3,632,214. This increase is primarily due to normal salary adjustments and increased deferred compensation expense. Occupancy expenses increase minimally in 2013. Furniture and equipment expenses decreased slightly in 2013 due to reduced maintenance expenses. Data processing expense increased 9.3% to $414,309 as a result of increased processing activity and software enhancements. Cost associated with foreclosed assets decreased as several properties were sold during the year resulting in gains. The net amount in 2013 consist of gains from the sale of foreclosed properties of $65,786 and expenses of $62,474, compared to 2012 gains on sales of $73,964 and expenses of $120,011. Postage/printing and supplies decreased as the Company continues its tighter control over the ordering of supplies and usage of paper. Advertising cost increased as the Company increased its marketing efforts. Professional fees decreased slightly primarily due to a reduction in legal fees. FDIC insurance premiums expense decreased in 2013 due to changes in the insurance calculation. Other expenses decreased 2.1% during 2013 as the Company continues to contain operating cost.

The overhead ratio of noninterest expense to adjusted total revenue (net interest income plus noninterest income) increased slightly from 58.2% in 2012 to 58.4% for the year ended December 31, 2013. Adjusted total revenue increased from $11,897,037 in 2012 to $11,940,515 in 2013, and noninterest expense increased 0.7% to $6,971,932 in 2013 from $6,921,581 in 2012.

Analysis of Financial Condition

Average earning assets increased 5.4% from December 31, 2012, to December 31, 2013. Total earning assets represented 92.8% of total average assets at December 31, 2013, the same as at the end of 2012. The mix of average earning assets changed moderately from December 31, 2012, to December 31, 2013. Average net loans decreased in relationship to total average assets and as a percent of average earning assets in 2013. Average loans as a percentage of average earning assets decreased from 86.2% in 2012 to 82.5% in 2013. This change in the average earning asset mix contributed to the reduction in the yield on average earning assets to 4.78% in 2013 from 5.24% in 2012. The average cost of funds decreased 12 basis points, including noninterest bearing deposits during 2013. The decrease in asset yields resulted in a net decrease in the net yield on interest earning assets as shown in Table 1.

Management’s Discussion and Analysis

Analysis of Financial Condition, continued

Table 6. Average Asset Mix

	For the Year Ended December 31, 2013		For the Year Ended December 31, 2012
	Average Balance	%	Average Balance	%
Interest earning assets
Loans, net	$181,895,084	76.54%	$180,341,822	80.02%
Investment securities	5,103,188	2.15%	3,774,827	1.67%
Federal funds sold	1,049,132	0.44%	713,025	0.32%
Interest-bearing bank balances	32,397,555	13.63%	24,252,999	10.76%

Total earning assets	220,444,959	92.76%	209,082,673	92.77%

Nonearning assets
Cash and due from banks	6,986,618	2.94%	6,370,642	2.83%
Property and equipment	4,470,613	1.88%	4,546,188	2.02%
Foreclosed assets	227,602	0.10%	477,054	0.21%
Other assets	8,873,679	3.73%	8,698,533	3.86%
Allowance for loan losses	(3,344,026)	(1.41)%	(3,800,459)	(1.69)%

Total nonearning assets	17,214,486	7.24%	16,291,958	7.23%

Total assets	$237,659,445	100.00%	$225,374,631	100.00%

For the year ended December 31, 2012, average net loans represented 76.54% of total average assets compared to 80.02% for the year ended 2012. Investments increased from 1.67% of average assets to 2.15% of average assets over the same time period. Interest-bearing bank balances increased over the period from 10.76% to 13.63% of average assets. The increase in nonearning assets in 2013 comes from an increase in cash and due from banks, a reduction in the allowance for loan losses and an increase in other assets. Cash and due from banks increased due to adding an additional correspondent bank in 2013 and increasing clearing balances at other correspondent banks. The decrease in reserves resulted from decreased reserves associated with impaired loans and increased guarantee enhancements. Averages in other assets, which include deferred income taxes, prepaid FDIC insurance premiums, interest receivable on loans and Bank Owned Life Insurance (BOLI) increased due to the Bank’s increased investment in BOLI in 2013, increasing $370,101, or 7.4% from 2012 to 2013. The BOLI average increased due to the purchase of additional insurance during 2012 and increased cash value from earnings. Even though the BOLI does produce income, its revenue is classified as other non-interest income and therefore is grouped with nonearning assets in the table above.

Loans

Average net loans totaled $181,895,084 for the year ended December 31, 2013. This represents an increase of 0.86% over the average net loans for 2012. Loan demand rebounded in 2013 as general economic conditions, while not recovering fully, did improve. Loan production was also boosted by the Bank’s Loan Production Office (LPO) in Elkin, North Carolina. The LPO opened in August of 2012, therefore 2013 was its first entire year of operation.

The loan portfolio is dominated by real estate and commercial loans. These loans make up 96.84% of the total loan portfolio at December 31, 2013. This is up from the 96.13% that the two categories maintained at December 31, 2012. The amount of loans outstanding by type at December 31, 2013, and December 31, 2012, and the maturity distribution for variable and fixed rate loans as of December 31, 2013 are presented in Tables 7 and 8, respectively.

Management’s Discussion and Analysis

Loans, continued

Table 7. Loan Portfolio Summary

	December 31, 2013		December 31, 2012		December 31, 2011
	Amount	%	Amount	%	Amount	%
Construction and development	$6,353,787	3.47%	$4,873,512	2.76%	$6,213,443	3.46%
1-4 family residential	40,203,978	21.97%	36,091,051	20.43%	39,499,189	22.02%
5 or more family residential	1,515,239	0.83%	1,676,449	0.95%	2,214,365	1.23%
Farmland	2,219,688	1.21%	2,284,155	1.29%	2,722,872	1.52%
Nonfarm, nonresidential	60,316,018	32.96%	48,993,867	27.73%	47,867,333	26.69%

Total real estate	110,608,710	60.44%	93,919,034	53.16%	98,517,202	54.92%

Agricultural	107,974	0.06%	147,860	0.08%	29,493	0.02%
Commercial and industrial	66,612,984	36.40%	75,914,072	42.97%	73,756,422	41.13%
Consumer	5,685,407	3.10%	6,703,363	3.79%	7,041,846	3.93%
Other	—	—%	3,000	—%	—	—%

Total	$183,015,075	100.00%	$176,687,329	100.00%	$179,344,963	100.00%

	December 31, 2010		December 31, 2009
	Amount	%	Amount	%
Construction and development	$5,986,045	3.35%	$8,044,967	4.35%
1-4 family residential	46,356,711	25.98%	46,355,854	25.05%
5 or more family residential	1,853,346	1.04%	2,005,142	1.08%
Farmland	2,854,481	1.60%	2,458,748	1.33%
Nonfarm, nonresidential	48,170,698	27.00%	51,527,856	27.84%

Total real estate	105,221,281	58.97%	110,392,567	59.65%

Agricultural	73,852	0.04%	—	—%
Commercial and industrial	66,377,076	37.20%	67,428,438	36.44%
Consumer	6,759,770	3.79%	7,085,464	3.83%
Other	—	—%	115,653	0.08%

Total	$178,431,979	100.00%	$185,062,122	100.00%

The concentrations represented above do not, based on managements’ assessment, expose the Bank to any unusual concentration risk. Based on the Bank’s size the only concentration that is above area peer group analysis is commercial and industrial loans. Management recognizes the inherent risk associated with commercial lending, including whether or not a borrower’s actual results of operations will correspond to those projected by the borrower when the loan was funded; economic factors such as the number of housing starts and increases in interest rates, etc.; depression of collateral values; and completion of projects within the original cost and time estimates. The Bank mitigates some of that risk by actively seeking government guarantees on these loans. As mentioned above, the Bank has approximately $60,864,000 in loans that carry government guarantees at December 31, 2013. The guaranteed portion of these loans amounts to $47,716,000, much of which are classified as commercial and industrial loans and nonfarm, nonresidential loans.

Loans in higher risk categories, such as non-owner occupied nonfarm, non-residential property and commercial real estate construction represent a small segment of our loan portfolio. Commercial construction loans included in construction and development loans amounted to $3,433,279 and $2,512,213 at December 31, 2013 and 2012, respectively. Non-owner occupied nonfarm, non-residential properties included in nonfarm, non-residential loans above amounted to $9,327,226 and $8,821,357 at December 31, 2013 and 2012, respectively.

Management’s Discussion and Analysis

Loans, continued

Table 8. Maturity Schedule of Loans as of December 31, 2013

	Commercial Financial and Agricultural	Real Estate	Others	Total
				Amount	%
Fixed rate loans
Three months or less	$11,416,092	$14,645,406	$768,863	$26,830,361	14.66%
Over three months to twelve months	13,445,025	8,933,980	1,542,695	23,921,700	13.07%
Over one year to five years	20,700,771	29,132,777	2,348,843	52,182,391	28.51%
Over five years	1,145,496	5,780,347	21,521	6,947,364	3.80%

Total fixed rate loans	$46,707,384	$58,492,510	$4,681,922	$109,881,816	60.04%

Variable rate loans
Three months or less	$922,526	$571,113	$495,952	$1,989,591	1.09%
Over three months to twelve months	960,030	2,247,580	129,456	3,337,066	1.82%
Over one year to five years	2,604,145	4,715,719	378,077	7,697,941	4.21%
Over five years	15,526,873	44,581,788	—	60,108,661	32.84%

Total variable rate loans	$20,013,574	$52,116,200	$1,003,485	$73,133,259	39.96%

Total loans
Three months or less	$12,338,618	$15,216,518	$1,264,815	$28,819,951	15.75%
Over three months to twelve months	14,405,055	11,181,560	1,672,151	27,258,766	14.89%
Over one year to five years	23,304,916	33,848,496	2,726,920	59,880,332	32.72%
Over five years	16,672,369	50,362,135	21,521	67,056,025	36.64%

Total loans	$66,720,958	$110,608,710	$5,685,407	$183,015,075	100.00%

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 5.71% for the year ended December 31, 2013, compared to an average yield of 6.01% in 2012. This decrease in yields is attributable to a change in loan mix as average prime rates during 2013 and 2012 remained virtually unchanged. Commercial loans decreased to 36.40% of loans outstanding at December 31, 2013, compared to 42.97% at the end of 2012. Total real estate loans increased from 53.16% of total loans at December 31, 2012, to 60.44% of total loans at December 31, 2013. An increase in nonfarm nonresidential loans was a contributing factor in this increase. Nonfarm nonresidential loans increased to 32.96% of total loans at December 31, 2013, from 27.73% at December 31, 2012. Much of this increase involved loans that carry government loan guarantees.

Investment Securities

The Company uses its investment portfolio to provide for unexpected deposit decreases or loan generation, to meet the Company’s interest rate sensitivity goals, and to generate income.

Management’s Discussion and Analysis

Investment Securities, continued

Management of the investment portfolio has been conservative with virtually all investments taking the form of purchases of government-sponsored enterprises and mortgage-backed securities. Management views the investment portfolio as a source of income, and purchases securities with that in mind. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity, which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time management may sell certain securities prior to their maturity. Table 9 presents the investment portfolio at December 31, 2013 by major type of investment and maturity ranges. The investment portfolio by major type is also presented for December 31, 2012 and 2011.

The low rate environment experienced in 2013 caused the average yield of the investment portfolio to decrease to 1.53% for the year ended December 31, 2013, compared to 1.63% for 2012. At December 31, 2013 the market value of the investment portfolio was $4,549,702, which was $67,723 less than book value. At December 31, 2012, the market value of the investment portfolio was $97,643 below book value.

The Company has an investment in FHLB stock of $624,100 at December 31, 2013 and $685,900 at December 31, 2012, which is included in restricted equity securities. The Company carries its investment in FHLB at its cost which is the par value of the stock. The level of investment in FHLB stock is based on the asset size of the Bank and the amount of borrowings outstanding. The FHLB evaluates on a quarterly basis whether to repurchase excess capital stock from its members. FHLB paid a cash dividend for the fourth quarter of 2012 at an annualized rate of 2.32% on March 28, 2013, a first quarter dividend at an annualized rate of 2.29% on May 30, 2013, a second quarter dividend at an annualized rate of 2.53% on July 30, 2013, and a third quarter dividend at an annualized dividend rate of 2.76% paid October 30, 2013. At September 30, 2013 (the most recent date available), the FHLB was in compliance with all of its regulatory capital requirements as its total regulatory capital-to-assets ratio was 5.31% exceeding the 4% requirement, and its risk-based capital was $5.95 billion, exceeding its $2.17 billion requirement. Management believes that our investment in FHLB stock was not impaired as of December 31, 2013 or December 31, 2012. There can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks will not cause a decrease in the value of the Company’s investment in FHLB stock.

Table 9. Investment Securities

December 31, 2013, Available for Sale and Restricted

	In One Year or Less	One Year Through Five Years	After Five Through Ten Years	After Ten Years	Total	Market Value
Investment securities
Government-sponsored enterprises	$—	$3,500,000	$—	$—	$3,500,000	$3,498,765
Government-sponsored enterprises pools (MBS)	—	—	21,521	10,578	32,099	33,121
Corporate securities	—	550,000	—	—	550,000	451,000
Equities and mutual funds	535,326	—	—	—	535,326	566,816
Restricted	676,799	—	—	—	676,799	676,799

Total	$1,212,125	$4,050,000	$21,521	$10,578	$5,294,224	$5,226,501

Weighted average yields
Government-sponsored enterprises	—%	0.52%	—%	—%	0.52%
Government-sponsored enterprises pools (MBS)	—%	—%	2.96%	1.58%	2.50%
Corporate securities	—%	4.02%	—%	—%	4.02%
Equities and mutual funds	6.08%	—%	—%	—%	6.08%
Restricted	2.37%	—%	—%	—%	2.37%

Consolidated	4.01%	0.99%	2.96%	1.58%	1.69%

Management’s Discussion and Analysis

Table 9. Investment Securities, continued

December 31, 2012 and December 31, 2011, Available for Sale and Restricted

	December 31, 2012		December 31, 2011
	Total	Market Value	Total	Market Value
Investment securities
Government-sponsored enterprises	$2,500,000	$2,504,875	$2,000,374	$2,004,685
Government-sponsored enterprises pools (MBS)	41,659	42,975	49,298	50,741
Corporate securities	550,000	442,750	550,000	451,000
Equities and mutual funds	508,836	512,252	550,000	451,000
Restricted	738,324	738,324	809,754	809,754

Total	$4,338,819	$4,241,176	$3,409,426	$3,316,180

Fed Funds Sold and Interest-bearing Bank Balances

Average federal funds sold totaled $1,049,132 for the year ended December 31, 2013, which was up from the 2012 average. Federal funds represent the most liquid portion of the Bank’s invested funds and generally the lowest yielding portion of earning assets. Deposits in other banks primarily represent deposits at the Federal Reserve Bank, which pay an overnight rate on those deposits. These rates usually mirror the federal funds rate. Occasionally, included in these deposits are short-term time deposit investments in other banks through the Certificate of Deposit Account Registry Service (“CDARS”). These time deposits generally are for terms less than one month and carry market rates. No short-term time deposits were included in interest-bearing bank balances at other banks at December 31, 2013. Management has made an effort to maintain interest-bearing bank balances at the lowest level possible consistent with prudent risk management strategies, while having available resources to fund loan demand and the maturity of time deposits. Large average demand deposit balances also make it necessary to retain funds in more liquid investments. During the year ended December 31, 2013, average federal funds and deposits in other banks represented 0.44% and 13.63% of average assets, respectively. This compares to 0.32% and 10.76% in 2012, respectively.

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

Management’s Discussion and Analysis

Deposits, continued

Average deposits for the year ended December 31, 2013, amounted to $192,192,001 which was an increase of $8,898,508 or 4.85% from the 2012 averages. Average core deposits (total deposits less large denomination and brokered certificates) totaled $156,502,591 for the year ended December 31, 2013, an increase of $11,835,335, or 8.2% over the 2012 average of $144,667,256. The percentage of the Bank’s average deposits that are interest bearing decreased to 77.59% for the year ended December 31, 2013, from 79.35% in 2012. Average demand deposits, which earn no interest, increased 13.8% from $37,851,154 in 2012 to $43,072,005 in 2013. Average deposits for the periods ended December 31, 2013, December 31, 2012 and December 31, 2011 are summarized in Table 10 below:

Table 10. Deposit Mix

	For the Year Ended December 31, 2013		For the Year Ended December 31, 2012		For the Year Ended December 31, 2011
	Average Balance	%	Average Balance	%	Average Balance	%
Interest-bearing deposits
NOW Accounts	$27,444,968	14.28%	$23,509,879	12.83%	$22,328,917	12.18%
Money Market	28,762,185	14.97%	27,917,572	15.23%	24,103,413	13.14%
Savings	8,601,190	4.48%	6,928,659	3.78%	6,077,572	3.31%
Small denomination certificates	48,622,243	25.29%	48,459,992	26.43%	51,522,743	28.10%
Large denomination certificates	32,576,002	16.95%	34,360,587	18.75%	41,465,335	22.61%
Brokered certificates	3,113,408	1.62%	4,265,650	2.33%	5,308,000	2.89%
Repurchase agreements	—	—%	—	—%	—	—%

Total interest-bearing deposits	149,119,996	77.59%	145,442,339	79.35%	150,805,980	82.23%

Noninterest-bearing deposits	43,072,005	22.41%	37,851,154	20.65%	32,581,754	17.77%

Total deposits	$192,192,001	100.00%	$183,293,493	100.00%	$183,387,734	100.00%

The average balance of certificates of deposit issued in denominations of $100,000 or more decreased by $1,784,585, or 5.2% for the year ended December 31, 2013. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. Due to the influx of non-interest bearing deposits in 2013, management was able to reduce the Bank’s reliance on large denomination certificates of deposit. The average balance in brokered certificates of deposit in 2013 amounted to $3,113,408 compared to $4,265,650 in 2012. These deposits are not considered core deposits. Table 11 provides maturity information relating to certificates of deposit of $100,000 or more at December 31, 2013.

Table 11. Large Time Deposit Maturities

Analysis of time deposits of $100,000 or more at December 31, 2013:

Remaining maturity of three months or less	$7,764,674
Remaining maturity of three through six months	8,133,716
Remaining maturity over six through twelve months	3,056,264
Remaining maturity over twelve months	13,891,898

Total time deposits of $100,000 or more	$32,846,552

Borrowings

From time to time the Bank will find that funds gathered through deposits and repurchase agreements will not fully satisfy the Bank’s liquidity needs. When this occurs, the Bank uses borrowings from correspondent banks and the Federal Home Loan Bank (FHLB) to fund the shortfall. At year-end 2013, the Bank had no short-term borrowings from correspondent banks or the FHLB.

Management’s Discussion and Analysis

Borrowings, continued

Federal Home Loan Bank advances are relatively cost-effective funding sources and provide the Company with the flexibility to structure borrowings in a manner that aids in the management of interest rate risk and liquidity. Long-term debt consists of fixed, variable and convertible rate advances from the FHLB. The average interest rate paid on long-term debt for the year ended December 31, 2013 and 2012, was 3.76% and 3.78%, respectively. See Note 10 of the Company’s Consolidated Financial Statements for more information on the long-term advances.

Capital Adequacy

Stockholders’ equity amounted to $34,217,626 at December 31, 2013, a 6.14% increase over the 2012 year-end total of $32,237,301. Average stockholders’ equity as a percentage of average total assets amounted to 14.15% for the year ended December 31, 2013, and 13.94% in 2012.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2013, the Bank has a ratio of Tier 1 capital to risk-weighted assets of 20.20% and a ratio of total capital to risk-weighted assets of 21.46%. All capital ratio levels indicate that the Bank is well capitalized.

At December 31, 2013, the Company had 3,542,984 shares of common stock outstanding, which were held by approximately 1,500 stockholders of record.

Additionally, the Company had 189,356 shares of Series A 4.5% Convertible Non-Cumulative Perpetual Preferred Stock outstanding at December 31, 2013. The shares have a liquidation value of $14 per share. The shares were issued in a private placement and are held by approximately 49 stockholders of record. The shares are non-voting and are each convertible into 2.2955 shares of common stock.

The Company also had 181,154 shares of Series D 5.0% Convertible Non-Cumulative Perpetual Preferred Stock outstanding at December 31, 2013. The shares have a liquidation value of $7.08 per share and are convertible into 1.10 shares of common stock at the election of the holder, but are not redeemable at the option of the holder. Provided that the market value of the Company’s common stock is $8.85 on or after January 1, 2014, Surrey may redeem all or a portion of the outstanding shares of Series D Preferred Stock at a redemption price of $7.08 per share. The non-voting shares were issued in a private placement and are held by approximately 15 stockholders of record.

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

The Company actively monitors delinquencies, nonperforming assets and potential problem loans. Unsecured loans that are past due more than 90 days are placed into nonaccrual status. Secured loans reach nonaccrual status when they surpass 120 days past due. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status.

Management reviews all criticized loans on a periodic basis for possible charge offs. Any unsecured loans that are 90+ days past due must be charged off in full. If secured, a reserve equal to the potential loss is established. Any charge off is reported to the Board of Directors within 30 days. On a monthly basis, recovery actions are provided to the Board of Directors.

Management’s Discussion and Analysis

Nonperforming and Problem Assets, continued

The table below shows the amount of non-performing assets.

Table 12. Nonperforming Assets

	2013	2012	2011	2010	2009
Nonaccrual loans	$3,800,327	$3,740,725	$4,395,210	$6,362,127	$983,043
Loans past due 90 days and still accruing	35,439	683,720	49,881	—	2,825
Troubled debt restructured loans	—	—	—	—	384,584
Foreclosed assets	—	491,424	560,018	450,532	53,336

Total	$3,835,766	$4,915,869	$5,005,109	$6,812,659	$1,423,788

Total assets	$240,918,977	$229,912,432	$224,727,764	$213,652,484	$216,949,782

Ratio	1.59%	2.14%	2.23%	3.19%	0.66%

Interest receivable on original note terms	$435,214	$327,714	$201,828	$127,836	$78,566

Interest actually recorded in income	$27,463	$7,733	$11,646	$38,271	$45,686

At December 31, 2013 and 2012, the Bank had loans in nonaccrual status of $3,800,327 and $3,740,725, respectively. There were no foreclosed assets at December 31, 2013. Loans that were considered impaired but were still accruing interest at December 31, 2013 and 2012, totaled $2,319,291 and $2,385,770, respectively. A loan is considered impaired when, based on current information and events it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. The number of loans in nonaccrual status at December 31, 2013 was thirty-eight. The average nonaccrual loan balance was approximately $100,009. At the end of 2012 nonaccrual loans numbered thirty-three and averaged $113,355. Approximately $2,891,064 or 76% of the nonaccrual loans at December 31, 2013 consisted of eleven loans ranging in value from $104,000 to $618,000. Approximately $2,931,890 or 78% of the nonaccrual loans at December 31, 2012 consisted of ten loans ranging in value from $123,000 to $655,000. Impaired loans still accruing numbered twenty-seven at December 31, 2013, with an average balance of $89,204. Six of these loans amounted to $1,781,000 or approximately 77% of the total. At December 31, 2012, impaired loans still accruing numbered seventeen with an average balance of $151,800. Eight loans totaled $2,182,000 or 85% of the total impaired. Specific reserves on nonaccrual and impaired loans totaled $348,941 at December 31, 2013, or 5.7% of the balances outstanding compared to $515,109 or 8.2% of the balances outstanding at December 31, 2012. Many of these loans also carry government guaranties. The guaranteed portions of nonaccrual and impaired loans at December 31, 2013 and 2012 are $2,235,481 and $2,381,400, respectively. Combined, specific reserves and loan guarantees amount to approximately 42% and 46% of nonaccrual and impaired loans at December 31, 2013 and 2012, respectively.

All nonaccrual loans are considered to be impaired. The following table summarizes nonaccrual and impaired loans still accruing:

Table 13. Nonaccrual and Impaired Loans

	December 31, 2013	December 31, 2012
Construction and development	$318,111	$86,567
1-4 family residential	386,564	475,742
Nonfarm, non-residential	2,912,421	3,185,880
Commercial and industrial	2,499,531	2,373,175
Consumer	2,991	3,918
Other loans	—	195,990

Total impaired and nonaccrual	$6,119,618	$6,321,272

Management’s Discussion and Analysis

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

Net loans charged off as a percentage of average loans were 0.19% and 0.53% in 2013 and 2012, respectively.

The provision for loan losses and the activity in the allowance for loan losses are detailed in Table 14.

Table 14. Loan Losses (dollars in thousands)

	December 31,
	2013	2012	2011	2010	2009
Balance at January 1	$3,403	$3,881	$6,684	$4,670	$3,365
Recoveries
Commercial	52	151	91	151	93
Residential, 1-4 family	1	1	63	2	—
Nonfarm, nonresidential property	3	84	109	21	—
Loans to individuals	29	19	24	28	23

Total recoveries	85	255	287	202	116

Charged-off loans
Commercial	(87)	(711)	(2,258)	(546)	(133)
Residential, 1-4 family	(27)	(305)	(1,249)	(27)	—
Nonfarm, nonresidential property	(239)	(22)	(271)	(110)	—
Loans to individuals	(80)	(166)	(56)	(509)	(283)

Total charge-off loans	(433)	(1,204)	(3,834)	(1,192)	(416)

Net charge-offs	(348)	(949)	(3,547)	(990)	(300)
Provision for loan losses	320	471	744	3,004	1,605

Balance at December 31	$3,375	$3,403	$3,881	$6,684	$4,670

Total loans outstanding	$183,015	$176,687	$179,345	$178,432	$185,062

Average outstanding loans during period	$181,895	$180,342	$180,256	$181,184	$177,919

Allowance for loan losses to loans outstanding	1.84%	1.93%	2.16%	3.74%	2.52%

Ratio of net charge-offs to average loans outstanding	0.19%	0.53%	1.97%	0.55%	0.17%

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

Management must ensure that adequate funds are available at all times to meet the needs of its customers. On the asset side of the balance sheet, maturing investments, loan payments, maturing loans, federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates, federal fund lines from correspondent banks, borrowings from the Federal Home Loan Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) was 24.14% at December 31, 2013, compared to 22.66% at December 31, 2012. The liquidity ratio at December 31, 2013 is considered adequate by management.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 15 shows the sensitivity of the Bank’s balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2013, the Bank appeared to be cumulatively asset-sensitive (earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates). However, in the four to twelve month window, liabilities subject to change in interest rates exceed assets subject to interest rate changes (non-asset sensitive).

Matching sensitive positions alone does not ensure the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Management’s Discussion and Analysis

Table 15. Interest Rate Sensitivity

	December 31, 2013
	1 - 3 Months	4 - 12 Months	13 - 60 Months	Over 60 Months	Total
Earning Assets
Loans	$53,297,874	$24,936,413	$87,782,037	$16,998,751	$183,015,075
Investments	1,024,303	26,634	3,498,765	—	4,549,702
Interest-bearing balances with banks	34,351,505	—	—	—	34,351,505
Federal funds sold	1,311,641	—	—	—	1,311,641

Total	$89,985,323	$24,963,047	$91,280,802	$16,998,751	$223,227,923

Interest-bearing deposits
NOW accounts	$30,917,403	$—	$—	$—	$30,917,403
Money market	28,285,845	—	—	—	28,385,845
Savings	9,886,328	—	—	—	9,886,328
Certificates of deposit	18,875,539	31,600,614	33,422,110	—	83,898,263
Long-term debt	—	1,500,000	6,250,000	—	7,750,000

Total	$88,065,115	$33,100,614	$39,672,110	$—	$160,837,839

Interest sensitivity gap	$1,920,208	$(8,137,567)	$51,608,692	$16,998,751	$—
Cumulative interest sensitivity gap	$1,920,208	$(6,217,359)	$45,391,333	$62,390,084	$62,390,084
Ratio of sensitive assets to sensitive liabilities	102.18%	75.42%	230.09%	—%	138.79%
Cumulative ratio of sensitive assets to sensitive liabilities	102.18%	94.87%	128.22%	138.79%	138.79%

Table 16. Key Financial Ratios

	December 31,
	2013	2012	2011
Return on average assets	1.22%	1.23%	1.00%
Return on average equity	8.59%	8.86%	7.53%
Average equity to average assets	14.15%	13.94%	13.30%
Dividends declared on common stock as a percent of net income	25.75%	22.92%	23.60%

Board of Directors and Officers

Board of Directors

Edward C. Ashby, III	Surrey Bank & Trust

Elizabeth Johnson Lovill	Town and Country Builders of Mount Airy, Inc.

Robert H. Moody	Moody Funeral Services, Inc.

Gene Rees	F. Rees Company, Inc.

Tamra W. Thomas	Retired

Tom G. Webb	Westwood Partners, LLC

Buddy Williams	Ten Oaks, LLC

Bank Officers

Robert H. Moody	Chairman

Edward C. Ashby, III	President and CEO

Peter A. Pequeno	Senior Vice President and CLO

Mark H. Towe	Senior Vice President, Treasurer and CFO

John Canosa	Vice President

Lesa Hensley	Vice President

William Johnson	Vice President

Jared Moser	Vice President

Kenneth Shelton	Vice President

J. Cory Tucker	Vice President

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held Thursday, April 24, 2014, at 10:00 a.m. at Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina.

Requests for Information

Requests for information should be directed to Mr. Mark H. Towe, Senior Vice President and CFO, at Surrey Bank & Trust, Post Office Box 1227, Mount Airy, North Carolina, 27030; telephone (336) 783-3900. A copy of the Company’s Form 10-K for 2013 will be furnished, without charge, after March 31, 2014, upon written request, or will be available on the internet at www.surreybank.com.

Independent Auditors	Stock Transfer Agent

Elliott Davis, PLLC	Broadridge Corporate Issuer Solutions, Inc.
Certified Public Accountants	51 Mercedes Way
700 East Morehead Street, Suite 400	Edgewood, NY 11717
Charlotte, North Carolina 28202

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Banking Offices

145 North Renfro Street	1280 West Pine Street	940 Woodland Drive
Mount Airy, North Carolina	Mount Airy, North Carolina	Stuart Virginia
(336) 783-3900	(336) 783-3920	(276) 694-4825

Loan Production Office

2050 Rockford Street	1328 North Bridge Street	653 South Key Street
Mount Airy, North Carolina	Elkin, North Carolina	Pilot Mountain, North Carolina
(336) 783-3940	(336) 526-1803	(336) 368-1122

Mortgage Lending Office

199 North Renfro Street
Mount Airy, North Carolina
(336) 783-3933

Freedom Finance, LLC	SB & T Insurance	Surrey Investment Services, Inc.
165 North Renfro Street	199 North Renfro Street	145 North Renfro Street
Mount Airy, North Carolina	Mount Airy, North Carolina	Mount Airy, North Carolina
(336) 783-3980	(336) 783-3939	(336) 783-3938