Form 10-K, Exhibit 13
period 2014-12-31
SURREY BANCORP
filed 2015-03-27
CIK 1229146

Exhibit 13.1

2014 Annual Report

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

Dear Shareholder:

I am proud to report 2014 was the most profitable year in the history of the Bank.  Higher levels of net interest income and noninterest income, as well as an improvement in asset quality supported increased profitability.  Surrey Bancorp recorded a return on average assets of 1.38 percent and a return on average equity of 9.65 percent in 2014.  We rank among the most profitable banks in North Carolina.  The Bank’s capital levels continue to increase and we rank among the highest capitalized banks in the state and nation.  Based on our continued success, the Board of Directors declared a special cash dividend of $.22 per common share in 2014, which was distributed to shareholders in 2015.  The dividend payout totaled 23.95 percent of 2014 earnings available to common shareholders.

The Company reported net income of $3,443,569 or $.82 per fully diluted common share in 2014. This represents a 19.2 percent increase over 2013 profits of $2,889,351.  Net interest income for the year totaled $9,466,418, an increase of $432,747, or 4.8 percent, compared to 2013.  This increase was the result of loan growth and stable net asset yields.  The 2014 provision for loan loss reserves totaled $211,863, a decrease of $107,702 or 33.7 percent from the 2013 loan loss provision.  The reduction was due to lower charge-offs during the year.  Noninterest income increased to $3,255,349 versus $2,906,844 the previous year.  The 11.9 percent increase resulted from the collection of approximately $419,000 in tax-exempt life insurance proceeds during the fourth quarter of 2014. Noninterest expense increased 4.9 percent to $7,315,548 during 2014, primarily due to increases in personnel costs.

Total assets as of December 31, 2014, were $253,201,323, an increase of 5.1 percent over 2013 year ending assets. Total deposits increased 5.6 percent to $206,666,581; the growth was primarily in noninterest bearing demand deposits.  Loans, net of the allowance for losses, increased 5.4 percent to $189,549,072.  Our allowance for loan losses ended the year at $3,554,664, equaling 1.84 percent of total loans.  The percentage of the allowance is unchanged from the previous year.  Non-performing asset totaled 1.31 percent of total assets at the end of 2014, compared to 1.59 percent in 2013.  The percentage of outstanding loans enhanced with government guarantees totaled 23.4 percent at year-end 2014.  Asset quality continues to improve.

With the economic recovery building momentum, the banking industry has shifted its focus from loan quality to loan growth.  The high level of liquidity in the banking system, the low interest rate environment and the increased expenses to cover regulatory burdens, has created intense competition for loans. Our company generates approximately three-fourths of its revenue from net interest income.  Therefore, our primary focus will be on increasing loan growth to maintain our current level of profitability.  In support of that effort, we have obtained regulatory approval to open a full-service branch in Elkin, North Carolina, which is set to open this fall. This branch will open up new markets in southwestern Surry County, as well as portions of Wilkes and Yadkin County.

Another area of focus for the company is Information Security. We understand the need to offer products and services that utilize technology and the risk associated with the digital age. The Company will continue to commit the monetary and personnel resources needed to stay competitive, while protecting the company and its customers.

I am optimistic 2015 will be a good year for the Company and its shareholders. On behalf of the employees, management and Board of Directors, thank you for your continued support.

Edward C. Ashby, III
President & CEO

Financial Highlights Summary1

	2014	2013	2012	2011	2010 [2]

Summary of Operations

Interest income	$10,816	$10,539	$10,954	$10,936	$11,150
Interest expense	1,350	1,505	1,671	2,116	2,472
Net interest income	9,466	9,034	9,283	8,820	8,678
Provision for loan losses	212	320	471	744	3,004
Other income	3,255	2,907	2,614	2,571	2,739
Other expense	7,315	6,972	6,922	7,031	6,481
Income taxes	1,751	1,760	1,721	1,369	694
Net income	3,443	2,889	2,783	2,247	1,238
Preferred stock dividends declared	(183)	(183)	(183)	(183)	(301)
Net income available to common stockholders	$3,260	$2,706	$2,600	$2,064	$937

Per Common Share Data

Net income:
Basic	$0.92	$0.76	$0.73	$0.58	$0.27
Diluted	0.82	0.69	0.67	0.54	0.27
Cash dividends declared	0.22	0.21	0.18	0.15	n/a
Book value per common share	9.27	8.57	8.01	7.45	7.03

Balance Sheet

Loans, net	$189,549	$179,909	$173,578	$175,446	$171,794
Investment securities available for sale	4,364	4,550	3,503	2,506	2,012
Total assets	253,201	240,919	229,912	224,728	213,652
Deposits	206,667	195,801	187,823	183,938	173,960
Stockholders’ equity	36,771	34,218	32,237	30,227	28,644
Interest-earning assets	232,441	223,497	213,560	213,301	194,936
Interest-bearing liabilities	159,947	160,838	158,594	161,287	155,455

Selected Ratios

Return on average assets	1.38%	1.22%	1.23%	1.00%	0.57%
Return on average equity	9.65%	8.59%	8.86%	7.53%	4.26%
Dividends declared on common stock as a percent of net income available to common stockholders	23.95%	27.50%	24.53%	25.70%	n/a

1.	In thousands of dollars, except per share data.
2.	Adjusted for the effects of a common stock split affected in the form of a 10% common stock dividend declared on November 28, 2011.

Consolidated Balance Sheets
December 31, 2014 and 2013

	2014	2013

Assets

Cash and due from banks	$6,236,749	$7,424,593
Interest-bearing deposits with banks	37,315,779	34,351,505
Federal funds sold	1,212,776	1,311,641
Investment securities available for sale	4,363,805	4,549,702
Restricted equity securities	618,109	676,799
Loans, net of allowance for loan losses of $3,554,664 in 2014 and $3,375,350 in 2013	189,549,072	179,908,825
Property and equipment, net	4,368,589	4,440,215
Foreclosed assets	280,821	-
Accrued interest and other income	997,681	966,042
Goodwill	120,000	120,000
Bank owned life insurance	5,623,087	5,462,336
Other assets	2,514,855	1,707,319
Total assets	$253,201,323	240,918,977

Liabilities and Stockholders’ Equity

Liabilities
Deposits:
Noninterest-bearing	$52,969,691	$42,713,122
Interest-bearing	153,696,890	153,087,839
Total deposits	206,666,581	195,800,961

Federal Home Loan Bank advances	6,250,000	7,750,000
Dividends payable	827,159	790,259
Accrued interest payable	110,261	123,558
Other liabilities	2,576,668	2,236,573
Total liabilities	216,430,669	206,701,351

Commitments and contingencies – Note 16

Stockholders’ equity

Preferred stock, 1,000,000 shares authorized, 189,356 shares of Series A, issued and outstanding with no par value, 4.5% convertible non-cumulative, perpetual; with a liquidation value of $14 per share;	2,620,325	2,620,325
181,154 shares of Series D, issued and outstanding with no par value, 5.0% convertible non-cumulative, perpetual; with a liquidation value of $7.08 per share;	1,248,482	1,248,482
Common stock, 10,000,000 shares authorized at no par value; 3,549,665 shares issued and outstanding in 2014 and 3,542,984 shares issued and outstanding in 2013	12,101,480	12,061,153
Retained earnings	20,808,309	18,329,089
Accumulated other comprehensive loss	(7,942)	(41,423)
Total stockholders’ equity	36,770,654	34,217,626
Total liabilities and stockholders’ equity	$253,201,323	$240,918,977

See Notes to Consolidated Financial Statements

Consolidated Statements of Income
For the years ended December 31, 2014 and 2013

	2014	2013
Interest income
Loans and fees on loans	$10,634,674	$10,377,342
Federal funds sold	2,720	2,286
Investment securities, taxable	60,427	55,648
Investment securities, dividends	24,419	22,190
Deposits with banks	93,744	81,449
Total interest income	10,815,984	10,538,915

Interest expense
Deposits	1,067,116	1,175,130
Federal funds purchased and securities sold under agreements to repurchase	19	80
Short-term debt	-	38,543
Federal Home Loan Bank advances	282,431	291,491
Total interest expense	1,349,566	1,505,244
Net interest income	9,466,418	9,033,671

Provision for loan losses	211,863	319,565
Net interest income after provision for loan losses	9,254,555	8,714,106

Noninterest income
Service charges on deposit accounts	795,832	863,862
Gain on the sale of government guaranteed loans	127,362	229,130
Fees on loans delivered to correspondents	30,650	78,763
Other service charges and fees	678,053	576,993
Gain (loss) on sale of investment securities	(1,670)	9,206
Income from bank owned life insurance	160,752	163,982
Insurance commissions	766,855	666,704
Other operating income	278,365	318,204
Life insurance proceeds	419,150	-
Total noninterest income	3,255,349	2,906,844

Noninterest expense
Salaries and employee benefits	3,931,262	3,762,207
Occupancy expense	442,858	429,536
Equipment expense	269,221	237,229
Data processing	453,417	414,309
Foreclosed assets, net	3,331	(3,312)
Postage, printing and supplies	189,646	190,985
Professional fees	463,844	389,338
FDIC insurance premiums	119,794	104,317
Other expense	1,441,848	1,447,323
Total noninterest expense	7,315,221	6,971,932
Net income before income taxes	5,194,683	4,649,018

Income tax expense	1,751,114	1,759,667
Net income	3,443,569	2,889,351
Preferred stock dividends	(183,423)	(183,423)
Net income available to common stockholders	$3,260,146	$2,705,928

Basic earnings per common share	$0.92	$0.76
Diluted earnings per common share	$0.82	$0.69
Basic weighted average common shares outstanding	3,544,057	3,542,984
Diluted weighted average common shares outstanding	4,179,908	4,176,919
Dividends declared per common share	$0.22	$0.21

See Notes to Consolidated Financial Statements

Consolidated Statements of Comprehensive Income
For the years ended December 31, 2014 and 2013

	2014	2013

Net income	$3,443,569	$2,889,351

Other comprehensive income:
Investment securities available for sale
Unrealized holding gains	51,631	39,126
Tax effect	(19,252)	(14,627)
Reclassification of (gains) losses recognized in net income	1,670	(9,206)
Tax effect	(568)	3,130
	33,481	18,423
Comprehensive income	$3,477,050	$2,907,774

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders’ Equity
For the years ended December 31, 2014 and 2013

	Preferred				Accumulated Other
	Stock	Common Stock		Retained	Comprehensive
	Amount	Shares	Amount	Earnings	Income (Loss)	Total

Balance, January 1, 2013	$3,868,807	3,542,984	$12,061,153	$16,367,187	$(59,846)	$32,237,301

Net income	-	-	-	2,889,351	-	2,889,351
Other comprehensive income	-	-	-	-	18,423	18,423

Dividends declared on Series A convertible preferred stock ($.63 per share)	-	-	-	(119,294)	-	(119,294)
Dividends declared on Series D convertible preferred stock ($.35 per share)	-	-	-	(64,129)	-	(64,129)

Dividends declared on common stock ($.21 per share)	-	-	-	(744,026)	-	(744,026)

Balance, December 31, 2013	3,868,807	3,542,984	12,061,153	18,329,089	(41,423)	34,217,626

Net income	-	-	-	3,443,569	-	3,443,569
Other comprehensive income	-	-	-	-	33,481	33,481

Common stock options exercised, net of shares surrendered in cashless exchange	-	6,681	40,327	-	-	40,327

Dividends declared on Series A convertible preferred stock ($.63 per share)	-	-	-	(119,294)	-	(119,294)
Dividends declared on Series D convertible preferred stock ($.35 per share)	-	-	-	(64,129)	-	(64,129)

Dividends declared on common stock ($.22 per share)	-	-	-	(780,926)	-	(780,926)

Balance, December 31, 2014	$3,868,807	3,549,665	$12,101,480	$20,808,309	$(7,942)	$36,770,654

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows
For the years ended December 31, 2014 and 2013

	2014	2013

Cash flows from operating activities
Net income	$3,443,569	$2,889,351
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	271,024	257,213
Provision for loan losses	211,863	319,565
Gain on the sale of foreclosed assets	(39,610)	(65,786)
Gain on the sale of government guaranteed loans	(127,362)	(229,130)
(Gain) loss on the sale of investments	1,670	(9,206)
(Gain) loss on disposal of property and equipment	(3,867)	452
Deferred income taxes	(186,258)	(25,498)
Amortization of premiums on securities, net of accretion of discounts	27	40
Changes in assets and liabilities:
Accrued interest and other income	(31,639)	13,056
Increase in cash surrender value of life insurance	(160,751)	(163,982)
Other assets	(641,098)	(82,189)
Accrued interest payable	(13,297)	(12,243)
Other liabilities	340,095	545,516
Net cash provided by operating activities	3,064,366	3,437,159

Cash flows from investing activities
Net increase in interest-bearing deposits with banks	(2,964,274)	(1,985,187)
Net (increase) decrease in federal funds sold	98,865	(601,053)
Purchases of investment securities	(2,150,382)	(2,081,221)
Maturities of investment securities	2,256,480	1,009,520
Purchases of restricted equity securities	(310)	(275)
Redemption of restricted equity securities	59,000	61,800
Net increase in loans	(10,126,482)	(6,697,105)
Proceeds from the sale of investment securities	131,403	63,937
Proceeds from the sale of foreclosed assets	160,523	603,490
Proceeds from sale of property and equipment	5,575	100
Purchases of property and equipment	(201,106)	(154,242)
Net cash used in investing activities	(12,730,708)	(9,780,236)

Cash flows from financing activities
Net increase in deposits	10,865,620	7,977,924
Maturities of long-term debt	(1,500,000)	-
Dividends paid on preferred stock	(183,423)	(183,296)
Dividends paid on common stock	(744,026)	-
Common stock options exercised	40,327	-
Net cash provided by financing activities	8,478,498	7,794,628
Net increase (decrease) in cash and due from banks	(1,187,844)	1,451,551

Cash and due from banks, beginning	7,424,593	5,973,042
Cash and due from banks, ending	$6,236,749	$7,424,593

Continued

Consolidated Statements of Cash Flows, continued
For the years ended December 31, 2014 and 2013

	2014	2013

Supplemental disclosures
Interest paid	$1,362,863	$1,517,487
Income taxes paid	$2,009,722	$1,819,472
Loans transferred to foreclosed properties	$401,734	$46,280
Cash dividends declared but not paid	$827,159	$790,259
Change in unrealized losses on investment securities available for sale, net	$33,481	$18,423

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

Note 1.	Organization and Summary of Significant Accounting Policies

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

Cash and Due from Banks

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks.” The Company maintains due from accounts with correspondent banks. During the normal course of business, the Company may have cash deposits with these banks that are in excess of federally insured limits.

Interest-bearing Deposits with Banks

Interest-bearing deposits with banks mature within one year and are carried at cost.  These deposits are primarily at the Federal Home Loan Bank of Atlanta, which sweeps excess funds out nightly and invests the funds in accounts that pay a daily rate that mirrors the federal funds rate, and the Federal Reserve Bank. Other deposits included in this category are money market accounts and short-term certificates of deposit issued through the Certificate of Deposit Account Registry Service (“CDARS”).

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

Loans Held for Sale

Government guaranteed loans originated in the normal course of business are sometimes sold into the secondary market. These sales are of the guaranteed portion of the loans only. Loans that carry variable rates, which eliminate the market risk to the Bank, are carried at cost. Fixed rate loans are carried the lower of cost or market. There were no loans held for sale at December 31, 2014 and 2013.

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

Advertising Cost

The Company incurred marketing and advertising cost of $111,891 and $129,048 for the years ended December 31, 2014 and 2013, respectively.  The amounts are expensed as incurred and included in the statements of income under other expense.

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

Reclassification

Certain reclassifications have been made to the prior years' financial statements to place them on a comparable basis with the current year.  Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Recent Accounting Pronouncements

The following is a summary of recent authoritative pronouncements:

In January 2014, the FASB amended Receivables topic of the Accounting Standards Codification. The amendments are intended to resolve diversity in practice with respect to when a creditor should reclassify a collateralized consumer mortgage loan to other real estate owned (OREO). In addition, the amendments require a creditor reclassify a collateralized consumer mortgage loan to OREO upon obtaining legal title to the real estate collateral, or the borrower voluntarily conveying all interest in the real estate property to the lender to satisfy the loan through a deed in lieu of foreclosure or similar legal agreement. The amendments will be effective for the Company for annual periods, and interim periods within those annual period beginning after December 15, 2014 with early implementation of the guidance permitted. In implementing this guidance, assets that are reclassified from real estate to loans are measured at the carrying value of the real estate at the date of adoption. Assets reclassified from loans to real estate are measured at the lower of the net amount of the loan receivable or the fair value of the real estate less costs to sell at the date of adoption. The Company will apply the amendments prospectively. The Company does not expect these amendments to have a material effect on its financial statements.

Notes to Consolidated Financial Statements

Note 1.	Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In May 2014, the FASB issued guidance to change the recognition of revenue from contracts with customers. The core principle of the new guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. The guidance will be effective for the Company for reporting periods beginning after December 15, 2016. The Company will apply the guidance using a full retrospective approach. The Company does not expect these amendments to have a material effect on its financial statements.

In August 2014, the FASB issued guidance that is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. In connection with preparing financial statements, management will need to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the organization’s ability to continue as a going concern within one year after the date that the financial statements are issued. The amendments will be effective for the Company for annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company does not expect these amendments to have a material effect on its financial statements.

In January 2015, the FASB issued guidance that eliminated the concept of extraordinary items from U.S. GAAP.  Existing U.S. GAAP required that an entity separately classify, present, and disclose extraordinary events and transactions. The amendments will eliminate the requirements for reporting entities to consider whether an underlying event or transaction is extraordinary, however, the presentation and disclosure guidance for items that are unusual in nature or occur infrequently will be retained and will be expanded to include items that are both unusual in nature and infrequently occurring.  The amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The amendments may be applied either prospectively or retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Company does not expect these amendments to have a material effect on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations, or cash flows.

Note 2.	Restrictions on Cash

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances.  The daily average cash reserve requirement was approximately $1,809,000 and $1,689,000 for the periods including December 31, 2014 and 2013, respectively.

Note 3.	Securities

Debt and equity securities have been classified in the balance sheets according to management’s intent.  The amortized costs of securities available for sale and their approximate fair values at December 31, 2014 and 2013 follow:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

2014
Government-sponsored enterprises	$3,500,000	$1,170	$4,640	$3,496,530
Mortgage-backed securities	25,592	715	-	26,307
Corporate bonds	300,000	-	45,000	255,000
Equities and mutual funds	552,635	42,900	9,567	585,968
	$4,378,227	$44,785	$59,207	$4,363,805

Notes to Consolidated Financial Statements

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

2013
Government-sponsored enterprises	$3,500,000	$795	$2,030	$3,498,765
Mortgage-backed securities	32,099	1,022	-	33,121
Corporate bonds	550,000	-	99,000	451,000
Equities and mutual funds	535,326	43,260	11,770	566,816
	$4,617,425	$45,077	$112,800	$4,549,702

Restricted equity securities were $618,109 and $676,799 at December 31, 2014 and 2013, respectively.  Restricted equity securities primarily consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”) and Community Bankers Bank (“CBB”). These investments are carried at cost.  The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money.  The Company is required to own the stock so long as it borrows from the FHLB.  CBB stock is classified as restricted due to the transfer restrictions placed on the ownership of the stock by the issuer.

At December 31, 2014 and 2013, substantially all government-sponsored enterprises securities were pledged as collateral on public deposits and for other purposes as required or permitted by law.  The mortgage-backed securities were pledged to the FHLB.

Maturities of mortgage-backed bonds are stated based on contractual maturities.  Actual maturities of these bonds may vary as the underlying mortgages are prepaid. The investment in equities and mutual funds by nature have no maturity date and are classified as due in one year or less.

The scheduled maturities of securities (all available for sale) at December 31, 2014, were as follows:

	Amortized Cost	Fair Value

Due in one year or less	$1,552,635	$1,586,427
Due after one year through five years	2,810,353	2,761,699
Due after five years through ten years	5,846	5,998
Due after ten years	9,393	9,681
	$4,378,227	$4,363,805

The Company had realized losses of $1,670 from the sales of equity and mutual fund investment securities for the year ended December 31, 2014, and realized gains of $9,206 from the sales of equity and mutual fund investment securities for the year ended December 31, 2013. Total proceeds from the sales amounted to $131,403 and $63,937 in 2014 and 2013, respectively.

Notes to Consolidated Financial Statements

Note 3.	Securities, continued

The following tables show investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2014 and 2013. These unrealized losses on investment securities are a result of volatility in interest rates and market fluctuations and relate to government-sponsored enterprises, corporate bonds issued by other banks and equities and mutual funds at December 31, 2014, and corporate bonds issued by other banks at December 31, 2013.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2014
Government-sponsored enterprises	$1,995,360	$4,640	$-	$-	$1,995,360	$4,640
Corporate bonds	-	-	255,000	45,000	255,000	45,000
Equities and mutual funds	69,129	5,592	107,999	3,975	177,128	9,567
	$2,064,489	$10,232	$362,999	$48,975	$2,427,488	$59,207
2013
Government-sponsored enterprises	$1,497,970	$2,030	$-	$-	$1,497,970	$2,030
Corporate bonds	-	-	451,000	99,000	451,000	99,000
Equities and mutual funds	245,218	11,770	-	-	245,218	11,770
	$1,743,188	$13,800	$451,000	$99,000	$2,194,188	$112,800

Management considers the nature of the investment, the underlying causes of the decline in the market value and the severity and duration of the decline in market value in determining if impairment is other than temporary. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Based upon this evaluation, there are two securities in the portfolio with unrealized losses for a period greater than 12 months. We have analyzed each individual security for Other Than Temporary Impairment (“OTTI”) purposes by reviewing delinquencies, loan-to-value ratios, and credit quality and concluded that all unrealized losses presented in the tables above are not related to an issuer’s financial condition but are due to changes in the level of interest rates and market volatility. No declines are deemed to be other than temporary in nature.

Note 4.	Loans Receivable

The major components of loans in the balance sheets at December 31, 2014 and 2013 are below.

	2014	2013

Commercial and industrial	$56,602,425	$66,612,984
Real estate:
Construction and land development	10,061,249	6,353,787
Residential, 1-4 families	41,824,806	40,203,978
Residential, 5 or more families	1,109,586	1,515,239
Farmland	3,486,002	2,219,688
Nonfarm, nonresidential	74,275,793	60,316,018
Agricultural	675,474	107,974
Consumer, net of discounts of $11,950 in 2014 and $11,931 in 2013	4,997,023	5,685,407
	193,032,358	183,015,075
Net, deferred loan origination costs (fees)	71,378	269,100
	193,103,736	183,284,175
Allowance for loan losses	(3,554,664)	(3,375,350)
	$189,549,072	$179,908,825

Residential, 1-4 family loans pledged as collateral against FHLB advances approximated $18,124,000 and $17,376,000 at December 31, 2014 and 2013, respectively.

Notes to Consolidated Financial Statements

Note 5.	Allowance for Loan Losses

The allocation of the allowance for loan losses by loan components at December 31, 2014 and 2013 was as follows:

	Construction & Development	1-4 Family Residential	Nonfarm, Nonresidential	Commercial and Industrial	Consumer	Other	Total

2014

Allowance for credit losses:
Beginning balance	$73,000	$617,629	$753,050	$1,708,962	$181,309	$41,400	$3,375,350
Charge-offs	-	(102,168)	(1,778)	(146,444)	(66,581)	-	(316,971)
Recoveries	-	1,463	80,630	160,418	41,911	-	284,422
Provision	87,100	281,275	235,413	(421,036)	2,111	27,000	211,863
Ending balance	$160,100	$798,199	$1,067,315	$1,301,900	$158,750	$68,400	$3,554,664

Ending balance: individually evaluated for impairment	$-	$97,799	$117,215	$162,900	$-	$-	$377,914
Ending balance: collectively evaluated for impairment	$160,100	$700,400	$950,100	$1,139,000	$158,750	$68,400	$3,176,750

Loans Receivable:
Ending balance	$10,061,249	$41,824,806	$74,275,793	$56,602,425	$4,997,023	$5,271,062	$193,032,358

Ending balance: individually evaluated for impairment	$13,536	$574,078	$2,658,938	$1,399,469	$-	$228,111	$4,874,132
Ending balance: collectively evaluated for impairment	$10,047,713	$41,250,728	$71,616,855	$55,202,956	$4,997,023	$5,042,951	$188,158,226

2013

Allowance for credit losses:
Beginning balance	$86,300	$668,700	$801,999	$1,604,510	$198,789	$42,800	$3,403,098
Charge-offs	-	(26,967)	(238,541)	(87,374)	(79,667)	-	(432,549)
Recoveries	587	401	2,426	52,433	29,389	-	85,236
Provision	(13,887)	(24,505)	187,166	139,393	32,798	(1,400)	319,565
Ending balance	$73,000	$617,629	$753,050	$1,708,962	$181,309	$41,400	$3,375,350

Ending balance: individually evaluated for impairment	$-	$10,829	$131,950	$206,162	$-	$-	$348,941
Ending balance: collectively evaluated for impairment	$73,000	$606,800	$621,100	$1,502,800	$181,309	$41,400	$3,026,409

Loans Receivable:
Ending balance	$6,353,787	$40,203,978	$60,316,018	$66,612,984	$5,685,407	$3,842,901	$183,015,075

Ending balance: individually evaluated for impairment	$318,111	$337,767	$2,912,421	$2,499,531	$-	$-	$6,067,830
Ending balance: collectively evaluated for impairment	$6,035,676	$39,866,211	$57,403,597	$64,113,453	$5,685,407	$3,842,901	$176,947,245

Notes to Consolidated Financial Statements

Note 5.	Allowance for Loan Losses, continued

The following table presents loans individually evaluated for impairment by class of loan as of December 31, 2014 and 2013:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

2014
With no related allowance recorded:
Construction and development	$13,536	$13,536	$-	$13,788	$2,710
1-4 family residential	174,314	174,314	-	174,882	7,269
Nonfarm, nonresidential	1,806,013	1,806,013	-	1,826,306	94,953
Commercial and industrial	844,682	844,682	-	986,462	9,452
Consumer	-	-	-	-	-
Other loans	228,111	228,111	-	228,884	15,244
	3,066,656	3,066,656	-	3,230,322	129,628

With an allowance recorded:
Construction and development	$-	$-	$-	$-	$-
1-4 family residential	399,764	399,764	97,799	402,691	8,141
Nonfarm, nonresidential	852,925	852,925	117,215	852,872	358
Commercial and industrial	554,787	554,787	162,900	552,865	72
Consumer	-	-	-	-	-
Other loans	-	-	-	-	-
	1,807,476	1,807,476	377,914	1,808,428	8,571

Combined:
Construction and development	$13,536	$13,536	$-	$13,788	$2,710
1-4 family residential	574,078	574,078	97,799	577,573	15,410
Nonfarm, nonresidential	2,658,938	2,658,938	117,215	2,679,178	95,311
Commercial and industrial	1,399,469	1,399,469	162,900	1,539,327	9,524
Consumer	-	-	-	-	-
Other loans	228,111	228,111	-	228,884	15,244
	$4,874,132	$4,874,132	$377,914	$5,038,750	$138,199

2013
With no related allowance recorded:
Construction and development	$318,111	$318,111	$-	$320,260	$21,825
1-4 family residential	263,562	263,562	-	261,364	21,295
Nonfarm, nonresidential	2,095,645	2,165,883	-	2,144,605	120,322
Commercial and industrial	1,359,371	1,561,253	-	1,393,077	71,409
Consumer	-	-	-	-	-
Other loans	-	-	-	-	-
	4,036,689	4,308,809	-	4,119,306	234,851

With an allowance recorded:
Construction and development	$-	$-	$-	$-	$-
1-4 family residential	74,205	74,205	10,829	77,144	4,300
Nonfarm, nonresidential	816,776	816,776	131,950	930,060	24,653
Commercial and industrial	1,140,160	1,140,160	206,162	1,163,698	47,393
Consumer	-	-	-	-	-
Other loans	-	-	-	-	-
	2,031,141	2,031,141	348,941	2,170,902	76,346

Combined:
Construction and development	$318,111	$318,111	$-	$320,260	$21,825
1-4 family residential	337,767	337,767	10,829	338,508	25,595
Nonfarm, nonresidential	2,912,421	2,982,659	131,950	3,074,665	144,975
Commercial and industrial	2,499,531	2,701,413	206,162	2,556,775	118,802
Consumer	-	-	-	-	-
Other loans	-	-	-	-	-
	$6,067,830	$6,339,950	$348,941	$6,290,208	$311,197

Notes to Consolidated Financial Statements

Note 5.	Allowance for Loan Losses, continued

Nonperforming loans and impaired loans are defined differently. As such, some loans may be included in both categories, whereas other loans may only be included in one category.  The following presents by class, an aging analysis of the recorded investment in loans.

The following table presents an age analysis of past due loans as of December 31, 2014 and 2013:

	30-59 Days Past Due	60-89 Days Past Due	90 Days Plus Past Due	Total Past Due	Current	Total	Recorded Investment > 90 Days and Accruing

2014

Construction and development	$94,736	$-	$-	$94,736	$9,966,513	$10,061,249	$-
1-4 family residential	362,406	274,595	172,981	809,982	41,014,824	41,824,806	-
Nonfarm, nonresidential	137,733	105,473	663,902	907,108	73,368,685	74,275,793	-
Commercial and industrial	63,744	20,476	1,271,937	1,356,157	55,246,268	56,602,425	-
Consumer	169,895	48,785	54,306	272,986	4,724,037	4,997,023	53,184
Other loans	-	-	-	-	5,271,062	5,271,062	-
Total	$828,514	$449,329	$2,163,126	$3,440,969	$189,591,389	$193,032,358	$53,184
Percentage of total loans	0.43%	0.23%	1.12%	1.78%	98.22%	100.00%

Non-accruals included above
Construction and development	$-	$-	$-	$-	$-	$-
1-4 family residential	162,027	56,664	172,981	391,672	112,752	504,424
Nonfarm, nonresidential	133,147	-	663,902	797,049	395,558	1,192,607
Commercial and industrial	18,859	-	1,271,937	1,290,796	-	1,290,796
Consumer	-	-	1,122	1,122	-	1,122
Other loans	-	-	-	-	-	-
	$314,033	$56,664	$2,109,942	$2,480,639	$508,310	$2,988,949

2013

Construction and development	$-	$-	$-	$-	$6,353,787	$6,353,787	$-
1-4 family residential	544,559	165,244	173,786	883,589	39,320,389	40,203,978	-
Nonfarm, nonresidential	193,411	336,036	791,148	1,320,595	58,995,423	60,316,018	-
Commercial and industrial	84,145	2,528	929,552	1,016,225	65,596,759	66,612,984	15,837
Consumer	103,463	68,767	20,742	192,972	5,492,435	5,685,407	19,601
Other loans	-	-	-	-	3,842,901	3,842,901	-
Total	$925,578	$572,575	$1,915,228	$3,413,381	$179,601,694	$183,015,075	$35,438
Percentage of total loans	0.51%	0.31%	1.05%	1.87%	98.13%	100.00%

Non-accruals included above
Construction and development	$-	$-	$-	$-	$70,058	$70,058
1-4 family residential	29,269	-	173,786	203,055	190,032	393,087
Nonfarm, nonresidential	85,646	-	791,148	876,794	1,222,090	2,098,884
Commercial and industrial	-	-	913,715	913,715	321,592	1,235,307
Consumer	259	547	1,141	1,947	1,044	2,991
Other loans	-	-	-	-	-	-
	$115,174	$547	$1,879,790	$1,995,511	$1,804,816	$3,800,327

Notes to Consolidated Financial Statements

Note 5.	Allowance for Loan Losses, continued

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

Notes to Consolidated Financial Statements

Note 5.	Allowance for Loan Losses, continued

Loans by credit quality indicator are provided in the following table.

	Total	Pass Credits	Special Mention	Substandard	Doubtful
December 31, 2014

Construction and development	$10,061,249	$10,061,249	$-	$-	$-
1-4 family residential	41,824,806	41,009,963	641,862	172,981	-
Nonfarm, nonresidential	74,275,793	72,657,724	1,618,069	-	-
Commercial and industrial	56,602,425	55,274,007	1,328,418	-	-
Consumer	4,997,023	4,996,479	544	-	-
Other loans	5,271,062	5,254,896	16,166	-	-
	$193,032,358	$189,254,318	$3,605,059	$172,981	$-

	100.0%	98.0%	1.9%	0.1%	-%

Guaranteed portion of loans

Construction and development	$15,604	$15,604	$-	$-	$-
1-4 family residential	584,842	306,212	278,630	-	-
Nonfarm, nonresidential	29,914,244	29,082,499	831,745	-	-
Commercial and industrial	13,858,258	12,877,497	980,761	-	-
Consumer	-	-	-	-	-
Other loans	768,869	760,786	8,083	-	-
	$45,141,817	$43,042,598	$2,099,219	$-	$-

	Total	Pass Credits	Special Mention	Substandard	Doubtful

December 31, 2013

Construction and development	$6,353,787	$6,283,729	$70,058	$-	$-
1-4 family residential	40,203,978	39,586,647	617,331	-	-
Nonfarm, nonresidential	60,316,018	58,188,799	2,022,868	104,351	-
Commercial and industrial	66,612,984	64,556,331	2,056,653	-	-
Consumer	5,685,407	5,684,245	1,162	-	-
Other loans	3,842,901	3,842,901	-	-	-
	$183,015,075	$178,142,652	$4,768,072	$104,351	$-

	100.0%	97.3%	2.6%	0.1%	-%

Guaranteed portion of loans

Construction and development	$73,000	$73,000	$-	$-	$-
1-4 family residential	673,854	629,939	43,915	-	-
Nonfarm, nonresidential	26,835,404	26,063,658	771,746	-	-
Commercial and industrial	19,589,284	18,737,759	851,525	-	-
Consumer	-	-	-	-	-
Other loans	544,195	544,195	-	-	-
	$47,715,737	$46,048,551	$1,667,186	$-	$-

Notes to Consolidated Financial Statements

Note 5.	Allowance for Loan Losses, continued

	For the year ended December 31, 2014			For the year ended December 31, 2013
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Construction and development	-	$-	$-	-	$-	$-
1-4 Family residential	4	327,724	331,425	1	55,336	55,336
Nonfarm, nonresidential	-	-	-	1	145,219	145,219
Commercial and industrial	-	-	-	1	22,065	22,065

During the year ended December 31, 2014, the Bank modified four loans that were considered to be troubled debt restructurings. The terms for these loans were extended. The interest rate and payment were lowered on three loans and one loan was renewed while interest was not paid current.

During the year ended December 31, 2013, the Bank modified three loans that were considered to be troubled debt restructurings. The terms for these loans were extended. The interest rate and payment was lowered on one loan and the payment was modified on the other two loans.

During the year ended December 31, 2014 and 2013, no loans that had previously been restructured were in default.

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

The Company occasionally sells the guaranteed portion of certain government guaranteed loans in the secondary market.  The Company continues to service these loans that totaled $11,321,566 and $9,157,496 at December 31, 2014 and 2013, respectively. The Company recognizes a servicing rights asset upon the sale of the guaranteed portion of government guaranteed loans for which the Company retains the underlying servicing obligation. Servicing rights assets are initially measured at fair value and amortized to expense over the estimated life of the servicing obligation. The fair value of servicing rights is determined at the date of sale of the underlying loan using the present value of estimated future net servicing income on assumptions that market participants use in their valuation estimates. The Company presents its servicing rights assets gross at the lower of cost or fair value in the Consolidated Balance Sheets. Servicing rights are included in other assets in the Consolidated Balance Sheets.

Notes to Consolidated Financial Statements

Note 6.	Loan Servicing, continued

The following table presents a roll forward of loan servicing rights for the years 2014 and 2013 and shows that the loan servicing rights are classified as Level 3 as discussed below.

	Level 3
	2014	2013
	Fair Value	Fair Value

Balance, January 1	$260,862	$63,017
Capitalized	97,221	200,839
Amortization included in other income	(7,851)	(2,994)
Balance, December 31	$350,232	$260,862

Note 7.	Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2014 and 2013 are as follows:

	2014	2013

Land and improvements	$1,625,879	$1,625,879
Buildings and improvements	3,891,557	3,845,457
Furniture and equipment	2,820,417	2,703,601
	8,337,853	8,174,937
Less accumulated depreciation	(3,969,264)	(3,734,722)
	$4,368,589	$4,440,215

Depreciation expense amounted to $271,024, and $257,213 for the years ended December 31, 2014 and 2013, respectively.

The Company’s West Pine Street branch is leased under a five-year operating lease at a monthly rental of $2,215.  The lease expires March 31, 2015.  The Company has the option to renew the lease for two additional five-year terms.  Each five-year term will carry a 12.5% increase in the monthly rental over the previous five-year term. In addition, the Company rents space for a loan production office under a one-year operating lease at a monthly rental of $945. The Company has the option to renew the lease for two additional six-month terms. Rental expense was $37,918 and $37,528 for 2014 and 2013, respectively.

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2014, and leases expected to renew, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

2015	$35,685
2016	29,900
2017	29,900
2018	29,900
2019	29,900
$155,285

Notes to Consolidated Financial Statements

Note 8.	Deposits

Time deposits that meet or exceed the FDIC Insurance limit of $250,000 at December 31, 2014 and 2013 were $8,578,639 and $7,828,146, respectively. The aggregate amount of time deposits in denominations of $100,000 to $250,000 at December 31, 2014 and 2013, was $25,292,009 and $25,018,406, respectively.  At December 31, 2014, the scheduled maturities of total time deposits are as follows:

2015	$50,274,234
2016	17,408,010
2017	4,388,220
2018	4,203,282
2019	3,727,426
$80,001,172

Note 9.	Short-Term Debt

Short-term debt consists of Federal Home Loan Bank advances that have original maturities of 12 months or less, short-term secured borrowings associated with the sale of government guaranteed loans and federal funds purchased and securities sold under agreements to repurchase, which generally mature within one to four days from the transaction date. Additional information at December 31, 2014 and 2013 and for the periods then ended is summarized below:

	2014	2013

Outstanding balance at December 31	$-	$-
Year-end weighted average rate	-%	-%
Daily average outstanding during the year	$1,583	$950,544
Average rate for the year	1.20%	4.09%
Maximum outstanding at any month-end during the year	$78,000	$3,743,820

Lines of Credit

The Company has established various credit facilities to provide additional liquidity if and as needed.  These include unsecured lines of credit with correspondent banks totaling $35,500,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $12,068,000.  At December 31, 2014, there were no amounts outstanding on the unsecured lines with correspondent banks.   Advances due to the Federal Home Loan Bank of Atlanta on the secured line of credit at December 31, 2014 and 2013 amounted to $6,250,000 and $7,750,000, respectively.

Note 10.	Federal Home Loan Bank Advances

The Company’s Federal Home Loan Bank advances include instruments bearing fixed rates ranging from 2.94% to 4.95%. The weighted average rate of all long-term debt at December 31, 2014 and December 31, 2013 was 3.90%.  Collateral consists of eligible real estate, 1-4 family first and second lien and revolving residential real estate loans and certain investment securities.  The contractual maturities of long-term debt are as follows:

2015	$3,500,000
2016	1,000,000
2017	1,750,000
2018	-
2019	-
$6,250,000

Notes to Consolidated Financial Statements

Note 11.	Fair Value

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

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures the impairment in accordance with the Receivables Topic of the FASB ASC. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2014 and 2013, substantially all of the total impaired loans were evaluated based on the fair value of the collateral and discounted cash flows. In accordance with the Fair Value and Measurement Topic of the FASB ASC, impaired loans, where an allowance is established based on the fair value of collateral; require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price the Company records the impaired loan as nonrecurring Level 2. When an appraised value is available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

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

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets measured at fair value on a recurring basis. No liabilities were presented at fair value on a recurring basis at December 31, 2014 and 2013.

(in thousands)
December 31, 2014	Total	Level 1	Level 2	Level 3
Government-sponsored enterprises	$3,497	$-	$3,497	$-
Mortgage-backed securities	26	-	26	-
Corporate bonds	255	-	-	255
Equities and mutual funds	586	586	-	-
Total assets at fair value	$4,364	$586	$3,523	$255

(in thousands)
December 31, 2013	Total	Level 1	Level 2	Level 3
Government-sponsored enterprises	$3,499	$-	$3,499	$-
Mortgage-backed securities	33	-	33	-
Corporate bonds	451	-	-	451
Equities and mutual funds	567	567	-	-
Total assets at fair value	$4,550	$567	$3,532	$451

The changes in Level 3 assets measured at fair value on a recurring basis were:

	2014	2013
(in thousands)
Corporate Bonds-Available for Sale
Balance, January 1	$451	$443
Total realized gain (losses) included in income	-	-
Total unrealized gain (losses) included in other comprehensive income	54	8
Net purchases, sales, calls and maturities	(250)	-
Net transfers in/out of Level 3	-	-
Balance, December 31	$255	$451

Of the Level 3 assets that were held by the Company at December 31, 2014, the unrealized gain for the year was $10,000. That gain is recognized in other comprehensive income in the consolidated statements of financial condition. The Company had a Level 3 available for sale corporate bond called during 2014. The gain included in comprehensive income due to the call was $44,000. Both observable and unobservable inputs may be used to determine the fair value of positions classified as Level 3 assets. As a result, the unrealized gains and losses for these assets presented in the tables above may include changes in fair value that were attributable to both observable and unobservable inputs.

Notes to Consolidated Financial Statements

Note 11.	Fair Value, continued

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets or liabilities at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets and liabilities that are required to be measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets and liabilities recorded at fair value on a nonrecurring basis are included in the table below. No liabilities were presented at fair value on a nonrecurring basis at December 31, 2014 and 2013.

(in thousands)
December 31, 2014	Total	Level 1	Level 2	Level 3

Impaired loans:
Commercial and industrial	$392	$-	$-	$392
Nonfarm, nonresidential	736	-	-	736
1- 4 family residential	302	-	-	302
Foreclosed assets	281	-	-	281
Servicing assets	350	-	-	350
Total assets at fair value	$2,061	$-	$-	$2,061

(in thousands)
December 31, 2013	Total	Level 1	Level 2	Level 3

Impaired loans:
Commercial and industrial	$934	$-	$-	$934
Nonfarm, nonresidential	685	-	-	685
1- 4 family residential	63	-	-	63
Foreclosed assets	-	-	-	-
Servicing assets	261	-	-	261
Total assets at fair value	$1,943	$-	$-	$1,943

For level 3 assets and liabilities measured at fair value on a recurring or non-recurring basis as of December 31, 2014 and 2013, the significant unobservable inputs used in the fair value measurements were as follows:

	Fair Value at December 31, 2014	Valuation Technique	Significant Unobservable Inputs	Significant Unobservable Input Value
Corporate bonds	$255	Third party estimate	Sales of comparable instruments	n/a
Servicing assets	$350	Management estimate	Present value of future payments/useful life	n/a
Impaired loans	$1,430	Management estimate	Appraisals and/or sales of comparable properties	n/a
Foreclosed assets	$281	Management estimate	Appraisals and/or sales of comparable properties	n/a

	Fair Value at December 31, 2013	Valuation Technique	Significant Unobservable Inputs	Significant Unobservable Input Value
Corporate bonds	$451	Third party estimate	Sales of comparable instruments	n/a
Servicing assets	$261	Management estimate	Present value of future payments/useful life	n/a
Impaired loans	$1,682	Management estimate	Appraisals and/or sales of comparable properties	n/a

Notes to Consolidated Financial Statements

Note 11.	Fair Value, continued

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

Notes to Consolidated Financial Statements

Note 11.	Fair Value, continued

Fair Values

The estimated fair values of the Company’s financial instruments are as follows (dollars in thousands):

			Fair Value Measurements
(dollars in thousands)	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

December 31, 2014
Financial Instruments - Assets
Loans	$189,549	$195,254	$-	$-	$195,254

Financial Instruments – Liabilities
Deposits	206,667	202,750	-	61,925	140,825
Federal Home Loan Bank advances	6,250	6,486	-	-	6,486

December 31, 2013
Financial Instruments - Assets
Loans	$179,909	$179,531	$-	$-	$179,531

Financial Instruments – Liabilities
Deposits	195,801	171,649	-	171,649	-
Federal Home Loan Bank advances	7,750	8,100	-	8,100	-

Notes to Consolidated Financial Statements

Note 12.	Earnings Per Common Share

The following table details the computation of basic and diluted earnings per share for the years ended December 31, 2014 and 2013:

	2014	2013

Net income	$3,443,569	$2,889,351
Convertible preferred stock dividends (Series A and D)	(183,423)	(183,423)
Net income available to common shareholders	$3,260,146	$2,705,928
Weighted average common shares outstanding	3,544,057	3,542,984

Effect of dilutive securities:
Options	1,916	-
Convertible preferred stock (Series A and D)	633,935	633,935
Weighted average common shares outstanding, diluted	4,179,908	4,176,919

Basic earnings per common share	$0.92	$0.76
Diluted earnings per common share	$0.82	$0.69

The Company has 22,187 shares of common stock available for exercise in its qualified incentive stock option plan. These shares were “in the money” at December 31, 2014. The 41,190 shares available at December 31, 2013, were not “in the money” therefore had no effect on fully diluted earnings per share.

Note 13.	Employee Benefit Plans

The Company has a defined contribution plan (the Plan) qualifying under IRS Code Section 401(k). Eligible participants in the Plan can contribute up to the maximum percentage allowable not to exceed the dollar limit under IRC Section 401(k). The Company matches 100% of the first six percent of an employee’s contribution.  For the years ended December 31, 2014 and 2013, the Company contributed $154,958 and $150,093 to the Plan, respectively.

The Company has a Supplemental Retirement Benefit Plan (SERP) to provide future compensation to certain members of management upon retirement.  Under plan provisions, payments projected to range from $50,827 to $89,914, per year, are payable for the life of the executive, generally beginning at age 65. The liability accrued for the compensation under the plan was $908,484 and $783,041 at December 31, 2014 and 2013, respectively.  Employee benefits expense, an actuarially determined amount, was $145,279 and $133,229 for the years ended December 31, 2014 and 2013, respectively. Benefits paid during the years ended December 31, 2014 and 2013, amounted to $19,836 each year. The assumed discount rate for the plan was 5.25% and 5.5% at December 31, 2014 and 2013, respectively.

The Company also has a deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 30% matching contribution and will be paid an annual benefit for a specified number of years after retirement, generally beginning at age 65. The maximum payout period is ten years. The liability accrued for deferred directors’ fees was $968,398 and $851,751 at December 31, 2014 and 2013, respectively.  Deferred directors’ fees expensed under the plan for the years ended December 31, 2014 and 2013 were $131,310 and $141,166, respectively. Benefits of $14,663 and $14,814 were paid out during the years ended December 31, 2014 and 2013, respectively.

The Company has purchased and is the primary beneficiary of life insurance policies indirectly related to the Supplemental Retirement Benefit Plan and the directors’ deferred compensation liability. The cash value of the life insurance policies totaled $5,623,087 and $5,462,336 at December 31, 2014 and 2013, respectively. In December of 2014, life insurance proceeds of $419,150 were accrued upon the death of a former officer of the Company. The proceeds were received in February of 2015.

Notes to Consolidated Financial Statements

Note 14.	Stock Based Compensation

The Company has two share-based compensation plans, which are described below. No compensation cost has been charged against income during the years ended December 31, 2014 and 2013, as the vesting period ended in 2012.

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

A summary of option activity under the stock option plans during the years ended December 31, 2014 and 2013 is presented below:

	Options Outstanding	Weighted Average Exercise Price
Balance at December 31, 2012	41,190	$12.06

Exercised	-	-
Authorized	-	-
Forfeited	-	-
Granted	-	-
Expired	-	-
Balance at December 31, 2013	41,190	12.06

Exercised	(19,003)	12.06
Authorized	-	-
Forfeited	-	-
Granted	-	-
Expired	-	-
Balance at December 31, 2014	22,187	$12.06

Notes to Consolidated Financial Statements

Note 14.	Stock Based Compensation, continued

The following table sets forth the exercise prices, the number of options outstanding and the number of options exercisable at December 31, 2014:

Exercise Price	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Life Remaining (Years)	Number of Options Exercisable	Weighted Average Exercise Price
$12.06	22,187	$12.06	2.4	22,187	$12.06
Total/Average	22,187	12.06	2.4	22,187	12.06

As of December 31, 2014, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. The intrinsic value of option exercisable at December 31, 2014, was $48,368.

Note 15.	Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense are as follows:

	2014	2013

Current	$1,937,372	$1,785,165
Deferred	(186,258)	(25,498)
	$1,751,114	$1,759,667

Rate Reconciliation

A reconciliation of expected income tax expense computed at the statutory federal income tax rate of 34% to income tax expense included in the statements of income is as follows:

	2014	2013

Expected tax expense	$1,766,192	$1,580,666
State income tax, net of federal tax benefit	184,559	207,817
Tax exempt income	(227,117)	(75,568)
Nondeductible and other items	27,480	46,752
	$1,751,114	$1,759,667

Notes to Consolidated Financial Statements

Note 15.	Income Taxes, continued

Deferred Income Tax Analysis

Net deferred tax assets are included in other assets in the consolidated balance sheets. The significant components of net deferred tax assets at December 31, 2014 and 2013 are summarized as follows:

	2014	2013

Deferred tax assets
Allowance for loan losses	$939,429	$878,918
Deferred compensation liability	700,077	609,777
Net unrealized loss on securities available for sale	6,480	26,301
Interest income on non-accrual loans	211,177	162,335
Lower of cost or market adjustment on loans transferred from available for sale to portfolio	13,880	15,322
	1,871,043	1,692,653

Deferred tax liabilities
Depreciation	305,846	305,985
Net deferred loan cost	112,466	100,374
Other	19,091	19,091
	437,403	425,450
Net deferred tax asset	$1,433,640	$1,267,203

The Company files tax returns in the United States Federal jurisdiction and the states of North Carolina and Virginia.

The Company classifies interest and penalties related to income tax assessments, if any, in interest expense or non-interest expense, respectively in the consolidated statements of income.  Tax years 2011 through 2013 are subject to examination by the Internal Revenue Service, North Carolina Department of Revenue, and the Virginia Department of Taxation.  The Company has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded it has no liability related to uncertain tax positions.

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

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  The Company uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments.  A summary of the Company’s commitments at December 31, 2014 and 2013 is as follows:

	2014	2013

Commitments to extend credit, including unused lines of credit	$36,699,062	$34,138,058
Standby letters of credit	2,414,247	1,601,847
	$39,113,309	$35,739,905

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

Concentrations of Credit Risk

Substantially all of the Company’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company’s market area and such customers are generally depositors of the Company.  The concentrations of credit by type of loan are set forth in Note 4.  The distribution of commitments to extend credit approximates the distribution of loans outstanding.  The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of approximately $5,600,000 unless guaranteed by SBA or USDA Rural Development Corporation.  Although the Company has a reasonably diversified loan portfolio, the following industries are considered concentrations:  real estate, motion picture and sound recording, truck transportation, fabricated metal product manufacturing, heavy and civil engineering construction and building construction.

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

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company is governed by Federal Reserve Act 23A, and differs from legal lending limits on loans to external customers.  Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured.  Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $3,597,000 at December 31, 2014.  No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2014 or 2013.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations.  Management believes, as of December 31, 2014, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2014, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.  There are no conditions or events after that notification that management believes to have changed the institution’s category.

On July 7, 2014 the Federal Reserve Board approved Basel III Final Rule to begin implementation January 1, 2015. The desired overall objective of Basel III is to improve the banking sector’s ability to absorb shocks arising from financial and economic stress.  The Final Rule changes minimum capital ratios and raises the Tier 1 Risk Weighted Assets to 6% from 4%.  In addition, the new rules require a bank to maintain a capital conservation buffer of between 2 and 2 ½ % beginning in 2016.  The new rules will be phased in beginning in 2015 with complete compliance required by 2019.  Generally, the Basel III Final Rule will require banks to maintain higher levels of common equity and regulatory capital.

Notes to Consolidated Financial Statements

Note 17.	Regulatory Restrictions, continued

The Company’s and Bank’s actual capital amounts and minimum required amounts (dollars in thousands) and ratios are also presented in the following table.

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount			Ratio
December 31, 2014
Total Capital (to Risk-Weighted Assets) Consolidated	$37,412	21.55%	$13,888	8.00%	$	n/	a	n/	a
Surrey Bank & Trust	$36,623	21.11%	$13,878	8.00%		$17,348		10.00%
Tier I Capital (to Risk-Weighted Assets) Consolidated	$35,225	20.29%	$6,944	4.00%	$	n/	a	n/	a
Surrey Bank & Trust	$34,438	19.85%	$6,939	4.00%		$10,409		6.00%
Tier I Capital (to Average Assets) Consolidated	$35,225	13.93%	$10,117	4.00%	$	n/	a	n/	a
Surrey Bank & Trust	$34,438	13.65%	$10,094	4.00%		$12,618		5.00%

December 31, 2013
Total Capital (to Risk-Weighted Assets) Consolidated	$34,880	21.90%	$12,740	8.00%	$	n/	a	n/	a
Surrey Bank & Trust	$34,154	21.46%	$12,730	8.00%		$15,913		10.00%
Tier I Capital (to Risk-Weighted Assets) Consolidated	$32,872	20.64%	$6,370	4.00%	$	n/	a	n/	a
Surrey Bank & Trust	$32,148	20.20%	$6,365	4.00%		$9,548		6.00%
Tier I Capital (to Average Assets) Consolidated	$32,872	13.58%	$9,685	4.00%	$	n/	a	n/	a
Surrey Bank & Trust	$32,148	13.31%	$9,663	4.00%		$12,079		5.00%

Note 18.	Transactions with Related Parties

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

Aggregate loan transactions with related parties were as follows:

	2014	2013

Balance, beginning	$2,954,100	$4,060,425

New loans	698,101	684,223
Repayments	(868,652)	(1,790,548)
Balance, ending	$2,783,549	$2,954,100

Deposit transactions with related parties at December 31, 2014 and 2013 were insignificant.

Notes to Consolidated Financial Statements

Note 19.	Parent Company Activity

Surrey Bancorp owns all of the outstanding shares of the Bank. Condensed financial statements of Surrey Bancorp follow:

Condensed Balance Sheets
December 31, 2014 and 2013

	2014	2013

Assets

Cash and due from banks	$1,033,992	$89,528
Dividends receivable from subsidiary	-	867,000
Investment securities available for sale	585,968	566,816
Other assets	16,427	11,972
Investment in subsidiaries	35,972,759	33,483,275
	$37,609,146	$35,018,591

Liabilities and Capital
Liabilities
Dividends payable	$827,159	$790,259
Other liabilities	11,333	10,706
	838,492	800,965

Capital
Preferred stock	3,868,807	3,868,807
Common stock	12,101,480	12,061,153
Retained earnings	20,808,309	18,329,089
Accumulated other comprehensive loss	(7,942)	(41,423)
	36,770,654	34,217,626
	$37,609,146	$35,018,591

Condensed Statements of Income
For the years ended December 31, 2014 and 2013

	2014	2013

Income
Equity in undistributed income of subsidiary	$2,457,219	$1,790,589
Dividends from subsidiary	1,020,000	1,122,000
Gain (loss) on the sale of investment securities	(1,670)	9,206
Interest income	9	8
Dividend income	24,419	22,190
Total income	3,499,977	2,943,993

Expenses
Other expense	72,835	66,614
Income before income taxes	3,427,142	2,877,379
Income tax benefit	(16,427)	(11,972)
Net income	3,443,569	2,889,351

Preferred stock dividends	(183,423)	(183,423)
Net income available to common stockholders	$3,260,146	$2,705,928

Notes to Consolidated Financial Statements

Note 19.	Parent Company Activity, continued

Condensed Statements of Cash Flows
For the years ended December 31, 2014 and 2013

	2014	2013

Cash flows from operating activities
Net income	$3,443,569	$2,889,351
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(2,457,219)	(1,790,589)
(Gain) loss on the sale of investment securities	1,670	(9,206)
(Increase) decrease in dividends receivable from subsidiary	867,000	(867,000)
Net (increase) decrease in other assets	(4,455)	8,868
Net decrease in other liabilities	-	(942)
Net cash provided by operating activities	1,850,565	230,482

Cash flows from investing activities
Purchase of investment securities	(150,382)	(81,221)
Proceeds from the sale of investment securities	131,403	63,938
Net cash used by investing activities	(18,979)	(17,283)

Cash flows from financing activities
Common stock options exercised	40,327	-
Dividends paid	(927,449)	(183,296)
Net used by financing activities	(887,122)	(183,296)
Net increase (decrease) in cash and due from banks	944,464	29,903

Cash and due from banks, beginning	89,528	59,625
Cash and due from banks, ending	$1,033,992	$89,528

Note 20.	Subsequent Events

The Company has evaluated events and transactions through the date these financial statements were filed for potential recognition and disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Surrey Bancorp
Mount Airy, North Carolina

We have audited the accompanying consolidated balance sheets of Surrey Bancorp and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Surrey Bancorp and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Elliott Davis Decosimo, PLLC

Charlotte, North Carolina
March 27, 2015

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

Primary Market Area

The Bank’s market area consists of an area extending from Surry County, with branches in Mount Airy and Pilot Mountain and a loan production office in Elkin, North Carolina, north into the southern portions of Carroll and Patrick Counties, Virginia. Mount Airy is the industrial and trading center of Surry County with a population of approximately 8,500 people living in the city limits and 30,000 in the metropolitan area.  The total population of Surry County is approximately 73,000 people.  Mount Airy is served by Interstate Highways 77 and 74 and U.S. Highways 52 and 601.  Surry County has a civilian labor force of over 31,000.  Major industries include manufacturing, construction, fabricated metals, and lumber and wood. The Bank has a branch office in Stuart, Virginia, which is located in Patrick County, Virginia. The primary industries found in Patrick County are lumber and wood, textiles and agricultural.

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

Critical Accounting Policies

Surrey Bancorp’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP).  The notes to the audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2014 contain a summary of its significant accounting policies.  Management believes the Company’s policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters.  Accordingly, management considers the policies related to those areas as critical.

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

Management’s Discussion and Analysis

Net Interest Income and Average Balances

Net interest income is the Company’s principal source of earnings. Net interest income is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits and FHLB Advances used to fund earning assets). Changes in the volume and mix of earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. Changes in the interest rate environment and the Company’s cost of funds also affect net interest income. Table 1 summarizes the major components of net interest income for the years ended December 31, 2014, 2013 and 2012.

Table 1. Net Interest Income and Average Balances (dollars in thousands)

	Periods Ended December 31,
	2014			2013			2012
	Average Balance	Income Interest / Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Interest-earning assets
Deposits in other banks	$38,408	$93	0.24%	$32,398	$82	0.25%	$24,253	$49	0.20%
Taxable investment securities	5,075	85	1.67%	5,103	78	1.53%	3,775	61	1.63%
Federal funds sold	1,241	3	0.22%	1,049	2	0.22%	713	2	0.22%
Loans 1 2	186,428	10,635	5.70%	181,895	10,377	5.71%	180,342	10,842	6.01%
Total interest-earning assets	231,152	10,816		220,445	10,539		209,083	10,954
Yield on average interest-earning assets			4.68%			4.78%			5.24%

Noninterest-earning assets
Cash and due from banks	8,188			6,987			6,371
Property and equipment	4,403			4,470			4,546
Foreclosed assets	108			228			477
Interest receivable and other	9,385			8,873			8,698
Allowance for loan losses	(3,511)			(3,344)			(3,800)
Total noninterest-earning assets	18,573			17,214			16,292
Total assets	$249,725			$237,659			$225,375

Interest-bearing liabilities
Demand deposits	$30,093	$63	0.21%	$27,445	$67	0.24%	$23,510	$71	0.30%
Savings deposits	39,640	166	0.42%	37,363	187	0.50%	34,847	218	0.63%
Time deposits	84,659	838	0.99%	84,312	921	1.09%	87,086	1,083	1.24%
Fed funds purchased/repurchase0 agreements	2	1	1.23%	9	1	0.93%	15	1	0.97%
Short-term debt	-	-	-%	942	38	4.09%	-	-	-%
Long-term debt	7,450	282	3.79%	7,750	291	3.76%	7,898	298	3.78%
Total interest-bearing liabilities	161,844	1,350		157,821	1,505		153,356	1,671
Cost of average interest bearing liabilities			0.83%			0.95%			1.09%

Noninterest-bearing liabilities
Demand deposits	48,658			43,072			37,851
Interest payable and other	3,521			3,132			2,746
Total noninterest-bearing liabilities	52,179			46,204			40,597
Total liabilities	214,023			204,025			193,953
Stockholders' equity	35,702			33,634			31,422
Total liabilities and stockholders' equity	$249,725			$237,659			$225,375
Net interest income$		9,466			$9,034			$9,283
Net yield on interest-earning assets			4.10%			4.10%			4.44%

1.	Includes non-accrual loans.
2.	Amortization of deferred loan fees are included in interest income.

Management’s Discussion and Analysis

Net Interest Income and Average Balances, continued

Yields on interest-earning assets decreased during the year ended December 31, 2014, primarily due to a change in asset mix during the year compared to 2013. The cost of interest bearing liabilities also decreased in 2014, as deposit costs continue to fall. As a result the net yield on interest earning assets was unchanged from 2013 remaining at 4.10% for the year ended December 31, 2014.

Table 2.  Rate/Volume Variance Analysis (dollars in thousands)

	2014 Compared to 2013			2013 Compared to 2012
	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume

Interest-earning assets
Deposits in other banks	$12	$(2)	$14	$33	$13	$20
Taxable investments securities	7	7	-	16	(3)	19
Federal funds sold	1	-	1	1	-	1
Loans	257	(1)	258	(465)	(559)	94
Total	277	4	273	(415)	(549)	134
Interest-bearing liabilities
Demand deposits	(4)	(10)	6	(5)	(16)	11
Savings deposits	(21)	(32)	11	(31)	(46)	15
Time deposits	(83)	(87)	4	(161)	(127)	(34)
Federal funds purchased/
Repurchase agreements	-	-	-	-	-	-
Short-term debt	(38)	-	(38)	38	-	38
Long-term debt	(9)	2	(11)	(7)	(2)	(5)
Total	(155)	(127)	(28)	(166)	(191)	25
Net interest income	$432	$(131)	$301	$(249)	$(358)	$109

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

Management’s Discussion and Analysis

Provision for Loan Losses, continued

A consolidated provision for loan losses of $211,863 was made during 2014, a decrease of $107,702 or 33.7% from the $319,565 provision made during 2013. The decrease is in recognition of the current economic environment, our estimate of inherent risk associated with lending activities and to a reduction in loan charge offs. The provision attributable to the Bank decreased from $293,042 in 2013 to $170,076 in 2014. This decrease is primarily attributable to decrease in loan charge offs during 2014. Net charge offs decreased from $306,810 during the year ended December 31, 2013 to $4,903 during 2014. This reduction was the result of $273,329 of charge off recoveries in 2014, of which $216,534 was from two previously charged off loans. The provision attributable to Freedom Finance, LLC increased from $26,523 in 2013 to $41,787 for the year ended December 31, 2014. The increase in the Freedom Finance, LLC provision was due to loan growth of over 18.0%. Freedom Finance, LLC had net charge offs of $27,646 and $40,502 in 2014 and 2013, respectively. A consolidated provision for loan losses of $319,565 was made in 2013, a decrease of $151,727, or 32.2% from the $471,292 provided during 2012.

The allowance for loan losses was $3,554,664 or 1.84% of total loans outstanding at December 31, 2014. This compares to an allowance for loan losses of $3,375,350, or 1.84% of total loans outstanding at December 31, 2013. Although the Bank experienced significantly lower charge offs in 2014 the reserve did not decrease as a percentage of total loans outstanding due to a decrease in the percentage of loans carrying government guarantees. At December 31, 2013, the guaranteed portion of loans in the portfolio was $47,715,737, or 26.1%, compared to $45,141,818, or 23.4% at December 31, 2014. Overall loans outstanding increased 5.5% from $183,015,075 at December 31, 2013 to $193,032,358 at December 31, 2014. All of the 2014 year net loan growth was in unguaranteed loans. These guaranteed loans, for which the Bank's exposure ranges from 10% to 49% of the outstanding balance, decreased approximately $2,573,919 or 5.4% during 2014. When the guaranteed portion of the loans are factored into the equation the loan loss reserve is approximately 2.40% of the net credit exposure of the loan portfolio at December 31, 2014. The reserve for loan losses at December 31, 2013, after the effect of guaranteed loans, was 2.49% of net loan credit exposure.

The level of reserve is established based upon management's evaluation of historical loss data and the effects of certain environmental factors on the loan portfolio. The historical loss portion of the reserve is computed using the average loss data from the past three years applied to its corresponding category of loans. However, historical losses only reflect a portion of the Bank’s loan loss reserve. The environmental factors represent risk from external economic influences on the credit quality of the loan portfolio. These factors include the movement of interest rates, unemployment rates, past due and charge off trends, loan grading migrations, movement in collateral values and the Bank’s exposure to certain loan concentrations. Positive or negative movements in any of these factors have an effect on the credit quality of the loan portfolio. As a result, management continues to actively monitor the Bank's asset quality affected by these environmental factors.  Table 3 is a summary of loans past due, inclusive of nonaccrual loans, at December 31, 2014 and December 31, 2013.

Table 3.  Past Due Loans

	December 31, 2014		December 31, 2013
	30-89 Days	90 Days Plus	30-89 Days	90 Days Plus
Construction and development	$94,736	$-	$-	$-
1-4 Family residential	637,000	172,981	709,803	173,786
Nonfarm, non-residential	243,206	663,902	529,447	791,148
Commercial and industrial	84,221	1,271,937	86,673	929,552
Consumer	218,680	55,428	172,230	20,742
Other loans	-	-	-	-
	$1,277,843	$2,164,248	$1,498,153	$1,915,228
Percentage of total loans	0.66%	1.13%	0.82%	1.05%
Guaranteed portion of past dues	$100,869	$1,935,839$	288,601	$1,193,581

Management’s Discussion and Analysis

Provision for Loan Losses, continued

Past due loans are reviewed weekly and the situation assessed to determine potential problems arising in the loan portfolio. Proactive management of past due accounts allows management to anticipate trends within the portfolio and make appropriate adjustments to collection efforts and to the allowance for loan losses. Collectively, past dues increased 0.8% from $3,413,381 at December 31, 2013 to $3,442,091 at December 31, 2014. Past dues on non-accrual status at the end of 2014 amount to 72.1% of total past dues compared to 58.5% in non-accrual status at the end of 2013. At December 31, 2014 total past dues amount to 1.78% of total loans compared to 1.87% at the end of 2013. Loans past due 30-89 days are considered potential problem loans and amounted to $1,277,843 at December 31, 2014 compared to $1,498,153 at December 31, 2013. The government guaranteed portion of 2014 past dues totals $2,036,708, or 59.2% of total past dues compared to $1,482,182, or 43.4% of 2013 past dues.

Management believes that its loan portfolio is diversified so that a downturn in a particular market or industry will not have a significant impact on the loan portfolio or the Bank's financial condition. Management believes that its provision and reserve offer an adequate allowance for loan losses.

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

Table 4 discloses noninterest income for the periods ended December 31, 2014 and 2013.

Table 4.  Sources of Noninterest Income

	For the Period Ended December 31,
	2014	2013

Service charges on deposit accounts	$795,832	$863,862
Gain on the sale of government guaranteed loans	127,362	229,130
Fees on mortgage loans delivered to correspondents	30,650	78,763
Gain on the sale of investment securities	(1,670)	9,206
Other service charges and fees	204,653	156,172
Debit/ATM card income	473,401	420,821
Insurance commissions	766,855	666,704
Brokerage commissions	173,070	160,562
Income from bank owned insurance	160,752	163,982
Other income	105,294	157,642
Life insurance proceeds	419,150	-
	$3,255,349	$2,906,844

Activity in the deposit related noninterest income accounts decreased in 2014 primarily as the result of decreases in insufficient funds fees due to regulatory changes.  The Bank had a gain from the sale of government guaranteed loans of $127,362 in 2014 compared to gains of $229,130 in 2013. Activity in mortgage lending decreased compared to 2013 activity, as the refinancing of mortgage loans decreased, resulting in an decrease in fees on mortgage loans delivered to correspondents of approximately 61%. Other service charges and fees increased primarily due to an increase in loan servicing fees associated with government guaranteed loans. Debit/ATM card income increased as usage of cards continues to increase. Revenue from the Bank’s investment and insurance subsidiary increased by 13.6%. The insurance division’s revenues were up 15.0% as its commercial business continues to grow. Brokerage commissions were up 7.8% due to an increase in fixed and variable annuity sales. Other income increased slightly in 2014 primarily from income from Bank owned life insurance. In December of 2014, the Bank recorded tax-exempt life insurance proceeds of $419,150. The proceeds were on the life of a former executive of the Bank.

Management’s Discussion and Analysis

Noninterest Expense

The major components of noninterest expense for the periods ended December 31, 2014 and 2013 are as follows:

Table 5.  Sources of Noninterest Expense

	For the Period Ended December 31,
	2014	2013

Salary and benefits	$3,931,262	$3,762,207
Occupancy expenses	442,858	429,536
Furniture/equipment expenses	269,221	237,229
Data processing	453,417	414,309
Foreclosed assets, net	3,331	(3,312)
Postage, printing and supplies	189,646	190,985
Advertising and business promotion	111,89	129,048
Professional fees	463,844	389,338
FDIC insurance premiums	119,794	104,317
Other expenses	1,329,957	1,318,275
	$7,315,221	$6,971,932

Salaries and employee benefits of $3,931,262 increased $169,055 or 4.5% over the 2013 total of $3,762,207. This increase is primarily due to normal salary adjustments and increased incentive accruals. Occupancy expenses increased minimally in 2014, due to slight increases in property insurance premiums and utilities. Furniture and equipment expenses increased 13.5% in 2014 due to higher maintenance contract and depreciation expenses. Data processing expense increased 9.4% to $453,417 as a result of increased processing activity and communication enhancements. Fix up cost associated with foreclosed assets increased during 2014 resulting in an increase in net expense for the year. The net amount in 2014 consist of gains from the sale of foreclosed properties of $39,610 and expenses of $42,941, compared to 2013 gains on sales of $65,786 and expenses of $62,474.  Postage, printing and supplies remained virtually unchanged as the Company continues its tighter control over the ordering of supplies and usage of paper. Advertising and business promotion cost decreased as the Company saw reduced cost in its marketing efforts. Professional fees increased 19.1% primarily due to an increase in legal fees and credit review cost associated with loans. Internal audit fees also contributed to the increase in professional fees. FDIC insurance premiums expense increased in 2014 due to an increase in deposits. Other expenses increased slightly by 0.9% during 2014 as the Company continues to contain operating cost.

The overhead ratio of noninterest expense to adjusted total revenue (net interest income plus noninterest income) decreased slightly from 58.4% in 2013 to 57.5% for the year ended December 31, 2014. Adjusted total revenue increased from $11,941,515 in 2013 to $12,721,767 in 2014, and noninterest expense increased 4.9% to $7,315,221 in 2014 from $6,971,932 in 2013.

Analysis of Financial Condition

Average earning assets increased 4.9% from December 31, 2013, to December 31, 2014.  Total earning assets represented 92.6% of total average assets at December 31, 2014, just under the 92.8% at the end of 2013.  The mix of average earning assets changed moderately from December 31, 2013, to December 31, 2014. Average net loans decreased in relationship to total average assets and as a percent of average earning assets in 2014. Average loans as a percentage of average earning assets decreased from 82.5% in 2013 to 80.7% in 2014. This change in the average earning asset mix contributed to the reduction in the yield on average earning assets to 4.68% in 2014 from 4.78% in 2013. The average cost of funds decreased 11 basis points, including noninterest bearing deposits during 2014. The decrease in asset yields coupled with the reduction in the cost of funds resulted in no change in the net yield on average earning assets from 2013 to 2014 as shown in Table 1.

Management’s Discussion and Analysis

Analysis of Financial Condition, continued

Table 6.  Average Asset Mix

	For the Year Ended December 31, 2014		For the Year Ended December 31, 2013
	Average Balance	%	Average Balance	%
Interest earning assets
Loans, net	$186,428,192	74.65%	$181,895,084	76.54%
Investment securities	5,075,482	2.03%	5,103,188	2.15%
Federal funds sold	1,240,509	0.50%	1,049,132	0.44%
Interest-bearing bank balances	38,407,941	15.38%	32,397,555	13.63%
Total earning assets	231,152,124	92.56%	220,444,959	92.76%

Nonearning assets
Cash and due from banks	8,187,795	3.28%	6,986,618	2.94%
Property and equipment	4,402,816	1.76%	4,470,613	1.88%
Foreclosed assets	108,019	0.05%	227,602	0.10%
Other assets	9,385,436	3.76%	8,873,679	3.73%
Allowance for loan losses	(3,511,165)	(1.41)%	(3,344,026)	(1.41)%
Total nonearning assets	18,572,901	7.44%	17,214,486	7.24%
Total assets	$249,725,025	100.00%	$237,659,445	100.00%

For the year ended December 31, 2014, average net loans represented 74.65% of total average assets compared to 76.54% for the year ended 2013. Investments decreased from 2.15% of average assets to 2.03% of average assets over the same time period.  Interest-bearing bank balances increased over the period from 13.63% to 15.38% of average assets. The increase in nonearning assets in 2014 primarily comes from an increase in cash and due from banks and an increase in other assets. Cash and due from banks increased due to an increase in clearing balances at other correspondent banks. Averages in other assets increased due to increased balances in deferred income taxes, prepaid income taxes, servicing assets and Bank owned life insurance (BOLI). Even though the BOLI does produce income, its revenue is classified as other non-interest income and therefore is grouped with nonearning assets in the table above.

Loans

Average net loans totaled $186,428,192 for the year ended December 31, 2014. This represents an increase of 2.49% over the average net loans for 2013.  Loan demand rebounded in 2014 as general economic conditions improved. Loan production was also boosted by the Bank’s Loan Production Office (LPO) in Elkin, North Carolina.

The loan portfolio is dominated by real estate and commercial loans. These loans make up 97.06% of the total loan portfolio at December 31, 2014.   This is up from the 96.84% that the two categories maintained at December 31, 2013.  The amount of loans outstanding by type at December 31, 2014, and December 31, 2013, and the maturity distribution for variable and fixed rate loans as of December 31, 2014 are presented in Tables 7 and 8, respectively.

Management’s Discussion and Analysis

Loans, continued

Table 7.  Loan Portfolio Summary

	December 31, 2014		December 31, 2013		December 31, 2012
	Amount	%	Amount	%	Amount	%

Construction and development	$10,061,249	5.21%	$6,353,787	3.47%	$4,873,512	2.76%
1-4 family residential	41,824,806	21.67%	40,203,978	21.97%	36,091,051	20.43%
5 or more family residential	1,109,586	0.57%	1,515,239	0.83%	1,676,449	0.95%
Farmland	3,486,002	1.81%	2,219,688	1.21%	2,284,155	1.29%
Nonfarm, nonresidential	74,275,793	38.48%	60,316,018	32.96%	48,993,867	27.73%
Total real estate	130,757,436	67.74%	110,608,710	60.44%	93,919,034	53.16%

Agricultural	675,474	0.35%	107,974	0.06%	147,860	0.08%
Commercial and industrial	56,602,425	29.32%	66,612,984	36.40%	75,914,072	42.97%
Consumer	4,997,023	2.59%	5,685,407	3.10%	6,703,363	3.79%
Other	-	-%	-	-%	3,000	-%
Total	$193,032,358	100.00%	$183,015,075	100.00%	$176,687,329	100.00%

	December 31, 2011		December 31, 2010
	Amount	%	Amount	%
Construction and development	$6,213,443	3.46%	$5,986,045	3.35%
1-4 family residential	39,499,189	22.02%	46,356,711	25.98%
5 or more family residential	2,214,365	1.23%	1,853,346	1.04%
Farmland	2,722,872	1.52%	2,854,481	1.60%
Nonfarm, nonresidential	47,867,333	26.69%	48,170,698	27.00%
Total real estate	98,517,202	54.92%	105,221,281	58.97%

Agricultural	29,493	0.02%	73,852	0.04%
Commercial and industrial	73,756,422	41.13%	66,377,076	37.20%
Consumer	7,041,846	3.93%	6,759,770	3.79%
Other	-	-%	-	-%
Total	$179,344,963	100.00%	$178,431,979	100.00%

The concentrations represented above do not, based on managements’ assessment, expose the Bank to any unusual concentration risk. Based on the Bank’s size, concentrations that are above area peer group analysis are nonfarm, nonresidential and commercial and industrial loans. Management recognizes the inherent risk associated with commercial real estate and commercial lending, including stability of real estate values; or whether or not a borrower's actual results of operations will correspond to those projected by the borrower when the loan was funded; economic factors such as the number of housing starts and increases in interest rates, etc.; depression of collateral values; and completion of projects within the original cost and time estimates. The Bank mitigates some of that risk by actively seeking government guarantees on these loans. As mentioned above, the Bank has approximately $56,967,794 in loans that carry government guarantees at December 31, 2014. The guaranteed portion of these loans amounts to $45,141,817, much of which are classified as commercial and industrial loans and nonfarm, nonresidential loans.

Loans in higher risk categories, such as non-owner occupied nonfarm, non-residential property and commercial real estate construction represent a small segment of our loan portfolio. Commercial construction loans included in construction and development loans amounted to $7,122,890 and $3,433,279 at December 31, 2014 and 2013, respectively. Non-owner occupied nonfarm, non-residential properties included in nonfarm, non-residential loans above amounted to $12,167,921 and $9,327,226 at December 31, 2014 and 2013, respectively.

Management’s Discussion and Analysis

Loans, continued

Table 8.  Maturity Schedule of Loans as of December 31, 2014

	Commercial Financial and	Real		Total
	Agricultural	Estate	Others	Amount	%
Fixed rate loans
Three months or less	$11,715,612	$20,639,708	$797,618	$33,152,938	17.17%
Over three months to twelve months	11,904,015	11,746,943	1,129,479	24,780,437	12.84%
Over one year to five years	18,856,681	34,695,409	1,551,737	55,103,827	28.55%
Over five years	482,243	9,609,690	912,028	11,003,961	5.70%
Total fixed rate loans	$42,958,551	$76,691,750	$4,390,862	$124,041,163	64.26%

Variable rate loans
Three months or less	$1,814,138	$412,556	$160,572	$2,387,266	1.24%
Over three months to twelve months	730,296	382,419	198,550	1,311,265	0.68%
Over one year to five years	1,844,145	4,044,193	247,039	6,135,377	3.18%
Over five years	9,930,769	49,226,518	-	59,157,287	30.64%
Total variable rate loans	$14,319,348	$54,065,686	$606,161	$68,991,195	35.74%

Total loans
Three months or less	$13,529,750	$21,052,264	$958,190	$35,540,204	18.41%
Over three months to twelve months	12,634,311	12,129,362	1,328,029	26,091,702	13.52%
Over one year to five years	20,700,826	38,739,602	1,798,776	61,239,204	31.73%
Over five years	10,413,012	58,836,208	912,028	70,161,248	36.34%
Total loans	$57,277,899	$130,757,436	$4,997,023	$193,032,358	100.00%

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 5.70% for the year ended December 31, 2014, compared to an average yield of 5.71% in 2013. This decrease in yields is attributable to a change in loan mix as average prime rates during 2014 and 2013 remained virtually unchanged. Commercial loans decreased to 29.32% of loans outstanding at December 31, 2014, compared to 36.40% at the end of 2013. Total real estate loans increased from 60.44% of total loans at December 31, 2013, to 67.74% of total loans at December 31, 2014.  An increase in nonfarm nonresidential loans was a contributing factor in this increase. Nonfarm nonresidential loans increased to 38.48% of total loans at December 31, 2014, from 32.96% at December 31, 2013. The guaranteed portion of nonfarm nonresidential loans amounted to $29,914,244, or 40.27% at December 31, 2014 compared to $26,835,404, or 42.34% at December 31, 2013.

Investment Securities

The Company uses its investment portfolio to provide for unexpected deposit decreases or loan generation, to meet the Company’s interest rate sensitivity goals, and to generate income.

Management’s Discussion and Analysis

Investment Securities, continued

Management of the investment portfolio has been conservative with virtually all investments taking the form of purchases of government-sponsored enterprises and mortgage-backed securities. Management views the investment portfolio as a source of income, and purchases securities with that in mind. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity, which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time management may sell certain securities prior to their maturity. Table 9 presents the investment portfolio at December 31, 2014 by major type of investment and maturity ranges. The investment portfolio by major type is also presented for December 31, 2013 and 2012.

The average yield of the investment portfolio to increase to 1.67% for the year ended December 31, 2014, compared to 1.53% for 2013. At December 31, 2014 the market value of the investment portfolio was $4,981,914, which was $14,422 less than book value. At December 31, 2013, the market value of the investment portfolio was $67,723 below book value.

The Company has an investment in FHLB stock of $565,100 at December 31, 2014 and $624,100 at December 31, 2013, which is included in restricted equity securities. The Company carries its investment in FHLB at its cost which is the par value of the stock.  The level of investment in FHLB stock is based on the asset size of the Bank and the amount of borrowings outstanding. The FHLB evaluates on a quarterly basis whether to repurchase excess capital stock from its members.  FHLB paid a cash dividend for the fourth quarter of 2013 at an annualized rate of 3.74% on March 28, 2014, a first quarter dividend at an annualized rate of 3.74% on June 3, 2014, a second quarter dividend at an annualized rate of 3.73% on August 5, 2014, and a third quarter dividend at an annualized dividend rate of 4.23% paid November 4, 2014.  At September 30, 2014 (the most recent date available), the FHLB was in compliance with all of its regulatory capital requirements as its total regulatory capital-to-assets ratio was 5.15% exceeding the 4% requirement, and its risk-based capital was $6.41 billion, exceeding its $1.79 billion requirement.  Management believes that our investment in FHLB stock was not impaired as of December 31, 2014 or December 31, 2013.  There can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks will not cause a decrease in the value of the Company’s investment in FHLB stock.

Table 9.  Investment Securities

December 31, 2014, Available for Sale and Restricted

	In One Year or Less	One Year Through Five Years	After Five Through Ten Years	After Ten Years	Total	Market Value
Investment securities
Government-sponsored enterprises	$1,000,000	$2,500,000	$-	$-	$3,500,000	$3,496,530
Government-sponsored enterprises pools (MBS)	-	10,353	5,846	9,393	25,592	26,307
Corporate securities	-	300,000	-	-	300,000	255,000
Equities and mutual funds	552,635	-	-	-	552,635	585,968
Restricted	618,109	-	-	-	618,109	618,109
Total	$2,170,744	$2,810,353	$5,846	$9,393	$4,996,336	$4,981,914

Weighted average yields
Government-sponsored enterprises	0.33%	0.92%	-%	-%	0.75%
Government-sponsored enterprises pools (MBS)	-%	3.29%	2.43%	1.57%	2.46%
Corporate securities	-%	4.14%	-%	-%	4.14%
Equities and mutual funds	4.20%	-%	-%	-%	4.20%
Restricted	3.67%	-%	-%	-%	3.67%
Consolidated	2.27%	2.47%	2.43%	1.57%	1.70%

Management’s Discussion and Analysis

Table 9.  Investment Securities, continued

December 31, 2013 and December 31, 2012, Available for Sale and Restricted

	December 31, 2013		December 31, 2012
	Total	Market Value	Total	Market Value
Investment securities
Government-sponsored enterprises	$3,500,000	$3,498,765	$2,500,000	$2,504,875
Government-sponsored enterprises pools (MBS)	32,099	33,121	41,659	42,975
Corporate securities	550,000	451,000	550,000	442,750
Equities and mutual funds	535,326	566,816	508,836	512,252
Restricted	676,799	676,799	738,324	738,324
Total	$5,294,224	$5,226,501	$4,338,819	$4,241,176

Fed Funds Sold and Interest-bearing Bank Balances

Average federal funds sold totaled $1,240,509 for the year ended December 31, 2014, which was up from the 2013 average.  Federal funds represent the most liquid portion of the Bank’s invested funds and generally the lowest yielding portion of earning assets. Deposits in other banks primarily represent deposits at the Federal Reserve Bank, which pay an overnight rate on those deposits. These rates usually mirror the federal funds rate. Occasionally, included in these deposits are short-term time deposit investments in other banks through the Certificate of Deposit Account Registry Service (“CDARS”). These time deposits generally are for terms less than one month and carry market rates. No short-term time deposits were included in interest-bearing bank balances at other banks at December 31, 2014. Management has made an effort to maintain interest-bearing bank balances at the lowest level possible consistent with prudent risk management strategies, while having available resources to fund loan demand and the maturity of time deposits. Large average demand deposit balances also make it necessary to retain funds in more liquid investments. During the year ended December 31, 2014, average federal funds and deposits in other banks represented 0.50% and 15.38% of average assets, respectively. This compares to 0.44% and 13.63% in 2013, respectively.

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

Management’s Discussion and Analysis

Deposits, continued

Average deposits for the year ended December 31, 2014, amounted to $203,049,996 which was an increase of $10,857,995 or 5.65% from the 2013 averages.  Average core deposits (total deposits less large denomination and brokered certificates) totaled $165,648,871 for the year ended December 31, 2014, an increase of $9,146,280, or 5.84% over the 2013 average of $156,502,591. The percentage of the Bank’s average deposits that are interest bearing decreased to 76.03% for the year ended December 31, 2014, from 77.59% in 2013. Average demand deposits, which earn no interest, increased 12.97% from $43,072,005 in 2013 to $48,657,700 in 2014. Average deposits for the periods ended December 31, 2014, December 31, 2013 and December 31, 2012 are summarized in Table 10 below:

Table 10.  Deposit Mix

	For the Year Ended December 31, 2014		For the Year Ended December 31, 2013		For the Year Ended December 31, 2012
Interest-bearing deposits	Average Balance	%	Average Balance	%	Average Balance	%
NOW Accounts	$30,092,922	14.82%	$27,444,968	14.28%	$23,509,879	12.83%
Money Market	29,532,120	14.54%	28,762,185	14.97%	27,917,572	15.23%
Savings	10,108,273	4.98%	8,601,190	4.48%	6,928,659	3.78%
Small denomination certificates	47,257,856	23.27%	48,622,243	25.29%	48,459,992	26.43%
Large denomination certificates	35,067,026	17.27%	32,576,002	16.95%	34,360,587	18.75%
Brokered certificates	2,334,099	1.15%	3,113,408	1.62%	4,265,650	2.33%
Repurchase agreements	-	-%	-	-%	-	-%
Total interest-bearing deposits	154,392,296	76.03%	149,119,996	77.59%	145,442,339	79.35%

Noninterest-bearing deposits	48,657,700	23.97%	43,072,005	22.41%	37,851,154	20.65%
Total deposits	$203,049,996	100.00%	$192,192,001	100.00%	$183,293,493	100.00%

The average balance of certificates of deposit issued in denominations of $100,000 or more increased by $2,491,024, or 7.65% for the year ended December 31, 2014. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. Due to the influx of non-interest bearing deposits in 2014, management was able to minimize the Bank’s reliance on large denomination certificates of deposit. The average balance in brokered certificates of deposit in 2014 amounted to $2,334,099 compared to $3,113,408 in 2013. These deposits are not considered core deposits. Table 11 provides maturity information relating to certificates of deposit of $100,000 or more at December 31, 2014.

Table 11.  Large Time Deposit Maturities

Analysis of time deposits of $100,000 or more at December 31, 2014:

Remaining maturity of three months or less	$8,849,567
Remaining maturity of three through six months	5,285,128
Remaining maturity over six through twelve months	7,045,237
Remaining maturity over twelve months	12,375,005
Total time deposits of $100,000 or more	$33,554,937

Borrowings

From time to time the Bank will find that funds gathered through deposits and repurchase agreements will not fully satisfy the Bank’s liquidity needs. When this occurs, the Bank uses borrowings from correspondent banks and the Federal Home Loan Bank (FHLB) to fund the shortfall.  At year-end 2014, the Bank had no short-term borrowings from correspondent banks or the FHLB.

Management’s Discussion and Analysis

Borrowings, continued

Federal Home Loan Bank advances are relatively cost-effective funding sources and provide the Company with the flexibility to structure borrowings in a manner that aids in the management of interest rate risk and liquidity.  Long-term debt consists of fixed, variable and convertible rate advances from the FHLB.   The average interest rate paid on long- term debt for the year ended December 31, 2014 and 2013, was 3.79% and 3.76%, respectively.  See Note 10 of the Company’s Consolidated Financial Statements for more information on the long-term advances.

Capital Adequacy

Stockholders’ equity amounted to $36,770,654 at December 31, 2014, a 7.46% increase over the 2013 year-end total of $34,217,626.  Average stockholders’ equity as a percentage of average total assets amounted to 14.30% for the year ended December 31, 2014, and 14.15% in 2013.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2014, the Bank has a ratio of Tier 1 capital to risk-weighted assets of 19.85% and a ratio of total capital to risk-weighted assets of 21.11%. All capital ratio levels indicate that the Bank is well capitalized.

At December 31, 2014, the Company had 3,549,665 shares of common stock outstanding, which were held by approximately 1,400 stockholders of record.

Additionally, the Company had 189,356 shares of Series A 4.5% Convertible Non-Cumulative Perpetual Preferred Stock outstanding at December 31, 2014. The shares have a liquidation value of $14 per share. The shares were issued in a private placement and are held by approximately 48 stockholders of record. The shares are non-voting and are each convertible into 2.2955 shares of common stock.

The Company also had 181,154 shares of Series D 5.0% Convertible Non-Cumulative Perpetual Preferred Stock outstanding at December 31, 2014. The shares have a liquidation value of $7.08 per share and are convertible into 1.10 shares of common stock at the election of the holder, but are not redeemable at the option of the holder.  Provided that the market value of the Company’s common stock is $8.85 on or after January 1, 2014, Surrey may redeem all or a portion of the outstanding shares of Series D Preferred Stock at a redemption price of $7.08 per share. The non-voting shares were issued in a private placement and are held by approximately 15 stockholders of record.

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

Nonperforming and Problem Assets, continued

The table below shows the amount of non-performing assets.

Table 12.  Nonperforming Assets

	2014	2013	2012	2011	2010
Nonaccrual loans	$2,988,949	$3,800,327	$3,740,725	$4,395,210	$6,362,127
Loans past due 90 days and still accruing	53,185	35,439	683,720	49,881	-
Troubled debt restructured loans	-	-	-	-	-
Foreclosed assets	280,821	-	491,424	560,018	450,532
Total	$3,322,955	$3,835,766	$4,915,869	$5,005,109	$6,812,659

Total assets	$253,201,323	$240,918,977	$229,912,432	$224,727,764	$213,652,484

Ratio	1.31%	1.59%	2.14%	2.23%	3.19%

Interest receivable on original note terms	$566,158	$435,214	$327,714	$201,828	$127,836

Interest actually recorded in income	$40,481	$27,463	$7,733	$11,646	$38,271

At December 31, 2014 and 2013, the Bank had loans in nonaccrual status of $2,988,946 and $3,800,327, respectively. Foreclosed assets at December 31, 2014 primarily include 1-4 family dwellings and nonfarm, nonresidential property. Loans that were considered impaired but were still accruing interest at December 31, 2014 and 2013, totaled $1,921,549 and $2,319,291, respectively. A loan is considered impaired when, based on current information and events it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. The number of loans in nonaccrual status at December 31, 2014 was twenty-five. The average nonaccrual loan balance was approximately $119,558. At the end of 2013 nonaccrual loans numbered thirty-eight and averaged $100,009. Approximately $2,260,205 or 76% of the nonaccrual loans at December 31, 2014 consisted of eight loans ranging in value from $138,000 to $607,000. Approximately $2,891,064 or 76% of the nonaccrual loans at December 31, 2013 consisted of eleven loans ranging in value from $104,000 to $618,000. Impaired loans still accruing numbered seventeen at December 31, 2014, with an average balance of $113,032. Six of these loans amounted to $1,534,000 or approximately 80% of the total. At December 31, 2013, impaired loans still accruing numbered twenty-seven with an average balance of $89,204. Six loans totaled $1,781,000 or 77% of the total impaired. Specific reserves on nonaccrual and impaired loans totaled $377,914 at December 31, 2014, or 7.7% of the balances outstanding compared to $348,941 or 5.7% of the balances outstanding at December 31, 2013. Many of these loans also carry government guaranties. The guaranteed portions of nonaccrual and impaired loans at December 31, 2014 and 2013 are $2,090,348 and $2,235,481, respectively. Combined, specific reserves and loan guarantees amount to approximately 50% and 42% of nonaccrual and impaired loans at December 31, 2014 and 2013, respectively.

All nonaccrual loans are considered to be impaired.  The following table summarizes nonaccrual and impaired loans still accruing:

Table 13. Nonaccrual and Impaired Loans

	December 31, 2014	December 31, 2013
Construction and development	$13,536	$318,111
1-4 family residential	601,587	386,564
Nonfarm, non-residential	2,658,937	2,912,421
Commercial and industrial	1,399,470	2,499,531
Consumer	8,854	2,991
Other loans	228,111	-
Total impaired and nonaccrual	$4,910,495	$6,119,618

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

Net loans charged off as a percentage of average loans were 0.02% and 0.19% in 2014 and 2013, respectively.

The provision for loan losses and the activity in the allowance for loan losses are detailed in Table 14.

Table 14.  Loan Losses (dollars in thousands)

	December 31,
	2014	2013	2012	2011	2010
Balance at January 1	$3,375	$3,403	$3,881	$6,684	$4,670
Recoveries
Commercial	161	52	151	91	151
Residential, 1-4 family	1	1	1	63	2
Nonfarm, nonresidential property	81	3	84	109	21
Loans to individuals	42	29	19	24	28
Total recoveries	285	85	255	287	202

Charged-off loans
Commercial	(146)	(87)	(711)	(2,258)	(546)
Residential, 1-4 family	(102)	(27)	(305)	(1,249)	(27)
Nonfarm, nonresidential property	(2)	(239)	(22)	(271)	(110)
Loans to individuals	(67)	(80)	(166)	(56)	(509)
Total charge-off loans	(317)	(433)	(1,204)	(3,834)	(1,192)

Net charge-offs	(32)	(348)	(949)	(3,547)	(990)
Provision for loan losses	212	320	471	744	3,004

Balance at December 31	$3,555	$3,375	$3,403	$3,881	$6,684

Total loans outstanding	$193,032	$183,015	$176,687	$179,345	$178,432

Average outstanding loans during period	$186,428	$181,895	$180,342	$180,256	$181,184

Allowance for loan losses to loans outstanding	1.84%	1.84%	1.93%	2.16%	3.74%

Ratio of net charge-offs to average loans outstanding	0.02%	0.19%	0.53%	1.97%	0.55%

The following table presents the allowance for loan losses by loan type and as a percentage of loans outstanding:

	December 31, 2014		December 31, 2013		December 31, 2012		December 31, 2011		December 31, 2010
(Dollars in thousands)	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
Construction and development	$160	0.08%	$73	0.04%	$86	0.05%	$103	0.06%	$119	0.06%
Residential, 1-4 family	1,302	0.42%	618	0.34%	669	0.38%	837	0.47%	1,696	0.95%
Nonfarm, nonresidential property	798	0.55%	753	0.41%	802	0.45%	866	0.48%	1,199	0.67%
Commercial and industrial	1,067	0.67%	1,709	0.93%	1,605	0.91%	1,808	1.00%	3,411	1.91%
Consumer	159	0.08%	181	0.10%	199	0.11%	211	0.12%	206	0.12%
Other	69	0.04%	41	0.02%	42	0.02%	56	0.03%	53	0.03%
Total	$3,555	1.84%	$3,375	1.84%	$3,403	1.93%	$3,881	2.16%	$6,684	3.74%

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

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) was 23.38% at December 31, 2014, compared to 24.14% at December 31, 2013.  The liquidity ratio at December 31, 2014 is considered adequate by management.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature.  Management attempts to maintain the portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates.  Table 15 shows the sensitivity of the Bank’s balance sheet as of that specific date and is not necessarily indicative of the position on other dates.  At December 31, 2014, the Bank appeared to be cumulatively asset-sensitive (earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates).  However, in the four to twelve month window, liabilities subject to change in interest rates exceed assets subject to interest rate changes (non-asset sensitive).

Matching sensitive positions alone does not ensure the Bank has no interest rate risk.  The repricing characteristics of assets are different from the repricing characteristics of funding sources.  Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Management’s Discussion and Analysis

Table 15.  Interest Rate Sensitivity

	1 - 3 Months	4 - 12 Months	13 - 60 Months	Over 60 Months	Total
Earning Assets
Loans	$40,804,415	$22,438,350	$88,488,583	$41,301,010	$193,032,358
Investments	1,341,007	510,101	2,506,699	5,998	4,363,805
Interest-bearing balances with banks	37,315,779	-	-	-	37,315,779
Federal funds sold	1,212,776	-	-	-	1,212,776
Total	$80,673,977	$22,948,451	$90,995,282	$41,307,008	$235,924,718

Interest-bearing deposits
NOW accounts	$30,302,622	$-	$-	$-	$30,302,622
Money market	32,841,594	-	-	-	32,841,594
Savings	10,551,502	-	-	-	10,551,502
Certificates of deposit	20,894,970	29,379,264	29,726,938	-	80,001,172
Long-term debt	-	3,500,000	2,750,000	-	6,250,000
Total	$94,590,688	$32,879,264	$32,476,938	$-	$159,946,890

Interest sensitivity gap	$(13,916,711)	$(9,930,813)	$58,518,344	$41,307,008	$-
Cumulative interest sensitivity gap	$(13,916,711)	$(23,847,524)	$34,670,820	$75,977,828	$75,977,828
Ratio of sensitive assets to sensitive liabilities	85.29%	69.80%	280.18%	-%	147.50%
Cumulative ratio of sensitive assets to sensitive liabilities	85.29%	81.29%	121.68%	147.50%	147.50%

Table 16.  Key Financial Ratios

	December 31,
	2014	2013	2012

Return on average assets	1.38%	1.22%	1.23%
Return on average equity	9.65%	8.59%	8.86%
Average equity to average assets	14.30%	14.15%	13.94%
Dividends declared on common stock as a percent of net income available to common stockholders	23.95%	27.50%	24.53%

Board of Directors and Officers

Board of Directors

Edward C. Ashby, III	Surrey Bank & Trust

Elizabeth Johnson Lovill	Town and Country Builders of Mount Airy, Inc.

Robert H. Moody	Moody Funeral Services, Inc.

Gene Rees	F. Rees Company, Inc.

Tamra W. Thomas	Retired

Tom G. Webb	Westwood Partners, LLC

Buddy Williams	Ten Oaks, LLC

Bank Officers

Robert H. Moody	Chairman

Edward C. Ashby, III	President and CEO

Peter A. Pequeno	Senior Vice President and CLO

Mark H. Towe	Senior Vice President, Treasurer and CFO

John Canosa	Vice President

Lesa Hensley	Vice President

William Johnson	Vice President

Jared Moser	Vice President

Mark Dodson	Vice President

J. Cory Tucker	Vice President

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held Friday, April 24, 2015, at 10:00 a.m. at Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina.

Requests for Information

Requests for information should be directed to Mr. Mark H. Towe, Senior Vice President and CFO, at Surrey Bank & Trust, Post Office Box 1227, Mount Airy, North Carolina, 27030; telephone (336) 783-3900.  A copy of the Company’s Form 10-K for 2014 will be furnished, without charge, after March 31, 2015, upon written request, or will be available on the internet at www.surreybank.com.

Independent Auditors	Stock Transfer Agent

Elliott Davis Decosimo, PLLC	Broadridge Corporate Issuer Solutions, Inc.
Certified Public Accountants	51 Mercedes Way
700 East Morehead Street, Suite 400	Edgewood, NY 11717
Charlotte, North Carolina 28202

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC.  This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Banking Offices

145 North Renfro Street Mount Airy, North Carolina (336) 783-3900	1280 West Pine Street Mount Airy, North Carolina (336) 783-3920	940 Woodland Drive Stuart Virginia (276) 694-4825

Loan Production Office
2050 Rockford Street Mount Airy, North Carolina (336) 783-3940	1328 North Bridge Street Elkin, North Carolina (336) 526-1803	653 South Key Street Pilot Mountain, North Carolina (336) 368-1122

Mortgage Lending Office

199 North Renfro Street
Mount Airy, North Carolina
(336) 783-3933

Freedom Finance, LLC 165 North Renfro Street Mount Airy, North Carolina (336) 783-3980	SB & T Insurance 199 North Renfro Street Mount Airy, North Carolina (336) 783-3939	Surrey Investment Services, Inc. 145 North Renfro Street Mount Airy, North Carolina (336) 783-3938