Form 10-K, Exhibit 13
period 2015-12-31
SURREY BANCORP
filed 2016-03-23
CIK 1229146

Exhibit 13.1

2015 Annual Report

Table of Contents

Letter to Stockholders	1

Financial Highlights Summary	2

Consolidated Balance Sheets	3

Consolidated Statements of Income	4

Consolidated Statements of Comprehensive Income	5

Consolidated Statements of Changes in Stockholders’ Equity	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	9

Report of Independent Registered Public Accounting Firm	39

Management’s Discussion and Analysis	40

Board of Directors and Officers	58

Stockholder Information	59

Dear Shareholder:

I am pleased to report another good year for our organization. Surrey Bancorp recorded a return on average assets of 1.17 percent and a return on average equity of 8.01 percent.  As in previous years, we continue to rank among the most profitable and highly capitalized banks in North Carolina. Based on our strong and consistent financial performance, the Board of Directors declared a special dividend of $.27 per common share prior to year-end, which was paid in January of 2016.  The dividend payout totaled 33.3 percent of 2015 earnings.

The Company reported net income of $3,061,110 or $.73 per fully diluted common share in 2015. Net income declined $382,459 or 11.1 percent versus 2014 due to a reduction in non-interest income.  In 2014, we received life insurance proceeds totaling $419,150 plus a gain of $127,362 on the sale of a government guaranteed loan.  These gains are not reoccurring events.  Net interest income for the year totaled $9,968,598, an increase of $502,180, or 5.3 percent compared to 2014.  The increase was the result of loan growth and generally stable net asset yields.  The 2015 provision for loan loss reserves totaled $242,445, an increase of 14.4 percent versus the prior year and was attributable to loan growth.  Non-interest expense of $7,658,670 increased 4.7 percent during the year due to expenses associated with improvements to foreclosed assets and costs associated with opening a full service branch in the fourth quarter of 2015.

Our total assets as of December 31, 2015 were $257,776,555, an increase of 1.8 percent over 2014. Total deposits increased 2.9 percent to $212,687,961. Loans, net of the allowance for losses, increased 4.4 percent to $197,904,895. The allowance for loan losses ended the year at $3,626,908. The reserve equals 1.80 percent of total loans versus 1.84 at the end of 2014. Non-performing asset totaled 0.61 percent of total assets at year-end, a meaningful improvement over 1.31 percent of total assets reported at the end of 2014.  The percentage of outstanding loans enhanced with government guarantees totaled 24.7 percent at year-end 2015, up 1.3 percent over the previous year.

 Management and the Board of Directors have taken note of the rapid pace of consolidation in the banking industry, particularly in our market area. It is our belief consolidation creates opportunity for profitable growth at community banks, such as Surrey Bancorp, that embrace a strong service culture and managed growth.  In the second quarter of 2015, we opened a Loan Production Office in Wilkes County, which is similar to Surry County in most all socio-economic measurements. We are pleased with the initial success of this office and hope to establish a full service branch within the next twelve to eighteen months. In the fourth quarter of 2015, we converted our Elkin Loan Production Office into a full service branch.  We are confident the branch will further improve our market share of banking activity in Surry County.  In 2016, we will invest in numerous technology platforms that will enhance customer experience in opening deposit accounts, performing teller transactions, online and mobile banking, including mobile deposits and commercial cash management. Investment in branching activity and technology has negative short-term effects on our profitability but provides opportunity for profitable growth essential to our future.

Management and the Board of Directors are continuously looking for efficiencies in our operation to improve profitability.  The costs associated with regulatory reporting for our organization is excessive, based on our size and the complexity of our operations.  We have determined the company could realize substantial cost saving by taking advantage of the “Jumpstart Our Business Startup Act (JOBS Act)”.  This law would allow us to de-register from the Security and Exchange Commission (SEC) and focus our money, time and resources on activities that will improve shareholder value. Numerous banking organizations in our state have already taken advantage of this opportunity.  Briefly, by approving our proposal to reclassify less than 2.9 percent of the common stock currently outstanding, we can de-register with the SEC. The Board of Directors has a deep level of respect and appreciation for the support of our shareholder base, large and small alike. The shareholders who will be affected by the proposed reclassification will receive attractive benefits if they wish to maintain ownership in their company or have an option to sell their shares back to the company at a fair price.  Please carefully review our proxy statement for detailed information on the reclassification proposal.  I encourage you to approve the proposal.  We believe, and think you will agree, it is simply a “good deal” for everyone.

On behalf of the employees, management and Board of Directors, thank you for your continued support.

Edward C. Ashby, III
President & CEO

Financial Highlights Summary1

	2015	2014	2013	2012	2011

Summary of Operations

Interest income	$11,104	$10,816	$10,539	$10,954	$10,936
Interest expense	1,135	1,350	1,505	1,671	2,116
Net interest income	9,969	9,466	9,034	9,283	8,820
Provision for loan losses	242	212	320	471	744
Other income	2,718	3,255	2,907	2,614	2,571
Other expense	7,659	7,315	6,972	6,922	7,031
Income taxes	1,725	1,751	1,760	1,721	1,369
Net income	3,061	3,443	2,889	2,783	2,247
Preferred stock dividends declared	(183)	(183)	(183)	(183)	(183)
Net income available to common stockholders	$2,878	$3,260	$2,706	$2,600	$2,064

Per Common Share Data

Net income:
Basic	$0.81	$0.92	$0.76	$0.73	$0.58
Diluted	0.73	0.82	0.69	0.67	0.54
Cash dividends declared	0.27	0.22	0.21	0.18	0.15
Book value per common share	9.80	9.27	8.57	8.01	7.45

Balance Sheet

Loans, net	$197,905	$189,549	$179,909	$173,578	$175,446
Investment securities available for sale	5,341	4,364	4,550	3,503	2,506
Total assets	257,777	253,201	240,919	229,912	224,728
Deposits	212,688	206,667	195,801	187,823	183,938
Stockholders’ equity	38,671	36,771	34,218	32,237	30,227
Interest-earning assets	237,385	232,441	223,497	213,560	213,301
Interest-bearing liabilities	160,819	159,947	160,838	158,594	161,287

Selected Ratios

Return on average assets	1.17%	1.38%	1.22%	1.23%	1.00%
Return on average equity	8.01%	9.65%	8.59%	8.86%	7.53%
Dividends declared on common stock as a percent of net income available to common stockholders	33.30%	23.95%	27.50%	24.53%	25.70%

1.	In thousands of dollars, except for per share data

Consolidated Balance Sheets
December 31, 2015 and 2014

	2015	2014

Assets

Cash and due from banks	$5,874,561	$6,236,749
Interest-bearing deposits with banks	32,921,125	37,315,779
Federal funds sold	1,217,801	1,212,776
Investment securities available for sale	5,340,743	4,363,805
Restricted equity securities	397,599	618,109
Loans, net of allowance for loan losses of $3,626,908 in 2015 and $3,554,664 in 2014	197,904,895	189,549,072
Property and equipment, net	5,333,066	4,368,589
Foreclosed assets	384,452	280,821
Accrued interest and other income	1,084,164	997,681
Goodwill	120,000	120,000
Bank owned life insurance	5,125,339	5,623,087
Other assets	2,072,810	2,514,855
Total assets	$257,776,555	$253,201,323

Liabilities and Stockholders’ Equity

Liabilities
Deposits:
Noninterest-bearing	$54,619,375	$52,969,691
Interest-bearing	158,068,586	153,696,890
Total deposits	212,687,961	206,666,581

Federal Home Loan Bank advances	2,750,000	6,250,000
Dividends payable	1,004,642	827,159
Accrued interest payable	91,632	110,261
Other liabilities	2,571,350	2,576,668
Total liabilities	219,105,585	216,430,669

Commitments and contingencies – Note 16

Stockholders’ equity
Preferred stock, 1,000,000 shares authorized,
189,356 shares of Series A, issued and outstanding with no par value, 4.5% convertible non-cumulative, perpetual; with a liquidation value of $14 per share;	2,620,325	2,620,325
181,154 shares of Series D, issued and outstanding with no par value, 5.0% convertible non-cumulative, perpetual; with a liquidation value of $7.08 per share;	1,248,482	1,248,482
Common stock, 10,000,000 shares authorized at no par value; 3,549,665 shares issued and outstanding	12,101,480	12,101,480
Retained earnings	22,727,587	20,808,309
Accumulated other comprehensive loss	(26,904)	(7,942)
Total stockholders’ equity	38,670,970	36,770,654
Total liabilities and stockholders’ equity	$257,776,555	$253,201,323

See Notes to Consolidated Financial Statements

Consolidated Statements of Income
For the years ended December 31, 2015 and 2014

	2015	2014

Interest income
Loans and fees on loans	$10,890,990	$10,634,674
Federal funds sold	2,816	2,720
Investment securities, taxable	74,337	60,427
Investment securities, dividends	24,864	24,419
Deposits with banks	110,592	93,744
Total interest income	11,103,599	10,815,984

Interest expense
Deposits	930,320	1,067,116
Federal funds purchased and securities sold under agreements to repurchase	3	19
Federal Home Loan Bank advances	204,678	282,431
Total interest expense	1,135,001	1,349,566
Net interest income	9,968,598	9,466,418

Provision for loan losses	242,445	211,863
Net interest income after provision for loan losses	9,726,153	9,254,555

Noninterest income
Service charges on deposit accounts	767,785	795,832
Gain on the sale of government guaranteed loans	-	127,362
Fees on loans delivered to correspondents	95,396	30,650
Other service charges and fees	727,610	678,053
Loss on sale of investment securities	(8,993)	(1,670)
Income from bank owned life insurance	149,157	160,752
Insurance commissions	737,561	766,855
Brokerage commissions	153,167	173,071
Other operating income	96,472	105,294
Life insurance proceeds	-	419,150
Total noninterest income	2,718,155	3,255,349

Noninterest expense
Salaries and employee benefits	3,992,623	3,931,262
Occupancy expense	482,486	442,858
Equipment expense	291,229	269,221
Data processing	464,400	453,417
Foreclosed assets, net	137,934	3,331
Postage, printing and supplies	202,944	189,646
Professional fees	478,309	463,844
FDIC insurance premiums	119,494	119,794
Other expense	1,489,251	1,441,848
Total noninterest expense	7,658,670	7,315,221
Net income before income taxes	4,785,638	5,194,683

Income tax expense	1,724,528	1,751,114
Net income	3,061,110	3,443,569
Preferred stock dividends	(183,423)	(183,423)
Net income available to common stockholders	$2,877,687	$3,260,146

Basic earnings per common share	$0.81	$0.92
Diluted earnings per common share	$0.73	$0.82
Basic weighted average common shares outstanding	3,549,665	3,544,057
Diluted weighted average common shares outstanding	4,183,600	4,179,908
Dividends declared per common share	$0.27	$0.22

See Notes to Consolidated Financial Statements

Consolidated Statements of Comprehensive Income
For the years ended December 31, 2015 and 2014

	2015	2014

Net income	$3,061,110	$3,443,569

Other comprehensive income (loss):
Investment securities available for sale
Unrealized holding gains (losses)	(35,609)	51,631
Tax effect	10,712	(19,252)
Reclassification of losses recognized in net income	8,993	1,670
Tax effect	(3,058)	(568)
	(18,962)	33,481
Comprehensive income	$3,042,148	$3,477,050

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders’ Equity
For the years ended December 31, 2015 and 2014

	Preferred Stock	Common Stock		Retained	Accumulated Other Comprehensive
	Amount	Shares	Amount	Earnings	Income (Loss)	Total
Balance, January 1, 2014	$3,868,807	3,542,984	$12,061,153	$18,329,089	$(41,423)	$34,217,626

Net income	-	-	-	3,443,569	-	3,443,569
Other comprehensive income	-	-	-	-	33,481	33,481

Common stock options exercised, net of shares surrendered in cashless exchange	-	6,681	40,327	-	-	40,327

Dividends declared on Series A convertible preferred stock ($.63 per share)	-	-	-	(119,294)	-	(119,294)
Dividends declared on Series D convertible preferred stock ($.35 per share)	-	-	-	(64,129)	-	(64,129)

Dividends declared on common stock ($.22 per share)	-	-	-	(780,926)	-	(780,926)

Balance, December 31, 2014	3,868,807	3,549,665	12,101,480	20,808,309	(7,942)	36,770,654

Net income	-	-	-	3,061,110	-	3,061,110
Other comprehensive income (loss)	-	-	-	-	(18,962)	(18,962)

Dividends declared on Series A convertible preferred stock ($.63 per share)	-	-	-	(119,294)	-	(119,294)
Dividends declared on Series D convertible preferred stock ($.35 per share)	-	-	-	(64,129)	-	(64,129)

Dividends declared on common stock ($.27 per share)	-	-	-	(958,409)	-	(958,409)

Balance, December 31, 2015	$3,868,807	3,549,665	$12,101,480	$22,727,587	$(26,904)	$38,670,970

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows
For the years ended December 31, 2015 and 2014

	2015	2014

Cash flows from operating activities
Net income	$3,061,110	$3,443,569
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	287,543	271,024
Provision for loan losses	242,445	211,863
(Gain) loss on the sale of foreclosed assets	21,523	(39,610)
Write down of foreclosed assets	17,065	-
Gain on the sale of government guaranteed loans	-	(127,362)
Loss on the sale of investments	8,993	1,670
Gain on disposal of property and equipment	(100)	(3,867)
Deferred income taxes	72,172	(186,258)
Amortization of premiums on securities, net of accretion of discounts	(708)	27
Changes in assets and liabilities:
Accrued interest and other income	(86,483)	(31,639)
Increase in cash surrender value of life insurance	(149,157)	(160,751)
Life insurance proceeds	1,001,320	-
Other assets	(41,623)	(641,098)
Accrued interest payable	(18,629)	(13,297)
Other liabilities	59,417	340,095
Net cash provided by operating activities	4,474,888	3,064,366

Cash flows from investing activities
Net (increase) decrease in interest-bearing deposits with banks	4,394,654	(2,964,274)
Net (increase) decrease in federal funds sold	(5,025)	98,865
Purchases of investment securities	(3,370,410)	(2,150,382)
Maturities of investment securities	2,005,340	2,256,480
Purchases of restricted equity securities	(11,390)	(310)
Redemption of restricted equity securities	231,900	59,000
Net increase in loans	(9,092,112)	(10,126,482)
Proceeds from the sale of investment securities	353,231	131,403
Proceeds from the sale of foreclosed assets	351,625	160,523
Proceeds from sale of property and equipment	100	5,575
Purchases of property and equipment	(1,252,020)	(201,106)
Net cash used in investing activities	(6,394,107)	(12,730,708)

Cash flows from financing activities
Net increase in deposits	6,021,380	10,865,620
Maturities of long-term debt	(3,500,000)	(1,500,000)
Dividends paid on preferred stock	(183,423)	(183,423)
Dividends paid on common stock	(780,926)	(744,026)
Common stock options exercised	-	40,327
Net cash provided by financing activities	1,557,031	8,478,498
Net decrease in cash and due from banks	(362,188)	(1,187,844)

Cash and due from banks, beginning	6,236,749	7,424,593
Cash and due from banks, ending	$5,874,561	$6,236,749

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows, continued
For the years ended December 31, 2015 and 2014

	2015	2014

Supplemental disclosures
Interest paid	$1,153,630	$1,362,863
Income taxes paid	$1,681,479	$2,009,722
Loans transferred to foreclosed properties	$493,844	$401,734
Cash dividends declared but not paid	$1,004,642	$827,159
Change in unrealized losses on investment securities available for sale, net	$(18,962)	$33,481

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

Note 1.	Organization and Summary of Significant Accounting Policies

Organization

Surrey Bancorp (the “Company”) began operation on May 1, 2003, and was created for the purpose of acquiring all the outstanding shares of common stock of Surrey Bank & Trust. Shareholders of the Bank received six shares of Surrey Bancorp common shares for every five shares of Surrey Bank & Trust common shares owned.  The Company is subject to regulation by the Federal Reserve.

Surrey Bank & Trust (the “Bank”) was organized and incorporated under the laws of the State of North Carolina on July 15, 1996, and commenced operations on July 22, 1996.  The Bank currently serves Surry County, North Carolina and Patrick County, Virginia and surrounding areas through six banking offices.  As a state chartered bank, which is not a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation.

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

Loans Held for Sale

Government guaranteed loans originated in the normal course of business are sometimes sold into the secondary market. These sales are of the guaranteed portion of the loans only. Loans that carry variable rates, which eliminate the market risk to the Bank, are carried at cost. Fixed rate loans are carried the lower of cost or market. There were no loans held for sale at December 31, 2015 and 2014.

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

Advertising Cost

The Company incurred marketing and advertising cost of $125,879 and $111,891 for the years ended December 31, 2015 and 2014, respectively.  The amounts are expensed as incurred and included in the statements of income under other expense.

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

Fair Value of Financial Instruments

FASB ASC 820, “Fair Value Measurement and Disclosure”, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.  Certain financial instruments and all nonfinancial instruments are excluded from disclosure requirements.  Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Reclassification

Certain reclassifications have been made to the prior years' financial statements to place them on a comparable basis with the current year.  Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Recent Accounting Pronouncements

The following is a summary of recent authoritative pronouncements:

In February 2015, the FASB issued guidance which amends the consolidation requirements and significantly changes the consolidation analysis required under U.S. GAAP. Although the amendments are expected to result in the deconsolidation of many entities, the Company will need to reevaluate all its previous consolidation conclusions. The amendments will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, with early adoption permitted (including during an interim period), provided that the guidance is applied as of the beginning of the annual period containing the adoption date. The Company does not expect these amendments to have a material effect on its financial statements.

In August 2015, the FASB issued amendments to the Interest topic of the Accounting Standards Codification to clarify the SEC staff’s position on presenting and measuring debt issuance costs incurred in connection with line-of-credit arrangements. The amendments were effective upon issuance. The Company does not expect these amendments to have a material effect on its financial statements.

In January 2016, the FASB amended the Financial Instruments topic of the Accounting Standards Codification to address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The amendments will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company will apply the guidance by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values will be applied prospectively to equity investments that exist as of the date of adoption of the amendments. The Company does not expect these amendments to have a material effect on its financial statements.

In February 2016, the FASB issued new guidance to change accounting for leases and that will generally require most leases to be recognized on the balance sheet. The new lease standard only contains targeted changes to accounting by lessors, however, lessees will be required to recognize most leases in their balance sheets as lease liabilities for lease payments and right-of-use assets representing the lessee's rights to use the underlying assets for the lease terms for lease arrangements longer than 12 months. Under this approach, a lessee will account for most existing capital/finance leases as Type A leases and most existing operating leases as Type B leases. Type A and Type B leases have unique accounting and disclosure requirements. Existing sale-leaseback guidance, including guidance for real estate, will be replaced with a new model applicable to both lessees and lessors. The new guidance will be effective for fiscal years (and interim periods within those fiscal years) beginning after December 15, 2018. Early adoption is permitted for all companies and organizations. Management is currently analyzing the impact of the adoption of this guidance on the Company's financial statements, including assessing changes that might be necessary to information technology systems, processes and internal controls to capture new data and address changes in financial reporting.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations, or cash flows.

Notes to Consolidated Financial Statements

Note 2.	Restrictions on Cash

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances.  The daily average cash reserve requirement was approximately $3,169,000 and $1,809,000 for the periods including December 31, 2015 and 2014, respectively.

Note 3.	Securities

Debt and equity securities have been classified in the balance sheets according to management’s intent.  The amortized costs of securities available for sale and their approximate fair values at December 31, 2015 and 2014 follow:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

2015
Government-sponsored enterprises	$4,498,227	$3,130	$10,117	$4,491,240
Mortgage-backed securities	20,233	446	-	20,679
Corporate bonds	300,000	-	300	299,700
Equities and mutual funds	563,321	14,644	48,841	529,124
	$5,381,781	$18,220	$59,258	$5,340,743

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

2014
Government-sponsored enterprises	$3,500,000	$1,170	$4,640	$3,496,530
Mortgage-backed securities	25,592	715	-	26,307
Corporate bonds	300,000	-	45,000	255,000
Equities and mutual funds	552,635	42,900	9,567	585,968
	$4,378,227	$44,785	$59,207	$4,363,805

Restricted equity securities were $397,599 and $618,109 at December 31, 2015 and 2014, respectively.  Restricted equity securities primarily consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”) and Community Bankers Bank (“CBB”). These investments are carried at cost.  The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money.  The Company is required to own the stock so long as it borrows from the FHLB.  CBB stock is classified as restricted due to the transfer restrictions placed on the ownership of the stock by the issuer.

At December 31, 2015 and 2014, substantially all government-sponsored enterprises securities were pledged as collateral on public deposits and for other purposes as required or permitted by law.  The mortgage-backed securities were pledged to the FHLB.

Maturities of mortgage-backed bonds are stated based on contractual maturities.  Actual maturities of these bonds may vary as the underlying mortgages are prepaid. The investment in equities and mutual funds by nature have no maturity date and are classified as due in one year or less.

The scheduled maturities of securities (all available for sale) at December 31, 2015, were as follows:

	Amortized Cost	Fair Value

Due in one year or less	$563,321	$529,124
Due after one year through five years	4,810,181	4,803,109
Due after five years through ten years	-	-
Due after ten years	8,279	8,510
	$5,381,781	$5,340,743

The Company had realized losses of $8,993 and $1,670 from the sales of equity and mutual fund investment securities for the years ended December 31, 2015 and 2014, respectively. Total proceeds from the sales amounted to $353,231 and $131,403 in 2015 and 2014, respectively.

Notes to Consolidated Financial Statements

Note 3.	Securities, continued

The following tables show investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2015 and 2014. These unrealized losses on investment securities are a result of volatility in interest rates and market fluctuations and relate to government-sponsored enterprises, corporate bonds issued by other banks and equities and mutual funds at December 31, 2015 and 2014.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2015
Government-sponsored enterprises	$2,488,110	$10,117	$-	$-	$2,488,110	$10,117
Corporate bonds	-	-	299,700	300	299,700	300
Equities and mutual funds	63,865	22,785	41,140	26,056	105,005	48,841
	$2,551,975	$32,902	$340,840	$26,356	$2,892,815	$59,258

2014
Government-sponsored enterprises	$1,995,360	$4,640	$-	$-	$1,995,360	$4,640
Corporate bonds	-	-	255,000	45,000	255,000	45,000
Equities and mutual funds	69,129	5,592	107,999	3,975	177,128	9,567
	$2,064,489	$10,232	$362,999	$48,975	$2,427,488	$59,207

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

Note 4.	Loans Receivable

The major components of loans in the balance sheets at December 31, 2015 and 2014 are below.

	2015	2014

Commercial and industrial	$51,930,870	$56,602,425
Real estate:
Construction and land development	9,669,380	10,061,249
Residential, 1-4 families	43,830,689	41,824,806
Residential, 5 or more families	1,155,535	1,109,586
Farmland	6,043,944	3,486,002
Nonfarm, nonresidential	82,595,636	74,275,793
Agricultural	1,609,150	675,474
Consumer, net of discounts of $16,079 in 2015 and $11,950 in 2014	4,532,179	4,997,023
	201,367,383	193,032,358
Net, deferred loan origination costs (fees)	164,420	71,378
	201,531,803	193,103,736
Allowance for loan losses	(3,626,908)	(3,554,664)
	$197,904,895	$189,549,072

Residential, 1-4 family loans pledged as collateral against FHLB advances approximated $12,691,000 and $18,124,000 at December 31, 2015 and 2014, respectively.

Notes to Consolidated Financial Statements

Note 5.	Allowance for Loan Losses

The allocation of the allowance for loan losses by loan components at December 31, 2015 and 2014 was as follows:

	Construction & Development	1-4 Family Residential	Nonfarm, Nonresidential	Commercial and Industrial	Consumer	Other	Total

2015

Allowance for credit losses:
Beginning balance	$160,100	$798,199	$1,067,315	$1,301,900	$158,750	$68,400	$3,554,664
Charge-offs	-	(224,524)	(8,481)	(198,523)	(134,133)	-	(565,661)
Recoveries	-	3,437	1,230	357,067	33,726	-	395,460
Provision	(9,700)	213,088	(39,664)	(98,630)	119,551	57,800	242,445
Ending balance	$150,400	$790,200	$1,020,400	$1,361,814	$177,894	$126,200	$3,626,908

Ending balance: individually evaluated for impairment	$-	$-	$-	$45,014	$-	$-	$45,014
Ending balance: collectively evaluated for impairment	$150,400	$790,200	$1,020,400	$1,316,800	$177,894	$126,200	$3,581,894

Loans Receivable:
Ending balance	$9,669,380	$43,830,689	$82,595,636	$51,930,870	$4,532,179	$8,808,629	$201,367,383

Ending balance: individually evaluated for impairment	$11,061	$966,420	$2,640,143	$2,268,676	$-	$11,085	$5,897,385
Ending balance: collectively evaluated for impairment	$9,658,319	$42,864,269	$79,955,493	$49,662,194	$4,532,179	$8,797,544	$195,469,998

2014

Allowance for credit losses:
Beginning balance	$73,000	$617,629	$753,050	$1,708,962	$181,309	$41,400	$3,375,350
Charge-offs	-	(102,168)	(1,778)	(146,444)	(66,581)	-	(316,971)
Recoveries	-	1,463	80,630	160,418	41,911	-	284,422
Provision	87,100	281,275	235,413	(421,036)	2,111	27,000	211,863
Ending balance	$160,100	$798,199	$1,067,315	$1,301,900	$158,750	$68,400	$3,554,664

Ending balance: individually evaluated for impairment	$-	$97,799	$117,215	$162,900	$-	$-	$377,914
Ending balance: collectively evaluated for impairment	$160,100	$700,400	$950,100	$1,139,000	$158,750	$68,400	$3,176,750

Loans Receivable:
Ending balance	$10,061,249	$41,824,806	$74,275,793	$56,602,425	$4,997,023	$5,271,062	$193,032,358

Ending balance: individually evaluated for impairment	$13,536	$574,078	$2,658,938	$1,399,469	$-	$228,111	$4,874,132
Ending balance: collectively evaluated for impairment	$10,047,713	$41,250,728	$71,616,855	$55,202,956	$4,997,023	$5,042,951	$188,158,226

Notes to Consolidated Financial Statements

Note 5.	Allowance for Loan Losses, continued

The following table presents loans individually evaluated for impairment by class of loan as of December 31, 2015 and 2014:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

2015
With no related allowance recorded:
Construction and development	$11,061	$11,061	$-	$11,408	$1,005
1-4 family residential	966,420	975,909	-	966,971	47,320
Nonfarm, nonresidential	2,640,143	2,640,143	-	2,542,346	99,820
Commercial and industrial	1,676,119	1,676,119	-	1,647,548	86,843
Consumer	-	-	-	-	-
Other loans	11,085	11,085	-	11,085	591
	5,304,828	5,314,317	-	5,179,358	235,579

With an allowance recorded:
Construction and development	$-	$-	$-	$-	$-
1-4 family residential	-	-	-	-	-
Nonfarm, nonresidential	-	-	-	-	-
Commercial and industrial	592,557	592,557	45,014	592,557	37,304
Consumer	-	-	-	-	-
Other loans	-	-	-	-	-
	592,557	592,557	45,014	592,557	37,304

Combined:
Construction and development	$11,061	$11,061	$-	$11,408	$1,005
1-4 family residential	966,420	975,909	-	966,971	47,320
Nonfarm, nonresidential	2,640,143	2,640,143	45,014	2,542,346	99,820
Commercial and industrial	2,268,676	2,268,676	-	2,240,105	124,147
Consumer	-	-	-	-	-
Other loans	11,085	11,085	-	11,085	591
	$5,897,385	$5,906,874	$45,014	$5,771,915	$272,883

2014
With no related allowance recorded:
Construction and development	$13,536	$13,536	$-	$13,788	$2,710
1-4 family residential	174,314	174,314	-	174,882	7,269
Nonfarm, nonresidential	1,806,013	1,806,013	-	1,826,306	94,953
Commercial and industrial	844,682	844,682	-	986,462	9,452
Consumer	-	-	-	-	-
Other loans	228,111	228,111	-	228,884	15,244
	3,066,656	3,066,656	-	3,230,322	129,628

With an allowance recorded:
Construction and development	$-	$-	$-	$-	$-
1-4 family residential	399,764	399,764	97,799	402,691	8,141
Nonfarm, nonresidential	852,925	852,925	117,215	852,872	358
Commercial and industrial	554,787	554,787	162,900	552,865	72
Consumer	-	-	-	-	-
Other loans	-	-	-	-	-
	1,807,476	1,807,476	377,914	1,808,428	8,571

Combined:
Construction and development	$13,536	$13,536	$-	$13,788	$2,710
1-4 family residential	574,078	574,078	97,799	577,573	15,410
Nonfarm, nonresidential	2,658,938	2,658,938	117,215	2,679,178	95,311
Commercial and industrial	1,399,469	1,399,469	162,900	1,539,327	9,524
Consumer	-	-	-	-	-
Other loans	228,111	228,111	-	228,884	15,244
	$4,874,132	$4,874,132	$377,914	$5,038,750	$138,199

Notes to Consolidated Financial Statements

Note 5.	Allowance for Loan Losses, continued

Nonperforming loans and impaired loans are defined differently. As such, some loans may be included in both categories, whereas other loans may only be included in one category.  The following presents by class, an aging analysis of the recorded investment in loans.

The following table presents an age analysis of past due loans as of December 31, 2015 and 2014:

	30-59 Days Past Due	60-89 Days Past Due	90 Days Plus Past Due	Total Past Due	Current	Total	Recorded Investment > 90 Days and Accruing

2015

Construction and development	$-	$-	$-	$-	$9,669,380	$9,669,380	$-
1-4 family residential	412,158	395,682	277,572	1,085,412	42,745,277	43,830,689	-
Nonfarm, nonresidential	487,300	120,590	320,924	928,814	81,666,822	82,595,636	3,502
Commercial and industrial	72,259	748,958	193,165	1,014,382	50,916,488	51,930,870	7,866
Consumer	62,137	72,140	27,242	161,519	4,370,660	4,532,179	26,120
Other loans	-	11,085	-	11,085	8,797,544	8,808,629	-
Total	$1,033,854	$1,348,455	$818,903	$3,201,212	$198,166,171	$201,367,383	$37,488
Percentage of total loans	0.51%	0.67%	0.41%	1.59%	98.41%	100.00%

Non-accruals included above
Construction and development	$-	$-	$-	$-	$-	$-
1-4 family residential	-	-	277,572	277,572	248,468	526,040
Nonfarm, nonresidential	62,070	49,503	317,421	428,994	51,445	480,439
Commercial and industrial	-	-	185,300	185,300	-	185,300
Consumer	-	-	1,122	1,122	-	1,122
Other loans	-	-	-	-	-	-
	$62,070	$49,503	$781,415	$892,988	$299,913	$1,192,901

2014

Construction and development	$94,736	$-	$-	$94,736	$9,966,513	$10,061,249	$-
1-4 family residential	362,406	274,595	172,981	809,982	41,014,824	41,824,806	-
Nonfarm, nonresidential	137,733	105,473	663,902	907,108	73,368,685	74,275,793	-
Commercial and industrial	63,744	20,476	1,271,937	1,356,157	55,246,268	56,602,425	-
Consumer	169,895	48,785	54,306	272,986	4,724,037	4,997,023	53,184
Other loans	-	-	-	-	5,271,062	5,271,062	-
Total	$828,514	$449,329	$2,163,126	$3,440,969	$189,591,389	$193,032,358	$53,184
Percentage of total loans	0.43%	0.23%	1.12%	1.78%	98.22%	100.00%

Non-accruals included above
Construction and development	$-	$-	$-	$-	$-	$-
1-4 family residential	162,027	56,664	172,981	391,672	112,752	504,424
Nonfarm, nonresidential	133,147	-	663,902	797,049	395,558	1,192,607
Commercial and industrial	18,859	-	1,271,937	1,290,796	-	1,290,796
Consumer	-	-	1,122	1,122	-	1,122
Other loans	-	-	-	-	-	-
	$314,033	$56,664	$2,109,942	$2,480,639	$508,310	$2,988,949

Notes to Consolidated Financial Statements

Note 5.	Allowance for Loan Losses, continued

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

Notes to Consolidated Financial Statements

Note 5.	Allowance for Loan Losses, continued

Loans by credit quality indicator are provided in the following table.

	Total	Pass Credits	Special Mention	Substandard	Doubtful
December 31, 2015

Construction and development	$9,669,380	$9,669,380	$-	$-	$-
1-4 family residential	43,830,689	43,240,136	590,553	-	-
Nonfarm, nonresidential	82,595,636	81,511,272	1,084,364	-	-
Commercial and industrial	51,930,870	50,362,579	1,568,291	-	-
Consumer	4,532,179	4,525,777	6,402	-	-
Other loans	8,808,629	8,797,544	11,085	-	-
	$201,367,383	$198,106,688	$3,260,695	$-	$-

	100.0%	98.4%	1.6%	-%	-%

Guaranteed portion of loans

Construction and development	$88,754	$88,754	$-	$-	$-
1-4 family residential	642,150	433,306	208,844	-	-
Nonfarm, nonresidential	36,610,890	36,250,939	359,951	-	-
Commercial and industrial	11,674,243	11,555,133	119,110	-	-
Consumer	-	-	-	-	-
Other loans	713,210	707,667	5,543	-	-
	$49,729,247	$49,035,799	$693,448	$-	$-

	Total	Pass Credits	Special Mention	Substandard	Doubtful
December 31, 2014

Construction and development	$10,061,249	$10,061,249	$-	$-	$-
1-4 family residential	41,824,806	41,009,963	641,862	172,981	-
Nonfarm, nonresidential	74,275,793	72,657,724	1,618,069	-	-
Commercial and industrial	56,602,425	55,274,007	1,328,418	-	-
Consumer	4,997,023	4,996,479	544	-	-
Other loans	5,271,062	5,254,896	16,166	-	-
	$193,032,358	$189,254,318	$3,605,059	$172,981	$-

	100.0%	98.0%	1.9%	0.1%		%
Guaranteed portion of loans

Construction and development	$15,604	$15,604	$-	$-	$-
1-4 family residential	584,842	306,212	278,630	-	-
Nonfarm, nonresidential	29,914,244	29,082,499	831,745	-	-
Commercial and industrial	13,858,258	12,877,497	980,761	-	-
Consumer	-	-	-	-	-
Other loans	768,869	760,786	8,083	-	-
	$45,141,817	$43,042,598	$2,099,219	$-	$-

Notes to Consolidated Financial Statements

Note 5.	Allowance for Loan Losses, continued

	For the year ended December 31, 2015			For the year ended December 31, 2014
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Construction and development	-	$-	$-	-	$-	$-
1-4 Family residential	1	84,833	84,833	4	327,724	331,425
Nonfarm, nonresidential	2	426,098	426,098	-	-	-
Commercial and industrial	2	678,491	678,491	-	-	-

During the year ended December 31, 2015, the Bank modified five loans that were considered to be troubled debt restructurings. The terms for these loans were extended. The interest rate and payment were lowered on two loans and one loan was renewed while interest was not paid current.

During the year ended December 31, 2014, the Bank modified four loans that were considered to be troubled debt restructurings. The terms for these loans were extended. The interest rate and payment were lowered on three loans and one loan was renewed while interest was not paid current.

During the year ended December 31, 2015 and 2014, no loans that had previously been restructured were in default.

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

The Company occasionally sells the guaranteed portion of certain government guaranteed loans in the secondary market.  The Company continues to service these loans that totaled $11,026,278 and $11,321,566 at December 31, 2015 and 2014, respectively. The Company recognizes a servicing rights asset upon the sale of the guaranteed portion of government guaranteed loans for which the Company retains the underlying servicing obligation. Servicing rights assets are initially measured at fair value and amortized to expense over the estimated life of the servicing obligation. The fair value of servicing rights is determined at the date of sale of the underlying loan using the present value of estimated future net servicing income on assumptions that market participants use in their valuation estimates. The Company presents its servicing rights assets gross at the lower of cost or fair value in the Consolidated Balance Sheets. Servicing rights are included in other assets in the Consolidated Balance Sheets.

Notes to Consolidated Financial Statements

Note 6.	Loan Servicing, continued

The following table presents a roll forward of loan servicing rights for the years 2015 and 2014 and shows that the loan servicing rights are classified as Level 3 as discussed below.

	Level 3
	2015	2014
	Fair Value	Fair Value

Balance, January 1	$350,232	$260,862
Capitalized	-	97,221
Amortization included in other income	(10,060)	(7,851)
Balance, December 31	$340,172	$350,232

Note 7.	Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2015 and 2014 are as follows:

	2015	2014

Land and improvements	$1,998,817	$1,625,879
Buildings and improvements	4,504,364	3,891,557
Furniture and equipment	3,085,904	2,820,417
	9,589,085	8,337,853
Less accumulated depreciation	(4,256,019)	(3,969,264)
	$5,333,066	$4,368,589

Depreciation expense amounted to $287,543, and $271,024 for the years ended December 31, 2015 and 2014, respectively.

The Company’s West Pine Street branch is leased under a five-year operating lease at a monthly rental of $2,492.  The lease expires March 31, 2020.  The Company has the option to renew the lease for one additional five-year term.  The five-year term will carry a 12.5% increase in the monthly rental over the previous five-year term. In addition, the Company rents space for a loan production office under an automatically renewable six month lease at a monthly rental of $850. The Company has the option to renew the lease for one additional six-month terms. Rental expense was $47,818 and $37,918 for 2015 and 2014, respectively.

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2015, and leases expected to renew, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

2016	$39,250
2017	29,900
2018	29,900
2019	29,900
2020	32,704
$161,654

Notes to Consolidated Financial Statements

Note 8.	Deposits

Time deposits that meet or exceed the FDIC Insurance limit of $250,000 at December 31, 2015 and 2014 were $5,522,522 and $8,578,639, respectively. The aggregate amount of time deposits in denominations of $100,000 to $250,000 at December 31, 2015 and 2014, was $22,958,312 and $25,292,009, respectively.  At December 31, 2015, the scheduled maturities of total time deposits are as follows:

2016	$44,538,587
2017	14,169,581
2018	4,270,314
2019	3,959,739
2020	2,638,972
$69,577,193

Note 9.	Short-Term Debt

Short-term debt consists of Federal Home Loan Bank advances that have original maturities of 12 months or less, short-term secured borrowings associated with the sale of government guaranteed loans and federal funds purchased and securities sold under agreements to repurchase, which generally mature within one to four days from the transaction date. Additional information at December 31, 2015 and 2014 and for the periods then ended is summarized below:

	2015	2014

Outstanding balance at December 31	$-	$-
Year-end weighted average rate	-%	-%
Daily average outstanding during the year	$304	$1,583
Average rate for the year	.99%	1.20%
Maximum outstanding at any month-end during the year	$110,917	$78,000

Lines of Credit

The Company has established various credit facilities to provide additional liquidity if and as needed.  These include unsecured lines of credit with correspondent banks totaling $35,500,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $9,127,000.  At December 31, 2015, there were no amounts outstanding on the unsecured lines with correspondent banks.   Advances due to the Federal Home Loan Bank of Atlanta on the secured line of credit at December 31, 2015 and 2014 amounted to $2,750,000 and $6,250,000, respectively.

Note 10.	Federal Home Loan Bank Advances

The Company’s Federal Home Loan Bank advances include instruments bearing fixed rates ranging from 3.28% to 4.95%. The weighted average rate of all long-term debt at December 31, 2015 and December 31, 2014 was 3.89% and 3.90%, respectively.  Collateral consists of eligible real estate, 1-4 family first and second lien and revolving residential real estate loans and certain investment securities.  The contractual maturities of long-term debt are as follows:

2016	$1,000,000
2017	1,750,000
2018	-
2019	-
2020	-
$2,750,000

Notes to Consolidated Financial Statements

Note 11.	Fair Value

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

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures the impairment in accordance with the Receivables Topic of the FASB ASC. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2015 and 2014, substantially all of the total impaired loans were evaluated based on the fair value of the collateral and discounted cash flows. In accordance with the Fair Value and Measurement Topic of the FASB ASC, impaired loans, where an allowance is established based on the fair value of collateral; require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price the Company records the impaired loan as nonrecurring Level 2. When an appraised value is available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

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

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets measured at fair value on a recurring basis. No liabilities were presented at fair value on a recurring basis at December 31, 2015 and 2014.

(in thousands) December 31, 2015	Total	Level 1	Level 2	Level 3
Government-sponsored enterprises	$4,491	$-	$4,491	$-
Mortgage-backed securities	21	-	21	-
Corporate bonds	300	-	-	300
Equities and mutual funds	529	529	-	-
Total assets at fair value	$5,341	$529	$4,512	$300

(in thousands) December 31, 2014	Total	Level 1	Level 2	Level 3
Government-sponsored enterprises	$3,497	$-	$3,497	$-
Mortgage-backed securities	26	-	26	-
Corporate bonds	255	-	-	255
Equities and mutual funds	586	586	-	-
Total assets at fair value	$4,364	$586	$3,523	$255

The changes in Level 3 assets measured at fair value on a recurring basis were:

	2015	2014
(in thousands) Corporate Bonds-Available for Sale
Balance, January 1	$255	$451
Total realized gain (losses) included in income	-	-
Total unrealized gain (losses) included in other comprehensive income	45	54
Net purchases, sales, calls and maturities	-	(250)
Net transfers in/out of Level 3	-	-
Balance, December 31	$300	$255

Of the Level 3 assets that were held by the Company at December 31, 2015, the unrealized gain for the year was $45,000. That gain is recognized in other comprehensive income in the consolidated statements of financial condition. The Company had a Level 3 available for sale corporate bond called during 2014. The gain included in comprehensive income due to the call was $44,000. Both observable and unobservable inputs may be used to determine the fair value of positions classified as Level 3 assets. As a result, the unrealized gains and losses for these assets presented in the tables above may include changes in fair value that were attributable to both observable and unobservable inputs.

Notes to Consolidated Financial Statements

Note 11.	Fair Value, continued

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets or liabilities at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets and liabilities that are required to be measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets and liabilities recorded at fair value on a nonrecurring basis are included in the table below. No liabilities were presented at fair value on a nonrecurring basis at December 31, 2015 and 2014.

(in thousands) December 31, 2015	Total	Level 1	Level 2	Level 3
Impaired loans:
Commercial and industrial	$548	$-	$-	$548
Foreclosed assets	384	-	-	384
Servicing assets	340	-	-	340
Total assets at fair value	$1,272	$-	$-	$1,272

(in thousands) December 31, 2014	Total	Level 1	Level 2	Level 3
Impaired loans:
Commercial and industrial	$392	$-	$-	$392
Nonfarm, nonresidential	736	-	-	736
1- 4 family residential	302	-	-	302
Foreclosed assets	281	-	-	281
Servicing assets	350	-	-	350
Total assets at fair value	$2,061	$-	$-	$2,061

For level 3 assets and liabilities measured at fair value on a recurring or non-recurring basis as of December 31, 2015 and 2014, the significant unobservable inputs used in the fair value measurements were as follows:

	Fair Value at December 31, 2015	Valuation Technique	Significant Unobservable Inputs	Significant Unobservable Input Value
Corporate bonds	$300	Third party estimate	Sales of comparable instruments	n/a
Servicing assets	$340	Management estimate	Present value of future payments/useful life	n/a
Impaired loans	$548	Management estimate	Appraisals and/or sales of comparable properties	0-10%
Foreclosed assets	$384	Management estimate	Appraisals and/or sales of comparable properties	0-10%

	Fair Value at December 31, 2014	Valuation Technique	Significant Unobservable Inputs	Significant Unobservable Input Value
Corporate bonds	$255	Third party estimate	Sales of comparable instruments	n/a
Servicing assets	$350	Management estimate	Present value of future payments/useful life	n/a
Impaired loans	$1,430	Management estimate	Appraisals and/or sales of comparable properties	0-25%
Foreclosed assets	$281	Management estimate	Appraisals and/or sales of comparable properties	n/a

Notes to Consolidated Financial Statements

Note 11.	Fair Value, continued

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

Notes to Consolidated Financial Statements

Note 11.	Fair Value, continued

Fair Values

The estimated fair values of the Company’s financial instruments are as follows (dollars in thousands):

			Fair Value Measurements
(dollars in thousands)	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

December 31, 2015
Financial Instruments - Assets
Loans	$197,905	$203,047	$-	$-	$203,046

Financial Instruments – Liabilities
Deposits	212,688	205,778	-	74,693	131,085
Federal Home Loan Bank advances	2,750	2,865	-	-	2,865

December 31, 2014
Financial Instruments - Assets
Loans	$189,549	$195,254	$-	$-	$195,254

Financial Instruments – Liabilities
Deposits	206,667	202,750	-	61,925	140,825
Federal Home Loan Bank advances	6,250	6,486	-	-	6,486

Notes to Consolidated Financial Statements

Note 12.	Earnings Per Common Share

The following table details the computation of basic and diluted earnings per common share for the years ended December 31, 2015 and 2014:

	2015	2014

Net income	$3,061,110	$3,443,569
Convertible preferred stock dividends (Series A and D)	(183,423)	(183,423)
Net income available to common shareholders	$2,877,687	$3,260,146
Weighted average common shares outstanding	3,549,665	3,544,057

Effect of dilutive securities:
Options	-	1,916
Convertible preferred stock (Series A and D)	633,935	633,935
Weighted average common shares outstanding, diluted	4,183,600	4,179,908

Basic earnings per common share	$0.81	$0.92
Diluted earnings per common share	$0.73	$0.82

The Company has 22,187 shares of common stock available for exercise in its qualified incentive stock option plan. These shares were not “in the money” therefore had no effect on fully diluted earnings per share at December 31, 2015. The 22,187 shares available at December 31, 2014, were “in the money”.

Note 13.	Employee Benefit Plans

The Company has a defined contribution plan (the Plan) qualifying under IRS Code Section 401(k). Eligible participants in the Plan can contribute up to the maximum percentage allowable not to exceed the dollar limit under IRC Section 401(k). The Company matches 100% of the first six percent of an employee’s contribution.  For the years ended December 31, 2015 and 2014, the Company contributed $158,497 and $154,958 to the Plan, respectively.

The Company has a Supplemental Retirement Benefit Plan (SERP) to provide future compensation to certain members of management upon retirement.  Under plan provisions, payments projected to range from $50,827 to $89,914, per year, are payable for the life of the executive, generally beginning at age 65. The liability accrued for the compensation under the plan was $896,400 and $908,484 at December 31, 2015 and 2014, respectively.  Employee benefits expense, an actuarially determined amount, was $151,332 and $145,279 for the years ended December 31, 2015 and 2014, respectively. Benefits paid during the years ended December 31, 2015 and 2014, amounted to $163,416 and $19,836, respectively. The assumed discount rate for the plan was 5.00% and 5.5% at December 31, 2015 and 2014, respectively.

The Company also has a deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 30% matching contribution and will be paid an annual benefit for a specified number of years after retirement, generally beginning at age 65. The maximum payout period is ten years. The liability accrued for deferred directors’ fees was $1,073,535 and $968,398 at December 31, 2015 and 2014, respectively.  Deferred directors’ fees expensed under the plan for the years ended December 31, 2015 and 2014 were $119,654 and $131,310, respectively. Benefits of $14,517 and $14,663 were paid out during the years ended December 31, 2015 and 2014, respectively.

The Company has purchased and is the primary beneficiary of life insurance policies indirectly related to the Supplemental Retirement Benefit Plan and the directors’ deferred compensation liability. The cash value of the life insurance policies totaled $5,125,339 and $5,623,087 at December 31, 2015 and 2014, respectively. In December of 2014, life insurance proceeds of $419,150 were accrued upon the death of a former officer of the Company. The proceeds were received in February of 2015.

Notes to Consolidated Financial Statements

Note 14.	Stock Based Compensation

The Company has two share-based compensation plans, which are described below. No compensation cost has been charged against income during the years ended December 31, 2015 and 2014, as the vesting period ended in 2012.

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

A summary of option activity under the stock option plans during the years ended December 31, 2015 and 2014 is presented below:

	Options Outstanding	Weighted Average Exercise Price

Balance at December 31, 2013	41,190	$12.06

Exercised	(19,003)	12.06
Authorized	-	-
Forfeited	-	-
Granted	-	-
Expired	-	-
Balance at December 31, 2014	22,187	12.06

Exercised	-	-
Authorized	-	-
Forfeited	-	-
Granted	-	-
Expired	-	-
Balance at December 31, 2015	22,187	$12.06

Notes to Consolidated Financial Statements

Note 14.	Stock Based Compensation, continued

The following table sets forth the exercise prices, the number of options outstanding and the number of options exercisable at December 31, 2015:

Exercise Price	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Life Remaining (Years)	Number of Options Exercisable	Weighted Average Exercise Price

$12.06	22,187	$12.06	1.4	22,187	$12.06
Total/Average	22,187	12.06	1.4	22,187	12.06

As of December 31, 2015, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. The options exercisable at December 31, 2015, had no intrinsic value as the exercise price was higher than the market value of the underlying common stock.

Note 15.	Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense are as follows:

	2015	2014

Current	$1,652,356	$1,937,372
Deferred	72,172	(186,258)
	$1,724,528	$1,751,114

Rate Reconciliation

A reconciliation of expected income tax expense computed at the statutory federal income tax rate of 34% to income tax expense included in the statements of income is as follows:

	2015	2014

Expected tax expense	$1,627,117	$1,766,192
State income tax, net of federal tax benefit	153,178	184,559
Tax exempt income	(72,344)	(227,117)
Nondeductible and other items	16,577	27,480
	$1,724,528	$1,751,114

Notes to Consolidated Financial Statements

Note 15.	Income Taxes, continued

Deferred Income Tax Analysis

Net deferred tax assets are included in other assets in the consolidated balance sheets. The significant components of net deferred tax assets at December 31, 2015 and 2014 are summarized as follows:

	2015	2014

Deferred tax assets
Allowance for loan losses	$942,480	$939,429
Deferred compensation liability	721,785	700,077
Net unrealized loss on securities available for sale	14,133	6,480
Write down of foreclosed assets	6,253	-
Interest income on non-accrual loans	198,457	211,177
Lower of cost or market adjustment on loans transferred from available for sale to portfolio	10,149	13,880
	1,893,257	1,871,043
Deferred tax liabilities
Depreciation	339,911	305,846
Net deferred loan cost	165,470	112,466
Other	18,754	19,091
	524,135	437,403
Net deferred tax asset	$1,369,122	$1,433,640

The Company files tax returns in the United States Federal jurisdiction and the states of North Carolina and Virginia.

The Company classifies interest and penalties related to income tax assessments, if any, in interest expense or non-interest expense, respectively in the consolidated statements of income.  Tax years 2012 through 2015 are subject to examination by the Internal Revenue Service, North Carolina Department of Revenue, and the Virginia Department of Taxation.  The Company has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded it has no liability related to uncertain tax positions.

On July 23, 2013, North Carolina Governor Pat McCrory signed a major tax reform bill into law that lowered the North Carolina corporate income tax rate among other things.  Specifically, the corporate income tax rate was reduced from 6.9% to 6% in 2014 and to 5% in 2015. The rate will be further reduced to 4% during the 2016 tax year and to 3% for post-2016 tax years provided that specified revenue growth targets are reached.

On July 28, 2015, McCrory announced the final revenue figures for the fiscal year ended on June 30, 2015 revealed that North Carolina had a $445 million revenue surplus.  Thus, the state met the necessary revenue target for fiscal year 2014-2015 to lower the corporate income tax rate from 5 percent to 4 percent effective for tax years beginning on or after January 1, 2016.  As of September 30, the Company estimated that the rate reduction trigger would result in a $22,680 reduction in deferred income taxes. The Company recorded the impact of this legislation as a reduction to the deferred income taxes during the period ended September 30, 2015 and deferred income taxes at December 31, 2015 reflect such reduction.

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

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  The Company uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments.  A summary of the Company’s commitments at December 31, 2015 and 2014 is as follows:

	2015	2014

Commitments to extend credit, including unused lines of credit	$52,991,292	$36,699,062
Standby letters of credit	2,697,593	2,414,247
	$55,688,885	$39,113,309

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

Concentrations of Credit Risk

Substantially all of the Company’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company’s market area and such customers are generally depositors of the Company.  The concentrations of credit by type of loan are set forth in Note 4.  The distribution of commitments to extend credit approximates the distribution of loans outstanding.  The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of approximately $5,900,000 unless guaranteed by SBA or USDA Rural Development Corporation.  Although the Company has a reasonably diversified loan portfolio, the following industries are considered concentrations:  real estate, motion picture and sound recording, truck transportation, fabricated metal product manufacturing, heavy and civil engineering construction and building construction.

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

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company is governed by Federal Reserve Act 23A, and differs from legal lending limits on loans to external customers.  Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured.  Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $3,789,000 at December 31, 2015.  No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2015 or 2014.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Common Equity Tier I and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations.  Management believes, as of December 31, 2015, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2015, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.  There are no conditions or events after that notification that management believes to have changed the institution’s category.

On July 7, 2014 the Federal Reserve Board approved Basel III Final Rule to begin implementation January 1, 2015. The desired overall objective of Basel III is to improve the banking sector’s ability to absorb shocks arising from financial and economic stress.  The Final Rule changes minimum capital ratios and raises the Tier 1 Risk Weighted Assets to 6% from 4%.  In addition, the new rules require a bank to maintain a capital conservation buffer of between 2 and 2 ½ % beginning in 2016.  The new rules will be phased in beginning in 2015 with complete compliance required by 2019.  Generally, the Basel III Final Rule requires banks to maintain higher levels of common equity and regulatory capital.

Notes to Consolidated Financial Statements

Note 17.	Regulatory Restrictions, continued

The Company’s and Bank’s actual capital amounts and minimum required amounts (dollars in thousands) and ratios are also presented in the following table.

	Actual		Minimum Required For Capital Adequacy Purposes		MinimumTo Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio

December 31, 2015
Total Capital
(to Risk-Weighted Assets)
Consolidated	$39,468	20.88%	$15,123	8.00%	$	n/a	n/a
Surrey Bank & Trust	$38,674	20.52%	$15,079	8.00%		$18,848	10.00%
Common Equity Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$33,204	17.56%	$8,507	4.50%	$	n/a	n/a
Surrey Bank & Trust	$36,286	19.25%	$8,482	4.50%		$12,251	6.50%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$37,073	19.61%	$11,342	6.00%	$	n/a	n/a
Surrey Bank & Trust	$36,286	19.25%	$11,309	6.00%		$15,079	8.00%
Tier I Capital
(to Average Assets)
Consolidated	$37,073	13.74%	$10,791	4.00%	$	n/a	n/a
Surrey Bank & Trust	$36,286	13.48%	$10,769	4.00%		$13,462	5.00%

December 31, 2014
Total Capital
(to Risk-Weighted Assets)
Consolidated	$37,412	21.55%	$13,888	8.00%	$	n/a	n/a
Surrey Bank & Trust	$36,623	21.11%	$13,878	8.00%		$17,348	10.00%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$35,225	20.29%	$6,944	4.00%	$	n/a	n/a
Surrey Bank & Trust	$34,438	19.85%	$6,939	4.00%		$10,409	6.00%
Tier I Capital
(to Average Assets)
Consolidated	$35,225	13.93%	$10,117	4.00%	$	n/a	n/a
Surrey Bank & Trust	$34,438	13.65%	$10,094	4.00%		$12,618	5.00%

Note 18.	Transactions with Related Parties

The Company has entered into transactions with related parties. A related party is a director, an executive officer, a person known by the Company to be the beneficial owner of more than 5% of the Company's common stock (a "5% stockholder"), or a person known by the Company to be an immediate family member of any of the foregoing. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate loan transactions with related parties were as follows:
	2015	2014

Balance, beginning	$2,783,549	$2,954,100
New loans	1,844,293	698,101
Repayments	(1,914,619)	(868,652)
Balance, ending	$2,713,223	$2,783,549

Deposit transactions with related parties at December 31, 2015 and 2014 were insignificant.

Notes to Consolidated Financial Statements

Note 19.	Parent Company Activity

Surrey Bancorp owns all of the outstanding shares of the Bank. Condensed financial statements of Surrey Bancorp follow:

Condensed Balance Sheets
December 31, 2015 and 2014

	2015	2014

Assets

Cash and due from banks	$1,221,351	$1,033,992
Investment securities available for sale	529,124	585,968
Other assets	30,207	16,427
Investment in subsidiaries	37,894,930	35,972,759
	$39,675,612	$37,609,146

Liabilities and Capital
Liabilities
Dividends payable	$1,004,642	$827,159
Other liabilities	-	11,333
	1,004,642	838,492

Capital
Preferred stock	3,868,807	3,868,807
Common stock	12,101,480	12,101,480
Retained earnings	22,727,587	20,808,309
Accumulated other comprehensive loss	(26,904)	(7,942)
	38,670,970	36,770,654
	$39,675,612	$37,609,146

Condensed Statements of Income
For the years ended December 31, 2015 and 2014

	2015	2014

Income
Equity in undistributed income of subsidiary	$1,896,563	$2,457,219
Dividends from subsidiary	1,190,000	1,020,000
Loss on the sale of investment securities	(8,993)	(1,670)
Interest income	12	9
Dividend income	24,864	24,419
Total income	3,102,446	3,499,977

Expenses
Other expense	54,450	72,835
Income before income taxes	3,047,996	3,427,142
Income tax benefit	(13,114)	(16,427)
Net income	3,061,110	3,443,569

Preferred stock dividends	(183,423)	(183,423)
Net income available to common stockholders	$2,877,687	$3,260,146

Notes to Consolidated Financial Statements

Note 19.	Parent Company Activity, continued

Condensed Statements of Cash Flows
For the years ended December 31, 2015 and 2014

	2015	2014

Cash flows from operating activities
Net income	$3,061,110	$3,443,569
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(1,896,563)	(2,457,219)
Loss on the sale of investment securities	8,993	1,670
Decrease in dividends receivable from subsidiary	-	867,000
Net increase in other assets	(2,152)	(4,455)
Net cash provided by operating activities	1,171,388	1,850,565

Cash flows from investing activities
Purchase of investment securities	(373,100)	(150,382)
Proceeds from the sale of investment securities	353,420	131,403
Net cash used by investing activities	(19,680)	(18,979)

Cash flows from financing activities
Common stock options exercised	-	40,327
Dividends paid	(964,349)	(927,449)
Net used by financing activities	(964,349)	(887,122)
Net increase in cash and due from banks	187,359	944,464

Cash and due from banks, beginning	1,033,992	89,528
Cash and due from banks, ending	$1,221,351	$1,033,992

Note 20.	Subsequent Events

The Company has evaluated events and transactions through the date these financial statements were filed for potential recognition and disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Surrey Bancorp

We have audited the accompanying consolidated balance sheets of Surrey Bancorp and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Surrey Bancorp and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Elliott Davis Decosimo, PLLC

Charlotte, North Carolina
March 23, 2016

Elliott Davis Decosimo PLLC | www.elliottdavis.com

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

Primary Market Area

The Bank’s market area consists of an area extending from Surry County, with branches in Mount Airy, Pilot Mountain and Elkin, North Carolina, north into the southern portions of Carroll and Patrick Counties, Virginia. The Bank has entered into Wilkes County with a loan production office in North Wilkesboro, North Carolina. Mount Airy is the industrial and trading center of Surry County with a population of approximately 10,500 people living in the city limits and 30,000 in the metropolitan area.  The total population of Surry County is approximately 73,000 people.  Mount Airy is served by Interstate Highways 77 and 74 and U.S. Highways 52 and 601.  Surry County has a civilian labor force of over 33,000.  Major industries include manufacturing, construction, fabricated metals, and lumber and wood. The Bank has a branch office in Stuart, Virginia, which is located in Patrick County, Virginia. The primary industries found in Patrick County are lumber and wood, textiles and agricultural.

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

Critical Accounting Policies

Surrey Bancorp’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP).  The notes to the audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2015 contain a summary of its significant accounting policies.  Management believes the Company’s policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters.  Accordingly, management considers the policies related to those areas as critical.

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

Management’s Discussion and Analysis

Net Interest Income and Average Balances

Net interest income is the Company’s principal source of earnings. Net interest income is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits and FHLB Advances used to fund earning assets). Changes in the volume and mix of earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. Changes in the interest rate environment and the Company’s cost of funds also affect net interest income. Table 1 summarizes the major components of net interest income for the years ended December 31, 2015, 2014 and 2013.

Table 1.	Net Interest Income and Average Balances (dollars in thousands)

	Periods Ended December 31,
	2015			2014			2013
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost

Interest-earning assets
Deposits in other banks	$42,991	$111	0.26%	$38,408	$93	0.24%	$32,398	$82	0.25%
Taxable investment securities	5,365	99	1.85%	5,075	85	1.67%	5,103	78	1.53%
Federal funds sold	1,238	3	0.23%	1,241	3	0.22%	1,049	2	0.22%
Loans 1 2	194,182	10,891	5.61%	186,428	10,635	5.70%	181,895	10,377	5.71%
Total interest-earning assets	243,776	11,104		231,152	10,816		220,445	10,539
Yield on average interest-earning assets			4.55%			4.68%			4.78%

Noninterest-earning assets
Cash and due from banks	7,756			8,188			6,987
Property and equipment	4,764			4,403			4,470
Foreclosed assets	284			108			228
Interest receivable and other	9,027			9,385			8,873
Allowance for loan losses	(3,601)			(3,511)			(3,344)
Total noninterest-earning assets	18,230			18,573			17,214
Total assets	$262,006			$249,725			$237,659

Interest-bearing liabilities
Demand deposits	$39,890	$101	0.25%	$30,093	$63	0.21%	$27,445	$67	0.24%
Savings deposits	44,846	182	0.41%	39,640	166	0.42%	37,363	187	0.50%
Time deposits	75,066	647	0.86%	84,659	838	0.99%	84,312	921	1.09%
Fed funds purchased/repurchase agreements	-	-	-%	2	1	1.23%	9	1	0.93%
Short-term debt	-	-	-%	-	-	-%	942	38	4.09%
Long-term debt	5,082	205	4.03%	7,450	282	3.79%	7,750	291	3.76%
Total interest-bearing liabilities	164,884	1,135		161,844	1,350		157,821	1,505
Cost of average interest bearing liabilities			0.69%			0.83%			0.95%

Noninterest-bearing liabilities
Demand deposits	55,512			48,658			43,072
Interest payable and other	3,391			3,521			3,132
Total noninterest-bearing liabilities	58,903			52,179			46,204
Total liabilities	223,787			214,023			204,025
Stockholders' equity	38,219			35,702			33,634
Total liabilities and stockholders' equity	$262,006			$249,725			$237,659
Net interest income		$9,969			$9,466			$9,034
Net yield on interest-earning assets			4.09%			4.10%			4.10%

1.	Includes non-accrual loans.
2.	Amortization of deferred loan fees are included in interest income.

Management’s Discussion and Analysis

Net Interest Income and Average Balances, continued

Yields on interest-earning assets decreased during the year ended December 31, 2015, primarily due to a change in asset mix during the year compared to 2014. The cost of interest bearing liabilities also decreased in 2015, as deposit costs continue to fall. As a result the net yield on interest earning assets was virtually unchanged dropping one basis point from 4.10% for the year ended December 31, 2014 to 4.09% in 2015.

Table 2.	Rate/Volume Variance Analysis (dollars in thousands)

	2015 Compared to 2014			2014 Compared to 2013
	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume

Interest-earning assets
Deposits in other banks	$17	$5	$12	$12	$(2)	$14
Taxable investments securities	14	9	5	7	7	-
Federal funds sold	-	-	-	1	-	1
Loans	256	(173)	429	257	(1)	258
Total	287	(159)	446	277	4	273
Interest-bearing liabilities
Demand deposits	38	5	33	(4)	(10)	6
Savings deposits	16	(5)	21	(21)	(32)	11
Time deposits	(191)	(102)	(89)	(83)	(87)	4
Federal funds purchased/Repurchase agreements	-	-	-	-	-	-
Short-term debt	-	-	-	(38)	-	(38)
Long-term debt	(78)	17	(95)	(9)	2	(11)
Total	(215)	(85)	(130)	(155)	(127)	(28)
Net interest income	$502	$(74)	$576	$432	$(131)	$301

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

Management’s Discussion and Analysis

Provision for Loan Losses, continued

A consolidated provision for loan losses of $242,445 was made during 2015, made up of a Bank provision of $150,701 and a Freedom Finance, LLC provision of $91,744. The 2015 Bank provision decreased $19,375 from a provision of $170,076 in 2014. This decrease is primarily attributable to an increase in loans carrying government guarantees. Over half of 2015 net loan growth was in guaranteed loans. The provision attributable to Freedom Finance, LLC increased from $41,787 in 2014 to $91,744 for the year ended December 31, 2015. The increase in the Freedom Finance, LLC provision was due to an increase in net charge offs. Freedom Finance, LLC had net charge offs of $88,099 and $27,646 in 2015 and 2014, respectively. The consolidated provision for loan losses of $242,445 increased $30,582 or 14.4% from the $211,863 consolidated provision made during 2014. A consolidated provision for loan losses of $211,863 was made in 2014, an increase of $107,702, or 33.7% from the $319,565 provided during 2013.

The allowance for loan losses was $3,626,908 or 1.80% of total loans outstanding at December 31, 2015. This compares to an allowance for loan losses of $3,554,664, or 1.84% of total loans outstanding at December 31, 2014. Although the Bank experienced higher charge offs in 2015 the reserve did not increase as a percentage of total loans outstanding due to an increase in the percentage of loans carrying government guarantees. At December 31, 2014, the guaranteed portion of loans in the portfolio was $45,141,818, or 23.4%, compared to $49,729,247, or 24.7% at December 31, 2015. The net increase in government guaranteed loans in 2015 was $4,587,429, or 5.4%. Overall loans outstanding increased $8,335,025, or 4.3%, from $193,032,358 at December 31, 2014 to $201,367,383 at December 31, 2015. The guaranteed portion of loans accounted for 55% of net loan growth in 2015. When the guaranteed portion of the loans are factored into the equation the loan loss reserve is approximately 2.40% of the net credit exposure of the loan portfolio at December 31, 2015. The reserve for loan losses at December 31, 2014, after the effect of guaranteed loans, was 2.49% of net loan credit exposure.

The level of reserve is established based upon management's evaluation of historical loss data and the effects of certain environmental factors on the loan portfolio. The historical loss portion of the reserve is computed using the average loss data from the past three years applied to its corresponding category of loans. However, historical losses only reflect a portion of the Bank’s loan loss reserve. The environmental factors represent risk from external economic influences on the credit quality of the loan portfolio. These factors include the movement of interest rates, unemployment rates, past due and charge off trends, loan grading migrations, movement in collateral values and the Bank’s exposure to certain loan concentrations. Positive or negative movements in any of these factors have an effect on the credit quality of the loan portfolio. As a result, management continues to actively monitor the Bank's asset quality affected by these environmental factors.  Table 3 is a summary of loans past due, inclusive of nonaccrual loans, at December 31, 2015 and December 31, 2014.

The increase is in recognition of the current economic environment, our estimate of inherent risk associated with lending activities and to an increase in net loan charge offs.

Table 3.	Past Due Loans

	December 31, 2015		December 31, 2014
	30-89 Days	90 Days Plus	30-89 Days	90 Days Plus

Construction and development	$-	$-	$94,736	$-
1-4 Family residential	807,840	277,572	637,000	172,981
Nonfarm, non-residential	607,890	320,924	242,206	663,902
Commercial and industrial	821,217	193,165	84,221	1,271,937
Consumer	134,277	27,242	218,680	55,428
Other loans	11,085	-	-	-
	$2,382,309	$818,903	$1,277,843	$2,164,248
Percentage of total loans	1.18%	0.41%	0.66%	1.12%
Guaranteed portion of past dues	$348,362	$362,297	$100,869	$1,935,839

Management’s Discussion and Analysis

Provision for Loan Losses, continued

Past due loans are reviewed weekly and the situation assessed to determine potential problems arising in the loan portfolio. Proactive management of past due accounts allows management to anticipate trends within the portfolio and make appropriate adjustments to collection efforts and to the allowance for loan losses. Collectively, past dues decreased 7.0% from $3,442,091 at December 31, 2014 to $3,201,211 at December 31, 2015. Past dues on non-accrual status at the end of 2015 amount to 27.9% of total past dues compared to 72.1% in non-accrual status at the end of 2014. At December 31, 2015 total past dues amount to 1.59% of total loans compared to 1.78% at the end of 2014. Loans past due 30-89 days are considered potential problem loans and amounted to $2,382,309 at December 31, 2015 compared to $1,277,843 at December 31, 2014. The government guaranteed portion of 2015 past dues totals $710,658, or 22.2% of total past dues compared to $2,036,708, or 59.2% of 2014 past dues.

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

Table 4 discloses noninterest income for the periods ended December 31, 2015 and 2014.

Table 4.	Sources of Noninterest Income

	For the Period Ended December 31,
	2015	2014

Service charges on deposit accounts	$767,785	$795,832
Gain on the sale of government guaranteed loans	-	127,362
Fees on mortgage loans delivered to correspondents	95,396	30,650
Gain on the sale of investment securities	(8,993)	(1,670)
Other service charges and fees	198,011	204,653
Debit/ATM card income	529,599	473,401
Insurance commissions	737,561	766,855
Brokerage commissions	153,167	173,070
Income from bank owned insurance	149,157	160,752
Other income	96,472	105,294
Life insurance proceeds	-	419,150
	$2,718,155	$3,255,349

Activity in the deposit related noninterest income accounts decreased in 2015 primarily as the result of decreases in insufficient funds fees due to regulatory changes.  The Bank had no gains from the sale of government guaranteed loans in 2015 compared to gains of $127,362 in 2014. Activity in mortgage lending increased compared to 2014 activity, as the refinancing of mortgage loans increased due to continued low interest rates and an improved housing market, resulting in an increase in fees on mortgage loans delivered to correspondents of $64,746. Other service charges and fees decreased primarily due to decreases in wire transfer and merchant fees. Debit/ATM card income increased as usage of cards continues to increase. Revenue from the Bank’s investment and insurance subsidiary decreased by 5.2%. The insurance division’s revenues were down 3.9% due to a change in insurance carriers with certain commercial business. Brokerage commissions were down 11.5% due to a decrease in fixed and variable annuity sales. Other income decreased in 2015 primarily from income from Bank owned life insurance. In December of 2014, the Bank recorded tax-exempt life insurance proceeds of $419,150. The proceeds were on the life of a former executive of the Bank. Income from bank owned life insurance decreased in 2015 with the reduction of the cash surrender value of the insurance.

Management’s Discussion and Analysis

Noninterest Expense

The major components of noninterest expense for the periods ended December 31, 2015 and 2014 are as follows:

Table 5.	Sources of Noninterest Expense

	For the Period Ended December 31,
	2015	2014

Salary and benefits	$3,992,623	$3,931,262
Occupancy expenses	482,486	442,858
Furniture/equipment expenses	291,229	269,221
Data processing	464,400	453,417
Foreclosed assets, net	137,934	3,331
Postage, printing and supplies	202,944	189,646
Advertising and business promotion	125,879	111,891
Professional fees	478,309	463,844
FDIC insurance premiums	119,494	119,794
Other expenses	1,363,372	1,329,957
	$7,658,670	$7,315,221

Salaries and employee benefits of $3,992,623 increased $61,361 or 1.6% over the 2014 total of $3,931,262. This increase is primarily due to normal salary adjustments. Occupancy expenses increased in 2015, due to the opening of a new Bank branch in Elkin, North Carolina and the opening of a loan production office in North Wilkesboro, North Carolina. Furniture and equipment expenses increased 8.2% in 2015 also due to the branch and loan production office expansions. Data processing expense increased 2.4% to $464,400 as a result of increased processing activity and communication enhancements. Fix up cost associated with foreclosed assets increased during 2015 resulting in an increase in net expense for the year. The net amount in 2015 consist of losses from the sale of foreclosed properties of $38,588 and expenses of $99,346, compared to 2014 gains on sales of $39,610 and expenses of $42,941.  Postage, printing and supplies increased due to increases in check printing charges and annual proxy and financial statement printing and distribution cost. Advertising and business promotion cost increased as the Company increased its marketing efforts. Professional fees increased 3.1% primarily due to an increase in audit fees and consulting fees. FDIC insurance premiums remained virtually the same as last year. Other expenses increased by 2.5% during 2015 as a result of cost required to take possession and dispose of foreclosed properties.

The overhead ratio of noninterest expense to adjusted total revenue (net interest income plus noninterest income) increased from 57.5% in 2014 to 60.4% for the year ended December 31, 2015. Adjusted total revenue decreased from $12,721,767 in 2014 to $12,686,753 in 2015, and noninterest expense increased 4.7% to $7,658,670 in 2015 from $7,315,221 in 2014.

Analysis of Financial Condition

Average earning assets increased 5.5% from December 31, 2014, to December 31, 2015.  Total earning assets represented 93.0% of total average assets at December 31, 2015, just above the 92.6% at the end of 2014.  The mix of average earning assets changed slightly from December 31, 2014, to December 31, 2015. Average net loans decreased in relationship to total average assets and as a percent of average earning assets in 2015. Average loans as a percentage of average earning assets decreased from 80.7% in 2014 to 79.7% in 2015. This change in the average earning asset mix contributed to the reduction in the yield on average earning assets to 4.55% in 2015 from 4.68% in 2014. The average cost of funds decreased 13 basis points, including noninterest bearing deposits during 2015. The decrease in asset yields coupled with the reduction in the cost of funds resulted in a one basis point reduction in the net yield on average earning assets from 2014 to 2015 as shown in Table 1.

Management’s Discussion and Analysis

Analysis of Financial Condition, continued

Table 6.	Average Asset Mix

	For the Year Ended December 31, 2015		For the Year Ended December 31, 2014
	Average Balance	%	Average Balance	%

Interest earning assets
Loans, net	$194,182,304	74.11%	$186,428,192	74.65%
Investment securities	5,365,268	2.05%	5,075,482	2.03%
Federal funds sold	1,237,688	0.47%	1,240,509	0.50%
Interest-bearing bank balances	42,990,887	16.40%	38,407,941	15.38%
Total earning assets	243,776,147	93.03%	231,152,124	92.56%

Nonearning assets
Cash and due from banks	7,755,585	2.96%	8,187,795	3.28%
Property and equipment	4,763,980	1.82%	4,402,816	1.76%
Foreclosed assets	284,443	0.11%	108,019	0.05%
Other assets	9,026,614	3.45%	9,385,436	3.76%
Allowance for loan losses	(3,600,632)	(1.37)%	(3,511,165)	(1.41)%
Total nonearning assets	18,229,990	6.97%	18,572,901	7.44%
Total assets	$262,006,137	100.00%	$249,725,025	100.00%

For the year ended December 31, 2015, average net loans represented 74.11% of total average assets compared to 74.65% for the year ended 2014. Investments increased from 2.03% of average assets to 2.05% of average assets over the same time period.  Interest-bearing bank balances increased over the period from 15.38% to 16.40% of average assets. The decrease in nonearning assets in 2015 primarily comes from a decrease in cash and due from banks and other assets. Cash and due from banks decreased as funds were transferred to interest-bearing bank balances. Averages in other assets decreased due to decreased balances in Bank owned life insurance (BOLI). Benefit payouts in January of 2015 reduced the Bank’s investment in BOLI. Even though the BOLI does produce income, its revenue is classified as other non-interest income and therefore is grouped with nonearning assets in the table above.

Loans

Average net loans totaled $194,182,304 for the year ended December 31, 2015. This represents an increase of 4.16% over the average net loans for 2014.  Loan demand rebounded in 2015 as general economic conditions improved. Loan production was also boosted by the Bank’s Loan Production Office (LPO) in North Wilkesboro, North Carolina.

The loan portfolio is dominated by real estate and commercial loans. These loans make up 96.95% of the total loan portfolio at December 31, 2015.   This is down from the 97.06% that the two categories maintained at December 31, 2014.  The amount of loans outstanding by type at December 31, 2015, and December 31, 2014, and the maturity distribution for variable and fixed rate loans as of December 31, 2015 are presented in Tables 7 and 8, respectively.

Management’s Discussion and Analysis

Loans, continued

Table 7.	Loan Portfolio Summary

	December 31, 2015		December 31, 2014		December 31, 2013
	Amount	%	Amount	%	Amount	%

Construction and development	$9,669,380	4.80%	$10,061,249	5.21%	$6,353,787	3.47%
1-4 family residential	43,830,689	21.77%	41,824,806	21.67%	40,203,978	21.97%
5 or more family residential	1,155,535	0.57%	1,109,586	0.57%	1,515,239	0.83%
Farmland	6,043,944	3.00%	3,486,002	1.81%	2,219,688	1.21%
Nonfarm, nonresidential	82,595,636	41.02%	74,275,793	38.48%	60,316,018	32.96%
Total real estate	143,295,184	71.16%	130,757,436	67.74%	110,608,710	60.44%

Agricultural	1,609,150	0.80%	675,474	0.35%	107,974	0.06%
Commercial and industrial	51,930,870	25.79%	56,602,425	29.32%	66,612,984	36.40%
Consumer	4,532,179	2.25%	4,997,023	2.59%	5,685,407	3.10%
Other	-	-%	-	-%	-	-%
Total	$201,367,383	100.00%	$193,032,358	100.00%	$183,015,075	100.00%

	December 31, 2012		December 31, 2011
	Amount	%	Amount	%

Construction and development	$4,873,512	2.76%	$6,213,443	3.46%
1-4 family residential	36,091,051	20.43%	39,499,189	22.02%
5 or more family residential	1,676,449	0.95%	2,214,365	1.23%
Farmland	2,284,155	1.29%	2,722,872	1.52%
Nonfarm, nonresidential	48,993,867	27.73%	47,867,333	26.69%
Total real estate	93,919,034	53.16%	98,517,202	54.92%

Agricultural	147,860	0.08%	29,493	0.02%
Commercial and industrial	75,914,072	42.97%	73,756,422	41.13%
Consumer	6,703,363	3.79%	7,041,846	3.93%
Other	3,000	-%	-	-%
Total	$176,687,329	100.00%	$179,344,963	100.00%

The concentrations represented above do not, based on managements’ assessment, expose the Bank to any unusual concentration risk. Based on the Bank’s size, concentrations that are above area peer group analysis are nonfarm, nonresidential and commercial and industrial loans. Management recognizes the inherent risk associated with commercial real estate and commercial lending, including stability of real estate values; or whether or not a borrower's actual results of operations will correspond to those projected by the borrower when the loan was funded; economic factors such as the number of housing starts and increases in interest rates, etc.; depression of collateral values; and completion of projects within the original cost and time estimates. The Bank mitigates some of that risk by actively seeking government guarantees on these loans. The Bank has approximately $62,561,964 in loans that carry government guarantees at December 31, 2015. The guaranteed portion of these loans amounts to $49,729,247, much of which are classified as commercial and industrial loans and nonfarm, nonresidential loans.

Loans in higher risk categories, such as non-owner occupied nonfarm, non-residential property and commercial real estate construction represent a small segment of our loan portfolio. Commercial construction loans included in construction and development loans amounted to $8,087,591 and $7,122,890 at December 31, 2015 and 2014, respectively. Non-owner occupied nonfarm, non-residential properties included in nonfarm, non-residential loans above amounted to $15,082,934 and $12,167,921 at December 31, 2015 and 2014, respectively.

Management’s Discussion and Analysis

Loans, continued

Table 8.	Maturity Schedule of Loans as of December 31, 2015

	Commercial Financial and	Real		Total
	Agricultural	Estate	Others	Amount	%

Fixed rate loans
Three months or less	$12,919,214	$14,539,766	$687,373	$28,146,353	13.98%
Over three months to twelve months	11,330,254	16,448,163	903,416	28,681,833	14.24%
Over one year to five years	14,554,348	30,960,927	2,325,625	47,840,900	23.76%
Over five years	836,493	18,672,782	37,198	19,546,473	9.71%
Total fixed rate loans	$39,640,309	$80,621,638	$3,953,612	$124,215,559	61.69%

Variable rate loans
Three months or less	$1,938,326	$1,043,095	$177,964	$3,159,385	1.57%
Over three months to twelve months	638,933	570,676	186,624	1,396,233	0.69%
Over one year to five years	2,584,426	3,079,959	213,979	5,878,364	2.92%
Over five years	8,738,026	57,979,816	-	66,717,842	33.13%
Total variable rate loans	$13,899,711	$62,673,546	$578,567	$77,151,824	38.31%

Total loans
Three months or less	$14,857,540	$15,582,861	$865,337	$31,305,738	15.55%
Over three months to twelve months	11,969,187	17,018,839	1,090,040	30,078,066	14.93%
Over one year to five years	17,138,774	34,040,886	2,539,604	53,719,264	26.68%
Over five years	9,574,519	76,652,598	37,198	86,264,315	42.84%
Total loans	$53,540,020	$143,295,184	$4,532,179	$201,367,383	100.00%

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 5.61% for the year ended December 31, 2015, compared to an average yield of 5.70% in 2014. This decrease in yields is attributable to a change in loan mix as average prime rates during 2015 and 2014 remained virtually unchanged. Commercial loans decreased to 25.79% of loans outstanding at December 31, 2015, compared to 29.32% at the end of 2014. Total real estate loans increased from 67.74% of total loans at December 31, 2014, to 71.16% of total loans at December 31, 2015.  An increase in nonfarm nonresidential loans was a contributing factor in this increase. Nonfarm nonresidential loans increased to 41.02% of total loans at December 31, 2015, from 38.48% at December 31, 2014. The guaranteed portion of nonfarm nonresidential loans amounted to $36,610,890, or 44.33% at December 31, 2015 compared to $29,914,244, or 40.27% at December 31, 2014.

Investment Securities

The Company uses its investment portfolio to provide for unexpected deposit decreases or loan generation, to meet the Company’s interest rate sensitivity goals, and to generate income.

Management’s Discussion and Analysis

Investment Securities, continued

Management of the investment portfolio has been conservative with virtually all investments taking the form of purchases of government-sponsored enterprises and mortgage-backed securities. Management views the investment portfolio as a source of income, and purchases securities with that in mind. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity, which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time management may sell certain securities prior to their maturity. Table 9 presents the investment portfolio at December 31, 2015 by major type of investment and maturity ranges. The investment portfolio by major type is also presented for December 31, 2014 and 2013.

The average yield of the investment portfolio increased to 1.85% for the year ended December 31, 2015, compared to 1.67% for 2014. At December 31, 2015 the market value of the investment portfolio was $5,738,342, which was $41,038 less than book value. At December 31, 2014, the market value of the investment portfolio was $14,422 below book value.

The Company has an investment in FHLB stock of $344,300 at December 31, 2015 and $565,100 at December 31, 2014, which is included in restricted equity securities. The Company carries its investment in FHLB at its cost which is the par value of the stock.  The level of investment in FHLB stock is based on the asset size of the Bank and the amount of borrowings outstanding. The FHLB evaluates on a quarterly basis whether to repurchase excess capital stock from its members.  FHLB paid a cash dividend for the fourth quarter of 2014 at an annualized rate of 4.24% on March 27, 2015, a first quarter dividend at an annualized rate of 4.26% on June 2, 2015, a second quarter dividend at an annualized rate of 4.53% on August 4, 2015, and a third quarter dividend at an annualized dividend rate of 4.56% paid November 3, 2015.  At September 30, 2015 (the most recent date available), the FHLB was in compliance with all of its regulatory capital requirements as its total regulatory capital-to-assets ratio was 4.99% exceeding the 4% requirement, and its risk-based capital was $6.23 billion, exceeding its $1.63 billion requirement.  Management believes that our investment in FHLB stock was not impaired as of December 31, 2015 or December 31, 2014.  There can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks will not cause a decrease in the value of the Company’s investment in FHLB stock.

Table 9.	Investment Securities

December 31, 2015, Available for Sale and Restricted

	In One Year or Less	One Year Through Five Years	After Five Through Ten Years	After Ten Years	Total	Market Value

Investment securities
Government-sponsored enterprises	$-	$4,498,227	$-	$-	$4,498,227	$4,491,240
Government-sponsored enterprises pools (MBS)	-	11,955	-	8,278	20,233	20,679
Corporate securities	-	300,000	-	-	300,000	299,700
Equities and mutual funds	563,321	-	-	-	563,321	529,124
Restricted	397,599	-	-	-	397,599	397,599
Total	$960,920	$4,810,182	$-	$8,278	$5,779,380	$5,738,342

Weighted average yields
Government-sponsored enterprises	-%	1.09%	-%	-%	1.09%
Government-sponsored enterprises pools (MBS)	-%	2.95%	-%	1.74%	2.46%
Corporate securities	-%	3.96%	-%	-%	3.96%
Equities and mutual funds	2.83%	-%	-%	-%	2.83%
Restricted	4.24%	-%	-%	-%	4.24%
Consolidated	3.41%	1.27%	-%	1.74%	1.63%

Management’s Discussion and Analysis

Table 9.	Investment Securities, continued

December 31, 2014 and December 31, 2013, Available for Sale and Restricted

	December 31, 2014		December 31, 2013
	Total	Market Value	Total	Market Value

Investment securities
Government-sponsored enterprises	$3,500,000	$3,496,530	$3,500,000	$3,498,765
Government-sponsored enterprises pools (MBS)	25,592	26,307	32,099	33,121
Corporate securities	300,000	255,000	550,000	451,000
Equities and mutual funds	552,635	585,968	535,326	566,816
Restricted	618,109	618,109	676,799	676,799
Total	$4,996,336	$4,981,914	$5,294,224	$5,226,501

Fed Funds Sold and Interest-bearing Bank Balances

Average federal funds sold totaled $1,237,688 for the year ended December 31, 2015, which was slightly below the 2014 average.  Federal funds represent the most liquid portion of the Bank’s invested funds and generally the lowest yielding portion of earning assets. Deposits in other banks primarily represent deposits at the Federal Reserve Bank, which pay an overnight rate on those deposits. These rates usually mirror the federal funds rate. Occasionally, included in these deposits are short-term time deposit investments in other banks through the Certificate of Deposit Account Registry Service (“CDARS”). These time deposits generally are for terms less than one month and carry market rates. No short-term time deposits were included in interest-bearing bank balances at other banks at December 31, 2015. Management has made an effort to maintain interest-bearing bank balances at the lowest level possible consistent with prudent risk management strategies, while having available resources to fund loan demand and the maturity of time deposits. Large average demand deposit balances also make it necessary to retain funds in more liquid investments. During the year ended December 31, 2015, average federal funds and deposits in other banks represented 0.47% and 16.40% of average assets, respectively. This compares to 0.50% and 15.38% in 2014, respectively.

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

Management’s Discussion and Analysis

Deposits, continued

Average deposits for the year ended December 31, 2015, amounted to $215,313,817 which was an increase of $12,263,821 or 6.04% from the 2014 averages.  Average core deposits (total deposits less large denomination and brokered certificates) totaled $184,070,124 for the year ended December 31, 2015, an increase of $18,421,253, or 11.12% over the 2014 average of $165,648,871. The percentage of the Bank’s average deposits that are interest bearing decreased to 74.22% for the year ended December 31, 2015, from 76.03% in 2014. Average demand deposits, which earn no interest, increased 14.09% from $48,657,700 in 2014 to $55,511,713 in 2015. Average deposits for the periods ended December 31, 2015, December 31, 2014 and December 31, 2013 are summarized in Table 10 below:

Table 10.	Deposit Mix

	For the Year Ended December 31, 2015		For the Year Ended December 31, 2014		For the Year Ended December 31, 2013
	Average Balance	%	Average Balance	%	Average Balance	%

Interest-bearing deposits
NOW Accounts	$39,889,657	18.53%	$30,092,922	14.82%	$27,444,968	14.28%
Money Market	33,328,379	15.48%	29,532,120	14.54%	28,762,185	14.97%
Savings	11,517,875	5.35%	10,108,273	4.98%	8,601,190	4.48%
Small denomination certificates	43,822,500	20.35%	47,257,856	23.27%	48,622,243	25.29%
Large denomination certificates	31,243,693	14.51%	35,067,026	17.27%	32,576,002	16.95%
Brokered certificates	-	-%	2,334,099	1.15%	3,113,408	1.62%
Repurchase agreements	-	-%	-	-%	-	-%
Total interest-bearing deposits	159,802,104	74.22%	154,392,296	76.03%	149,119,996	77.59%

Noninterest-bearing deposits	55,511,713	25.79%	48,657,700	23.97%	43,072,005	22.41%
Total deposits	$215,313,817	100.00%	$203,049,996	100.00%	$192,192,001	100.00%

The average balance of certificates of deposit issued in denominations of $100,000 or more decreased by $3,823,333, or 10.90% for the year ended December 31, 2015. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. Due to the influx of non-interest bearing deposits in 2015, management was able to minimize the Bank’s reliance on large denomination certificates of deposit. There was no average balance in brokered certificates of deposit in 2015 compared to $2,334,099 in 2014. These deposits are not considered core deposits. Table 11 provides maturity information relating to certificates of deposit of $100,000 or more at December 31, 2015.

Table 11.	Large Time Deposit Maturities

Analysis of time deposits of $100,000 or more at December 31, 2015:

Remaining maturity of three months or less	$7,701,311
Remaining maturity of three through six months	3,006,307
Remaining maturity over six through twelve months	8,827,849
Remaining maturity over twelve months	8,945,367
Total time deposits of $100,000 or more	$28,480,834

Borrowings

From time to time the Bank will find that funds gathered through deposits and repurchase agreements will not fully satisfy the Bank’s liquidity needs. When this occurs, the Bank uses borrowings from correspondent banks and the Federal Home Loan Bank (FHLB) to fund the shortfall.  At year-end 2015, the Bank had no short-term borrowings from correspondent banks or the FHLB.

Management’s Discussion and Analysis

Borrowings, continued

Federal Home Loan Bank advances are relatively cost-effective funding sources and provide the Company with the flexibility to structure borrowings in a manner that aids in the management of interest rate risk and liquidity.  Long-term debt consists of fixed, variable and convertible rate advances from the FHLB.   The average interest rate paid on long- term debt for the year ended December 31, 2015 and 2014, was 4.03% and 3.79%, respectively.  See Note 10 of the Company’s Consolidated Financial Statements for more information on the long-term advances.

Capital Adequacy

Stockholders’ equity amounted to $38,670,970 at December 31, 2015, a 5.17% increase over the 2014 year-end total of $36,770,654.  Average stockholders’ equity as a percentage of average total assets amounted to 14.59% for the year ended December 31, 2015, and 14.30% in 2014.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under the Basel III Final Rule guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of Tier 1 capital and Common Equity Tier 1 (CET1) to risk-weighted assets of 6.0% and 4.50%, respectively. Total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. In addition, the new rules require a bank to maintain a capital conservation buffer of between 2 and 2 ½ % beginning in 2016. As of December 31, 2015, the Bank has a ratio of Tier 1 and CET1 capital to risk-weighted assets of 19.25% and a ratio of total capital to risk-weighted assets of 20.52%. All capital ratio levels indicate that the Bank is well capitalized.

At December 31, 2015, the Company had 3,549,665 shares of common stock outstanding, which were held by approximately 1,400 stockholders of record.

Additionally, the Company had 189,356 shares of Series A 4.5% Convertible Non-Cumulative Perpetual Preferred Stock outstanding at December 31, 2015. The shares have a liquidation value of $14 per share. The shares were issued in a private placement and are held by approximately 48 stockholders of record. The shares are non-voting and are each convertible into 2.2955 shares of common stock.

The Company also had 181,154 shares of Series D 5.0% Convertible Non-Cumulative Perpetual Preferred Stock outstanding at December 31, 2015. The shares have a liquidation value of $7.08 per share and are convertible into 1.10 shares of common stock at the election of the holder, but are not redeemable at the option of the holder.  Provided that the market value of the Company’s common stock is $8.85 on or after January 1, 2015, Surrey may redeem all or a portion of the outstanding shares of Series D Preferred Stock at a redemption price of $7.08 per share. The non-voting shares were issued in a private placement and are held by approximately 15 stockholders of record.

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

Management’s Discussion and Analysis

Nonperforming and Problem Assets, continued

The table below shows the amount of non-performing assets.

Table 12.	Nonperforming Assets

	2015	2014	2013	2012	2011

Nonaccrual loans	$1,192,901	$2,988,949	$3,800,327	$3,740,725	$4,395,210
Loans past due 90 days and still accruing	37,488	53,184	35,439	683,720	49,881
Troubled debt restructured loans	-	-	-	-	-
Foreclosed assets	384,452	280,821	-	491,424	560,018
Total	$1,614,841	$3,322,954	$3,835,766	$4,915,869	$5,005,109

Total assets	$257,776,555	$253,201,323	$240,918,977	$229,912,432	$224,727,764

Ratio	0.63%	1.31%	1.59%	2.14%	2.23%

Interest receivable on original note terms	$541,641	$566,158	$435,214	$327,714	$201,828

Interest actually recorded in income	$25,757	$40,481	$27,463	$7,733	$11,646

At December 31, 2015 and 2014, the Bank had loans in nonaccrual status of $1,192,901 and $2,988,946, respectively. Foreclosed assets at December 31, 2015 primarily include 1-4 family dwellings and nonfarm, nonresidential property. Loans that were considered impaired but were still accruing interest at December 31, 2015 and 2014, totaled $4,888,443 and $1,921,549, respectively. A loan is considered impaired when, based on current information and events it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. The number of loans in nonaccrual status at December 31, 2015 was fourteen. The average nonaccrual loan balance was approximately $87,207. At the end of 2014 nonaccrual loans numbered twenty-five and averaged $119,558. Approximately $770,926 or 65% of the nonaccrual loans at December 31, 2015 consisted of four loans ranging in value from $182,000 to $269,000. Approximately $2,260,205 or 76% of the nonaccrual loans at December 31, 2014 consisted of eight loans ranging in value from $138,000 to $607,000. Impaired loans still accruing numbered twenty-seven at December 31, 2015, with an average balance of $181,053. Ten of these loans amounted to $4,108,127 or approximately 84% of the total. At December 31, 014, impaired loans still accruing numbered seventeen with an average balance of $113,032. Six loans totaled $1,534,000 or 80% of the total impaired. Specific reserves on nonaccrual and impaired loans totaled $45,014 at December 31, 2015, or 0.96% of the balances outstanding compared to $377,914 or 7.7% of the balances outstanding at December 31, 2014. Many of these loans also carry government guaranties. The guaranteed portions of nonaccrual and impaired loans at December 31, 2015 and 2014 are $1,575,318 and $2,090,348, respectively. Combined, specific reserves and loan guarantees amount to approximately 34% and 50% of nonaccrual and impaired loans at December 31, 2015 and 2014, respectively.

All nonaccrual loans are considered to be impaired.  The following table summarizes nonaccrual and impaired loans still accruing:

Table 13.	Nonaccrual and Impaired Loans

	December 31, 2015	December 31, 2014
Construction and development	$11,061	$13,536
1-4 family residential	1,149,257	601,587
Nonfarm, non-residential	2,640,143	2,658,937
Commercial and industrial	2,268,676	1,399,470
Consumer	1,122	8,854
Other loans	11,085	228,111
Total impaired and nonaccrual	$6,081,344	$4,910,495

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

Net loans charged off as a percentage of average loans were 0.09% and 0.02% in 2015 and 2014, respectively.

The provision for loan losses and the activity in the allowance for loan losses are detailed in Table 14.

Table 14.	Loan Losses (dollars in thousands)

	December 31,
	2015	2014	2013	2012	2011

Balance at January 1	$3,555	$3,375	$3,403	$3,881	$6,684
Recoveries
Commercial	357	161	52	151	91
Residential, 1-4 family	3	1	1	1	63
Nonfarm, nonresidential property	1	81	3	84	109
Loans to individuals	34	42	29	19	24
Total recoveries	395	285	85	255	287

Charged-off loans
Commercial	(199)	(146)	(87)	(711)	(2,258)
Residential, 1-4 family	(224)	(102)	(27)	(305)	(1,249)
Nonfarm, nonresidential property	(8)	(2)	(239)	(22)	(271)
Loans to individuals	(134)	(67)	(80)	(166)	(56)
Total charge-off loans	(565)	(317)	(433)	(1,204)	(3,834)

Net charge-offs	(170)	(32)	(348)	(949)	(3,547)
Provision for loan losses	242	212	320	471	744

Balance at December 31	$3,627	$3,555	$3,375	$3,403	$3,881

Total loans outstanding	$201,367	$193,032	$183,015	$176,687	$179,345

Average outstanding loans during period	$194,182	$186,428	$181,895	$180,342	$180,256

Allowance for loan losses to loans outstanding	1.80%	1.84%	1.84%	1.93%	2.16%

Ratio of net charge-offs to average loans outstanding	0.09%	0.02%	0.19%	0.53%	1.97%

The following table presents the allowance for loan losses by loan type and as a percentage of loans outstanding:

	December 31, 2015		December 31, 2014		December 31, 2013		December 31, 2012		December 31, 2011
(Dollars in thousands)	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
Construction and development	$150	0.07%	$160	0.08%	$73	0.04%	$86	0.05%	$103	0.06%
Residential, 1-4 family	790	0.39%	798	0.41%	618	0.34%	669	0.38%	837	0.47%
Nonfarm, nonresidential property	1,021	0.51%	1,067	0.55%	753	0.41%	802	0.45%	866	0.48%
Commercial and industrial	1,362	0.68%	1,302	0.68%	1,709	0.93%	1,605	0.91%	1,808	1.00%
Consumer	178	0.09%	159	0.08%	181	0.10%	199	0.11%	211	0.12%
Other	126	0.06%	69	0.04%	41	0.02%	42	0.02%	56	0.03%
Total	$3,627	1.80%	$3,555	1.84%	$3,375	1.84%	$3,403	1.93%	$3,881	2.16%

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

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) was 21.22% at December 31, 2015, compared to 23.38% at December 31, 2014.  The liquidity ratio at December 31, 2015 is considered adequate by management.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature.  Management attempts to maintain the portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates.  Table 15 shows the sensitivity of the Bank’s balance sheet as of that specific date and is not necessarily indicative of the position on other dates.  At December 31, 2015, the Bank appeared to be cumulatively asset-sensitive (earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates).  However, in the four to twelve month window, liabilities subject to change in interest rates exceed assets subject to interest rate changes (non-asset sensitive).

Matching sensitive positions alone does not ensure the Bank has no interest rate risk.  The repricing characteristics of assets are different from the repricing characteristics of funding sources.  Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Management’s Discussion and Analysis

Table 15.	Interest Rate Sensitivity

	1 - 3 Months	4 - 12 Months	13 - 60 Months	Over 60 Months	Total

Earning Assets
Loans	46,352,666	$35,429,857	$84,458,421	$35,126,439	$201,367,383
Investments	828,824	8,510	4,503,409	-	5,340,743
Interest-bearing balances with banks	32,921,125	-	-	-	32,921,125
Federal funds sold	1,217,801	-	-	-	1,217,801
Total	$81,320,416	$35,438,367	$88,961,830	$35,126,439	$240,847,052

Interest-bearing deposits
NOW accounts	$42,622,369	$-	$-	$-	$42,622,369
Money market	34,382,978	-	-	-	34,382,978
Savings	11,486,046	-	-	-	11,486,046
Certificates of deposit	16,915,709	27,622,878	25,038,606	-	69,577,193
Long-term debt	1,000,000	-	1,750,000	-	2,750,000
Total	$106,407,102	$27,622,878	$26,788,606	$-	$160,818,586

Interest sensitivity gap	$(25,086,686)	$7,815,489	$62,173,224	$35,126,439	$-
Cumulative interest sensitivity gap	$(25,086,686)	$(17,271,197)	$44,902,027	$80,028,466	80,028,466
Ratio of sensitive assets to sensitive liabilities	76.42%	128.29%	332.09%	-%	149.76%
Cumulative ratio of sensitive assets to sensitive liabilities	76.42%	87.11%	127.92%	149.76%	149.76%

Table 16.	Key Financial Ratios

	December 31,
	2015	2014	2013

Return on average assets	1.17%	1.38%	1.22%
Return on average equity	8.01%	9.65%	8.59%
Average equity to average assets	14.59%	14.30%	14.15%
Dividends declared on common stock as a percent of net income available to common stockholders	33.30%	23.95%	27.50%

Board of Directors and Officers

Board of Directors

Edward C. Ashby, III	Surrey Bank & Trust

Elizabeth Johnson Lovill	Town and Country Builders of Mount Airy, Inc.

Robert H. Moody	Moody Funeral Services, Inc.

Gene Rees	F. Rees Company, Inc.

Tamra W. Thomas	Retired

Tom G. Webb	Westwood Partners, LLC

Buddy Williams	Ten Oaks, LLC

Bank Officers

Robert H. Moody	Chairman

Edward C. Ashby, III	President and CEO

Peter A. Pequeno	Senior Vice President and CLO

Mark H. Towe	Senior Vice President, Treasurer and CFO

John Canosa	Vice President

Matthew B. Daye	Vice President

Lesa Hensley	Vice President

William Johnson	Vice President

Jared Moser	Vice President

Mark Dodson	Vice President

J. Cory Tucker	Vice President

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held Friday, May 27, 2016, at 10:00 a.m. at Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina.

Requests for Information

Requests for information should be directed to Mr. Mark H. Towe, Senior Vice President and CFO, at Surrey Bank & Trust, Post Office Box 1227, Mount Airy, North Carolina, 27030; telephone (336) 783-3900.  A copy of the Company’s Form 10-K for 2015 will be furnished, without charge, after March 31, 2016, upon written request, or will be available on the internet at www.surreybank.com.

Independent Registered Public Accounting Firm	Stock Transfer Agent

Elliott Davis Decosimo, PLLC	Issuer Direct Corporation
Certified Public Accountants	500 Perimeter Park Drive, Suite D
700 East Morehead Street, Suite 400	Morrisville, NC 27560
Charlotte, North Carolina 28202

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC.  This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Banking Offices
145 North Renfro Street	1280 West Pine Street	940 Woodland Drive
Mount Airy, North Carolina	Mount Airy, North Carolina	Stuart, Virginia
(336) 783-3900	(336) 783-3920	(276) 694-4825

2050 Rockford Street	653 South Key Street	393 CC Camp Road
Mount Airy, North Carolina	Pilot Mountain, North Carolina	Elkin, North Carolina
(336) 783-3940	(336) 368-1122	(336) 526-1803

Loan Production Office		Mortgage Loan Center
717 Main Street		199 North Renfro Street
North Wilkesboro, North Carolina		Mount Airy, North Carolina
(336) 818-1299		(336) 783-3933

Freedom Finance, LLC	SB & T Insurance	Surrey Investment Services, Inc.
165 North Renfro Street	199 North Renfro Street	145 North Renfro Street
Mount Airy, North Carolina	Mount Airy, North Carolina	Mount Airy, North Carolina
(336) 783-3980	(336) 783-3939	(336) 783-3938